Exhibit 10.1

CREDIT AGREEMENT

Dated as of September 28, 2012,

among

BARGAIN PARENT, INC.,

as Parent,

OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), OLLIE’S

BARGAIN OUTLET, INC. and any Subsidiary Loan Party that becomes a Borrower pursuant to the terms of this Agreement,

as Borrowers,

THE LENDERS PARTY HERETO,

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Administrative Agent,

KEYBANK NATIONAL ASSOCIATION

and

JEFFERIES FINANCE LLC,

as Co-Syndication Agents.

MANUFACTURERS AND TRADERS TRUST COMPANY,

KEYBANK NATIONAL ASSOCIATION,

and

JEFFERIES FINANCE LLC,

as Joint Lead Arrangers and as Joint Bookrunners

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G	[RESERVED]
Exhibit H	[RESERVED]
Exhibit I	Form of Compliance Certificate
Exhibit J	[RESERVED]
Exhibit K	[RESERVED]
Exhibit L-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit M	Form of Note
Exhibit N	Form of Intercreditor Agreement
Exhibit O	Form of Borrowing Base Certificate
Exhibit P	Form of Applicable Margin Certificate

Schedule 1.01(a)	Bank Product Debt
Schedule 2.01	Revolver Commitments
Schedule 2.05(a)	Existing Letters of Credit
Schedule 3.08(a)	Subsidiaries
Schedule 3.17	Financing Statements and Other Filings
Schedule 3.20	Insurance
Schedule 5.09	Mortgaged Properties
Schedule 5.12	Deposit Accounts
Schedule 5.16	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

CREDIT AGREEMENT dated as of September 28, 2012 (this “Agreement”), among BARGAIN MERGER SUB, INC., a Delaware corporation (“Merger Sub”), which upon effectiveness of the Merger (as defined in the Acquisition Agreement) will be merged with and into OLLIE’S HOLDINGS, INC., a Delaware corporation (“Ollie’s Holdings”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”) and each of the other Borrowers (as hereinafter defined), BARGAIN PARENT, INC., a Delaware corporation (“Parent”), the LENDERS party hereto from time to time, MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, the “Administrative Agent”), KEYBANK NATIONAL ASSOCIATION and JEFFERIES FINANCE LLC, as co-syndication agents (in such capacity, the “Co-Syndication Agents”) and MANUFACTURERS AND TRADERS TRUST COMPANY, KEYBANK NATIONAL ASSOCIATION and JEFFERIES FINANCE LLC, as Joint Lead Arrangers.

WHEREAS, (a) the Borrowers have requested that the Lenders extend credit in the form of Revolver Loans in an aggregate principal amount at any time outstanding not to exceed $75 million, (b) the Borrowers have requested that the Issuing Bank issue Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $25 million and (c) the Borrowers have requested the Swingline Lender to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20 million;

NOW THEREFORE, the Lenders are willing to extend such credit to the Borrowers, the Swingline Lender is willing to make Swingline Loans to the Borrowers and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5%, and (c) the Eurodollar Rate (to the extent ascertainable) that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a one-month Interest Period plus 1.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum designated from time to time by M&T as its prime rate and notified to the Lead Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by M&T in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Revolver Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Account” shall have the meaning as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” shall mean a person who is obligated under an Account, Chattel Paper (as defined in the UCC) or General Intangible (as defined in the UCC).

“Acquisition Agreement” means that certain Agreement and Plan of Merger Agreement, dated August 27, 2012 (together with the exhibits and disclosure schedules thereto, among, inter alios, Parent, Bargain Merger Sub, Inc. and Ollie’s Holdings, Inc.

“Additional Agreement” shall have the meaning assigned to such term in Section 8.16.

“Adjustment Date” shall mean the first day of each fiscal quarter.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or as otherwise supplied from time to time by the Administrative Agent.

“Affected Lender” shall have the meaning assigned to such term in Section 2.20.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, no Agent or Lender shall be deemed to be an Affiliate of any Borrower or its Subsidiaries with respect to transactions evidenced by any Loan Document.

“Agent Indemnitees” shall mean each Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Professionals” shall mean attorneys, accountants, appraisers, auditors, environmental engineers or consultants, and other professionals and experts retained by the Administrative Agent.

“Agents” shall mean the Administrative Agent and the Co-Syndication Agents.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Conditions” shall mean that each of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto: (i) no Specified Default or Event of Default has then occurred and is continuing or would result from any such action and (ii) (1) the Consolidated Fixed Charge Coverage Ratio for the most recently ended Test Period would be at least 1.0 to 1.0 on a Pro Forma Basis immediately after giving effect to such action and (2) (I) Availability on a Pro Forma Basis immediately after giving effect to such action would be no less than the greater of (x) 12.5% of the Line Cap and (y) $9.375 million and (II) over the 30 consecutive days prior to consummation of such action, average Availability on a Pro Forma Basis immediately after giving effect to such action was not less than the greater of (x) 12.5% of the Line Cap and (y) $9.375 million, also on a Pro Forma Basis for such action.

“Applicable Law” shall mean all applicable laws, rules, regulations and binding governmental requirements having the force and effect of law applicable to the person in question or any of its property or assets, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” shall mean with respect to any Type of Revolver Loan, the per annum margin set forth below, as determined by the Average Availability as of the most recent Adjustment Date:

Level	Average Availability	ABR Loans	Eurodollar Loans

I	≥ 66.7%	0.75%	1.75%
II	≥ 33.3% but < 66.7%	1.00%	2.00%
III	< 33.3%	1.25%	2.25%

Until completion of the first full fiscal quarter after the Closing Date, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease upon receipt by the Administrative Agent of the Applicable Margin Certificate required to be delivered by the Lead Borrower pursuant to Section 5.12 as of the last day of the fiscal quarter most recently ended, and each such increase or decrease in the Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the fiscal quarter most recently ended. If the Lead Borrower fails to deliver any Applicable Margin Certificate (or any Borrowing Base Certificate) required to be delivered pursuant to Section 5.12 on or before the date required for delivery thereof, then, at the option of the Required Lenders, the Applicable Margin shall be determined as if Level III were applicable, from the day after the date such Applicable Margin Certificate (or Borrowing Base Certificate) was required to be delivered until the date of delivery of such Applicable Margin Certificate (or Borrowing Base Certificate).

“Applicable Margin Certificate: a certificate signed and certified as accurate by a Senior Officer of the Lead Borrower, substantially in the form of Exhibit P.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Lead Borrower (if the Lead Borrower’s consent is required by this Agreement), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability” shall mean, as of any applicable date, the amount by which the Line Cap at such time exceeds the aggregate amount of the Revolving Exposures on such date.

“Availability Reserve” shall mean the sum (without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria (including collection rates or collection percentages)) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; provided that reserves of the type described in this clause (b) shall be instituted only after consultation with the Lead Borrower; (c) customs duties, and other costs to release Inventory which is being imported into the United

States; (d) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which have priority over the interests of the Administrative Agent in the Current Asset Collateral; (e) salaries, wages and benefits due to employees of the Borrowers which have priority over the interests of the Administrative Agent in the Current Asset Collateral; (f) Customer Credit Liabilities, (g) the Inventory Reserve, and (h) such additional reserves not otherwise addressed in clauses (a) through (f) above, in such amounts and with respect to such matters, as the Administrative Agent in its Credit Judgment may elect to establish or modify from time to time.

Notwithstanding anything to the contrary in this Agreement, (i) such Availability Reserves shall not be established or changed except upon not less than three (3) Business Days’ prior written notice to the Lead Borrower, which notice shall include a reasonably detailed description of such Availability Reserve being established (during which period (a) the Administrative Agent shall, if requested, discuss any such Availability Reserve or change with the Lead Borrower and (b) the Lead Borrower shall have the opportunity to take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent), (ii) the amount of any Availability Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Availability Reserve or such change and (iii) no event, condition or matter existing or arising prior to or on the Closing Date shall be the basis for any reserve unless such event, condition or matter shall have changed since such time in a manner that is materially adverse to the Lenders. Notwithstanding clause (i) of the preceding sentence, changes to the Availability Reserves solely for purposes of correcting mathematical or clerical errors shall not be subject to such notice period, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of three (3) Business Days.

“Average Availability” shall mean at any Adjustment Date, the average daily Availability for the fiscal quarter immediately preceding such Adjustment Date.

“Bank Product” shall mean any of the following products, services or facilities extended to any Loan Party by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Swap Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Loan Party, other than loans or letters of credit.

“Bank Product Debt” shall mean Indebtedness and other obligations (including Cash Management Obligations) of a Loan Party relating to Bank Products.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its discretion in respect of Secured Bank Product Obligations, which shall in any event include the maximum amount of all Noticed Hedges.

“Bankruptcy Code” shall mean Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrowers” shall mean (i) the Lead Borrower, (ii) Ollie’s and (iii) any Subsidiary Loan Party that owns any assets included in the Borrowing Base and that executes a counterpart hereto and to any other applicable Loan Document as a Borrower.

“Borrowing” shall mean a group of Revolver Loans of a single Type and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect; provided that ABR Loans incurred pursuant to Section 2.20 shall be considered part of the related Eurodollar Borrowing.

“Borrowing Base” shall mean, at any time of calculation, the sum of the following as set forth in the most recently delivered Borrowing Base Certificate:

(a) 90% of Eligible Accounts; plus

(b) 90% of the NOLV Percentage of Eligible Inventory; plus

(c) 90% of Eligible Credit Card Receivables; plus

(d) the lesser of (x) 85% of the cost of Eligible Letter of Credit Inventory and (y) $25 million; plus

(e) the lesser of (x) 85% of the cost of Eligible In-Transit Inventory and (y) $10 million; plus

(f) 100% of Qualified Cash; minus

(g) the Availability Reserve.

“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit O, by which the Lead Borrower certifies calculation of the Borrowing Base in accordance with Section 5.12.

“Borrowing Base Parties” shall mean the Borrowers and the Subsidiary Loan Parties.

“Borrowing Request” shall mean a request by the Lead Borrower in accordance with the terms of Section 2.03 and, if written, substantially in the form of Exhibit C.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other governmental action to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures” shall mean, in respect of any period, the aggregate of all expenditures incurred by the Lead Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are required to be classified as capital expenditures, including, without duplication, the amount of all Capital Lease Obligations incurred by the Lead Borrower and the Restricted Subsidiaries, provided, however, that Capital Expenditures for the Lead Borrower and the Restricted Subsidiaries shall not include (without duplication):

(a) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Lead Borrower and the Restricted Subsidiaries within twelve (12) months of receipt of such proceeds,

(b) expenditures that are accounted for as capital expenditures of the Lead Borrower or any Restricted Subsidiary to the extent such expenditures have actually been paid for by a third party (other than the Lead Borrower or any Restricted Subsidiary thereof) and for which neither the Lead Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(c) the purchase price of equipment or property purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment or property traded in at the time of such purchase and (y) the proceeds of a reasonably concurrent sale of used or surplus equipment or property not required to prepay the Revolver Loans pursuant to Section 2.08(a) or (b) or prepay loans under the Term Facility, in each case, in the ordinary course of business,

(d) expenditures that are accounted for as capital expenditures in connection with transactions constituting Permitted Business Acquisitions,

(e) the purchase of plant, property or equipment or software to the extent financed with the net cash proceeds of Dispositions that are not required to be applied to prepay the Revolver Loans pursuant to Section 2.08(a) or (b) or prepay loans under the Term Facility,

(f) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Lead Borrower or a Restricted Subsidiary during the same fiscal year in which such expenditures were made pursuant to a Sale and Lease-Back Transaction permitted pursuant to Section 6.03 to the extent of the cash proceeds received by the Lead Borrower or such Restricted Subsidiary pursuant to such Sale and Lease-Back Transaction, or

(g) expenditures financed with the proceeds of an issuance of Equity Interests of the Lead Borrower or a capital contribution to the Lead Borrower.

“Capital Lease Obligations” shall mean the obligations of any person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Captive Insurance Subsidiary” shall mean any Restricted Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” shall mean cash (including any interest or other income earned thereon), deposit account balances and any other credit support reasonably satisfactory to the applicable Issuing Bank, that are delivered to the Administrative Agent to Cash Collateralize any Obligation.

“Cash Collateralize” shall mean the pledge and deposit with or the delivery of Cash Collateral to the Administrative Agent, as security for the payment of any Obligation, in an amount equal to 102.5% of such outstanding Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Management Obligations” shall mean obligations owed by any Loan Party in respect of any overdraft and related liabilities arising from treasury and treasury management services, Cash Management Services, credit cards or any automated clearing house transfer of funds.

“Cash Management Services” any services provided from time to time by any Lender or any of its Affiliates to any Loan Party in connection with operating, collections, payroll, trust, or other depository or disbursement accounts or similar cash management arrangements, including automated clearinghouse, e-Payables, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CCMP” shall mean CCMP Capital Advisors, LLC.

“Change in Control” shall mean:

(a) the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any person which is the subject of clause (b) below) by any person other than Parent (or another Parent Entity that has become a Loan Party) of any Equity Interests in the Lead Borrower, such that after giving effect thereto Parent (or another Parent Entity that has become a Loan Party) shall cease to beneficially own and control 100% of the Equity Interests of the Lead Borrower, or

(b) (i) prior to a Qualified IPO, the Permitted Investors shall fail to beneficially own (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the aggregate ordinary voting power of all of the outstanding Equity Interests of Parent and (ii) upon or after the consummation of a Qualified IPO, (A) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Investors and any employee benefit plan and/or person acting as a trustee, agent or other fiduciary or administrator in respect thereof, of Equity Interests in Parent representing more than the greater of (x) 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent and (y) the percentage of the aggregate ordinary voting power of all of the outstanding Equity Interests of Parent held directly or indirectly by the Permitted Investors and (B) during any period of twelve (12) consecutive months, a majority of the board of directors (or managers) of Parent shall cease to consist of Continuing Directors (other than as a result of vacancies), or

(c) the occurrence of any “change of control” (or any comparable term) as defined in any document pertaining to the Term Facility, any Incremental Equivalent Debt, Refinancing Term Loans, Refinancing Notes, Permitted Debt Securities, Junior Lien Indebtedness, unsecured Indebtedness or Subordinated Indebtedness (or any Permitted Refinancing Indebtedness in respect of any of the foregoing) with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Claims” shall mean all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interests, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees) at any time (including after Full Payment of the Obligations, resignation or replacement of the Administrative Agent or replacement of any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other person, in any way relating to (a) any Revolver Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by an Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” shall mean September 28, 2012.

“Closing Date Material Adverse Effect” means any change, circumstance, development, effect, fact or occurrence that, individually or in the aggregate, has or would reasonably be expected to (a) prevent, or materially delay or materially impede, the ability of the Company to perform its obligations under the Acquisition Agreement or to consummate the Transactions (as defined in the Acquisition Agreement); or (b) be materially adverse to the Business, assets, financial condition or results of operations of the Company and the Company Subsidiary, taken as a whole; provided, however, that the term “Closing Date Material Adverse Effect” will not include any change, circumstance, development, effect, fact or occurrence to the extent caused by (i) changes or proposed changes, after the date hereof, in laws, regulations or interpretations thereof by courts or any Governmental Authority, (ii) changes or proposed changes, after the date hereof, in GAAP, (iii) actions or omissions of the Company taken with the express written consent of Parent or Merger Sub in contemplation of the Transactions, actions or omissions of the Company expressly required by this Agreement or the Ancillary Documents, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, officers or other employees and/or consultants on revenue, profitability and cash flows, or actions or omissions of Parent or Merger Sub and their Affiliates, (iv) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (v) events or conditions generally affecting the industries in which the Company and the Company Subsidiary operate, (vi) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (vii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (viii) the announcement or pendency of the Acquisition Agreement or the Transactions (as defined in the Acquisition Agreement) or the identity of Merger Sub or Parent in connection with the Transactions (as defined in the Acquisition Agreement), (ix) any change or prospective change in the Company’s credit ratings, or (x) any failure to meet any internal projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that (x) the matters described in clauses (i), (ii), (iv), (v), (vi) and (vii) shall be included in the term “Closing Date Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse impact on the Business, assets, financial condition or results of operations of the Company and the Company Subsidiary, taken as a whole, relative to other participants in the off-price, discount or close-out retailing industries and (y) clauses (ix) and (x) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Closing Date Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Closing Date Material Adverse Effect). Defined terms used in this paragraph and not defined in this paragraph shall have the meanings ascribed thereto in the Acquisition Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Co-Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties, if any.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement in the form of Exhibit E, among Parent, the Lead Borrower, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that, in each case subject to the Intercreditor Agreement:

(a) on the Closing Date, the Administrative Agent shall have received (I) from Parent, the Lead Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (II) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is a Loan Party,

(b) on the Closing Date, except as otherwise provided in the Collateral Agreement, the Administrative Agent for the benefit of the Secured Parties shall have received (I) a pledge of all the issued and outstanding Equity Interests of (A) the Lead Borrower and (B) each Domestic Subsidiary (other than an Excluded Subsidiary), in the case of any such Domestic Subsidiary, which is a Restricted Subsidiary owned on the Closing Date directly by or on behalf of Parent, the Lead Borrower or any Subsidiary Loan Party; (II) a pledge of 65% of the outstanding voting Equity

Interests and 100% of the outstanding non-voting Equity Interests of (A) each “first tier” Foreign Subsidiary and (B) each Disregarded Domestic Subsidiary, in each case which is a Restricted Subsidiary directly owned by Parent, the Lead Borrower or a Subsidiary Loan Party; and (III) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(c) on the Closing Date, except as otherwise provided in the Collateral Agreement, all Indebtedness having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $1.0 million (or $5.0 million in the aggregate) (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Parent and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate Applicable Law) that is owing to any Loan Party and evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent for the benefit of the Secured Parties shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank,

(d) [reserved],

(e) on the Closing Date, except as otherwise provided in the Collateral Agreement, the Administrative Agent for the benefit of the Secured Parties, shall have been granted security interests in personal property of Parent, the Lead Borrower or any such Subsidiary Loan Parties in accordance with the Collateral Agreement,

(f) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party,

(g) after the Closing Date, (A) all the outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date, (B) all the Equity Interests of the Lead Borrower issued after the Closing Date and (C) subject to Section 5.09(g) and Section 6.02(w), all other Equity Interests of any other Subsidiary that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (i) any “first tier” Foreign Subsidiary directly owned by such Loan Party or (ii) any Disregarded Domestic Subsidiary directly owned by such Loan Party be pledged to secure Obligations of any Loan Party, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary or a Domestic Subsidiary held by a Foreign Subsidiary be pledged to secure Obligations of any Loan Party), and the Administrative Agent for the benefit of the Secured Parties shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(h) on the Closing Date, except as otherwise provided in any Security Document or otherwise agreed by the Administrative Agent, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the

Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document,

(i) on the Closing Date, the Administrative Agent shall have received insurance certificates from the Lead Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.02 is in full force and effect and such certificates shall (i) name the Administrative Agent, as collateral agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a customary loss payable clause or endorsement reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee thereunder and, to the extent available, provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy,

(j) within ninety (90) days (or such later date as Administrative Agent may agree in its reasonable discretion) after the Closing Date (or, with respect to any Deposit Account, other than Excluded Deposit Accounts, opened following the Closing Date, the date such Loan Party notifies the Administrative Agent of the opening of such Deposit Account or within 30 days after the date any person becomes a Loan Party hereunder), (i) each Loan Party shall cause each bank or other depository institution at which any Deposit Account, other than any Excluded Deposit Account, is maintained, to enter into a Deposit Account Control Agreement that provides for such bank or other depository institution to transfer to a Dominion Account, on a daily basis, all balances in each such Deposit Account for application to the Obligations then outstanding following the receipt by such bank or other depository institution of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), (ii) the Borrowers shall establish the Dominion Account and obtain an agreement (in form satisfactory to the Administrative Agent) from the Dominion Account bank, establishing the Administrative Agent’s control over and Lien in the Dominion Account, which may be exercised by the Administrative Agent during any Liquidity Period, requiring immediate deposit of all remittances received to a Dominion Account and (iii) each Loan Party irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made; and

(k) the Borrowers shall use commercially reasonable efforts to obtain Lien Waivers (i) for any distribution center holding average Inventory with a value in excess of $5 million and (ii) for all retail locations holding average Inventory with a value in excess of $500,000, in each case within (90) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) following the Closing Date.

“Collateral Questionnaire” shall mean a customary information certificate in a form reasonably satisfactory to the Administrative Agent on the Closing Date and delivered to the Administrative Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commitment Revolver Termination Date” shall mean the earliest to occur of (a) the Revolver Termination Date; (b) the date on which the Borrowers terminate the Revolver Commitments pursuant to Section 2.08; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 7.01.

“Company Competitor” shall mean any person that competes in any material respect with the business of Parent, the Borrowers and their Subsidiaries from time to time, in each case as specifically identified by the Lead Borrower to the Administrative Agent from time to time in writing.

“Consolidated Fixed Charge Coverage Ratio” shall mean the ratio, determined on a consolidated basis for the Borrowers and their Restricted Subsidiaries for the most recent four fiscal quarters period, of (a) EBITDA minus Capital Expenditures (except those financed with Indebtedness for borrowed money other than the Revolver Loans) paid in cash during such period to (b) Consolidated Fixed Charges paid or payable currently in cash for such period.

“Consolidated Fixed Charges” shall mean, with respect to the Borrowers and the Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (a) Interest Expense (but excluding, in any event any Interest Expense constituting (i) Transactions Costs and annual administrative or other agency fees, (ii) fees and expenses associated with Dispositions, Investments, Permitted Business Acquisitions and any issuances of Equity Interests or Indebtedness (including bridge commitment and other financing fees) (in each case (A) not prohibited under this Agreement and (B) whether or not consummated) and (iii) amortization of deferred financing costs) for such period less any interest income for such period received or (without duplication) to be received currently in cash, (b) the aggregate amount of federal, state, local and foreign income taxes paid or payable currently in cash for such period, (c) regularly scheduled principal payments on funded Indebtedness paid or payable currently in cash for such period (other than payments made by the Borrowers and their Restricted Subsidiaries to the Borrowers and their Subsidiaries), (d) all cash dividends or other distributions paid by the Lead Borrower or any Restricted Subsidiary during such period to any Person other than the Lead Borrower or any Restricted Subsidiary (excluding items eliminated in consolidation) on any series of preferred stock or any Qualified Capital Stock of the Lead Borrower or a Restricted Subsidiary during such period, (e) all cash dividends or other distributions paid by the Lead Borrower or any Restricted Subsidiary paid to any Person other than the Lead Borrower or any Restricted Subsidiary (excluding items eliminated in consolidation) on any Disqualified Capital Stock of the Lead Borrower or a Restricted Subsidiary during such period and (f) Restricted Payments made under clauses (b)(iv) (only to the extent the Lead Borrower would have relied on the Applicable Conditions to make such Investment), (c), (f) (to the extent not otherwise included in clause (b) above) and (k) of Section 6.06 made in cash during any fiscal period. Notwithstanding anything to the contrary contained herein, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period that includes the fiscal quarters ended October 1, 2011, December 31, 2011, March 31, 2012 or June 30, 2012, Consolidated Fixed Charges for such fiscal quarters shall be deemed to be $ 5,558,914, $ 4,183,001, $ 6,135,391 and $ 8,907,110, respectively.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(a) except for determinations expressly required to be made on a Pro Forma Basis, the Net Income of any person prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such person are acquired by a Restricted Subsidiary shall be excluded,

(b) any net after-tax income or loss from discontinued operations (including, without limitation, with respect to facilities, stores or distribution centers that have been closed during such period) and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions (including, without limitation, asset retirement costs) other than in the ordinary course of business (as determined in good faith by the Lead Borrower) shall be excluded,

(d) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded,

(e) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to such person or its Restricted Subsidiaries in respect of such period,

(f) consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles in accordance with GAAP during such period,

(g) any increase in amortization or depreciation or any non-cash charges (including the effect of adjustments pushed down to such person and its Restricted Subsidiaries) resulting from any amortization, write-up, write-down, write-off of assets or adjustments in financial statements pursuant to GAAP with respect to assets revalued upon the application of recapitalization accounting or purchase accounting (including tangible and intangible assets, goodwill, software, in-process research and development, deferred financing costs, property and equipment, inventory (including any adjustment reflected in the “cost of goods sold” or similar line item of the financial statements), deferred of income and debt line items thereof) in connection with the Transactions, Permitted Business Acquisitions or any other acquisition or merger, consolidation or similar transaction not prohibited hereunder shall be excluded,

(h) for purposes of the determination of the Consolidated Fixed Charge Coverage Ratio, Consolidated Net Income shall exclude any interest income for such period received or to be received currently in cash, and

(i) the net income of any Restricted Subsidiary of such person shall be excluded to the extent that the declaration or payment of cash dividends or other cash distributions or payment of cash dividends or similar cash distributions is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Restricted Subsidiary.

“Consolidated Total Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” at any date shall mean (without duplication) (a) all Capital Lease Obligations, purchase money Indebtedness, Indebtedness evidenced by notes or similar instruments, Guarantees of Indebtedness, Indebtedness of the Lead Borrower and its Restricted Subsidiaries for borrowed money and letters of credit (but only to the extent drawn and not reimbursed (excluding reimbursements with the proceeds of Indebtedness) for more than three (3) Business Days) less (b) the sum of (i) the unrestricted cash and cash equivalents of the Lead Borrower and its Restricted Subsidiaries and (ii) cash and cash equivalents of the Lead Borrower and its Restricted Subsidiaries restricted in favor of the Secured Parties or the holder of any Lien on the Collateral permitted by Section 6.02 (in each case, determined in accordance with GAAP); provided that the aggregate amount of such cash and cash equivalents pursuant to preceding clauses (i) and (ii) shall not exceed $25.0 million.

“Continuing Directors” shall mean the directors (or managers) of Parent (or the direct or indirect parent of Parent which has issued Equity Interests pursuant to a Qualified IPO) on the date of the consummation of a Qualified IPO and each other director (or manager), if, in each case, (i) such other directors’ or managers’ nomination for election to the board of directors (or board of managers) of Parent (or such direct or indirect parent) is endorsed by a majority of the then-Continuing Directors, (ii) such other director is nominated by a director so endorsed, (iii) or such other director receives the vote or nomination of one or more of the Permitted Holders in his or her election by the stockholders of Parent (or such direct or indirect parent).

“Contractual Obligation” shall mean, as applied to any person, any provision of any security issued by that person or of any material indenture, mortgage, deed of trust, contract, written undertaking, agreement or other instrument to which that person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covenant Trigger Event” shall mean the occurrence of a date when (a) Availability shall have been less than the greater of (i) 10.0% of the Line Cap and (ii) $7.5 million, in either case for five (5) consecutive calendar days, until such date as (b) Availability shall have been at least equal to the greater of (i) 10.0% of the Line Cap and (ii) $7.5 million for thirty (30) consecutive calendar days.

“Covenant Trigger Period” shall mean any period throughout which a Covenant Trigger Event has occurred and is continuing.

“Credit Card Agreements” means all agreements now or hereafter entered into by a Borrower or any Loan Party for the benefit of a Borrower, in each case with any Credit Card Issuer or any Credit Card Processor.

“Credit Card Issuer” means any person (other than a Borrower or another Loan Party) who issues or whose members issue credit or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Novus Services, Inc., any issuer of credit or debit cards distributed to customers of third parties pursuant to any refund or rebate program, and any issuer of credit or debit-type cards issued by any Governmental Authority, including pursuant to any “electronic benefit transaction”, food stamp or similar program.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to a Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means, collectively, all present and future rights of any Borrowing Base Party to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers in the ordinary course of business who have purchased such goods or services using a credit or debit card including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case calculated net of prevailing interchange charges.

“Credit Extension” has the meaning set forth in Section 4.02.

“Credit Judgment” shall mean the Administrative Agent’s commercially reasonable credit judgment exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions and, as it relates to the establishment or increase of reserves or the adjustment or imposition of eligibility criteria, shall require that (x) such establishment, increase, adjustment or imposition be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date, (y) the contributing factors to the imposition or increase of any reserve or adjustment shall not duplicate the exclusionary criteria set forth in the definitions of “Eligible Accounts,” “Eligible Credit Card Receivables,” “Eligible Inventory,” “Eligible Letter of Credit Inventory,” “Eligible In-Transit Inventory” or “Qualified Cash” (and vice versa) and (z) the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Cure Action” shall have the meaning assigned to such term in Section 6.10(b).

“Current Asset Collateral” shall mean the “Revolving Priority Collateral” as defined in the Intercreditor Agreement.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Borrowing Base Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (b) outstanding merchandise credits of the Borrowing Base Parties, in each case, net of any dormancy reserves maintained by the Borrowing Base Parties on their books and records in the ordinary course of business consistent with past practices.

“Customs Broker Agreement” means an agreement in a form reasonably satisfactory to the Administrative Agent, among a Loan Party, a customs broker, freight forwarder or other carrier, and the Administrative Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of, or other shipping documents relating to, the subject Inventory or other property constituting Collateral for the benefit of the Administrative

Agent, and agrees, upon written notice from the Administrative Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default and shall be withdrawn in writing by the Administrative Agreement at such time as no Event of Default has occurred and is continuing), to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.13(c).

“Defaulting Lender” shall mean any Lender that (a) has failed to perform any funding obligations (including its obligation to fund any portion of participations in Letters of Credit, Swingline Loans or Protective Advances) hereunder, and such failure is not cured within two (2) Business Days of the date of the funding obligation; (b) has notified the Administrative Agent, any Issuing Bank or Swingline Lenders or the Lead Borrower in writing that such Lender does not intend to comply with its funding obligations hereunder or generally under other agreements to which it commits to extend credit or has made a public statement to that effect; (c) has failed, within three (3) Business Days following written request by the Administrative Agent or the Lead Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Lead Borrower that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such written confirmation); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in, any of the foregoing, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC.

“Deposit Account Control Agreement” shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Deposit Account) for the Borrowers or any other Loan Party, in each case as required by and in accordance with clause (j) of the definition of “Collateral and Guarantee Requirement.”

“Designated Non-Cash Consideration” shall mean the fair market value (as determined by the Lead Borrower in good faith) of non-cash consideration received by the Lead Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(g) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or cash equivalents).

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the board of managers (or equivalent governing body) of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” shall mean any sale, transfer, lease or other disposition of assets.

“Disqualified Capital Stock” shall mean any Equity Interests of a person that is not Qualified Capital Stock.

“Disqualified Institutions” shall mean (a) those banks, financial institutions or other institutional lenders and Company Competitors identified on a list available to the Lenders on IntraLinks/IntraAgency, Syndtrak or another similar electronic system on the Closing Date (as such list may be supplemented from time to time by the Lead Borrower pursuant to clause (b) below) and (b) any other person identified by name in writing to the Administrative Agent and the Lenders after the Closing Date to the extent such person becomes a Company Competitor or is or becomes an Affiliate of a Company Competitor, which designation shall become effective two days after delivery of each such written supplement to the Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans; provided that a Company Competitor or an Affiliate of a Company Competitor shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such Company Competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such Company Competitor or Affiliate thereof, as applicable, (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ business (including their subsidiaries).

“Disregarded Domestic Subsidiary” shall mean any direct or indirect (other than through a Foreign Subsidiary) Domestic Subsidiary (i) of which substantially all of its assets consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes that holds Equity Interests of one or more Foreign Subsidiaries.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dominion Account” shall mean a special concentration account established by the Borrowers and maintained with the Administrative Agent or another bank reasonably acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Loan Documents.

“EBITDA” shall mean, with respect to the Lead Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Lead Borrower and the Restricted Subsidiaries for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provisions for taxes on such extraordinary gains (or losses) and (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) plus the sum of (a) (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xxi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined (other than with respect to clauses (a)(i)(B), (iv), (v), (xiii) and (xx) below):

(i) (A) provision for Taxes based on income, profits or capital of the Lead Borrower and the Restricted Subsidiaries for such period, including, without limitation, state, foreign, franchise and similar taxes, and (B) Tax Distributions made by the Lead Borrower during such period,

(ii) Interest Expense of the Lead Borrower and the Restricted Subsidiaries for such period,

(iii) depreciation and amortization expenses of the Lead Borrower and the Restricted Subsidiaries for such period,

(iv) expected cost savings, operating expense reductions, and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of, and subject to certification thereof by, a Financial Officer of the Lead Borrower) related to (i) the Transactions and (ii) after the Closing Date, permitted asset Dispositions, acquisitions, Investments, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and specified transactions; provided, that (x) such cost savings, operating expense reductions and synergies are projected to be realized within 12 months following the end of such period in which the event giving rise thereto occurred and (y) the aggregate amount of such cost savings, operating expense reductions and synergies arising under sub-clause (ii) above of this clause (iv) shall not exceed, together with any amounts added back under clause (v) below, 15% of EBITDA in any 4-quarter period (calculated before giving effect to any such addbacks,)

(v) costs (including restructuring costs related to acquisitions after the Closing Date), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, integration, transition, facilities opening and pre-opening, business optimization and other restructuring and integration costs, charges accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities, stores and distribution centers, curtailments, costs related to entry into new markets, costs related to pre-opening and opening of stores, distribution centers or other facilities, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans and new systems design and implementation costs and project startup costs); provided, that the aggregate amount of any such costs, charges, accruals, reserves or expenses shall not exceed, together with any amounts added back pursuant to clause (y) of the proviso to clause (iv) above, 15% of EBITDA in any 4-quarter period (calculated before giving effect to any such addbacks),

(vi) (A) the amount of transaction and advisory fees and related expenses paid to the Sponsor, or their affiliates or management companies (or any accruals related to such fees and related expenses) during such period to the extent permitted pursuant to Section 6.07(ix) and (B) the amount of any management and monitoring fee actually paid by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries during such period to the Permitted Investors pursuant to Section 6.07(xvi),

(vii) Transaction Costs and fees, costs and expenses incurred directly in connection with any transaction, including any Investment, equity issuance (including any Qualified IPO), debt issuance, repayment, refinancing, amendment or modification (including any amortization or write-off of debt issuance or deferred financing costs, premiums, prepayment penalties, commissions, discounts, yield and other fees and charges) or Disposition (in each case, (A) not prohibited under this Agreement and (B) whether or not consummated) during such period,

(viii) any non-cash charges reducing Consolidated Net Income (provided, that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, (i) the Lead Borrower may determine not to add back such non-cash charge in the current period and (ii) to the extent the Lead Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA),

(ix) letter of credit fees,

(x) to the extent actually reimbursed by insurance or a third party, costs of legal settlement, fines, judgments or orders,

(xi) changes in earn-out obligations incurred in connection with any Permitted Business Acquisition or other Investments permitted under this Agreement and any similar acquisitions completed prior to the Closing Date,

(xii) (A) any charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case, to the extent such charges, costs, expenses, accruals or reserves are funded with an EBITDA Addback Contribution,

(xiii) business interruption insurance, in an amount representing the earnings for the applicable period that such proceeds are intended to replace, whether or not received; provided that the Lead Borrower in good faith expects to receive such business interruption proceeds within the next four (4) fiscal quarters,

(xiv) the amount of any expense or deduction associated with non-controlling interests or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income,

(xv) to the extent covered by insurance and actually reimbursed (or, so long as the Lead Borrower believes in good faith that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days)), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded,

(xvi) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or asset Disposition or other transaction not prohibited by this Agreement, to the extent actually reimbursed (or, so long as the Lead Borrower believes in good faith that such indemnification or reimbursement will be made and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)), shall be excluded,

(xvii) (i) unrealized or realized gains or losses in respect of obligations under Swap Agreements (including changes in fair market value) or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Swap Agreements, and (ii) gains or losses resulting from currency translation or transaction gains or losses related to currency remeasurements of Indebtedness (including gains or losses resulting from (A) Swap Agreements for currency exchange risk and (B) intercompany Indebtedness) and all other foreign currency translation or transaction gains or losses,

(xviii) impairment charges, asset write offs and write downs, including impairment charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(xix) (i) the non-cash portion of rent expense (whether from the effect of straightlining of rent expense, or from the application of fair value adjustments made as a result of purchase accounting) shall be excluded, (ii) the cash portion of rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non-cash amortization of tenant allowances shall be excluded and (iv) to the extent not already included in Net Income, the cash portion of sublease rentals received shall be included (for the avoidance of doubt, the net effect of the adjustments in this clause (xix) shall be to compute rent expense and rental income on a cash basis for purposes of determining Consolidated Net Income),

(xx) solely for purposes of determining compliance with Section 6.10 in respect of any period that includes a Cure Action (but not for the determination of the Consolidated Fixed Charge Coverage Ratio or Total Leverage Ratio or any other purposes), the amount of any Cure Action in respect of such period, and

(xxi) to the extent that any Holdings Specified Expenses would have been added back to EBITDA pursuant to clauses (i) through (xix) above had such charge, tax or expense been incurred directly by the Lead Borrower, such Holdings Specified Expenses, minus (b) (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined (other than with respect to sub-clause (ii) below)) (i) all non-cash gains increasing Consolidated Net Income of the Lead Borrower and the Restricted Subsidiaries for such period (but excluding any such gains (x) in respect of which cash or other assets were received in a prior period or will be received in a future period and such cash or other assets did not or will not increase Consolidated Net Income in such prior period or future period, as applicable, or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period to the extent that such accrual or cash reserve reduced Consolidated Net Income in such prior period), (ii) the amount of any Holdings Specified Expenses and (iii) any net unrealized gains resulting from currency translation gains related to currency remeasurements of Indebtedness (including any net gain resulting from Swap Agreements for currency exchange risk) and any unrealized foreign currency translation gains, minus (c) (without duplication) the amount added back to EBITDA pursuant to clause (a)(xiii) above to the extent such business interruption proceeds were not received within the time period required by such clause (which amount shall be deducted in the next succeeding fiscal quarter following expiration of the applicable time period).

“EBITDA Addback Contribution” shall mean (a) the net cash proceeds received by Parent from capital contributions to its equity capital (and immediately contributed to the Lead Borrower), and (b) the net cash proceeds received by Parent from the sale (other than to the Lead Borrower or a Restricted Subsidiary) or issuance of Qualified Capital Stock of Parent or any Parent Entity (and immediately contributed to the Lead Borrower), in each case designated as an EBITDA Addback Contribution pursuant to a certificate of a Responsible Officer of the Lead Borrower concurrently with the delivery of financial statements for the fiscal quarter in which the contribution is utilized to offset the charge or expense add-back pursuant to clause (a)(xii) of the definition of EBITDA, as the case may be, which proceeds shall not have been designated as a Cure Action.

“Eligible Accounts” shall mean those Accounts created by a Borrowing Base Party in the ordinary course of business, that arise out of such Borrowing Base Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Credit Judgment to address the results of any audit performed by the Administrative Agent from time to time after the Closing Date. Eligible Accounts shall not include the following:

(a) Accounts (i) that are more than 60 days past due and (ii) if no due date is specified, that the Account Debtor has failed to pay within 90 days of original invoice date,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrowing Base Party or any Affiliate of a Borrowing Base Party; provided that this clause (c) shall not exclude any Account of an Account Debtor solely on the basis that it is a portfolio company of the Sponsor,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than a sale conditioned upon the preparation and delivery of an invoice),

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) which letter of credit is assigned to the Administrative Agent for benefit of the Secured Parties (with such assignment acknowledged by the issuing or domestic confirming bank) or, if requested by the Administrative Agent, that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (y) the Account is covered by credit insurance in form substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent,

(g) Accounts in excess of $3,000,000 in the aggregate with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrowing Base Party that has or has asserted a right of setoff (unless such Account Debtor has waived such right of setoff in a manner reasonably satisfactory to the Administrative Agent) or that is an open account payable, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff or dispute or open account payable,

(i) Accounts with respect to which an Account Debtor whose total obligations owing to a Borrowing Base Party exceeded 25% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent’s Credit Judgment if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit but shall not be excluded in an amount in excess of the foregoing percentage,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrowing Base Party has received notice of an imminent Insolvency Proceeding,

(k) Accounts, the collection of which the Administrative Agent, in its Credit Judgment, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Administrative Agent’s Lien (subject to the Liens permitted by Section 6.02 having priority by operation of applicable Law over the Liens of the Administrative Agent, without limiting the ability of the Administrative Agent to change, establish or eliminate any reserves in its Credit Judgment on account of such Liens),

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts representing late charges (only to the extent of such late charges),

(o) Accounts acquired in connection with a Permitted Acquisition, until the completion of a customary due diligence investigation, which may include a field examination of such Accounts, in each case, reasonably satisfactory to the Administrative Agent (which investigation and field examination may be conducted prior to the closing of such Permitted Acquisition),

(p) Accounts arising from sales of goods pursuant to “bill and hold” terms, or

(q) such Account constitutes a Credit Card Receivable.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that extends credit or buys loans; provided that, in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender, (iii) Holdings, any Borrower or any Subsidiary thereof, (iv) the Permitted Investors or any of its affiliates or (v) any Disqualified Institutions.

“Eligible Credit Card Receivables” means, as to a Borrowing Base Party, Credit Card Receivables of such person which satisfy the criteria set forth below:

(a) such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such person in the ordinary course of the business of such person;

(b) such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables, or such longer period(s) as may be approved by the Administrative Agent in its Credit Judgment;

(c) the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(d) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(e) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such person for the purpose of establishing a reserve or collateral for obligations of such person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(f) such Credit Card Receivables (x) are owned by a Borrowing Base Party and such person has good title to such Credit Card Receivables, (y) are subject to the valid security interest of the Administrative Agent (subject only to Liens permitted under Section 6.02 having priority by operation of applicable Law over the Liens of the Collateral Agent), for and on behalf of itself and Lenders, as to such Credit Card Receivables of such person and (z) are not subject to any other Lien (other than Liens permitted under Section 6.02 (subject to the terms of the Intercreditor Agreement)) (the foregoing clause (y) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Credit Judgment on account of any such permitted Liens);

(g) the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable; provided that only the portion of such Credit Card Receivable attributable to the merchandise returned shall not be eligible pursuant to this clause (g);

(h) the Credit Card Processor is organized and has its principal offices or assets within the United States or Canada or is otherwise acceptable to the Administrative Agent in its Credit Judgment; and

(m) in the case of a Credit Card Receivable due from a Credit Card Processor (other than Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Pulse and Accel), the Administrative Agent has not notified the Lead Borrower that the Administrative Agent has determined in its Credit Judgment that such Credit Card Receivable is unlikely to be collected.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this definition will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Loan Party, for the benefit of any other Loan Party. Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

“Eligible Inventory” shall mean Inventory of a Borrowing Base Party consisting of finished goods, merchantable and readily saleable to the public in the ordinary course of business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Credit Judgment to address the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrowing Base Party does not have good, valid, and marketable title thereto,

(b) a Borrowing Base Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c) it is not located at a location in the United States,

(d) it is located on real property leased by a Borrowing Base Party or in a contract warehouse or other location, in each case, unless (i) (A) it is subject to a Lien Waiver executed by the lessor, warehouseman or other bailee or operator, as the case may be, or (B) a Rent and Charges Reserve has been established and (ii) it is segregated or otherwise separately identifiable from goods of persons other than Borrowing Base Parties, if any, stored on the premises,

(e) it is not subject to a valid and perfected first priority Administrative Agent’s Lien (subject to the Liens permitted by Section 6.02 having priority by operation of applicable Law over the Liens of the Administrative Agent) (without limiting the ability of the Administrative Agent to change, establish or eliminate any reserves in its Credit Judgment in respect of such Liens),

(f) it consists of goods returned or rejected by a Borrowing Base Party’s customers other than the goods that are undamaged or otherwise resalable in the ordinary course of business,

(g) it consists of goods that are obsolete, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the Borrowers’ business or, bill and hold goods, damaged or defective goods, “seconds” or Inventory acquired on consignment,

(h) it was acquired in connection with a Permitted Business Acquisition, until the completion of a customary due diligence investigation, which may include an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to the Administrative Agent (which investigation, appraisal and field examination may be conducted prior to the closing of such Permitted Business Acquisition) or the Administrative Agent is otherwise satisfied with the nature and quality of such Inventory as a result of the due diligence in connection with such Permitted Business Acquisition, in its reasonable discretion,

(i) it is In-Transit Inventory or Letter of Credit Inventory,

(j) it consists of samples, labels, bags and other similar non-merchandise categories (which shall not include display models) not offered for sale in the ordinary course of business,

(k) except as otherwise agreed by the Administrative Agent in its Credit Judgment, it is not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory,

(l) it is not insured in accordance with the provisions of this Agreement, or

(m) it is unmerchantable, damaged, defective or unfit for sale.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory or Eligible Letter of Credit Inventory, Inventory of a Borrowing Base Party which meets the following criteria:

(a) such Inventory has been shipped from any foreign location for receipt by a Borrowing Base Party within sixty (60) days of the date of determination and has not yet been received by such Borrower;

(b) the purchase order for such Inventory is in the name of a Borrowing Base Party and title has passed to such Borrowing Base Party;

(c) either (i) such Inventory is subject to a negotiable document of title, in form reasonably satisfactory to the Administrative Agent, which shall, except as otherwise agreed by the Administrative Agent in its Credit Judgment, have been endorsed to the Administrative Agent or an agent acting on its behalf or (ii) such Inventory is evidenced by a non-negotiable document of title in form reasonably acceptable to the Administrative Agent, or other shipping document reasonably acceptable to the Administrative Agent, which names a Borrowing Base Party as consignee;

(d) during the continuation of any In-Transit Trigger Period only, (i) each relevant freight carrier, freight forwarder, customs broker, shipping company or other person in possession of such Inventory and/or the documents relating to such Inventory, in each case, as reasonably requested by Administrative Agent, shall have entered into a Customs Broker Agreement and (ii) as reasonably requested by the Administrative Agent, the documents relating to such Inventory shall be in the possession of the Administrative Agent or an agent (or sub-agent) acting on its behalf;

(e) such Inventory is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, if applicable, marine cargo insurance;

(f) such Inventory is subject to a first priority perfected security interest in favor of the Administrative Agent (except, as to priority, for Liens permitted under Section 6.02 having priority by operation of applicable Law over the Liens of the Administrative Agent (without limiting the ability of the Administrative Agent to change, establish or eliminate any reserves in its Credit Judgment in respect of such Liens) and for any possessory lien upon such goods and any documentation relating to such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to a Borrowing Base Party); and

(g) such Inventory is not excluded from the definition of Eligible Inventory (except solely pursuant to clauses (b), (c), (d) and (h) thereof); provided that the Administrative Agent may, in its Credit Judgment and upon notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines in its Credit Judgment and upon notice to the Lead Borrower that such Inventory is subject to any person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent (such as, without limitation, a right of reclamation or stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory in accordance with the Loan Documents.

Notwithstanding anything to the contrary herein, Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by a Borrowing Base Party by virtue of such Inventory’s being in transit between the Borrowing Base Parties’ locations or in storage trailers at the Borrowing Base Parties’ locations; rather such Inventory shall be treated as “Eligible Inventory” to the extent it satisfies the conditions therefor.

“Eligible Letter of Credit Inventory” means Letter of Credit Inventory owned or to be owned by any Borrowing Base Party and which is (a) when applicable, fully insured and subject to the first priority, valid and perfected security interest and Lien of the Administrative Agent, for and on behalf of itself and the Lenders, (b) subject to a Letter of Credit with an expiry date that is not more than sixty (60) days from the date of the most recently delivered Borrowing Base Certificate and (c) Inventory that, when received, would otherwise satisfy all of the requirements of Eligible Inventory hereunder. For the avoidance of doubt, Eligible Letter of Credit Inventory is without duplication of Eligible In-Transit Inventory.

“Enforcement Action” shall mean any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in a Loan Party’s Insolvency Proceeding, or otherwise), in each case solely to the extent permitted by the Loan Documents.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or actual or alleged exposure to, any Hazardous Materials or to occupational health and safety (to the extent relating to the Environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Loan Party, any ERISA Affiliate or any Plan of a non-exempt Prohibited Transaction; (c) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any Plan under Section 4041(c) of ERISA; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or terminated (within the meaning of Section 4041A of ERISA); (h) the failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (i) a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (j) the receipt by any Loan Party or any ERISA Affiliate of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or (k) the occurrence of any other event or condition which constitutes grounds for the imposition of any material liability upon any Loan Party or any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page (or any applicable successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purpose of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market, for a period of time equal to the relevant Interest Period on the day that is two (2) Business Days prior to the beginning of such Interest Period) as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period; provided, however, if the rate described above is not available on any applicable interest determination date, then the “Eurodollar Base Rate” shall be determined by the Administrative Agent in accordance with such other method as the Administrative Agent may reasonably use to determine the “Eurodollar Base Rate” for other credit facilities. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the “Eurodollar Base Rate” cannot be determined.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolver Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Deposit Account” shall mean (x) a Deposit Account (i) that contains, and only contains, Trust Funds or (ii) which has an average daily balance for any fiscal month of less than $1 million and (y) the Net Proceeds Pledged Account.

“Excluded Subsidiary” shall mean (a) any Restricted Subsidiary that is prohibited by law, regulation or Contractual Obligation from providing a Guarantee of, or a pledge of its Equity Interests to secure, the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee or such pledge, (b) any Restricted Subsidiary for which the Guaranteeing of, or the pledging of its Equity Interests to secure, the Obligations by such Subsidiary would result in material adverse tax consequences as reasonably determined by the Lead Borrower, (c) any Disregarded Domestic Subsidiary, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Disregarded Domestic Subsidiary or a Foreign Subsidiary, (e) any not-for profit Restricted Subsidiary or Captive Insurance Subsidiary, (f) any Foreign Subsidiary, (g) any Restricted Subsidiary to the extent that the burden or cost of obtaining a Guarantee of, or a pledge of its Equity Interests to secure, the Obligations from such Subsidiary outweighs the benefit afforded thereby, as reasonably determined by the Administrative Agent and the Lead Borrower, (h) any Immaterial Subsidiary and (i) any Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income Taxes imposed on (or measured by) its net or overall gross income or franchise Taxes (which in each case, for the avoidance of doubt, do not include any withholding Taxes) imposed by the United States (or any state thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes (other than merely performing its obligations under this Agreement or any Loan or Loan Document), (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Revolver Loan to the Borrowers, any withholding Tax imposed by the United States that (x) is in effect and would apply to amounts payable hereunder to such person (assuming applicable forms required under Section 2.17(e) have not been delivered by such person) at the time such person becomes a party to such Revolver Loan to the Borrowers (or designates a new Lending Office) except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding Tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such person’s failure to comply with Section 2.17(e) with respect to such Revolver Loan unless such failure to comply with Section 2.17(e) is a result of a change in law after the date such Lender becomes a party to such Revolver Loan to the Borrowers (or designates a new Lending Office) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of October 8, 2010, among the Lead Borrower, Ollie’s, the lenders party thereto from time to time, Manufacturers and Traders Trust Company, as administrative agent, and the other agents and parties party thereto from time to time.

“Existing Debt” shall mean the Indebtedness outstanding under the Existing Credit Agreement.

“Existing Letters of Credit” shall mean the letters of credit issued under the Existing Credit Agreement (including any banker’s acceptances or other payment obligations arising therefrom) and outstanding as of the Closing Date and set forth on Schedule 2.05(a).

“Extended Revolver Loans” shall have the meaning assigned to such term in Section 2.23(a)(ii).

“Extended Revolver Commitment” shall have the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.23(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on any such Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter, dated August 27, 2012 (and the related joinder and amendment thereto dated September 18, 2012) by and among the Lead Borrower and the Administrative Agent and the other parties thereto.

“Fees” shall have the meaning assigned to such term in Section 2.12(a).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02(b) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia that is maintained or contributed to by any Loan Party.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to the laws of the United States of America, any State thereof or the District of Columbia and is maintained or contributed to by any Loan Party.

“Foreign Plan Event” shall mean, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata share of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders or Cash Collateralized under Section 2.21.

“Full Payment” shall mean with respect to any Obligations, (a) the full cash payment thereof (other than obligations for taxes, indemnification, charges and other inchoate or contingent or reimbursable liabilities for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or, in each case, reasonably satisfactory arrangements have otherwise been made)), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in such proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than inchoate or contingent or reimbursable obligations for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)), Cash Collateralization thereof. No Revolver Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Revolver Loans have expired or been terminated.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Indebtedness of others secured by any Lien on any property or assets of the guarantor, whether or not such Indebtedness or other obligation is assumed by the guarantor or is non-recourse to the credit of the guarantor; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit, in either case in the ordinary course of business, (y) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement or (z) any dealer related inventory repurchase obligations. The amount of any Guarantee for purposes of clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation by any Governmental Authority or which would reasonably be likely to give rise to liability under any Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

“Holdings Specified Expenses” means any charge, tax or expense incurred or accrued by Parent (or any Parent Entity) during any period to the extent that the Borrowers have made a Restricted Payment to Parent (or any Parent Entity) in respect thereof pursuant to Sections 6.06(b)(i), 6.06(b)(v) and 6.06(f), in each case, to the extent such charge, tax or expense would have reduced Consolidated Net Income had it been made by the Borrowers.

“IFRS” shall mean international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Lead Borrower (other than a Borrower) (i) having total assets (as determined in accordance with GAAP) in an amount of less than 2.5% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries and (ii) contributing less than 2.5% to consolidated revenues of the Lead Borrower and its Restricted Subsidiaries for the Test Period most recently ended for which financial statements have been delivered pursuant to Section 5.04; provided, however, that the total assets (as so determined) and revenue (as so determined) of all Immaterial Subsidiaries shall not exceed 2.5% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries or 2.5% of the consolidated revenues of the Lead Borrower and its Restricted Subsidiaries for the relevant period, as the case may be. In the event that total assets of all Immaterial Subsidiaries exceeds 2.5% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries or the total revenue of all Immaterial Subsidiaries exceeds 2.5% of consolidated revenues of the Lead Borrower and its Restricted Subsidiaries for any relevant Test Period for which financial statements have been delivered pursuant to Section 5.04, as the case may be, (i) such Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 2.5% thresholds are met and (ii) to the extent not otherwise excluded as a Subsidiary Loan Party, shall comply with the Collateral and Guarantee Requirement.

“In-Transit Inventory” means Inventory in transit within or outside of the United States to any Borrower or any Subsidiary Loan Party from vendors and suppliers that has not yet been received into a distribution center or store or other facility of such person.

“In-Transit Trigger Period” means the period beginning on the date when Availability shall have been less than the greater of (a) 12.5% of the Line Cap or (b) $9.375 million, in either case, for five consecutive Business Days, and ending on the date Availability shall have been equal to or greater than the greater of (x) 12.5% of the Line Cap and (y) $9.375 million, in each case, for thirty consecutive calendar days.

“Increase Date” shall have the meaning assigned to such term in Section 2.22(b).

“Increase Loan Lender” shall have the meaning assigned to such term in Section 2.22(b).

“Incremental Equivalent Debt” shall have the meaning assigned to such term in the Term Facility.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within three hundred sixty-five (365) days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements net of payments such person would receive in the event of early termination on such date of determination, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances and (j) all obligations of such person in respect of any Disqualified Capital Stock. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. The Indebtedness of the Lead Borrower and the Restricted Subsidiaries shall exclude (i) accrued expenses, accrued liabilities and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits, (iii) reserves for deferred income taxes, (iv) deferred and prepaid revenues and (v) amounts relating to the development of leasehold properties to the extent such amounts are funded by a landlord or developer, but are required by GAAP to be treated as indebtedness on the balance sheet.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a person under any state, federal, provincial, territorial or foreign law for, or any agreement of such person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator, custodian or other similar person for such person or any part of its property, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; or (c) an assignment for the benefit of creditors.

“Insolvent” with respect to any Multiemployer Plan, shall mean the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means: (i) United States patents and patent applications and any continuations, divisionals, continuations-in-part, renewals or reissues of the foregoing; (ii) United States trade names, internet domain names, trademarks, service marks, trade dress, logos, slogans and other indicia of origin, together with all registrations and applications (excluding abandoned applications) relating thereto; (iii) United States copyrights together with all registrations and applications relating thereto; (iv) proprietary databases (to the extent ownership is acknowledged by law); and (v) trade secrets and proprietary confidential information.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, in the form of Exhibit N, among the Administrative Agent and the Term Agent and acknowledged by the Lead Borrower and the other Loan Parties.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum without duplication of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Lead Borrower and the Restricted Subsidiaries with respect to Swap Agreements (provided that payments and costs upon obtaining or the settlement or termination of a Swap Agreement will not be included in Interest Expense).

“Interest Payment Date” shall mean, (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the first day of each fiscal quarter.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months or shorter period, if agreed by all Lenders), as the Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.08 or Section 2.10; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Inventory” shall have the meaning as defined in the UCC.

“Inventory Reserve” shall mean a reserve established by the Administrative Agent in its Credit Judgment to reflect factors that may negatively impact the value of the Eligible Inventory.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean M&T or any Affiliate of M&T, any other Lender reasonably acceptable to the Lead Borrower who agrees to issue Letters of Credit, or any replacement issuer appointed pursuant to Section 2.05(c) or 2.19 and (c) solely with respect to any Existing Letters of Credit, the Lenders or Affiliates of a Lender that issued such Existing Letter of Credit.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Issuing Bank Indemnitees” shall mean the Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

“Joint Lead Arrangers” shall mean Manufacturers and Traders Trust Company, KeyBank National Association and Jefferies Finance LLC.

“Joint Venture” shall mean a joint venture or similar arrangement, whether in corporate, partnership or other legal form which is not a Subsidiary but in which the Lead Borrower or any Restricted Subsidiary owns or controls any Equity Interests; provided, in no event shall any corporate Subsidiary of any person be considered to be a Joint Venture to which such person is a party.

“Junior Lien Indebtedness” shall mean Indebtedness (other than the Term Loans or any Replacement Term Loans secured on a pari passu basis with the Term Loans) of the Lead Borrower or any Restricted Subsidiary that is expressly subordinated, in writing, in right of security in respect of the Collateral to the Obligations.

“LC Application” shall mean an application by the Lead Borrower to the Issuing Bank for issuance of a Letter of Credit, in form reasonably satisfactory to the Issuing Bank.

“LC Conditions” shall mean the following conditions necessary for issuance of a Letter of Credit: (a) after giving effect to such issuance, (i) the total LC Obligations do not exceed the Letter of Credit Subline and (ii) the total Revolving Exposures do not exceed the Line Cap; (b) each Letter of Credit shall expire not later than the earlier of (i) 365 days from issuance (or such longer period as may be agreed between the Issuing Bank and the applicable Borrower) and (ii) the fifth Business Day prior to the Revolver Termination Date; provided that any Letter of Credit may provide for an automatic renewal thereof for additional periods of up to 365 days (which in no event shall extend beyond the date referred to in clause (b)(ii) above, except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank); (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the form of the proposed Letter of Credit is satisfactory to the Administrative Agent and the Issuing Bank in their reasonable discretion.

“LC Disbursements” shall mean payments or disbursements made by an Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrowers or any other person to the Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

“LC Exposure” shall mean, with respect to any Lenders at any time, its Pro Rata percentage of LC Obligations outstanding at such time.

“LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding Letters of Credit.

“LC Request” shall mean a request for issuance of a Letter of Credit, to be provided by the Lead Borrower to the Issuing Bank, in form satisfactory to the Issuing Bank.

“Landlord Lien State” means any state in which, at any time, a landlord’s claim for rent has priority notwithstanding any contractual provision to the contrary by operation of applicable Law over the Lien of the Administrative Agent in any of the Collateral.

“Lead Borrower” means Merger Sub and, upon effectiveness of the merger under the Acquisition Agreement, Ollie’s Holdings.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder in accordance with Section 9.04.

“Lender Party” shall mean the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any standby or documentary letter of credit issued by the Issuing Bank for the account of any Borrower or any of the Lead Borrowers Restricted Subsidiaries, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Administrative Agent or the Issuing Bank for the benefit of any Borrower or any of the Lead Borrowers’ Restricted Subsidiaries. Letters of Credit shall be denominated in Dollars.

“Letter of Credit Inventory” means Inventory the purchase of which is financed with Letters of Credit hereunder, (a) which Inventory does not constitute Eligible Inventory or Eligible In-Transit Inventory and for which no document of title has been issued and (b) which Inventory, when purchased, would otherwise constitute Eligible In-Transit Inventory.

“Letter of Credit Subline” shall mean $25.0 million.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (including any financing lease having substantially the same economic effect as any of the foregoing, but excluding any operating lease) relating to such asset.

“Lien Waiver: shall mean an agreement, in form reasonably satisfactory to the Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent and Term Agent to enter upon the premises and remove the Collateral or to use the premises to store the

Collateral as permitted hereunder; and (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents (as defined in the Collateral Agreement) in its possession relating to the Collateral as agent for the Administrative Agent and Term Agent, and agrees to deliver the Collateral to the Administrative Agent or Term Agent upon request, in accordance with such agreement.

“Line Cap” shall mean an amount equal to the lesser of (a) the aggregate amount of all Revolver Commitments and (b) the then applicable Borrowing Base; provided, that notwithstanding the foregoing or anything to the contrary in this Agreement, during the period from the Closing Date to the earlier to occur of (x) the date that is 60 days after the Closing Date and (y) the Initial Borrowing Base Delivery Date, “Line Cap” shall mean an amount equal to $50 million plus an amount equal to the face amount of the Existing Letters of Credit.

“Liquidity Event” shall mean the occurrence of a date when (a) Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $9.375 million, in either case for five consecutive days, until such date as (b) Availability shall have been at least equal to the greater of (i) $12.5% of the Line Cap and (ii) $9.375 million for 30 consecutive calendar days. It being understood and agreed that for purposes of this Agreement and the other Loan Documents, a Liquidity Event shall not be deemed to occur as a result of the initial Borrowings, if any, on the Closing Date unless and until the occurrence of the Initial Borrowing Base Delivery Date and a Liquidity Event subsequently occurs as a result of an additional Borrowing.

“Liquidity Notice” shall mean a written notice delivered by the Administrative Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Deposit Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to a Dominion Account, or in the case of a Dominion Account, to the Administrative Agent on a daily basis, and (b) to cease following directions or instructions given to such bank or other depository by any Loan Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Deposit Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.

“Liquidity Period” shall mean any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) a Specified Event of Default has occurred and is continuing.

“Loan Documents” shall mean this Agreement, the Intercreditor Agreement, any Supplemental Intercreditor Agreement, the Security Documents, the Fee Letter and any Note issued under Section 2.09(d) and any amendments (including any amendments pursuant to Section 2.22, Section 2.23, Section 9.08(d) and Section 9.08(e)) and waivers to any of the foregoing.

“Loan Parties” shall mean Parent, the Borrowers, the Subsidiary Loan Parties and any Parent Entity, in lieu of Parent, that has executed and delivered an assumption agreement in substantially the form of Exhibit D to the Collateral Agreement and become a “Guarantor” and “Grantor” thereunder.

“Local Time” shall mean New York City time.

“M&T” shall mean Manufacturers and Traders Trust Company.

“Management Group” shall mean the group consisting of the directors, officers and other management personnel of any Parent Entity, Parent, the Lead Borrower and the Restricted Subsidiaries.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case of Parent, the Lead Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent or the Lenders under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Maturity Date” shall mean September 28, 2017.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.23(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the properties listed on Schedule 5.09 and the owned real properties of the Loan Parties encumbered by a Mortgage pursuant to Section 5.09.

“Mortgage” shall have the meaning assigned to such term in Section 5.09(c).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person (after deductions for minority interests), determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean an amount equal to 100% of the cash proceeds actually received by any Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any Disposition to any person of any asset or assets of any Borrower or any Restricted Subsidiary in a single transaction or series of related transactions (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (i), (j), (k), (m), (o), (p), (r), (t), (u), (v), (y), (aa), (bb) and (ff)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, payments of debt and other obligations relating to the applicable asset then due and payable or required to be paid or discharged by the purchaser or transferee of such asset (other than pursuant hereto or pursuant to any Junior Lien Indebtedness), other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof or any Tax Distributions resulting therefrom (and, with respect to proceeds received by any Foreign Subsidiary, Taxes and Tax Distributions that would be payable by a Borrower or any of its Restricted Subsidiaries upon the repatriation of such proceeds) and (iii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by such Borrower or such Restricted Subsidiary after such sale, transfer or other disposition thereof, including pension and other post-employment benefit obligations associated with such transaction (provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed Net Proceeds on the date of such reduction).

“Net Proceeds Pledged Account” shall mean a Deposit Account held at, and subject to the sole dominion and control of, the Term Agent which holds solely proceeds of Term Priority Collateral pending reinvestment or application to the Term Facility.

“NOLV Percentage” shall mean the net orderly liquidation value of Eligible Inventory, Eligible In-Transit Inventory or Eligible Letter of Credit Inventory, as applicable, expressed as a percentage, expected to be realized at such time on a “going out of business sale” basis within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Borrowers’ Eligible Inventory, Eligible In-Transit Inventory or Eligible Letter of Credit Inventory performed pursuant to the terms of this Agreement.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Nonpublic Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” shall have the meaning assigned to such term in Section 2.09(d).

“Noticed Hedge” shall mean Secured Bank Product Obligations arising under a Swap Agreement.

“Obligations” shall mean for purposes of the Loan Documents, all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents) or the Lenders, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any such Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), LC Obligations, fees, expenses, indemnification or otherwise. For the avoidance of doubt, Revolver Loans made pursuant to any Revolver Commitment Increases incurred under Section 2.22 shall constitute Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ollie’s” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Ollie’s Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or intangible Taxes or any excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Overadvance” shall have the meaning of such term assigned to such term in Section 2.24.

“Overadvance Loan” shall mean a ABR Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Parent Entity” shall mean any of (i) Parent and (ii) any other person of which Parent is a Subsidiary.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Business Acquisition” shall mean any acquisition by a Borrower or any Restricted Subsidiary of all or substantially all of the assets of, or a majority of the outstanding Equity Interests (other than directors’ qualifying shares and similar de minimis holdings required by applicable law) in, a person or division or line of business of a person (but in any event including any Investment in a Subsidiary which serves to increase such Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Subsidiary), provided that: (i) (A) on the date of execution of the purchase agreement in respect of such acquisition, the Applicable Conditions shall have been satisfied on a Pro Forma Basis for such Permitted Business Acquisition or (B) the aggregate amount expended for all Permitted Business Acquisitions that do not comply with clause (A) above does not exceed $5 million per fiscal year; (ii) if (with respect to any acquisition of a person or any Equity Interests in a person) the acquired person shall not become a Subsidiary Loan Party or (with respect to any acquisition of assets) the assets shall be acquired by a Subsidiary that is not a Subsidiary Loan Party, the aggregate amount of cash or property in connection with such acquisition shall not exceed $15 million; (iii) the Lead Borrower shall take or cause to be taken each of the actions required to be taken under Section 5.09, as applicable; and (iv) three (3) Business Days prior to the consummation of the proposed acquisition, the Lead Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Lead Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii) and containing the calculations (in reasonable detail) required by preceding clause (i); provided, that in the case of clause (ii), such limitation shall not apply to the extent (x) the relevant acquisition is made with the proceeds of sales of, or contributions to, the common equity of the Lead Borrower or (y) the person so acquired (or the person owning the assets so acquired) becomes a Subsidiary Loan Party even though such person owns equity interests in persons that are not otherwise required to become Subsidiary Loan Parties.

“Permitted Debt Securities” shall mean unsecured Indebtedness of a Borrower or any Subsidiary Loan Party, (i) that is expressly subordinated to the prior payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood that customary high yield subordination terms prevailing at the time of determination shall be deemed to be so satisfactory), (ii) the terms of which do not provide for any amortization, scheduled repayment, mandatory redemption (other than pursuant to customary provisions relating to redemption or repurchase upon change of control or sale of assets) or sinking fund obligation prior to the date that is, at the time of issuance of such Indebtedness, ninety-one (91) days after the Revolver Termination Date, (iii) in the case of Indebtedness with an outstanding principal amount in excess of $20 million, the covenants, events of default, and remedy provisions of which, taken as a whole, are not materially more restrictive to, or the mandatory repurchase or redemption provisions thereof are not materially more onerous or expansive in scope, taken as a whole, on, the Borrowers and the Restricted Subsidiaries than the terms of the Loan Documents in the good faith determination of the Lead Borrower; provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, and (iv) in respect of which no Restricted Subsidiary of any Borrower that is not an obligor under the Loan Documents is an obligor.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding one (1) year;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than one hundred eighty (180) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of one (one) year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion; and

(h) other short-term investments utilized by Foreign Subsidiaries of the Lead Borrower in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean (a) the Sponsor, (b) the members of the Management Group and (c) the other investors holding Equity Interests in Parent on the Closing Date.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (including, without limitation, loans, notes or other Indebtedness) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), in whole or in part, the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) other than with respect to Indebtedness permitted pursuant to Section 6.01(h), Section 6.01(i) and Section 6.01(q), such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) other than in respect of Indebtedness permitted by Section 6.01(o), Section 6.01(y) and Section 6.01(aa), if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms not less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent otherwise permitted under Section 6.01 or Section 6.04, (e) if the Indebtedness being Refinanced is (or would have been required to be) secured with the Current Asset Collateral, such Permitted Refinancing Indebtedness shall be either secured on a pari passu basis with the Term Facility Debt or secured on a junior basis to the Term Facility Debt with respect to the Current Asset Collateral, in each case, pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent and (f) such Permitted Refinancing Indebtedness contains terms and conditions that are no more restrictive, taken as a whole, to the Lead Borrower and its Restricted Subsidiaries than those contained in the Indebtedness being Refinanced; provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement; and provided further, that, except as otherwise provided herein, with respect to a Refinancing of Permitted Debt Securities such Permitted Refinancing Indebtedness shall meet the requirements of clauses (i), (ii), (iii) and (iv) of the definition of “Permitted Debt Securities”.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.14.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall have the meaning assigned to such term in the definition of the term “ABR.”

“Pro Forma Basis” shall mean, as to any calculation of the Consolidated Fixed Charge Coverage Ratio, Consolidated Total Assets, Consolidated Total Debt and Total Leverage Ratio for any events as described below that occur subsequent to the commencement of any period of four (4) consecutive quarters (the “Reference Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Reference Period or in the case of Consolidated Total Assets or Consolidated Total Debt, after giving effect thereto (it being understood and agreed that (x) unless otherwise specified, such Reference Period shall be deemed to be the four (4) consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of the Lead Borrower and its Restricted Subsidiaries for which financial statements have been delivered pursuant to Section 5.04 and such pro forma adjustments shall be excluded to the extent already accounted for in the calculation of EBITDA for such period and (y) if any person that became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any Restricted Subsidiary shall have experienced any event requiring adjustments pursuant to this definition, then such calculation shall give pro forma effect thereto for such period as if such event occurred at the beginning of such period): (i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition of a

Restricted Subsidiary, store, distribution center or other facility or line of business, to any asset acquisition, any discontinued operation or any operational change, Unrestricted Subsidiary Designation and any Subsidiary Redesignation in each case that occurred during the Reference Period (or, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance on a Pro Forma Basis with the Consolidated Fixed Charge Coverage Ratio or the Total Leverage Ratio (any such action, a “Restricted Action”) occurring during the Reference Period or thereafter and through and including the date of such determination) and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid, returned, redeemed or extinguished during the Reference Period (or, in the case of determinations made with respect to any Restricted Action, occurring during the Reference Period or thereafter and through and including the date of such determination) shall be deemed to have been incurred or repaid, returned, redeemed or extinguished at the beginning of such period (it being understood that for purposes of any calculation of the Consolidated Fixed Charge Coverage Ratio, Consolidated Total Assets, Consolidated Total Debt and Total Leverage Ratio, the use of proceeds of any such Indebtedness shall be taken into account in such calculation) and (y) Interest Expense of such person attributable to (A) interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination as if such rate had been actually in effect during the period for which pro forma effect is being given taking into account any interest hedging arrangements applicable to such Indebtedness, (B) any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (C) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or Restricted Subsidiary may designate. Notwithstanding anything to the contrary set forth above, when calculating the Consolidated Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with the financial covenant contained in Section 6.10(a), any event described above that first occurs subsequent to the end of the applicable Reference Period shall not be given pro forma effect.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Lead Borrower and, for any fiscal period ending on or prior to the first anniversary of any such asset acquisition, asset disposition, discontinued operation or operational change, Subsidiary Redesignation or Unrestricted Subsidiary Designation, may include adjustments consistent with the definition of “EBITDA”.

“Pro Rata” shall mean with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Revolver Loans and LC Obligations by the aggregate amount of all outstanding Revolver Loans and LC Obligations; provided that for purposes of Section 2.21 or otherwise herein, the Revolver Commitment of any Disqualified Lenders shall be disregarded in any such determination.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and/or Section 4975(c) of the Code.

“Projections” shall mean the projections of Parent, the Borrowers and their Subsidiaries provided to the Administrative Agent prior to the Closing Date.

“Protective Advance” shall mean as defined in Section 2.25.

“Qualified Capital Stock” shall mean any Equity Interest of any person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash (other than at the option of the issuer) prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Revolver Termination Date, (b) become mandatorily redeemable at the option of the holder thereof (other than for Qualified Capital Stock or pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Revolver Termination Date or (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Capital Stock; provided further, that if any such Equity Interest is issued pursuant to a plan for the benefit of the employees, directors, officers, managers or consultants of Parent (or any Parent Entity thereof), any Borrower or its Subsidiaries or by any such plan to such persons, such Equity Interest shall not be regarded as an Equity Interest not constituting Qualified Capital Stock solely because it may be required to be repurchased by Parent (any Parent Entity), a Borrower or its Subsidiaries in order to satisfy applicable regulatory obligations.

“Qualified Cash” shall mean cash and Permitted Investments of any Borrowing Base Party that (i) are subject to Deposit Account Control Agreements in form and substance reasonably satisfactory to the Administrative Agent (which will not prohibit withdrawal of such funds by any Borrowing Base Party in the absence of an Event of Default), (ii) are not subject to any other Lien, claim or interest (other than (A) Liens permitted hereunder pursuant to clauses (d), (e), (k), (o) and (u) of Section 6.02, (B) Liens permitted under Section 6.02 (including clauses (b) and (ee) thereof) securing the Obligations (as defined under the Term Facility) (subject to the terms of the Intercreditor Agreement), (C) any other Lien having priority by operation of Applicable Law over the Liens of the Administrative Agent, or (D) customary Liens or rights of setoff of the institution maintaining such accounts permitted hereunder solely in its capacity as a depository; provided that, for purposes of the amount of Qualified Cash included in the calculation of Borrowing Base, such amount may be reduced, in the Administrative Agent’s Credit Judgment, by any obligations owing to any lienholder in respect of the Liens referred to in the foregoing clauses (A), (C) and (D), and the Lead Borrower shall provide such information with respect to such obligations as the Administrative Agent may from time to time reasonably request).

“Qualified IPO” means the issuance and sale by the Lead Borrower, Parent or any Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.06(l).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation FD” shall mean Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Rent and Charges Reserve” shall mean the aggregate of (a) all past due rent and other amounts due and owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other person who possesses any Eligible Inventory and could legally assert a Lien on any Inventory; and (b) unless it has executed a Lien Waiver, a reserve equal to two months’ rent (excluding any amounts being disputed in good faith) in respect of (x) any warehouse or distribution center (y) any other leased location located in a Landlord Lien State.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report” shall have the meaning assigned to such term in Section 8.02(b).

“Replacement Term Loans” shall mean any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of issuances of debt securities) in whole or in part from time to time indebtedness and other obligations under the Term Facility in accordance with the terms thereof.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which the thirty (30)-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” shall mean, at any time, the Lenders holding more than 50% of the aggregate amount of Revolver Commitments (and, if the Revolving Commitments have expired, Revolver Loans outstanding) at any time; provided, however the Revolver Commitments (and Revolver Loans) of any Defaulting Lender shall be excluded from such calculation.

“Reserve Percentage” shall mean the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Action” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(b).

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” shall mean each Subsidiary of the Lead Borrower that is not an Unrestricted Subsidiary.

“Revolver Commitment” shall mean for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 2.01, as hereafter modified from time to time pursuant to the terms hereof (including, without limitation, Sections 2.08, 2.22 and 2.23 and pursuant to an Assignment and Acceptance to which it is a party). “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

“Revolver Commitment Increase” shall have the meaning assigned to such term in Section 2.22(a).

“Revolver Commitment Increase Notice” shall have the meaning assigned to such term in Section 2.22(b).

“Revolver Facility” shall mean the Revolver Commitments and the Revolver Loans made hereunder.

“Revolver Loans” shall mean a loan made pursuant to Section 2.01, including, without duplication, any Swingline Loan (to the extent the context so requires the same), Overadvance Loan and Extended Revolver Loan.

“Revolver Termination Date” shall mean the date that is five years after the Closing Date, or, with respect to any Extended Revolving Commitment or Extended Revolving Loan, the date agreed to in the applicable Extension pursuant to Section 2.23, or, with respect to any Revolver Commitment Increase or any Revolver Loan made pursuant thereto, the date agreed to pursuant to Section 2.22.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolver Loans, (b) its LC Exposure, (c) its Pro Rata percentage of the aggregate principal amount of Swingline Loans outstanding at such time and (d) its Pro Rata percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“S&P” shall mean Standard & Poor’s Financial Services LLC.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Bank Product Obligations” shall mean Bank Product Debt, including, without limitation, the Bank Product Debt set forth in Schedule 1.01(a) as of the date hereof, owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Manufacturers and Traders Trust Company and its Affiliates so long as Manufacturers and Traders Trust Company is the Administrative Agent) reasonably specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice to the Administrative Agent from time to time) as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.

“Secured Bank Product Provider” shall mean (a) Manufacturers and Traders Trust Company or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product (provided such provider delivers written notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, which has been countersigned by the Lead Borrower to designate such Bank Product as a Secured Bank Product Obligation, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 8.12).

“Secured Obligations” shall mean the Obligations and the Secured Bank Product Obligations.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

“Settlement Report” shall mean a report summarizing Revolver Loans and participations in Swingline Loans and LC Obligations outstanding as of a given settlement date, allocated to the Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

“Specified Acquisition Agreement Representations” the representations made by or on behalf of Ollie’s Holdings, Inc., its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Merger Sub or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Merger (as defined in the Acquisition Agreement) as a result of a breach of such representations in the Acquisition Agreement.

“Specified Default” shall mean any Default arising under Section 7.01(b), (c), (h) or (i).

“Specified Event of Default” shall mean any Event of Default arising under Section 7.01(b), (c), (d) (solely relating to a failure to comply with Section 5.12(c) (solely relating to a failure to comply with clause (j) of the definition of “Collateral and Guarantee Requirement”)), (e), (h) (with respect to the Lead Borrower only) and (i) (with respect to the Lead Borrower only).

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a) (as it relates to the Loan Parties only), 3.02(a) (as it relates to the authorization of the Loan Documents by the Loan Parties only), 3.02(b)(i)(A)(y), 3.03, 3.10, 3.12, 3.17 (subject to the last paragraph of Section 4.01), 3.18 and 3.21(a)(ii).

“Sponsor” shall mean CCMP and its Affiliates.

“Subordinated Indebtedness” shall mean any Indebtedness of a Borrower or any Restricted Subsidiary that is expressly subordinated in right of payment to the Obligations.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(d).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent.

“Subsidiary Loan Party” shall mean each Restricted Subsidiary that is a Wholly Owned Subsidiary of the Lead Borrower, other than any Excluded Subsidiary.

“Subsidiary Redesignation” shall have the meaning assigned to such term in Section 5.15.

“Supermajority Lenders” shall mean the Lenders holding more than 66 2⁄3% of the aggregate amount of Revolver Commitments and Revolver Loans outstanding at any time; provided, however the Revolver Commitments and Revolver Loans of any Defaulting Lender shall be excluded from such calculation.

“Supplemental Intercreditor Agreement” shall mean any intercreditor agreement entered into after the Closing Date by the Administrative Agent with respect to the Collateral.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one (1) or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants of Parent, a Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Lender” shall mean any Lender who advances a Swingline Loan to any Borrower.

“Swingline Loan” shall mean any Borrowing of ABR Loans funded with the Administrative Agent’s or any other Swingline Lender’s funds, until such Borrowing is settled among the Lenders or repaid by the Borrowers.

“Tax Distribution” shall have the meaning assigned to such term in Section 6.06(f).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Term Agent” shall mean Jefferies Finance LLC, in its capacity as administrative agent and collateral agent under the Term Documents, or any successor administrative agent or collateral agent under the Term Documents.

“Term Documents” shall mean the Term Facility, any guarantees issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.

“Term Facility” shall mean the Credit Agreement entered into as of the Closing Date by and among the Lead Borrower, Ollie’s, Parent, the lenders party thereto in their capacities as lenders thereunder, the Term Agent, the other agents and parties party thereto from time to time.

“Term Facility Debt” shall mean Indebtedness in respect of the Term Facility.

“Term Loans” shall mean the term loans borrowed under the Term Facility.

“Term Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Test Period” shall mean, on any date of determination, the period of four (4) consecutive fiscal quarters (taken as one (1) accounting period) of the Lead Borrower then most recently ended for which financial statements have been delivered pursuant to Section 5.04; provided that if the respective Test Period includes (i) the fiscal quarter of the Borrowers ended October 1, 2011, EBITDA for such fiscal quarter shall be deemed to be $7,669,502, (ii) the fiscal quarter of the Borrowers ended December 31, 2011, EBITDA for such fiscal quarter shall be deemed to be $20,442,300, (iii) the fiscal quarter of the Borrowers ended March 31, 2012, EBITDA for such fiscal quarter shall be deemed to be $11,532,154 and (iv) the fiscal quarter of the Borrowers ended June 30, 2012, EBITDA for such fiscal quarter shall be deemed to be $15,640,058.

“Threshold Amount” shall mean $10 million.

“Total Leverage Ratio” shall mean, on any date, the ratio of Consolidated Total Debt, as of such date, to EBITDA for the relevant Test Period, all determined on a consolidated basis.

“Transaction Costs” shall mean fees and expenses payable or otherwise borne by Parent, any other Parent Entity, the Borrowers and their Subsidiaries in connection with the Transactions occurring on or about the Closing Date.

“Transactions” shall mean, collectively, (a) the transactions to occur pursuant to the Loan Documents, including (i) the execution and delivery of the Loan Documents and the initial borrowings hereunder and (ii) the repayment of the Existing Debt, (b) the execution and delivery of the Term Documents and (c) the transactions to occur pursuant to the Acquisition Agreement.

“Trust Funds” means any cash or Permitted Investments comprised of (a) funds specially and exclusively used (i) for payroll and payroll taxes and other employee benefit payments to or for the benefit of employees of Loan Parties and their subsidiaries, (ii) to pay all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (b) any other funds which any Loan Party holds on behalf as an escrow or fiduciary for another person (other than another Loan Party).

“Type,” when used in respect of any Revolver Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the ABR.

“UCC” shall mean the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Lead Borrower that is acquired or created after the Closing Date designated by the Lead Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent in accordance with Section 5.15.

“Unrestricted Subsidiary Designation” shall have the meaning assigned thereto in Section 5.15.

“Unused Line Fee Rate” shall mean (i) initially, 0.375% per annum on the average daily unused Availability, calculated based upon the actual number of days elapsed over a 360-day year payable quarterly in arrears and (ii) from and after the delivery by the Lead Borrower to the Administrative Agent of the Borrowing Base Certificate for the first full fiscal quarter completed after the Closing Date, determined by reference to the following grid on a per annum basis based on the Average Availability as a percentage of the Revolver Commitments during the immediately preceding fiscal quarter:

Average Availability	Unused Line Fee Rate
≥ 66.7%	0.375%
≥ 33.3% but < 66.7%	0.375%
< 33.3%	0.25%

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Adequate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including a payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment); by (b) the outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares (including shares issued to foreign nationals) required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a “complete” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, by any Loan Party or any ERISA Affiliate.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, the Loan Documents in which the reference appears unless the context shall otherwise require.

(b) Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document, agreement or instrument (including any by-laws, limited partnership agreement, limited liability company agreement, articles of incorporation, certificate of limited partnership or certificate of formation, as the case may be) shall mean such Loan Document, document, agreement or instrument as amended, restated, amended and restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time in accordance with the terms hereof and thereof and any reference in this Agreement to any person shall include a reference to such person’s permitted assigns and successors-in-interest.

SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if an amendment is requested by the Lead Borrower or the Required Lenders, then the Lead Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Lead Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Lead Borrower cannot elect to report under GAAP).

(b) Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of Capital Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Lease Obligations on the date hereof shall be considered Capital Lease Obligations and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

SECTION 1.04. Rounding. Except as otherwise expressly provided herein, any financial ratios required to be maintained by the Lead Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day (other than as described in the definition of ABR, Federal Funds Rate or Interest Period), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.06. Classification. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, contractual restriction or prepayment of Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, the Lead Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category. Notwithstanding anything herein to the contrary, Indebtedness incurred (a) under the Loan Documents shall only be classified as incurred under Section 6.01(a) and (b) under the Term Facility, any Incremental Term Facility and Incremental Equivalent Debt shall only be classified as incurred under Section 6.01(j).

SECTION 1.07. References to Laws. Unless otherwise expressly provided herein, references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 1.08. Pro Forma. (a) Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Consolidated Fixed Charge Coverage Ratio and the Total Leverage Ratio and the amount of Consolidated Total Assets and Consolidated Total Debt) pursuant to this Agreement shall be calculated in the manner prescribed by the definition of “Pro Forma Basis.”

(b) In the case of any calculation of the Consolidated Fixed Charge Coverage Ratio, Consolidated Total Assets, Consolidated Total Debt and Total Leverage Ratio for any events as described above that occur prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 5.04 (b) for the fiscal quarter ended September 29, 2012, such calculation required to be made on a “Pro Forma Basis” shall use the financial statements for the fiscal quarter ended on June 30, 2012.

ARTICLE II

The Credits

SECTION 2.01. Revolver Commitments. Each Lender agrees, severally on a Pro Rata basis, on the terms, and subject to the conditions, set forth herein, to make Revolver Loans to the Borrowers from time to time on the Closing Date through the Commitment Revolver Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall the Lenders have any obligation to honor a request for a Revolver Loan if (i) such Lender’s Revolving Exposure (including its Pro Rata share of the requested Revolver Loan) would exceed its Revolver Commitment, or (ii) the total Revolving Exposures would exceed the Line Cap (subject to Section 2.24); provided that the aggregate principal amount of Revolver Loans incurred on the Closing Date to finance a portion of the Transactions and the payment of the Transaction Costs shall not exceed $25.0 million.

SECTION 2.02. Loans and Borrowings. (a) All Loans (other than Swingline Loans and Protective Advances) shall be made by the Lenders ratably in accordance with their respective Revolver Commitments. The failure of any Lender to make any Revolver Loan required to be made by it shall not relieve any other Lender of its obligations hereunder. Any Swingline Loan and Protective Advance shall be made in accordance with the procedures set forth in Sections 2.04 and 2.25, respectively.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Lead Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolver Loan; provided that, any exercise of such option shall not affect the obligation of the Borrowers to repay such Revolver Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) The aggregate principal amount of any Borrowing (other than a Swingline Borrowing) shall not be less than (x) in the case of ABR Loans, $100,000 and (y) in the case of Eurodollar Loans, $1,000,000 (and integral amounts of $100,000 thereof). Borrowings of more than one Type may be outstanding at the same time; provided that, without the consent of the Administrative Agent, there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings and Notices.

(a) To request a Borrowing of Revolver Loans, the Lead Borrower shall notify the Administrative Agent of such request either in writing by delivery of a Borrowing Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) signed by the Lead Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time, one (1) Business Day before the date of the proposed Borrowing. Such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower (or, if agreed by the Administrative Agent, on the Closing Date). Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to a requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected a Eurodollar Borrowing with an Interest Period of one (1) month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolver Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans; Settlement.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time on the Closing Date through the Commitment Revolver Termination Date in an aggregate principal amount that will not result in (i) the aggregate principal amount of Swingline Loans outstanding at any time to exceed $20.0 million or (ii) the total Revolving Exposures exceeding the Line Cap. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to the Administrative Agent for the account of the Swingline Lenders. The obligation of the Borrowers to repay Swingline Loans shall be evidenced by the records of the Administrative Agent and need not be evidenced by any promissory note. To request a Borrowing of Swingline Loans, the Lead Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request either in writing by delivery of a Borrowing Request (by fax, hand delivery or other electronic transmission (including “.pdf” or “.tif”)) signed by the Lead Borrower or by telephone not later than 12:00 p.m., Local Time, on the date of the proposed Borrowing. Such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Borrowing Request signed by the Lead Borrower. Each such Borrowing Request shall specify the requested date (which shall be a Business Day), the aggregate amount of the requested Borrowing and the location and number of the Borrowers’ account to which funds are to be disbursed.

(b) Notwithstanding Section 2.04(a) (other than with respect to limitations set forth in clauses (i) and (ii) therein), the Swingline Lender may make Swingline Loans from time to time in accordance with any Cash Management Services provided to the Borrowers by the Swingline Lender and the Swingline Lender may from time to time, in its sole discretion, extend Swingline Loans pursuant to any cash management system in place from time to time without giving effect to any minimum borrowing amounts, minimum prepayment amounts, timing restrictions, notice requirements on borrowing or prepaying otherwise contemplated by this Section 2.04.

(c) The Borrowers acknowledge that in the event that a reallocation of the Swingline Loan Fronting Exposure of a Defaulting Lender pursuant to Section 2.21 does not fully cover the Swingline Loan Fronting Exposure of such Defaulting Lender, the Swingline Lender may require the Borrowers to, at its option, prepay or Cash Collateralize such remaining Fronting Exposure in respect of each outstanding Swingline Loan and will have no obligation to issue new Swingline Loans, or to extend, renew or amend existing Swingline Loans to the extent such Fronting Exposure would exceed the commitments of the non-Defaulting Lenders, unless such remaining Fronting Exposure is Cash Collateralized.

(d) Settlement among the Lenders and the Swingline Lender with respect to Swingline Loans shall take place on a date determined from time to time by the Administrative Agent (but at least weekly), in accordance with the Settlement Report delivered by the Administrative Agent to the Lenders. Between settlement dates, the Administrative Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by the Borrowers or any provision herein to the contrary. Each Lender’s obligation to make settlements with the Swingline Lender is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among the Lenders hereunder, then each Lender shall be deemed to have purchased from the Swingline Lender a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to the Swingline Lender, in immediately available funds, within one Business Day after the Swingline Lender’s request therefor.

(e) Provisions Related to Extended Revolving Commitments with Respect to Swingline Loans. If the maturity date in respect of any tranche of Revolver Commitments occurs at a time when another tranche or tranches of Revolver Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolver Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(b)), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Commitments or Revolver Commitment Increases which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolver Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

SECTION 2.05. Letters of Credit.

(a) Issuance of Letters of Credit. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes hereunder and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. Subject to the terms and conditions hereof, the Issuing Bank, in reliance upon the agreements of the other Lenders set forth in Section 2.05(b), agrees to issue Letters of Credit on any Business Day on and after the Closing Date through but not including the 30th day prior to the Revolver Termination Date (or, if earlier, until the Commitment Revolver Termination Date):

(i) Each Borrower acknowledges that the Issuing Bank’s issuance of any Letter of Credit is conditioned upon the Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as the Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. The Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) the Issuing Bank receives a LC Request and LC Application at least 3 Business Days (or shorter period of time as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If, in sufficient time to act, the Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, the Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, the Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions. In the event that a reallocation of the Fronting Exposure with respect to LC Obligations of a Defaulting Lender pursuant to Section 2.21(a) does not fully cover the Fronting Exposure with respect to LC Obligations of such Defaulting Lender and such Defaulting Lender has not Cash Collateralized its obligations or otherwise made arrangements reasonably satisfactory to the Issuing Bank, the applicable Issuing Bank may require the Borrowers to Cash Collateralize such remaining Fronting Exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent the Fronting Exposure with respect to LC Obligations would exceed the commitments of the non-Defaulting Lenders, unless such remaining Fronting Exposure with respect to LC Obligations is Cash Collateralized.

(ii) Letters of Credit may be requested by a Borrower to support obligations incurred in the ordinary course of business to backstop or replace Existing Letters of Credit through the issuance of new Letters of Credit for the account of the issuers of such Existing Letters of Credit (including, by “grandfathering” such Existing Letters of Credit in this Agreement), for any purpose permitted under this Agreement and the other Loan Documents or as otherwise approved by the Administrative Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application may be required or waived at the discretion of the Issuing Bank.

(iii) The Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of the Administrative Agent, the Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Borrowers are discharged with proceeds of any Letter of Credit.

(iv) In connection with its administration of and enforcement of rights or remedies under any Letter of Credit or LC Document, the Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by the Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper person. The Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. The Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents

(v) Notwithstanding anything to the contrary in this Section 2.05(a), the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, that are the result of gross negligence, bad faith or willful misconduct on the apart of the applicable Issuing Bank (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(vi) For the avoidance of doubt, (a) no LC Documents shall (i) contain any representations and warranties, covenants or events of default not set forth in this Agreement and any representations and warranties, covenants and events of default shall be subject to the same qualifiers, exceptions and exclusions as those set forth in this Agreement or (ii) provide for any collateral security or Liens and (b) to the extent any of the foregoing provisions are contained therein and not contained herein, then such provisions shall be rendered null and void and any such qualifiers, exceptions and exclusions contained herein shall be deemed incorporated therein, mutatis mutandis.

(b) Reimbursement; Participations.

(i) If the Issuing Bank honors any request for payment under a Letter of Credit, the Borrowers shall pay to the Issuing Bank, within one Business Day following receipt by the Lead Borrower of notice from the relevant Issuing Bank if such notice is received by 10:00am Local Time (and if such notice is not received by such time, then within two Business Days following receipt of such notice) (“Reimbursement Date”), the amount paid by the Issuing Bank under such Letter of Credit, together with interest at the interest rate for ABR Loans from the Reimbursement Date until payment by the Borrowers. The obligation of the Borrowers to reimburse the Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and, subject to Section 2.05(a)(v), shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that the Borrowers may have at any time against the beneficiary. Unless the Lead Borrower notifies the Administrative Agent that it intends to reimburse the Issuing Bank for a drawing under a Letter of Credit, whether or not Lead Borrower submits a Borrowing Request, Borrowers shall be deemed to have requested a Borrowing of ABR Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied. Upon the issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If the Issuing Bank makes any payment under a Letter of Credit and the Borrowers do not reimburse such payment on the Reimbursement Date, the Administrative Agent shall promptly notify the Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to the Administrative Agent, for the benefit of the Issuing Bank, the Lender’s Pro Rata share of such payment which is not so reimbursed.

(ii) If any such amount is paid to the Issuing Bank after the date such payment is due, such Lender shall pay to the Issuing Bank on demand, in addition to such amount, interest thereof calculated at a per annum rate equal to the product of (i)such amount, times (ii) the daily average Federal Funds Effective Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Bank. A certificate of the Issuing Bank with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Bank of the unreimbursed amounts described in this Section, if the Lender receives notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day. Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any Lender its Pro Rata share of such payment in accordance with this Section, the Issuing Bank receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise), or any payment of interest on account thereof, the Issuing Bank will distribute to such Lender its Pro Rate share thereof; provided, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such Lender shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

(iii) The obligation of each Lender to make payments to the Administrative Agent for the account of the Issuing Bank, in Dollars, in connection with the Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of: any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other person of any obligations under any LC Documents. The Issuing Bank does not make to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Loan Party. The Issuing Bank shall not be responsible to any Lender for: any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(iv) No Issuing Bank shall be liable to any Lender or other person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence, bad faith or willful misconduct. The Issuing Bank shall not have any liability to any Lender if the Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

(c) Cash Collateral. Except as otherwise provided herein, if any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default has occurred and is continuing, (b) that Availability is less than zero, (c) after the Commitment Revolver Termination Date, or (d) within 5 Business Days prior to the Revolver Termination Date, then the Borrowers shall, at the Issuing Bank’s or the Administrative Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to the Issuing Bank the amount of all other LC Obligations. If the Borrowers fail to provide any Cash Collateral as required hereunder, the Administrative Agent may (and shall upon direction of Required Lenders) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 4.2 are satisfied).

(d) Provisions Related to Extended Revolving Commitment with respect to Letters of Credit. If the maturity date in respect of any tranche of Revolver Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolver Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Revolver Loans and payments in respect thereof pursuant to Section 2.05(b) under (and ratably participated in by the Lenders pursuant to) the Revolver Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolver Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated)) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(c). Commencing with the maturity date of any tranche of Revolver Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(e) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time upon at least 30 days prior notice to the Administrative Agent and the Lead Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Lead Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. On the effective date of such resignation or replacement, the Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.05, 8.06, and 9.05, relating to any Letter of Credit issued prior to such date. The Administrative Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Event of Default under Sections 7.01(b), (c), (h) (with respect to the Lead Borrower only) and (i) (with respect to the Lead Borrower only) has occurred and is continuing, shall be reasonably acceptable to the Borrowers.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make a Revolver Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make the proceeds of such Revolver Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account designated by the Borrowers in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of (i) the amount paid by the Issuing Bank pursuant to Section 2.05(b) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent to be applied as contemplated by Section 2.25.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing Request that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its Pro Rata share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent (provided, that any such payment by the Borrowers to the Administrative Agent is without prejudice to any claim the Borrowers may have against such applicable Lender) forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolver Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolver Loans comprising such Borrowing, and the Revolver Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election, either delivered in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) or by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and, in the case of a telephonic Interest Election Request, shall be confirmed promptly (but in any event on the same Business Day) by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by the Borrowers.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Repayment of Loans; Termination of Revolver Commitments.

(a) Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium.

(b) Subject to Section 2.24, to the extent that at any time the aggregate Revolving Exposures for all Lenders exceeds the Line Cap, the Borrowers shall first repay such outstanding Revolver Loans (and thereafter Cash Collateralize such outstanding LC Obligations, to the extent remaining) in an amount equal to such excess.

(c) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement, and the Borrowers shall make Full Payment of all Obligations. Upon at least three (3) days (or such shorter period of time as the Administrative Agent may agree in its reasonable discretion) prior written notice to the Administrative Agent at any time, the Borrowers may, at their option, terminate the Revolver Commitments and this Agreement and make

Full Payment of all Obligations. Any notice of termination given by the Borrowers shall be irrevocable; provided that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) The Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least five (5) days (or such shorter period of time as the Administrative Agent may agree in its reasonable discretion) prior written notice to the Administrative Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof. It being understood that the Borrowers shall not reduce the Revolver Commitments if, after giving effect to any concurrent prepayment of Revolver Loans in accordance with this Section 2.08, the total Revolving Exposures would exceed the Revolver Commitments.

SECTION 2.09. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Revolver Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain the Register, as set forth in Section 9.04(b)(iv), in which it shall record (i) the amount of each Revolver Loan made hereunder and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Revolver Loans in accordance with the terms of this Agreement and, provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(d) Any Lender may request that the Revolver Loans made by it be evidenced by a promissory note (a “Note”) in the form of Exhibit M. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Revolver Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more promissory notes in such form payable to the payee named therein.

SECTION 2.10. Application of Payment in the Dominion Accounts. Upon delivery of a written notice to the Lead Borrower from the Administrative Agent that specifies that “cash dominion” is being instituted, the ledger balance in the Dominion Account as of the end of a Business Day shall be applied to reduce the outstanding Secured Obligations at the beginning of the next Business Day during any Liquidity Period. If, as a result of such application, a credit balance exists, the balance shall accrue interest in favor of the Borrowers and shall be made available to the Borrowers as long as no Event of Default is continuing. During a Liquidity Period, each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds in the Dominion Account or any Deposit Account subject to a Deposit Account Control Agreement, and agrees that the Administrative Agent shall have the continuing, exclusive right during such Liquidity Period to apply and reapply the same against the outstanding Secured Obligations, in accordance with the terms of this Agreement and the other Loan Documents.

SECTION 2.11. [Reserved].

SECTION 2.12. Fees.

(a) The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, at the times and in the amount specified therein (the “Fees”).

(b) Unused Line Fee. (i) The Borrowers shall pay to the Administrative Agent, for the Pro Rata benefit of the Lenders (other than any Defaulting Lender), a fee equal to the Unused Line Fee Rate multiplied by the amount by which the Revolver Commitments (other than Revolver Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Revolver Loans (other than Swingline Loans) and stated amount of outstanding Letters of Credit during any fiscal quarter (such fee, the “Unused Line Fee”). Such fee shall be calculated based on the actual number of days elapsed over a 360-day year and payable quarterly in arrears, on the first day of each fiscal quarter.

(ii) In the event that any Borrowing Base Certificate or related information for any period delivered pursuant to Section 5.12 is inaccurate while the Revolver Commitments are in effect, and such inaccuracy, if corrected, would have led to the application of a higher Unused Line Fee Rate for such period than the Unused Line Fee Rate actually used to determine the Unused Line Fee for such period, then (a) the Borrowers shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for such period, (b) the Unused Line Fee Rate for such period shall be retroactively determined based on the Average Availability as set forth in the corrected Borrowing Base Certificate, and (c) if the quarterly payment date for such period has already occurred, the Borrowers shall promptly pay to the Administrative Agent (for the account of the Lenders during such period or their successors and permitted assigns) the accrued additional Unused Line Fee owing as a result of such increased or decreased Unused Line Fee Rate for such period. This Section 2.12(b)(ii) shall not limit the rights of the Administrative Agent under this Section 2.12 or Article VII.

(c) LC Facility Fees. The Borrowers shall pay (a) to the Administrative Agent, for the Pro Rata benefit of the Lenders, a fee equal to the Applicable Margin in effect for Eurodollar Loans times the daily stated amount of outstanding Letters of Credit, which fee shall be calculated based on the actual number of days elapsed over a 360-day year and be payable in arrears, on the first Business Day of each fiscal quarter; (b) to the applicable Issuing Bank, for its own account, a fronting fee not in excess of 0.125% per annum of the stated amount of each Letter of Credit, which fee shall be calculated based upon the actual number of days elapsed over a 360-day year and payable in arrears, on the first day of each fiscal quarter; and (c) to the applicable Issuing Bank, for its own account, all customary charges associated with the issuance, registration, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred upon demand.

(d) All fees set forth in Section 2.12(b) and (c) shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Issuing Bank, as applicable. Once paid, none of the fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Revolver Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Revolver Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Revolver Loan or any fees payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Revolver Loan, 2% plus the rate otherwise applicable to such Revolver Loan as provided in the preceding paragraphs of this Section or (ii) in the case of fees, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (in each case, the “Default Rate”).

(d) Accrued interest on each Revolver Loan shall be payable in arrears on each Interest Payment Date for such Revolver Loan and on the Revolver Termination Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolver Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Eurodollar Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) In the event that any Borrowing Base Certificate or related information for any period delivered pursuant to Section 5.12 is inaccurate while the Revolver Commitments are in effect, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for such period than the Applicable Margin actually used to determine interest rates for such period, then (a) the Borrowers shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for such period, (b) the Applicable Margin for such period shall be retroactively determined based on the Average Availability as set forth in the corrected Borrowing Base Certificate, and (c) if the Interest Payment Date for such period has already occurred, the Borrowers shall promptly pay to the Administrative Agent (for the account of the Lenders during such period or their successors and permitted assigns) the accrued additional interest owing as a result of such increased or decreased Applicable Margin for such period. This Section 2.13(f) shall not limit the rights of the Administrative Agent under this Section 2.13 or Article VII.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Required Lenders reasonably determine that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period; or

(b) the Required Lenders reasonably determine that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Revolver Loans included in such Borrowing for such Interest Period;

then the Administrative Agent (upon receiving notice from the Required Lenders of any such determination) shall give written notice thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent agrees to give promptly when such circumstances no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if the Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. Upon receiving such notice from the Administrative Agent, the Lead Borrower may revoke any pending request for a Borrowing, conversion or continuation of a Eurodollar Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or Issuing Bank; or

(ii) subject any Lender Party to any Taxes (other than (A) Indemnified Taxes or Other Taxes paid or payable under Section 2.17 and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Revolver Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such or Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(e) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrowers thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any

Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits, including margin). Such loss, cost and expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan but exclusive of the Applicable Margin relating thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) such withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Loan Parties shall not be required to compensate the Administrative Agent, any Lender or any Issuing Bank pursuant to this Section 2.17 for any Indemnified Taxes or Other Taxes incurred more than 90 days prior to the date that the Administrative Agent, such Lender or such Issuing Bank, as applicable, makes such written demand to the Loan Parties; provided, further, that if such Indemnified Taxes or Other Taxes are imposed retroactively, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or an Issuing Bank or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

(g) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) For purposes of this Section 2.17 and the defined terms used in this Section 2.17, the term “Lender” includes any Issuing Bank and the Swingline Lender.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein. The Administrative

Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from the Borrowers hereunder, such funds (except as otherwise provided in the Collateral Agreement with respect to the application of amounts realized from the Collateral) shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If (other than (x) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Revolver Loans to any assignee or participant or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 2.19, Section 2.22, Section 2.23, Section 9.04(f) or Section 9.08(d)) any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolver Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolver Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolver Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolver Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement. The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(b), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Each borrowing by the Borrowers from the Lenders hereunder shall be made on a Pro Rata basis.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Revolver Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender or becomes an Affected Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) so long as no Specified Event of Default has occurred and is continuing, terminate the Revolver Commitments of such Lender and repay all Obligations of the Borrowers owing to such Lender relating to the Revolver Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolver Loans, participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Borrowers shall be liable to such Lender under Section 2.16 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (v) such assignment shall otherwise comply with Section 9.04 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) until such time as such Revolver Commitments are terminated, obligations are repaid or such assignment is consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.15 or Section 2.17, as the case may be. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers, the Administrative Agent or any Lender may have against any replaced Lender. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(b).

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders or all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by (i) terminating the Revolver Commitments of such Lender and repaying all obligations of the Borrowers owing to such Lender relating to the Revolver Loans and participations held by such Lender as of such termination date or (ii) requiring such Non-Consenting Lender to assign (in accordance with and subject to the restrictions contained in Section 9.04) all or the affected portion of its Revolver Loans and its Revolver Commitments hereunder to one (1) or more assignees, provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, the Borrowers shall be liable to such Lender under Section 2.16 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (c) such assignment shall otherwise comply with Section 9.04 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (d) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(c).

SECTION 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent (at which time such Lender shall be deemed an “Affected Lender”), any obligations of such Affected Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings shall be suspended until such Affected Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Affected Lender (with a copy to the Administrative Agent), either convert all Eurodollar Borrowings of such Affected Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Affected Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21. Defaulting Lenders.

(a) For purposes of determining the Lenders’ obligations to fund or acquire participations in Revolver Loans (including, Swingline Loans), Protective Advances or Letters of Credit, the Administrative Agent may exclude the Revolver Commitments and Revolver Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares and any Revolver Commitments or Fronting Exposure of any such Defaulting Lender shall automatically be reallocated among the non-Defaulting Lenders Pro Rata in accordance with their Revolver Commitments up to an amount such that the Revolver Commitment of each non-Defaulting Lender does not exceed its Revolver Commitments, so long as the conditions set forth in Section 4.02 are satisfied at the time of such reallocation. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 9.08.

(b) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a Pro Rata basis of any amounts owing by that Defaulting Lender to any applicable Issuing Banks and Swingline Lenders hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank or Swingline Lender, to be held as Cash Collateral for the Fronting Exposure of such Defaulting Lender; fourth, to the funding of any Revolver Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent or the Lead Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolver Loans under this Agreement and to Cash Collateralize any Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolver Loans or LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolver Loans or LC Obligations were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolver Loans of, and LC Obligations owed to, all non-Defaulting Lenders on a Pro Rata basis prior to being applied to the payment of any Revolver Loans of, or LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Revolver Commitment shall be disregarded for purposes of calculating the Unused Line Fee Rate under Section 2.12(b). To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, Letter of Credit fees attributable to such LC Obligations under Section 2.12(c) shall be paid to such other Lenders. The Administrative Agent shall be paid all Letter of Credit fees attributable to LC Obligations that are not so reallocated.

(c) The Borrowers, the Administrative Agent and the Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Revolver Commitments and Revolver Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among the Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed in writing by the Lead Borrower, the Administrative Agent and the Issuing Bank (each of which shall make such determination, in its sole discretion), no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Revolver Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.22. Revolver Commitment Increase.

(a) Subject to the terms and conditions set forth herein, after the Closing Date, the Borrowers shall have the right to request, by written notice to the Administrative Agent, an increase in the Revolver Commitments (a “Revolver Commitment Increase”) in an aggregate amount not to exceed $25 million; provided that (a) the Borrowers shall only be permitted to request four (4) Revolver Commitment Increases during the term of this Agreement and (b) any Revolver Commitment Increase shall be in a minimum amount of $5 million.

(b) Each notice submitted pursuant to this Section 2.22 (a “Revolver Commitment Increase Notice”) requesting a Revolver Commitment Increase shall specify the amount of the increase in the Revolver Commitments being requested. Upon receipt of a Revolver Commitment Increase Notice, the Administrative Agent may (at the direction of the Lead Borrower) promptly notify the Lenders and each Lender may (subject to the Lead Borrower’s consent) have the right to elect to have its Revolver Commitment increased by its Pro Rata share (it being understood and agreed that a Lender may elect to have its Revolver Commitment increased in excess of its Pro Rata share in its discretion if any other Lender declines to participate in the Revolver Commitment Increase) of the requested increase in Revolver Commitments; provided that (i) each Lender may elect or decline, in its sole discretion, to have its Revolver Commitment increased in connection with any requested Revolver Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolver Commitment or make any Revolver Loan under any Revolver Commitment Increase unless it, in its sole discretion, so agrees and, if a Lender fails to respond to any Revolver Commitment Increase Notice within five (5) Business Days after such Lender’s receipt of such written request, such Lender shall be deemed to have declined to participate in such Revolver Commitment Increase, (ii) if the Lead Borrower seeks commitments from additional financial institutions in connection with the Revolver Commitment Increase, any person or persons providing such commitment shall be subject to the written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank (such consent not to be unreasonably withheld or delayed), if such consent would be required pursuant to the definition of Eligible Assignee and (iii) in no event shall a Defaulting Lender be entitled to participate in such Revolver Commitment Increase. In the event that any Lender or other person agrees to participate in any Revolver Commitment Increase (each an “Increase Loan Lender”), such Revolver Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Lead Borrower, which date shall be as soon as practicable after the date of receipt of the Revolver Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolver Commitment Increase and the obligation of such Increase Loan Lenders to make the Revolver Loans thereunder shall be subject to the satisfaction of each of the following conditions: (1) no Event of Default exists or would exist after giving effect thereto; (2) the Revolver Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders; and (3) Loan Parties shall execute and deliver or cause to be executed and delivered to the Administrative Agent reaffirmation agreements and such amendments to the Loan Documents, legal opinions and other documents as the Administrative Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Administrative Agent.

(c) On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.22, (i) the Administrative Agent shall effect a settlement of all outstanding Revolver Loans among the Lenders that will reflect the adjustments to the Revolver Commitments of the Lenders as a result of the Revolver Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Loan Parties of the occurrence of the Revolver Commitment Increase to be effected on the Increase Date, (iii) Schedule 2.01 shall be deemed modified to reflect the revised Revolver Commitments of the affected the Lenders and (iv) Notes will be issued, at the expense of the Borrowers, to any Lender participating in the Revolver Commitment Increase and requesting a Note.

(d) The terms and provisions of the Revolver Commitment Increase shall be identical to the Revolver Loans and the Revolver Commitments (other than with respect to fees) and, for purposes of this Agreement and the other Loan Documents, all Revolver Loans made under the Revolver Commitment Increase shall be deemed to be Revolver Loans. Without limiting the generality of the foregoing, (i) the rate of interest applicable to the Revolver Commitment Increase shall be the same as the rate of interest applicable to the existing Revolver Loans, (ii) unused line fees applicable to the Revolver Commitment Increase shall be calculated using the same Unused Line Fee Rates applicable to the existing Revolver Loans, (iii) the Revolver Commitment Increase shall share ratably in any mandatory prepayments of the Revolver Loans, (iv) after giving effect to such Revolver Commitment Increases and prior to the Commitment Revolver Termination Date, Revolver Commitments shall be reduced on a Pro Rata basis, and (v) the Revolver Commitment Increase shall rank pari passu in right of payment and security with the existing Revolver Loans. Notwithstanding the foregoing or anything to the contrary contained in the Loan Documents (including Section 9.08), the rate of interest and the Unused Line Fee Rate or similar fee interest rate applicable to the existing Revolver Loans may, at the sole option of the Borrowers, be increased in excess of the rate of interest and/or fee applicable thereto to match that applicable to the Revolver Commitment Increase. Each joinder agreement and any amendment to any Loan Document requested by the Administrative Agent in connection with the establishment of the Revolver Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.22.

(e) The proceeds of any Revolver Loans made pursuant to any Revolver Commitment Increase may be used by the Borrowers and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Business Acquisitions and other Investments and any other use not prohibited by this Agreement.

(f) For purposes of any applicable calculation under this Agreement made or deemed after a Revolver Commitment Increase has been effected, any Availability threshold (to the extent not based solely on a percentage of the total commitments) shall be proportionately adjusted to reflect such Revolver Commitment Increase.

(g) At the time of any provision of any Revolver Commitment Increase pursuant to this Section 2.22, (x) the Borrowers shall, in coordination with the Administrative Agent, repay outstanding Revolver Loans of certain of the Lenders, and incur additional Revolver Loans from certain other Lenders (including the Increase Loan Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Revolver Loans on a Pro Rata basis (after giving effect to any increase in the Revolver Commitments pursuant to this Section 2.22) and with the Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.16 in connection with any such repayment and/or borrowing and (y) participations in Swingline Loans, Protective Advances and LC Obligations shall automatically be adjusted to reflect such Lender’s Pro Rata share (after giving effect to such Revolver Commitment Increase pursuant to this Section 2.22).

SECTION 2.23. Extension Offers.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of Revolver Commitments with a like maturity date on a Pro Rata basis and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolver Commitments and otherwise modify the terms of such Revolver Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolver Commitments (and related outstandings)) (each, an “Extension,” and each group of Revolver Commitments, as applicable, in each case as so extended, as well as the original Revolver Commitments (in each case not so extended), being a “tranche”; any Extended Revolver Commitments shall constitute a separate tranche of Revolver Commitments from the tranche of Revolver Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Event of Default shall have occurred and be continuing immediately prior to giving effect to any such Extension,

(ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), the Revolver Commitment of any Lender that agrees to an Extension (an “Extending Revolver Lender”) with respect to all or a portion of such Revolver Commitment extended (an “Extended Revolver Commitment”), and the related outstandings (“Extended Revolver Loans”), shall be a Revolver Commitment (or related outstandings, as the case may be) with the same terms as the original Revolver Commitments (and related outstandings); provided that (1) the Borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolver

Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments as set forth in clause (3) below) of Revolver Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, (2) subject to the provisions of Sections 2.04(c) and 2.05(d) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists Extended Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a Pro Rata basis by all Lenders with Revolver Commitments in accordance with their percentage of the Revolver Commitments (and except as provided in Sections 2.04(c) and 2.05(d) without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolver Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a Pro Rata basis with all other Revolver Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such tranche of Revolver Commitments on a better than Pro Rata basis as compared to any other tranche of Revolver Commitments with a later maturity date than such tranche of Revolver Commitments, (4) assignments and participations of Extended Revolving Commitments and extend Revolver Loans shall be governed by the same assignment and participation provisions applicable to Revolver Commitments and Revolver Loans and (5) at no time shall there be Revolver Commitments hereunder (including Extended Revolving Commitment and any original Revolver Commitments) which have more than three different maturity dates,

(iii) if the aggregate principal amount of Revolver Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolver Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Revolver Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,

(iv) all documentation in respect of such Extension shall be consistent with the foregoing,

(v) any applicable Minimum Extension Condition shall be satisfied unless waived by the applicable Borrower, and

(vi) the Extensions shall be in a minimum amount of $5.0 million.

(b) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.23(b), (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.08, 2.18, 9.06 and 9.19 and (ii) an Extension Offer is required to be in a minimum amount of $5 million, provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a greater minimum amount of Revolver Commitments of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.08, 2.18, 9.06 and 9.19) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Revolver Commitments (or a portion thereof). All Extended Revolver Commitments and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of the Revolver Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23. In addition, if so provided in such amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the latest maturity date (but in no event later than the date that is five (5) Business Days prior to the Revolver Termination Date) in respect of the Revolver Commitments shall be re-allocated from Lenders holding non-extended Revolver Commitments to Lenders holding Extended Revolver Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolver Commitments, be deemed to be participation interests in respect of such Revolver Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest applicable Revolver Termination Date so that such maturity date is extended to the then applicable Revolver Termination Date.

(d) In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof.

SECTION 2.24. Overadvances. If the aggregate Revolving Exposures for all Lenders exceeds the then applicable Borrowing Base (an “Overadvance”) at any time, the excess amount shall be payable by the Borrowers on demand by the Administrative Agent, but all such Revolver Loans shall nevertheless constitute Secured Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. The Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than thirty (30) consecutive days (and no Overadvance may exist for at least five (5) consecutive days thereafter before further Overadvance Loans are required), and (ii) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Borrowing Base and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than thirty (30) consecutive days. In no event shall Overadvance Loans be required that would cause the aggregate Revolving Exposures for all Lenders to exceed the aggregate Revolver Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall any Borrower or other Loan Party be permitted to require any Overadvance Loan to be made.

SECTION 2.25. Protective Advances. (a) The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make ABR Loans (“Protective Advances”) (i) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 10% of the Borrowing Base, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations; or (ii) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses; provided that, the aggregate amount of outstanding Protective Advances plus the outstanding amount of Revolver Loans and LC Obligations shall not exceed the aggregate Revolver Commitments. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under preceding clause (i) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (x) protect, insure, maintain or realize upon any Collateral; or (y) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Lead Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being Properly Contested.

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Pro Rata Share.

SECTION 2.26. Lead Borrower. Each Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Revolver Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Bank or any Lender. The Lead Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Borrowing Request) delivered by the Lead Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Bank and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.

SECTION 2.27. Joint and Several Liability of Borrowers.

(a) Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without the preferences or distinction among them. Borrowers shall be liable for all amounts due to the Administrative Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Revolver Loans or Letters of Credit hereunder or the amount of such Revolver Loans received or the manner in which the Administrative Agent or any Lender accounts for such Loans, LC Exposure or other extensions of credit on its books and records. The Obligations of the Borrowers with respect to Revolver Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Revolver Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(c) The obligations of each Borrower under this Section 2.27 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.

(d) The provisions of this Section 2.27 shall remain in effect until all of the Secured Obligations have been paid in full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.27 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code of the United States).

(f) With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Revolver Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder, to the maximum extent permitted by applicable law, each Borrower waives, until the Full Payment of all Obligations, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or the Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Full Payment of all Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, to the maximum extent permitted under applicable law, the Administrative Agent and the Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of the Borrowers, either or all of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other Borrowers or any other person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of the Borrower(s) or against or in payment of any or all of the Obligations. Subject to the foregoing, in the event that a Revolver Loan, Letter of Credit or other extension of credit is made to, or with respect to business of, one Borrower and any other Borrower makes any payments with respect to such Revolver Loan, Letter of Credit Obligation or extension of credit, the first Borrower shall promptly reimburse such other Borrower for all payments so made by such other Borrower.

ARTICLE III

Representations and Warranties

Each of Parent (solely to the extent applicable to it) and each Borrower represents and warrants to each of the Lenders that on and as of the Closing Date (except as limited by Section 4.01) and on and as of the date of each Credit Extension, except, in each case, if such representation or warranty refers to a specific date or period, then as of such date or for such period:

SECTION 3.01. Organization; Powers. Each of Parent, each Borrower and each of the Restricted Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required; except in each case referred to in this Section 3.01 (other than in clause (a) and clause (b), respectively, with respect to each Borrower), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization. The execution, delivery and performance by Parent, each Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder, the transactions forming a part of the Transactions and the payment of the Transaction Costs (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by Parent, each Borrower and such Subsidiary

Loan Parties and (b) will not (i) violate (A) any provision of (x) law, statute, rule or regulation applicable to such party, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws of Parent, any Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Parent, any Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(i)(A)(x), (b)(i)(B), (b)(i)(C) or (b)(ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Parent, any Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 hereof or where such creation or imposition of any Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Parent and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions and the payment of the Transaction Costs, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect and (e) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements.

(a) The audited consolidated balance sheets of the Lead Borrower and its Subsidiaries at December 31, 2011 and January 1, 2011, and the audited consolidated statements of income and cash flows of the Lead Borrower and its Subsidiaries for such fiscal years, reported on by and accompanied by an audit opinion from KPMG LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Lead Borrower and its Subsidiaries for such periods and as at such dates and the consolidated results of operations and cash flows of the Lead Borrower and its Subsidiaries for the years then ended.

(b) The unaudited interim consolidated balance sheet of the Lead Borrower and its Subsidiaries as at June 30, 2012, and the related unaudited interim consolidated statements of income and cash flows for the six (6)-month period then ended (including for the comparable period in fiscal year 2011), present fairly in all material respects the consolidated financial condition of the Lead Borrower and its Subsidiaries as at such date (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP (subject to (i) normal year-end adjustments and (ii) the absence of notes), except as approved by the aforementioned firm of accountants and disclosed therein.

SECTION 3.06. No Material Adverse Effect. Since December 31, 2011, no event, development, circumstance or change has occurred that has or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of Parent, the Borrowers and the Restricted Subsidiaries has good and insurable fee simple title to the Mortgaged Properties, and good and insurable fee simple title to, or good and valid interests in easements or other limited property interests in, as applicable, all its other real properties and has good and valid title to its personal property and assets, in each case, free and clear of Liens except for defects in title that do not impair the value thereof in any material respect or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and Liens expressly permitted by Section 6.02 or arising by operation of law and except where the failure to have such title or interest or existence of such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of Parent, the Borrowers and the Restricted Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, reasonably necessary for the present conduct of its business, without any conflict (of which the Borrowers have been notified in writing) with the rights of others, except where the failure to have such rights or where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Parent and, as to each such Subsidiary, the percentage of each class of outstanding Equity Interests owned by Parent or by any such Subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Equity Interests of the Lead Borrower or any Restricted Subsidiary.

SECTION 3.09. Litigation; Compliance with Laws.

(a) There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Parent or the Lead Borrower threatened in writing against, Parent or the Lead Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, the Transactions or the payment of the Transaction Costs or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Parent, the Lead Borrower, the Restricted Subsidiaries or their respective properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws that are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Investment Company Act. None of Parent, any Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11. [Reserved].

SECTION 3.12. Federal Reserve Regulations.

(a) None of Parent, any Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Revolver Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

SECTION 3.13. Tax Returns.

(a) Each of Parent, the Borrowers and their Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct, except, in each case, as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect;

(b) Each of Parent, the Borrowers and their Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all such amounts due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Parent, the Borrowers or any of their Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes or assessments, if not paid or adequately provided for, could, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect; and

(c) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to each of Parent, the Borrowers and their Subsidiaries, no tax lien has been filed, and, to the knowledge of the Lead Borrower and its Subsidiaries, no claim is being asserted, with respect to any such Taxes.

SECTION 3.14. No Material Misstatements.

(a) As of the Closing Date only, all written information (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Parent, the Lead Borrower, its Subsidiaries and the Transactions prepared by or on behalf of the foregoing or their representatives and made available, by or on behalf of Parent or the Lead Borrower, to the Joint Lead Arrangers, any Lenders or the Administrative Agent in connection with the Transactions, when taken as a whole, were true and correct in all material respects and does not as of such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections furnished to the Joint Lead Arrangers, the Administrative Agent or the Lenders have been prepared in good faith based upon assumptions believed by the Lead Borrower to be reasonable at the time made, as of the date the Projections were furnished to the Joint Lead Arrangers, the Administrative Agent or the Lenders and as of the Closing Date (it being understood that actual results may vary from the Projections and that such variations may be material).

SECTION 3.15. Employee Benefit Plans.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in form and operation with the applicable provisions of ERISA and the applicable provisions of the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations; and (ii) no ERISA Event has occurred or is reasonably expected to occur.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Foreign Plan Event has occurred.

SECTION 3.16. Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice of violation, request for information, order, complaint or assertion of penalty has been received by the Borrowers or any of the Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened which allege a violation of or liability under any Environmental Laws or concerning Hazardous Materials, in each case relating to the Borrowers or any of the Restricted Subsidiaries, (ii) each of the Borrowers and the Restricted Subsidiaries has all authorizations and permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Borrowers or any of the Restricted Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any liability or obligation of the Borrowers or any of the Restricted Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated by or on behalf of the Borrowers or any of the Restricted Subsidiaries that has been transported to or Released at or from any location in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrowers or any of the Restricted Subsidiaries, and (iv) there is no agreement to which the Borrowers or any of the Restricted Subsidiaries is a party in which the Borrowers or any of the Restricted Subsidiaries has assumed or undertaken, or retained, responsibility for any known or reasonably likely liability or obligation arising under or relating to Environmental Laws.

SECTION 3.17. Security Documents.

(a) The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Administrative Agent (together with transfer powers or endorsements executed in blank), in the case of Deposit Accounts, when Deposit Account Control Agreements are entered into by the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement (other than registered copyrights and copyright applications), when financing statements and other filings described on Schedule 3.17 are filed in the offices specified on Schedule 3.17, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations, in each case to the extent security interests in such Collateral can be perfected by delivery of such certificates or notes, as applicable, representing Pledged Collateral, the execution of Deposit Account Control Agreements or the filing Uniform Commercial Code financing statements, as applicable, in each case prior and superior in right to any other person (except Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the registered copyrights and copyright applications, in each case prior and superior in right to any other person except Liens expressly permitted by Section 6.02 and Liens having priority by operation of law (it being understood that subsequent recordings in the United States Copyright Office or United States Patent and Trademark Office, as the case may be, may be necessary to perfect a lien on registered copyrights and copyright applications acquired by the grantors after the Closing Date).

(c) The Mortgages shall be effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Liens expressly permitted by Section 6.02 and Liens having priority by operation of law.

SECTION 3.18. Solvency. Immediately after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Lead Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Lead Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.19. Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Parent or the Lead Borrower, threatened in writing against the Borrowers or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Borrowers and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all persons treated as contractors by the Borrower and the Restricted Subsidiaries are properly categorized as such, and not as employees, under applicable law; and (d) all payments due from the Borrowers or any of the Restricted Subsidiaries or for which any claim may be made against the Borrowers or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrowers or such Restricted Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions and the payment of the Transaction Costs will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Lead Borrower or any of its Subsidiaries (or any predecessor) is a party or by which Parent, the Lead Borrower or any of its Subsidiaries (or any predecessor) is bound.

SECTION 3.20. Borrowing Base Certificate. As of the date of any Borrowing Base Certificate, the information set forth in such Borrowing Base Certificate is true and correct in all material respects and has been prepared in accordance with the requirements of this Agreement. USA PATRIOT Act and OFAC.

(a) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Loan Parties, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) None of the Borrowers or any Restricted Subsidiary nor, to the knowledge of the Lead Borrower, any director, officer, agent, employee or controlled Affiliate of the Borrowers is currently the subject of any U.S. sanctions program administered by OFAC; and the Borrowers will not directly or indirectly use the proceeds of the Revolver Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

ARTICLE IV

Conditions of Lending

SECTION 4.01. Closing Date. The Administrative Agent, Swingline Lenders, the Issuing Banks and the Lenders shall not be required to fund any Revolver Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived in writing:

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof, and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Closing Date Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

(c) Prior to or substantially concurrently with the funding of the initial Credit Extension on the Closing Date, the Merger Sub shall have received (to the extent not otherwise applied to the Transactions) cash equity contributions (the “Equity Contribution”), which cash equity, when combined with equity of certain of the existing shareholders of Ollie’s Holdings, Inc. and members of management of Ollie’s Holdings, Inc. and its subsidiaries that will be retained, rolled over or converted, if any, will constitute an aggregate amount not less than 40% of the total consolidated pro forma debt and equity of Parent and its subsidiaries on the Closing Date after giving effect to the Transactions but without giving effect to any increase in debt incurred to fund any original issue discount or upfront fees pursuant to the Fee Letter; provided that the Sponsor shall directly or indirectly own at least a majority of the outstanding voting and economic interests of Parent on the Closing Date.

(d) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(e) The Administrative Agent (or its counsel) shall have received duly executed counterparts of the Intercreditor Agreement, signed on behalf of the Administrative Agent and the Term Agent and acknowledged by the Borrowers and the other Loan Parties.

(f) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a written opinion of each of (i) Weil, Gotshal & Manges LLP, special counsel for Parent and the Borrowers and (ii) McNees Wallace & Nurick LLC, special Pennsylvania counsel for Parent and the Borrowers, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders and each Issuing Bank on the Closing Date and (C) in form and substance usual and customary for transactions such as those contemplated hereby, with respect to the Loan Documents and the Transactions, and each of Parent and the Borrowers hereby instruct their counsel to deliver such opinions.

(g) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date (and a bring-down thereof on the Closing Date) from such Secretary of State (or other similar official);

(ii) a certificate of the secretary or assistant secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party;

(iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) a certificate of a Responsible Officer of Parent or the Lead Borrower certifying that as of the Closing Date (i) all the representations and warranties described in Section 4.01(b) are true and correct to the extent set forth therein and (ii) that the conditions specified in Sections 4.01(b), (c) and (j) have been satisfied.

(h) Subject to the penultimate paragraph of this Section 4.01, (i) the Collateral and Guarantee Requirement shall have been satisfied, (ii) the Administrative Agent shall have received a duly completed Collateral Questionnaire dated the Closing Date, together with all attachments contemplated thereby, (iii) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and, to the extent requested, copies of the financing statements (or similar documents) disclosed by such search and (iv) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are either permitted by Section 6.02 or have been released (or authorized for release in a manner reasonably satisfactory to the Administrative Agent).

(i) The Lenders shall have received (a) the financial statements, Projections and other financial information referred to in Section 3.05 and Section 3.14 and (b) a pro forma consolidated balance sheet and related pro forma statement of income of the Lead Borrower as of last day of and for the most recently completed fiscal year ended at least 90 days prior to the Closing Date and for the most recently ended fiscal quarter ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) and other than a fiscal year end, the pro forma statement of income of the Borrower for the 12-month period ending on the last day of the most recently completed 4-fiscal quarter period ended at least 45 days prior to the Closing Date; provided, that (i) each such pro forma financial statement shall be prepared in good faith by the Lead Borrower, (ii) no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (iii) the filing of any required financial statements on form 10-K or form 10-Q by Ollie’s Holdings, Inc., as applicable, will satisfy the foregoing requirements set forth in clause (a) above with respect to such financial statements.

(j) Substantially concurrently with the initial Credit Extension, none of the Parent, the Lead Borrower or any Restricted Subsidiaries shall have any third party debt for borrowed money other than the Revolver Facility, the Term Facility Debt, indebtedness that is permitted to remain outstanding under the Acquisition Agreement or permitted to be incurred under the Acquisition Agreement prior to the Closing Date and permitted to remain outstanding thereafter and ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, surety bonds and short-term working capital facilities and the Administrative Agent shall have received customary payoff letters in connection with the repayment of the Existing Credit Agreement.

(k) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the Chief Financial Officer of the Lead Borrower.

(l) The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(m) Since December 31, 2011, there has not been any change or effect that constitutes a Closing Date Material Adverse Effect.

(n) To the extent requested in writing by the Administrative Agent not less than ten (10) days prior to the Closing Date, the Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(o) Substantially concurrently with the initial Credit Extension, the Merger (as defined in the Acquisition Agreement) shall be consummated in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, waivers or consents by Parent or Merger Sub that are materially adverse to the interests of the Lenders or the Joint Lead Arrangers in their respective capacities as such without the consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Lenders or the Joint Lead Arrangers so long as such decrease is allocated to reduce the Equity Contribution and the Term Facility Debt on a pro rata, dollar-for-dollar basis, (b) any increase in the purchase price shall not be materially adverse to the Lenders or the Joint Lead Arrangers so long as such increase is funded by amounts permitted to be drawn under the Revolver Facility on the Closing Date and/or an increase to the Equity Contribution and (c) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Lenders or the Joint Lead Arrangers shall not otherwise constitute an amendment or waiver and the Administrative Agent shall have received confirmation that the certificate of merger has been accepted with the Delaware Secretary of State indicating Merger Sub has merged with and into Ollie’s Holdings.

Notwithstanding the foregoing conditions specified in Section 4.01 above, to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than(i) UCC lien searches in the Loan Parties’ respective jurisdictions of organization, (ii) a Lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC and (iii) a pledge of the capital stock of the Lead Borrower and the Subsidiary Loan Parties with respect to which a Lien may be perfected upon closing by the delivery of a stock or equivalent certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such lien search and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial Credit Extension hereunder on the Closing Date but may instead be delivered and/or perfected within 90 days (or such longer date as the Administrative Agent may reasonably agree in its discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably.

Each Agent and each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date shall be deemed to have acknowledged receipt of and consented to and approved each Loan Document and each other document required to be approved by any Agent or Lender, as applicable, on the Closing Date.

SECTION 4.02. Conditions Precedent to All Credit Extensions. On the date of each Borrowing (including each Swingline Borrowing, but not including any Borrowing made on the Closing Date) and on the date of each issuance, amendment (only if such amendment increases the amount thereof), extension or renewal of a Letter of Credit (each such occurrence, a “Credit Extension”):

(a) the Lead Borrower shall have delivered to the Administrative Agent (and the Swingline Lenders in the case of a Swingline Borrowing) a customary Borrowing Request, or LC Request as the case may be;

(b) Availability on the proposed date of such Borrowing shall be adequate to cover the amount of such Borrowing and/or issuance, amendment, extension or renewal of such Letter of Credit;

(c) no Default or Event of Default shall exist at the time of, or result from, such funding or issuance; and

(d) the representations and warranties of each Loan Party set forth in Article III of this Agreement or in any Security Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as such earlier date).

Each request by the Borrowers for funding of a Revolver Loan, or issuance, amendment, modification, renewal or extension of a Letter of Credit shall constitute a representation by the Borrowers that the conditions in clauses (b) through (d) above are satisfied on the date of such request and on the date of such funding or issuance.

ARTICLE V

Affirmative Covenants

Each of Parent (solely as to Sections 5.01, 5.03, 5.05 and 5.09 as applicable to it) and the Borrowers covenant and agree with each Lender that so long as any Revolver Commitments or Obligations (other than (i) contingent obligations as to which no claim or demand for payment has been made, or in the case of indemnification obligations, no notice has been given, and (ii) Obligations that have been Cash Collateralized, as applicable) are outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrowers (and Parent solely to the extent applicable to it) will, and the Borrowers will cause each of the Restricted Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) where, other than in the case of the Borrowers, the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise expressly permitted under Section 6.05 and (iii) the liquidation or dissolution of any Restricted Subsidiary if the assets of such Restricted Subsidiaries are acquired by any Borrower or a Subsidiary of any Borrower.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto reasonably necessary to the normal conduct of the business of the Lead Borrower and the Restricted Subsidiaries and (ii) at all times maintain and preserve all property reasonably necessary to the normal conduct of the business of the Lead Borrower and the Restricted Subsidiaries and keep such property in satisfactory repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance with prudent industry practice (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee thereunder and to the extent available provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy.

(b) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

SECTION 5.03. Taxes.

Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, pay and discharge promptly when due all Taxes, imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Lien permitted under Section 6.02) upon such properties or any part thereof except that no such Tax or claim need be paid to the extent that (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrowers or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto and (b) in the case of a Tax or claim which has or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within one hundred twenty (120) days after the end of each fiscal year (commencing with fiscal year 2012 ending on February 2, 2013), (x) a consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial position of Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year (provided that no comparison of the 2013 fiscal year to the 2012 fiscal year shall be required), which consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP and (y) supporting schedules reconciling such consolidated balance sheet and related statements of operations and cash flows with the consolidated financial condition and results of operations of the Lead Borrower for the relevant period (it being understood that the delivery by the Lead Borrower of annual reports on Form 10-K of the Lead Borrower (or any Parent Entity) and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein); provided that for the 2012 fiscal year, this Section 5.04(a) shall be satisfied by delivery to the Administrative Agent of a consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial position of the Lead Borrower and its Subsidiaries as of the close of the nine month period ended September 29, 2012 and a consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial position of Parent and its Subsidiaries as of the close of the four month period ended February 2, 2013, in each case audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants);

(b) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year (commencing with the first fiscal quarter of the 2013 fiscal year), (x) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year (provided that no comparison of the 2013 fiscal year (and its interim periods) to the 2012 fiscal year (and its corresponding interim periods) shall be required), all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Parent as fairly presenting, in all material respects, the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (y) supporting schedules reconciling such consolidated balance sheet and related statements of operations and cash flows with the consolidated financial position and results of operations of the Lead Borrower for the relevant period (it being understood that the delivery by the Lead Borrower of quarterly reports on Form 10-Q of the Lead Borrower (or any Parent Entity) and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) concurrently with any delivery of financial statements under paragraphs (a) and (b) above, a certificate of a Financial Officer of the Lead Borrower in substantially the form attached hereto as Exhibit I (i) which shall include a management’s discussion and analysis with respect to such financial statements (which shall be deemed provided by the delivery or filing with the SEC of a Form 10-K or Form 10-Q containing the MD&A required by applicable SEC rules), (ii) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (iii) setting forth the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period, to the extent the requirements of Section 6.10 are then in effect and (iv) if applicable (x) pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the respective financial statements, (y) a list of each Immaterial Subsidiary as of the date of delivery of such certificate and (z) a list of each Unrestricted Subsidiary as of the date of delivery of such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Parent, the Lead Borrower or any of its Subsidiaries with the SEC or any securities exchange, or after an initial public offering, distributed to its stockholders generally, as applicable and all press releases and other statements made available generally by Parent or any of its Subsidiaries to the public concerning material developments in the business of Parent or any of its Subsidiaries;

(e) within one hundred twenty (120) days after the beginning of each fiscal year, a detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the Lead Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow and projected income) and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year (to the extent that such revisions have been approved by the Lead Borrower’s (or any Parent Entity’s, as applicable) board of directors (or equivalent governing body)), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Lead Borrower to the effect that, to such Financial Officer’s knowledge, the Budget is a reasonable estimate for the period covered thereby;

(f) promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g) together with the delivery of the annual compliance certificate required by Section 5.04(c), deliver an updated Collateral Questionnaire reflecting any changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.09(f) (or, where relevant, notice that there have been no changes);

(h) promptly following reasonable request therefore from the Administrative Agent, copies of (i) any documents described in Sections 101(f) and/or (j) of ERISA with respect to any Plan, and/or (ii) any notices or documents described in Sections 101(f), (k) and/or (l) of ERISA requested with respect to any Multiemployer Plan; provided, that if any Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Party(ies) and/or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administer or sponsor and the Borrowers shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(i) as soon as practicable after the end of each fiscal quarter and in any event no later than thirty (30) days after the end of each fiscal quarter, an aging report of the accounts payable of Lead Borrower and it Restricted Subsidiaries setting forth in reasonable detail the names of the payees and the amounts owed to them respectively and other reasonable detail reasonably requested by the Administrative Agent;

(j) as soon as reasonably practicable following a reasonable request from the Administrative Agent (for itself or on behalf of any Lender), from time to time, but no more frequently than quarterly (unless a Specified Event of Default then exists), a listing of each Borrower’s accounts receivables, specifying the account debtor and balance due, and a detailed aging report;

(k) as soon as practicable after the end of each month and in any event no later than thirty (30) days after the end of each month, a retail stock ledger which shall be in form and detail reasonably satisfactory to the Administrative Agent;

(l) during any Liquidity Period, within thirty (30) days after the end of each of the first two (2) fiscal months of each fiscal quarter, (x) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Lead Borrower and its Subsidiaries as of the close of such fiscal month and the consolidated results of its operations during such fiscal month and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Lead Borrower on behalf of the Lead Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (y) management’s discussion and analysis with respect to such financial statements; and

(m) within thirty (30) days after the date of delivery of the annual financial statements pursuant to Section 5.04(a) (or such later date agreed to by the Administrative Agent in its reasonable discretion), the Lead Borrower will hold a conference call or teleconference, at a time selected by the Lead Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year and the financial condition of the Lead Borrower and its Subsidiaries and the Budget for the current fiscal year.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) written notice (which notice shall specify in reasonable detail the nature of such event) of the following promptly after any Responsible Officer of Parent or the Borrowers obtain actual knowledge thereof:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent, the Borrowers or any of their Subsidiaries would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event or Foreign Plan Event that, individually or together with all other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(d) any other development specific to Parent, the Borrowers or any of their Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections.

(a) Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.

(b) Permit the Administrative Agent, subject (except when an Event of Default exists) to reasonable advance notice to, and reasonable coordination with, the Lead Borrower and normal business hours, to visit and inspect the Properties of any Borrower, at the Borrowers’ expense as provided in clause (c) below, inspect, audit and make extracts from any Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Borrower’s business, financial condition, assets and results of operations (it being understood that a representative of the Lead Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that the Administrative Agent shall only be permitted to conduct one field examination and one inventory appraisal with respect to any Collateral comprising the Borrowing Base per 12-month period; provided further, that (x) if at any time a Liquidity Event shall have occurred and be continuing, (i) up to two additional field examinations and up to two additional inventory appraisals of Current Asset Collateral shall be permitted in such 12-month period at the Borrowers’ expense and (ii) one additional field examination and one additional inventory appraisal of Current Asset Collateral shall be permitted in such 12-month period at the Lenders’ expense (but, in the case of clauses (i) and (ii), in any event not more frequently than quarterly) and (y) during the existence and continuance of an Event of Default, there shall be no limit on the number of additional field examinations and inventory appraisals of

Current Asset Collateral, at the Borrowers’ expense, that shall be permitted at the Administrative Agent’s request, in each case, in a form and from a third-party appraiser or consultant reasonably satisfactory to the Administrative Agent. No such inspection or visit shall unduly interfere with the business or operations of any Borrower, nor result in any damage to the Property or other Collateral. No inspection shall involve invasive testing without the prior written consent of the Lead Borrower. Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Each of the Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes and the Borrowers shall not be entitled to rely upon them.

(c) Reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 9.05) of the Administrative Agent in connection with (i) examinations of any Borrower’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate; and (ii) field examinations and inventory appraisals of Collateral comprising the Borrowing Base; in each case subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph. Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

SECTION 5.08. Compliance with Environmental Laws.

(a) Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws. This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, the Lead Borrower and any of its affected Subsidiaries promptly undertake reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material liability to the Lead Borrower or any of the Restricted Subsidiaries or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, the Lead Borrower or any of the Restricted Subsidiaries.

SECTION 5.09. Further Assurances; Mortgages.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the

Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority (subject to the Intercreditor Agreement) of the Liens created or intended to be created by the Security Documents.

(b) If any asset (other than real property or improvements thereto or any interest therein or voting Equity Interests representing more than 65% of the voting Equity Interests of any Foreign Subsidiary or Disregarded Domestic Subsidiary) that has an individual fair market value in an amount greater than $2.5 million (as reasonably estimated by the Lead Borrower) is acquired by Parent, the Borrowers or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (c) and paragraph (g) below.

(c) Upon the request of the Administrative Agent, grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent (or, if the Administrative Agent shall so direct, a collateral agent, sub-agent or similar agent) security interests and mortgages in fee owned real property of the Borrowers or any such Subsidiary Loan Parties acquired after the Closing Date and having a value at the time of acquisition in excess of $2.5 million (as reasonably estimated by the Borrowers) pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent (each, a “Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.02. Unless otherwise waived by the Administrative Agent, with respect to each such Mortgage, the Borrowers shall deliver (at its expense) to the Administrative Agent contemporaneously therewith (i) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrowers, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (ii) the legal opinions of local U.S. counsel in the state where such real property is located, in form and substance reasonably satisfactory to the Administrative Agent.

(d) If (i) any additional Restricted Subsidiary is formed or acquired after the Closing Date or (ii) any Restricted Subsidiary ceases to be an Immaterial Subsidiary pursuant to the definition thereof, and, in each case, if such Subsidiary is a Subsidiary Loan Party, concurrently with the delivery of financial statements pursuant to Section 5.04(a) or (b), notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after such date or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary Loan Party owned by or on behalf of any Loan Party.

(e) If any additional Foreign Subsidiary (which Subsidiary is a “first tier” Foreign Subsidiary) or Disregarded Domestic Subsidiary is formed or acquired after the Closing Date and if such Subsidiary is a Subsidiary Loan Party, concurrently with the delivery of financial statements pursuant to Section 5.04(a) or (b), notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after such date or such longer period as the Administrative Agent shall reasonably agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party.

(f) (i) Furnish to the Administrative Agent prompt written notice of any change in (A) any Loan Party’s corporate or organization name, (B) any Loan Party’s organizational form or (C) any Loan Party’s organizational identification number; provided that neither Parent nor the Borrower shall effect or permit any such change unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the provisions of this Section 5.09 need not be satisfied with respect to (i) all leasehold real property, (ii) any fee owned real property that has an individual fair market value in an amount less than $2.5 million (as reasonably estimated by the Lead Borrower), (iii) Equity Interests of any partnerships, joint ventures and any non-Wholly Owned Subsidiary which cannot be pledged without the consent of one (1) or more third parties (other than the Borrowers or any of the Restricted Subsidiaries), (iv) margin stock, (v) any asset to the extent that the grant of a security interest therein would result in materially adverse tax consequences as reasonably determined by the Lead Borrower, (vi) any property and assets the pledge of which would require governmental consent, approval, license or authorization, (vii) all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law and (viii) other assets which the Administrative Agent, in consultation with the Borrower, determines, in its reasonable discretion, should be excluded taking into account the practical operations of the Borrowers’ business. Notwithstanding anything to the contrary herein, (w) the Loan Parties shall not be required to grant a security interest in any Collateral or perfect a security interest in any Collateral to the extent (A) the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Lead Borrower and the Administrative Agent or (B) if the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or with respect to any assets to the extent such a pledge would violate the terms of any contract with respect to such assets (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) or would trigger termination pursuant to any “change of control” or similar provision in any contract, (x) no actions shall be required in order to create or perfect any security interests in assets located outside the United States and no foreign law security or pledge agreement shall be required, (y) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements (other than (I) control of pledged capital stock to the extent otherwise required by this Agreement and the Security Documents and promissory notes to the extent required by this Agreement and the Security Documents and (II) Deposit Accounts (but not Excluded Deposit Accounts) to the extent required by Section 5.12 and (z) the following Collateral shall not be required to be perfected (A) motor vehicles and any other assets subject to state law certificate of title statutes, (B) commercial torts claims and (C) letter of credit rights to the extent not perfected by the filing of a financing statement under the Uniform Commercial Code.

SECTION 5.10. [Reserved].

SECTION 5.11. [Reserved].

SECTION 5.12. Collateral Monitoring and Reporting.

(a) Borrowing Base Certificates. By the twentieth (20th) day of each fiscal month (or, with respect to each of the first six (6) fiscal months ended after the Closing Date, by the date that is thirty (30) days after the end of each fiscal month, commencing with the first full fiscal month ending after the Closing Date) (or, if such day is not a Business Day, the next succeeding Business Day), the Lead Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate (the first date such first Borrowing Base Certificate is required to be delivered hereunder, the “Initial Borrowing Base Delivery Date”) prepared as of the close of business on the last Business Day of the previous month. All calculations of Availability in any Borrowing Base Certificate shall be made by the Borrowers and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with the Lead Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve. By the twentieth (20th) day after the end of each fiscal quarter (commencing with the fiscal quarter ending February 2, 2013), the Lead Borrower shall deliver (i) to the Administrative Agent an Applicable Margin Certificate setting forth a calculation of the Average Availability for the fiscal quarter most recently ended and the corresponding Applicable Margins, and (ii) updates, if any, to Schedule O to the Collateral Questionnaire to reflect all locations of Inventory at the end of the fiscal quarter then ended.

(b) Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to the Administrative Agent on a periodic basis (but not more frequently than at the time of delivery of each of the financials required pursuant to Section 5.04(a) and (b)). Each Borrower shall also provide to the Administrative Agent, on or before the twentieth (20th) day of each month (or, with respect to each of the first 6 fiscal months ended after the Closing Date, by the date that is thirty (30) days after the end of each fiscal month, commencing with the first full fiscal month ending after the Closing Date), a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and the amount, invoice date and due date as the Administrative Agent may reasonably request. If Accounts owing from any single Account Debtor (other than a Credit Card Issuer or Credit Card Processor) in an aggregate face amount of $5 million or more cease to be Eligible Accounts, the Borrowers shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Responsible Officer of the Lead Borrower has actual knowledge thereof.

(c) Maintenance of Dominion Account. The Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Administrative Agent and shall establish such lockbox or other arrangement as provided in clause (j) of the definition of “Collateral and Guarantee Requirement.” The Administrative Agent and the Lenders assume no responsibility to the Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any check, draft or other item of payment payable to a Borrower (including those constituting proceeds of Collateral) accepted by any bank.

(d) Proceeds of Collateral. The Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts (other than Accounts with balances less than $1 million) or otherwise relating to Current Asset Collateral are made directly to a Deposit Account subject to a Deposit Account Control Agreement (or a lockbox relating to a Dominion Account). If any Borrower receives cash or any check, draft or other item of payment payable to a Borrower with respect to any Collateral, it shall hold the same in trust for the Administrative Agent and promptly deposit the same into any such Deposit Account or Dominion Account.

(e) Administration of Deposit Accounts. Schedule 5.12 sets forth all Deposit Accounts (other than Excluded Deposit Accounts) maintained by the Loan Parties, including all Dominion Accounts, as of the Closing Date. Subject to clause (j) of the definition of “Collateral and Guarantee Requirement,” each Loan Party shall take all actions necessary to establish the Administrative Agent’s control (within the meaning of the UCC) over each such Deposit Account other than Excluded Deposit Accounts at all times. Each Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other person (other than the Administrative Agent and the Term Agent) to have control over a Deposit Account or any deposits therein. Each Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account (other than any Excluded Deposit Accounts), and shall not open any Deposit Accounts (other than any Excluded Deposit Accounts) at a Bank not reasonably acceptable to the Administrative Agent.

SECTION 5.13. Use of Proceeds. The Borrowers will use Letters of Credit, Revolver Loans and Swingline Loans (a) on the Closing Date, to consummate the Transactions and pay the Transaction Costs; provided that no more than $25.0 million in aggregate principal amount of Revolver Loans may be incurred on the Closing Date for such purpose, and (b) after the Closing Date, for working capital needs and other general corporate purposes of the Borrowers and their Subsidiaries.

SECTION 5.14. Certification of Public Information.

(a) Concurrently with the delivery of any document or notice required to be delivered pursuant to any Loan Document, the Borrowers shall indicate in writing whether such document or notice contains Nonpublic Information. The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrowers, their Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.14 or otherwise are being distributed through IntraLinks/IntraAgency, Syndtrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrowers have indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrowers have not indicated whether a document or notice delivered pursuant to this Section 5.14 contains Nonpublic Information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who do not wish to receive material non-public information with respect to the Borrowers, their Subsidiaries and their securities. By marking any documents, information or other data “PUBLIC,” the Borrowers shall be deemed to have authorized the Lenders to treat such documents, information or other data as not containing Nonpublic Information. The Borrowers acknowledge and agree that the list of Disqualified Institutions does not constitute Nonpublic Information and shall be posted promptly to all Lenders by the Administrative Agent (including any updates thereto).

(b) Each “public-side” Lender as described in paragraph (a) of this Section agrees to cause at least one (1) individual at or on behalf of such Lender to at all times have selected the “private side information” or similar designation on the content declaration screen of the Platform in order to enable such Lender or its delegate, in accordance with such Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “public side information” portion of the Platform and that may contain Non-public Information with respect to Parent, the Borrowers or the securities of any of the foregoing for purposes of United States federal or state securities laws. In the event that any “public-side” Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such “public-side” Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrowers, the Agents or the Joint Lead Arrangers has any responsibility for such “public-side” Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

SECTION 5.15. Designation of Subsidiaries. The board of directors of the Lead Borrower may at any time designate or re-designate (x) any Restricted Subsidiary of any Borrower as an Unrestricted Subsidiary (an “Unrestricted Subsidiary Designation”) or (y) any Unrestricted Subsidiary as a Restricted Subsidiary (a “Subsidiary Redesignation”); provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to such designation, the Borrowers shall be in compliance on a pro forma basis with Section 6.10 (whether or not then in effect), (iii) no Borrower may be designated as an Unrestricted Subsidiary, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Term Facility or any other Indebtedness in excess of the Threshold Amount, (v) as of the last date of designation thereof, no Unrestricted Subsidiary shall own any Equity Interests in any Borrower or any Subsidiary Loan Party or hold any Indebtedness of, or Lien on any property of any Borrower or any Subsidiary Loan Party or (vi) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to any Borrower or any Subsidiary Loan Party with respect to such Indebtedness (unless such Indebtedness is otherwise permitted under Section 6.01). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the portion (proportionate to such Borrower’s equity interest in such subsidiary) of the fair market value of the net assets of such Subsidiary (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.04). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time. As of the date of any designation, the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower certifying to such officer’s knowledge, compliance with the requirements of this Section 5.15, including the calculation to demonstrate compliance on a pro forma basis with Section 6.10.

SECTION 5.16. Post-Closing Items. The Loan Parties shall satisfy the items described on Schedule 5.16 within the applicable periods of time specified in such Schedule (or such longer periods as the Administrative Agent may agree in its sole discretion).

ARTICLE VI

Negative Covenants

Each of Parent (solely as to Section 6.08(a)) and the Borrowers covenant and agree with each Lender that, so long as any Revolver Commitments or Obligations (other than (i) contingent obligations as to which no claim or demand for payment has been made, or, in the case of indemnification obligations, no notice has been given, and (ii) Obligations that have been Cash Collateralized, as applicable) are outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrowers will not and will not permit any of their Restricted Subsidiaries to (and Parent as to Section 6.08(a), will not):

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents (including Indebtedness in respect of Revolver Commitment Increases);

(b) Indebtedness pursuant to Swap Agreements not incurred for speculative purposes;

(c) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, securing unemployment insurance and other social security laws or regulation, health, disability or other employee benefits, salary, wages or other compensation or property, casualty or liability insurance or self-insurance or other similar obligations to the Lead Borrower or any Restricted Subsidiary;

(d) Indebtedness of any Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party to the Loan Parties shall be permitted under Section 6.04(b) and (ii) (A) Indebtedness of the Lead Borrower and of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (B) all such Indebtedness shall be evidenced by intercompany promissory notes and such notes owned or held by a Loan Party shall be pledged as Collateral pursuant to the Collateral Agreement;

(e) Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including Indebtedness in respect of letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(f) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(g) (x) Indebtedness assumed or incurred in connection with Permitted Business Acquisitions or any acquisition permitted under this Agreement, and provided that (A) immediately before and after giving effect to the assumption or incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing, (B) (i) in the case of Indebtedness assumed, such Indebtedness exists at the time of such Permitted Business Acquisition (or other permitted acquisition) and is not created in contemplation of such event or (ii) in the case of Indebtedness incurred, (I) such Indebtedness matures no earlier than the date that is, at the time of such incurrence, ninety-one (91) days after the Revolver Termination Date and (II) immediately before and after giving effect to the incurrence thereof, the Total Leverage Ratio does not exceed

4.50 to 1.00 on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04 and (C) after giving effect to the assumption or incurrence of such Indebtedness, the Lead Borrower shall be in compliance on a Pro Forma Basis with Section 6.10 (whether or not then in effect) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04 and (y) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness

(h) Capital Lease Obligations, mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond and similar financings) incurred by any Borrower or any Restricted Subsidiary prior to or within two hundred seventy (270) days after the acquisition, lease, repair or improvement of the respective asset in order to finance such acquisition, lease, repair or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (i) of this Section 6.01) would not exceed in aggregate principal amount outstanding at any time the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04;

(i) Capital Lease Obligations incurred by any Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof in an aggregate outstanding principal amount that at the time of, and after giving effect to the incurrence of (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01) would not exceed in aggregate principal amount outstanding at any time the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04;

(j) Indebtedness of the Borrowers under the Term Facility (including any Replacement Term Loans) in an aggregate outstanding principal (or committed) amount not to exceed $225 million and any Permitted Refinancing Indebtedness (as defined in the Term Facility) in respect thereof, provided that (i) such amount may be increased by (A) the aggregate principal amount of any Incremental Term Loans (as defined in the Term Facility) so long as the sum of the aggregate principal amount of (x) any Incremental Term Loans and (y) any Incremental Equivalent Debt does not exceed the aggregate amount permitted to be incurred under Section 2.22 of the Term Facility (as in effect on the date hereof) and (B) any additional amounts permitted to be incurred as Replacement Term Loans under Section 9.08(d)(A) of the Term Facility (as in effect on the date hereof);

(k) Guarantees (i) by the Borrowers or any Loan Party (which guarantees shall be subordinated in the case of any Permitted Debt Securities or any Permitted Refinancing Indebtedness in respect thereof on terms no less favorable than the subordination applicable to the guarantees or refinanced Indebtedness) of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (ii) by any Borrower or any Loan Party of Indebtedness otherwise permitted hereunder of any Restricted Subsidiary that is not a Subsidiary Loan Party, (iii) by any

Restricted Subsidiary that is not a Loan Party of Indebtedness of Parent and its Restricted Subsidiaries to the extent, in the case of clauses (ii) and (iii), such Guarantees are permitted by Section 6.04; provided that Guarantees by any Borrower or any other Loan Party under this Section 6.01(k) of any other Indebtedness of a person that is subordinated to the Obligations shall be expressly subordinated to the Obligations on terms not materially less favorable to the Lenders as those contained in the subordination of such other Indebtedness to the Obligations; provided further that no Guarantee by Parent or any of its Restricted Subsidiaries of any Subordinated Indebtedness or the Indebtedness described in Section 6.01(j) shall be permitted unless Parent or the applicable Restricted Subsidiaries, as the case may be, shall have also provided a Guarantee of the Obligations under the Loan Documents on substantially the terms set forth in the applicable Guarantee of such Indebtedness or on terms acceptable to the Administrative Agent;

(l) Indebtedness arising from agreements of any Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including without limitation earn-out obligations), in each case, incurred or assumed in connection with the acquisition or Disposition of any business or assets (including Equity Interests of Restricted Subsidiaries) of any Borrower or any Restricted Subsidiary permitted by Section 6.04 or Section 6.05, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business or assets for the purpose of financing such acquisition;

(m) Incremental Equivalent Debt, so long as the sum of the aggregate outstanding principal amount of (x) any Incremental Term Loans (as defined in the Term Facility) and (y) any Incremental Equivalent Debt does not exceed the amount permitted to be incurred under Section 2.23 of the Term Facility (as in effect on the date hereof);

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) (i) additional Indebtedness of any Borrower or any Restricted Subsidiary and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness shall be (1) Subordinated Indebtedness that constitutes Permitted Debt Securities or (2) unsecured Indebtedness that matures no earlier than the date that is, at the time of such incurrence or issuance, ninety-one (91) days after the Revolver Termination Date, so long as (A) after giving effect to such incurrence or issuance no Default or Event of Default shall have occurred and be continuing, (B) after giving effect to any such incurrence or issuance of Indebtedness, the Total Leverage Ratio shall not be greater than 4.50:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04, (C) the Lead Borrower shall have delivered a certificate of a Responsible Officer of the Borrower to the Administrative Agent certifying as to compliance with the requirements of clauses (A) and (B) of this clause (o), (D) any such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than AHYDO payments, customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default), in each case, prior to the date that is 91 days after the Maturity Date, (y) the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms)), are not, taken as a whole (as reasonably determined by the Lead Borrower), more onerous in any material respect than those applicable to the Loan Documents or the Term Facility (other than any covenants or any other provisions applicable only to periods after the Revolver Termination Date) and (z) with respect to Indebtedness incurred under this clause (o) by a non-Loan Party, the aggregate outstanding principal amount of such Indebtedness of Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of $15.0 million and 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered;

(p) [Reserved];

(q) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 (as reduced by any repayments thereof other than with any Permitted Refinancing Indebtedness) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(r) (i) Indebtedness supported by a Letter of Credit in an aggregate principal amount not in excess of the stated amount of such Letter of Credit and (ii) Indebtedness in respect of letters of credit (other than a Letter of Credit) issued for the account of any of the Subsidiaries of Parent to finance the purchase of Inventory so long as (x) such indebtedness is unsecured and (y) the aggregate principal amount of such indebtedness does not exceed $15 million at any time;

(s) Indebtedness incurred by the Borrowers and their Restricted Subsidiaries representing (i) deferred compensation to directors, officers, employees, members of management and consultants of Parent, any Parent Entity, any Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Business Acquisition or any Investment permitted hereby;

(t) Indebtedness consisting of promissory notes issued by the Borrowers and their Restricted Subsidiaries to current or former directors, officers, employees, members of management or consultants of, Parent, any Parent Entity, any Borrower or any Subsidiary (or their respective estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner) to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(u) Indebtedness in respect of (x) letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business or (y) any Letter of Credit issued in favor of any Issuing Bank or Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made hereunder;

(v) Indebtedness arising out of the creation of any Lien (other than for Liens securing debt for borrowed money) permitted under Section 6.02;

(w) Indebtedness incurred in the ordinary course of business in respect of obligations of any Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(x) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under applicable law;

(y) other Indebtedness of any Borrower or any Restricted Subsidiary, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed in an aggregate principal amount outstanding at any time the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(z) [reserved];

(aa) (i) additional Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $10 million and (y) an amount equal to 1.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04 and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that, in each case, such Indebtedness is secured only by Liens permitted by Section 6.02(gg);

(bb) indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements; and

(cc) without duplication of any other Indebtedness, all premium (if any), interest (including post-petition interest), fees, expenses and charges described in paragraphs (a) through (bb) above.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests, evidences of Indebtedness or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrowers and the Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02 1and any refinancing, modification, replacement, renewal or extension thereof; provided, that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(b) any Lien (i) created under the Loan Documents, (ii) permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (iii) on cash or deposits granted in favor of any Swingline Lender or any Issuing Bank hereunder to cash collateralize any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made, under this Agreement, as applicable and (iv) subject to the Intercreditor Agreement, Liens securing Indebtedness permitted by Section 6.01(j);

(c) any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(g), provided that such Lien (A) in the case of Liens securing Capital Lease Obligations and purchase money Indebtedness, applies solely to the assets securing such Indebtedness immediately prior to the consummation of the related Permitted Business Acquisition and after acquired property, to the extent required by the documentation governing such Indebtedness (without giving effect to any amendment thereof effected in contemplation of such acquisition or assumption), and the proceeds and products thereof; provided, that individual financings otherwise permitted to be secured hereunder provided by one (1) person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates), (B) in the case of Liens securing Indebtedness other than Capital Lease Obligations or purchase money Indebtedness, such Liens do not extend to the property of any person other than the person acquired or formed to make such acquisition and the subsidiaries of such person (and the Equity Interests in such person), (C) in the case of clause (A) and clause (B), such Lien is not created in contemplation of or in connection with such acquisition or assumption, (D) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness” and (E) in the case of any Indebtedness incurred by the Lead Borrower or any other Loan Party and secured with the Current Asset Collateral, such Indebtedness shall be secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent;

(d) Liens for Taxes, assessments or other governmental charges or levies which are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(f) (i) pledges and deposits made (including to support obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 6.01(c) and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including to support obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to any Borrower or any Subsidiary provided by such insurance carriers;

(g) (i) deposits to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion and similar obligations and similar obligations, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 6.02(g);

(h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary;

(i) Liens securing Capital Lease Obligations, mortgage financings, and purchase money Indebtedness or improvements thereto hereafter acquired, leased, repaired or improved by any Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(h) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are created, and the Indebtedness secured thereby is incurred, within two hundred seventy (270) days after such acquisition, lease, completion of construction or repair or improvement (except in the case of any Permitted Refinancing Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs (including any fees, costs or expenses or prepaid interest or similar items) incurred by any Borrower or any Restricted Subsidiary in connection with such acquisition or construction or material repair or improvement or financing thereof and (iv) such security interests do not apply to any other property or assets of any Borrower or any Restricted Subsidiary (other than to the proceeds and products of and the accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates);

(j) Liens arising out of (i) Sale Lease-Back Transactions permitted under Section 6.03 and (ii) any Indebtedness incurred in connection therewith permitted by Section 6.01(i) (and any Permitted Refinancing Indebtedness in respect thereof), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds or products thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens disclosed by the title insurance policies delivered in connection with the Mortgages or pursuant to Section 5.09 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower or any Restricted Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any Restricted Subsidiary in the ordinary course of business, (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business and (v) encumbering reasonable customary initial deposits and margin deposits;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of letters of credit permitted under Section 6.01(c), (e), (r) and (u);

(q) (i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any person by the terms of any lease, license, franchise, grant or permit held by any Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens (i) solely on any cash earnest money deposits or Permitted Investments made by any Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Business Acquisition or other Investment permitted hereunder and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 6.05;

(t) Liens arising from precautionary UCC financing statements (or similar filings under other applicable law) regarding operating leases or consignment or bailee arrangements;

(u) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof arising out of such repurchase transaction;

(v) Liens securing Incremental Equivalent Debt permitted by Section 6.01(m) (, provided that in the case of any Indebtedness incurred by the Lead Borrower or any Loan Party and secured with the Current Asset Collateral, such Indebtedness shall be secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent;

(w) (i) Liens on Equity Interests in Joint Ventures or Unrestricted Subsidiaries securing obligations of such Joint Venture or Unrestricted Subsidiaries, as applicable and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(x) Liens in favor of the Borrowers or the Restricted Subsidiaries that are Subsidiary Loan Parties securing intercompany Indebtedness permitted under Section 6.04;

(y) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or the Restricted Subsidiaries in the ordinary course of business and (ii) arising by operation of law under Article 2 of the Uniform Commercial Code;

(z) [reserved];

(aa) other Liens with respect to property or assets of any Borrower or any Restricted Subsidiaries; provided that (i) the aggregate principal amount of the Indebtedness or other obligations secured by such Liens at any time outstanding do not exceed the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04 and (ii) in the case of any such Liens extending to the Current Asset Collateral, such Indebtedness shall be secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(dd) ground leases in the ordinary course in respect of real property on which facilities owned or leased by any Borrower or any of its Subsidiaries are located;

(ee) (i) Liens securing obligations under Swap Agreements permitted by Section 6.01 and (ii) Liens securing Cash Management Obligations permitted by Section 6.01;

(ff) [reserved];

(gg) any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(aa); provided that such Lien applies solely to the assets and Equity Interests of the applicable Foreign Subsidiary and its Restricted Subsidiaries; and

(hh) rights of set-off against credit balances of the Borrowers or any of the Restricted Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrowers or any of the Restricted Subsidiaries in

the ordinary course of business, but not rights of set-off against any other property or assets of the Borrowers or any of the Restricted Subsidiaries pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of the Borrowers or any of the Restricted Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property (i) owned by any Borrower or any Domestic Subsidiary which is a Restricted Subsidiary that is acquired, leased, repaired or improved after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within two hundred seventy (270) days of the acquisition, lease, repair or improvement of such property or (ii) owned by any Foreign Subsidiary which is a Restricted Subsidiary regardless of when such property was acquired, (b) (1) to the extent such transaction is permitted under Section 6.01(i) or (2) (x) if made for cash consideration, (y) the Lead Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (z) the aggregate fair market value of the assets sold (except with respect to any Sale Lease-Back Transaction involving the distribution center located in York, Pennsylvania) subject to all Sale and Lease-Back Transactions under this clause (2) shall not exceed the greater of $15.0 million and 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, another person or make a designation of a Restricted Subsidiary as an Unrestricted Subsidiary of (each, an “Investment”), except:

(a) the Transactions;

(b) Investments among the Borrowers and their Restricted Subsidiaries; provided that the sum of Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Borrowers and the Subsidiary Loan Parties in Restricted Subsidiaries (including Foreign Subsidiaries of the Borrowers) that are not Subsidiary Loan Parties shall not exceed an aggregate net amount outstanding at any time equal the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04; and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and the Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by any Borrower or any Restricted Subsidiary of promissory notes and other non-cash consideration (including, net exercise and net withholding of equity and equity-based awards) for Dispositions permitted under Section 6.05 (excluding Section 6.05(e));

(e) (i) loans and advances to directors, officers, employees, members of management or consultants of Parent (or any Parent Entity), any Borrower or any Restricted Subsidiary in the ordinary course of business not to exceed $2.5 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to directors, officers, employees, members of management or consultants in the ordinary course of business;

(f) accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(g) Investments under Swap Agreements permitted pursuant to Section 6.01;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except by terms thereof or as otherwise permitted by this Section 6.04;

(i) Investments resulting from pledges and deposits permitted by Sections 6.02(b)(iii), (f) and (g);

(j) Investments (i) constituting Permitted Business Acquisitions and (ii) in any Restricted Subsidiary in an amount required to permit such person to consummate a Permitted Business Acquisition (so long as such amount is included in the calculation of any amount available for Permitted Business Acquisitions pursuant to clause (ii) of the definition of “Permitted Business Acquisition” (without regard to the proviso in the definition of “Permitted Business Acquisition”);

(k) Guarantees (i) permitted by Sections 6.01(k) and (ii) of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(l) Investments received in connection with the bankruptcy or reorganization of any person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(m) Investments of any Borrower or any Restricted Subsidiary acquired after the Closing Date or of a person merged into or consolidated with a Borrower or a Restricted Subsidiary, in each case, in accordance with Section 6.05 (other than Section 6.05(e)), after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.04;

(n) acquisitions by the Borrowers of obligations of one (1) or more current or former directors, officers, employees, members or management or consultants of Parent, the Borrowers or their Subsidiaries in connection with such person’s acquisition of Equity Interests of Parent (or its Parent Entity), so long as no cash is actually advanced by the Borrowers or any of their Subsidiaries to such persons in connection with the acquisition of any such obligations;

(o) Investments in Parent in amounts and for purposes for which Restricted Payments to Parent are permitted under Section 6.06;

(p) Investments consisting of Sale and Lease-Back Transactions, mergers, consolidations, Dispositions and prepayments and repurchases of Indebtedness permitted under Section 6.03, 6.05 and 6.09;

(q) Investments by any Borrower or any Restricted Subsidiary in an outstanding aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at any time outstanding the greater of (x) $20 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04;

(r) other Investments by any Borrower or any Restricted Subsidiary so long as the Applicable Conditions are satisfied;

(s) Investments in the ordinary course of business consisting of (A) endorsements for collection or deposit, (B) customary trade arrangements with customers or (C) purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of Intellectual Property;

(t) Investments to the extent the consideration paid therefor consists solely of Qualified Capital Stock of the Parent or any direct or indirect parent thereof;

(u) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(v) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 6.04 (other than clause (ii) of Section 6.04(j)); and

(w) acquisitions by any Borrower or any Restricted Subsidiary of (or the acquisition of Equity Interests in a person the assets of which consist primarily of) distribution centers and related assets used or to be used in the business of the Borrowers or any Restricted Subsidiary; provided that (x) no Default or Event of Default then exists or would result therefrom and (y) at the time of such acquisition, the Total Leverage Ratio shall not be greater than 4.50:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.05. Mergers, Consolidations and Dispositions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one (1) transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Restricted Subsidiary of any Borrower, except that this Section shall not prohibit:

(a) (i) the Disposition of inventory, goods and equipment in the ordinary course of business by any Borrower or any Restricted Subsidiary, (ii) the Disposition of surplus, obsolete, used or worn out property or property no longer used or useful in the business, whether now owned or hereafter acquired, in the ordinary course of business by any Borrower or any Restricted Subsidiary, (iii) the leasing or subleasing of real property in the ordinary course of business by any Borrower or any Restricted Subsidiary or (iv) the Disposition of Permitted Investments for fair market value in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (i) the merger of any Restricted Subsidiary of Parent (which shall either be (A) newly formed expressly for the purpose of such transaction and which owns no assets or (B) a Restricted Subsidiary of the Lead Borrower) into the Lead Borrower in a transaction in which the Lead Borrower is the surviving or resulting entity or the surviving or resulting person expressly assumes the obligations of the Lead Borrower in a manner reasonably satisfactory to the Administrative Agent, (ii) the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary; provided that in a transaction involving (A) the Borrowers or (B) any Subsidiary Loan Party, a Borrower (in the case of a transaction involving it) or a Subsidiary Loan Party (in all other cases) shall be the surviving or resulting person or (iii) the liquidation or dissolution of any Restricted Subsidiary (other than a Borrower) or change in form of entity of any Restricted Subsidiary if the Borrowers determine in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrowers;

(c) Dispositions among the Borrowers and their Restricted Subsidiaries (upon voluntary liquidation or otherwise); provided that any Dispositions by a Loan Party to a person that is not a Loan Party shall be for fair market value (as reasonably determined by such person) or such transaction shall, to the extent sold for less than fair market value (as reasonably estimated by the Borrowers), be made in compliance with Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Liens permitted by Section 6.02, Investments permitted by Section 6.04, and Restricted Payments permitted by Section 6.06;

(f) Dispositions of receivables in the ordinary course of business (i) not as part of an accounts receivables financing transaction or (ii) in connection with the collection, settlement or compromise thereof in a bankruptcy or similar proceeding;

(g) Dispositions by any Borrower or any Restricted Subsidiary for fair market value not otherwise permitted by this Section 6.05; provided that the consideration for any Disposition in excess of $7.5 million shall be at least 75% cash consideration (provided that for purposes of the 75% cash consideration requirement (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to a Borrower or a Subsidiary) of any Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $12.5 million in each case, shall be deemed to be cash); provided further that immediately prior to and after giving effect to such Disposition, no Event of Default shall have occurred or be continuing;

(h) Dispositions by any Borrower or any Restricted Subsidiary of assets that were acquired in connection with an acquisition permitted hereunder (including, without limitation, Permitted Business Acquisitions); provided that (i) any such sale, transfer, lease or other disposition shall be made or contractually committed to be made within two hundred seventy (270) days of the date (and, to the extent the Borrowers or any Restricted Subsidiary enter into a legally binding commitment within such 270-day period, within 90 days after the end of such 270-day period) such assets were acquired by such Borrower or such Restricted Subsidiary and (ii) on a Pro Forma Basis for such disposition of a line of business and the consummation of such Permitted Business Acquisition, the Total Leverage Ratio does not exceed 4.50:1.00 as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04;

(i) any merger or consolidation in connection with an Investment permitted under Section 6.04 (including any Subsidiary Redesignation or Unrestricted Subsidiary Designation); provided that (i) if the continuing or surviving person is a Restricted Subsidiary, such Restricted Subsidiary shall have complied with its obligations under Section 5.09 (if any), (ii) in the case of a transaction, the purpose of which is a Subsidiary Redesignation or an Unrestricted Subsidiary Designation, such transaction must be consummated in compliance with Section 5.14, and (iii) if a Borrower is a party thereto, such Borrower shall be the continuing or surviving person or the continuing or surviving person shall assume the obligations of a Borrower in a manner reasonably acceptable to the Administrative Agent;

(j) licensing and cross-licensing arrangements involving any technology or other Intellectual Property of any Borrower or any Restricted Subsidiary in the ordinary course of business;

(k) Dispositions of inventory of the Borrowers and the Restricted Subsidiaries; provided that such inventory does not constitute Eligible Inventory, Eligible In-Transit Inventory or Eligible Letter of Credit Inventory hereunder;

(l) Permitted Business Acquisitions;

(m) the issuance of Qualified Capital Stock by Parent;

(n) sales of Equity Interests of any Restricted Subsidiary of the Borrowers; provided that, in the case of the sale of the Equity Interests of a Subsidiary Loan Party which is a Wholly Owned Subsidiary, the purchaser shall be the Borrowers or another Subsidiary Loan Party or such transaction shall fit within another clause of this Section 6.05 or constitute an Investment permitted by Section 6.04 (other than Section 6.04(p));

(o) Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property;

(p) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrowers and the Restricted Subsidiaries;

(q) Dispositions of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Proceeds therefor;

(r) Dispositions of property in the ordinary course of business consisting of the abandonment of Intellectual Property rights which, in the reasonable good faith determination of the Borrowers, are not material to the conduct of the business of the Borrowers and the Restricted Subsidiaries;

(s) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(t) Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, or consultants of the Borrowers and the Restricted Subsidiaries;

(u) terminations of Swap Agreements;

(v) the expiration of any option agreement in respect of real or personal property;

(w) Dispositions of Unrestricted Subsidiaries;

(x) any Restricted Subsidiary of the Borrowers may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition otherwise permitted under this Section 6.05;

(y) Dispositions permitted by Section 6.04 (other than Section 6.04(p)) and Section 6.06 (other than Section 6.06(h)) and Liens permitted by Section 6.02;

(z) other Dispositions not to exceed the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04 in the aggregate;

(aa) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(bb) Dispositions in connection with the outsourcing of services in the ordinary course of business;

(cc) [reserved];

(dd) as long as no Event of Default then exists or would arise therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory outside of the ordinary course of business in connection with store closings that are conducted on an arm’s-length basis; provided that such store closures and related Inventory dispositions shall not exceed, in any fiscal year, 15.0% of the number of the Loan Parties’ stores as of the beginning of such fiscal year (net of store relocations (x) occurring substantially contemporaneously with, but in no event later than ten (10) Business Days after, the related store closure date and (y) wherein a binding lease has been entered into for a new store opening prior to the related store closure date); provided, further, that all sales of Inventory in connection with store closings in a transaction or series of related transactions shall be in accordance with customary liquidation procedures or with nationally recognized professional liquidators (or other professional liquidators reasonably acceptable to the Administrative Agent); provided, further, that if the Net Proceeds of any sale or disposition of Inventory permitted pursuant to this clause (dd) exceeds $15.0 million, the Lead Borrower shall be required to deliver an updated Borrowing Base Certificate to the Administrative Agent within five (5) Business Days of such sale or disposition;

(ee) sales or other Dispositions by the Borrowers or any of the Restricted Subsidiaries of assets in connection with the closing or sale of a retail store in the ordinary course of business which consist of leasehold interests in the premises of such retail store, the equipment and fixtures located at such premises and the books and records relating directly to the operations of such store; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) each such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction; and

(ff) Dispositions of Equity Interests made in connection with the exercise or settlement of equity-based awards outstanding as of the date hereof or hereafter granted under the terms of any equity or equity-based compensation plans, programs, agreements or arrangements.

SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of the Borrowers (other than dividends and distributions on such Equity Interests payable solely by the issuance of additional Equity Interests of the Borrowers) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any Equity Interests of the Borrowers or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (a “Restricted Payment”); provided, however, that:

(a) so long as no Event of Default has occurred or is continuing or would result therefrom, the payment of dividends on Parent’s Equity Interests (or the payment of dividends to any direct or indirect parent of Parent to fund the payment by such direct or indirect parent of Parent of dividends on such entity’s Equity Interests) of up to 6.0% per annum of the net proceeds received by Parent from any Qualified IPO of such Equity Interests of Parent or any direct or indirect parent of Parent;

(b) the Borrowers may make Restricted Payments as shall be necessary to allow Parent (or any Parent Entity) (i) to pay operating expenses in the ordinary course of business and other corporate overhead, legal, accounting and other professional fees and expenses (including, without limitation, those owing to third parties plus any customary indemnification claims made by directors, officers, employees, members of management and consultants of Parent (or any Parent Entity) attributable to the ownership or operations of Parent, the Borrowers and the Restricted Subsidiaries), (ii) to pay fees and expenses related to any debt or equity offering, investment or acquisition permitted hereunder (whether or not successful), (iii) to pay franchise or similar Taxes and other fees and expenses required in connection with the maintenance of its existence and its ownership of the Lead Borrower and in order to permit Parent to make payments (other than cash interest payments) which would otherwise be permitted to be paid by the Borrowers under Section 6.07(b), (iv) to finance any Investment permitted to be made under Section 6.04; provided, that (A) such Restricted Payments under this clause (iv) shall be made substantially concurrently with the closing of such Investment and (B) the Parent Entity shall, immediately following the closing thereof cause all property acquired to be contributed to a Borrower or one (1) of the Restricted Subsidiaries or the merger of the person formed or acquired into the Borrowers or one (1) of the Restricted Subsidiaries in order to consummate such Investment; and (v) to pay customary salary, bonus and other benefits payable to directors, officers, employees, members of management or consultants of Parent or any Parent Entity to the extent such salary, bonuses and other benefits are directly attributable and reasonably allocated to the operations of a Borrower and its Restricted Subsidiaries;

(c) so long as no Default or Event of Default then exists or would result therefrom, the Borrowers may make Restricted Payments the proceeds of which are used to purchase or redeem (i) the Equity Interests of Parent or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, officers, employees, members of management or consultants of any Parent Entity, the Lead Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) or by any Plan, provided that the aggregate amount of such Restricted Payments under this paragraph (c) shall not exceed in any fiscal year $7.5 million (with any unused amounts carried forward to the immediately succeeding fiscal year) (plus the sum of the amount of (x) net proceeds received by a Borrower during such fiscal year from sales of Equity Interests of Parent or any Parent Entity to directors, officers, employees, members of management or consultants of Parent, any Borrower or any Subsidiary (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing), or any Plan and (y) net proceeds of any key-man life insurance policies received during such fiscal year), which, if not used in any year, may be carried forward to the next subsequent fiscal year and (ii) fractional shares of Equity Interests;

(d) repurchases of Equity Interests in Parent (or any Parent Entity), any Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such options or taxes to be paid in connection therewith;

(e) [Reserved];

(f) any Borrower and any Restricted Subsidiary of any Borrower may make Restricted Payments to any direct or indirect owner that is a member of an affiliated group of corporations that files a consolidated U.S. federal tax return with the Borrowers, in order to permit such owner to pay U.S. federal, state, local or foreign Taxes, as the case may be, not payable directly by such Borrower or Restricted Subsidiary (the “Tax Distributions”), provided that, such Tax Distributions shall not exceed the amount that such Borrower or such Restricted Subsidiary would have been required to pay in respect of federal, state, local or foreign Taxes, as the case may be, in respect of such year if such Borrower or such Restricted Subsidiary had paid such Taxes directly as a stand-alone taxpayer or stand-alone group;

(g) [Reserved];

(h) to the extent constituting a Restricted Payment, the Borrowers and the Restricted Subsidiaries may enter into the transactions expressly permitted by Section 6.04 (other than Section 6.04(o)), Section 6.05 (other than Section 6.05(e)) or Section 6.07 (ii) and (ix);

(i) the proceeds of which shall be used by Parent to make (or to make a Restricted Payment to any Parent Equity to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent or any Parent Equity;

(j) payments made or expected to be made by any Borrower or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management or consultants of any Borrower (or any Parent Entity) or any of its Restricted Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of the foregoing) and any repurchases of Equity Interest in consideration of such payments including demand repurchases in connection with the exercise of stock options;

(k) the Borrowers may make Restricted Payments to Parent so long as (i) no Default or Event of Default then exists or would result therefrom, in an amount not to exceed $5.0 million in any fiscal year and $25.0 million in the aggregate and (ii) so long as the Applicable Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Restricted Payment; and

(l) redemptions, repurchases, retirements or other acquisitions of Equity Interests of any Borrower or any Parent Entity in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Borrower or a Restricted Subsidiary) of, Equity Interests of any

Borrower or any Parent Entity (to the extent the proceeds of such sale are contributed to the capital of a Borrower) (in each case, other than any Disqualified Capital Stock) (“Refunding Capital Stock”).

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) except with respect to any Investments permitted by Section 6.04, upon terms no less favorable to the Borrowers or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. Any transaction or series of related transactions involving the payment of less than $2.5 million with any such Affiliate shall be deemed to have satisfied the standard set forth in clause (ii) above if such transaction is approved by a majority of the Disinterested Directors of the board of managers (or equivalent governing body) of any Parent Entity, the Borrowers or such Restricted Subsidiary.

(b) The foregoing paragraph (a) shall not prohibit,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Entity,

(ii) loans or advances to directors, officers, employees, members of management or consultants of Parent, any Borrower or any of its Subsidiaries permitted or not prohibited by Section 6.04,

(iii) transactions among Parent, each Borrower and its Subsidiaries, in each case otherwise permitted or not prohibited by the Loan Documents,

(iv) the payment of fees, expenses and indemnities to directors, officers, employees, members of management or consultants of any Parent Entity, any Borrower and the Restricted Subsidiaries in the ordinary course of business,

(v) permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi) (A) any employment or severance agreements or arrangements entered into by any Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06,

(viii) any purchase by Parent of or contributions to, the equity capital of the Borrower,

(ix) payments by any Borrower or any of the Restricted Subsidiaries to the Permitted Investors (or any of their affiliates) made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors (or equivalent governing body) of such Borrower, in good faith,

(x) transactions among the Borrowers and the Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business,

(xi) any transaction in respect of which a Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors (or equivalent governing body) of such Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, which letter states that such transaction is on terms that are no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii) the Transactions, including the payment of all fees, expenses, bonuses and awards (including Transaction Costs) related to the Transactions,

(xiii) Guarantees permitted by Section 6.01,

(xiv) the issuance and sale of Qualified Capital Stock or Permitted Debt Securities,

(xv) transactions with customers, clients, suppliers or Joint Ventures for the purchase or sale of goods and services entered into in the ordinary course of business,

(xvi) so long as no Event of Default shall then exist or result therefrom, the payment of an annual management and monitoring fee to the Permitted Investors (on a proportionate basis to such Permitted Investor’s ownership interest in Parent) in an aggregate amount not to exceed 2.0% of EBITDA of the Lead Borrower for its immediately preceding fiscal year (with any unpaid amounts permitted to be carried forward and paid in any of the next two immediately succeeding fiscal years so long as no Event of Default shall then exist or result therefrom), and

(xvii) the indemnification of directors, officers, employees, members of management or consultants of any Parent Entity, any Borrower and its Subsidiaries in accordance with customary practice.

SECTION 6.08. Business of Parent, the Borrowers and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a) in the case of Parent, (A) ownership and acquisition of Equity Interests in a Borrower, together with activities directly related thereto, (B) performance of its obligations under and in connection with the Loan Documents (and Permitted Refinancing Indebtedness in respect thereof) and the other agreements contemplated hereby and thereby, (C) performance of its obligations under and in connection with the Term Loan Documents and the other agreements contemplated thereby, (D) actions incidental to the consummation of the Transactions (including the payment of Transaction Costs), (E) the incurrence of and performance of its obligations related to Indebtedness and Guarantees incurred by Parent after the Closing Date and that are related to the other activities referred to in, or otherwise permitted by, this Section 6.08(a) including the payment by Parent, directly or indirectly, of dividends or other distributions (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests, or directly or indirectly redeeming, purchasing, retiring or otherwise acquiring for value any of its Equity Interests or setting aside any amount for any such purpose, (F) actions required by law to maintain its existence, (G) the payment of Taxes and other customary obligations, (H) the issuance of Equity Interests, (I) any transaction expressly contemplated or referred to in this Article VI that may be incurred or consummated by Parent and (J) activities incidental to its maintenance and continuance and to the foregoing activities, or

(b) in the case of any Borrower and any Restricted Subsidiary, any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Notwithstanding anything to the contrary contained in herein, Parent shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in a Borrower (other than (i) Liens created by the Collateral Documents, (ii) subject to the Intercreditor Agreement, Liens created by the Term Loan Documents, (iii) Liens arising by operation of law that would be permitted under Section 6.02 or (iv) the sale, disposition or other transfer (whether by purchase and sale, merger, consolidation, liquidation or otherwise) of the Equity Interests of a Borrower to any Parent Entity that becomes a Loan Party and agrees to be bound by this Section 6.08).

SECTION 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of Parent, a Borrower or any of the Subsidiary Loan Parties; or Make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness or any other Indebtedness, in each case with an aggregate outstanding principal amount in excess of the Threshold Amount in respect thereof, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Indebtedness (except for (i) Refinancings otherwise permitted by Section 6.01, (ii) payments of regularly scheduled interest, fees, expenses and indemnification obligations and, to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof, (iii) any AHYDO “catch up” payments and (iv) the conversion of any Subordinated Indebtedness or any other Indebtedness to Equity Interests of Parent or any Parent Entity that constitutes Qualified Capital Stock) (each such payment or distribution, a “Restricted Debt Payment”); provided, however, that any such Indebtedness may be repurchased, redeemed, retired, acquired, cancelled or terminated so long as (x) immediately prior to and after giving effect to such repurchase, no Event of Default shall have occurred or be continuing and (y) the Applicable Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Restricted Debt Payment; or

(c) Amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness or any other Indebtedness, in each case with an aggregate outstanding principal amount in excess of the Threshold Amount of the Borrower or any Restricted Subsidiary, or any agreement relating thereto, other than amendments or modifications that are not materially adverse to Lenders (it being understood that this Section 6.09(c) shall not restrict Permitted Refinancing Indebtedness permitted by Section 6.01); or

(d) Permit any Borrower or any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to (or the repayment of cash advances from) a Borrower or any Restricted Subsidiary or (ii) the granting of Liens on Collateral pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i) restrictions imposed by applicable law;

(ii) contractual encumbrances or restrictions in effect on the Closing Date or contained in any agreements related to any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, or any such encumbrances or restrictions in any agreements relating to any Permitted Debt Securities issued after the Closing Date or Permitted Refinancing Indebtedness in respect thereof, in each case so long as the scope of such encumbrance or restriction is no more expansive in any material respect than any such encumbrance or restriction in effect on the Closing Date (or the date of issuance as the case may be), or any agreement (regardless of whether such agreement is in effect on the Closing Date) providing for the subordination of Subordinated Intercompany Debt;

(iii) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(iv) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures entered into in the ordinary course of business;

(v) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi) customary provisions contained in leases, subleases, licenses or sublicenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(vii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(ix) customary restrictions and conditions contained in any agreement relating to any Disposition permitted under Section 6.05 pending the consummation of such Disposition;

(x) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(xi) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrowers, so long as such Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of such Borrower and its Subsidiaries to meet their ongoing obligations;

(xii) any agreement in effect at the time such person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary; or

(xiii) restrictions contained in any documents documenting Indebtedness of any Subsidiary that is not a Subsidiary Loan Party permitted hereunder.

SECTION 6.10. Financial Covenant.

(a) The Borrowers and their Restricted Subsidiaries shall, on any date during a Covenant Trigger Period, maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Borrowers were required to deliver financial statements to the Administrative Agent in accordance with Section 5.04, and at the end of each succeeding fiscal quarter thereafter until the date on which a Covenant Trigger Period is no longer in effect.

(b) Notwithstanding anything to contrary in this Agreement (including Article VII), upon an Event of Default as a result of the Borrowers’ failure to comply with Section 6.10(a) above, such Event of Default shall, subject to the limitations set forth below, be deemed cured ab initio and cease to exist in the event that, within ten (10) Business Days after the date on which the Borrowers were required to deliver financial statements in accordance with Section 5.04 for the fiscal quarter in which such Event of Default occurs, cash proceeds of a sale of, or contribution to, equity (which equity shall be common equity, “qualified” preferred equity or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent)) of Parent are received as a cash common equity contribution by the Lead Borrower. Each such equity contribution is referred to as a “Cure Action.” The proceeds of any Cure Action may be included solely in the calculation of EBITDA (solely for purposes of calculating the ratio in Section 6.10(a), and not for any other purpose hereunder (including for purposes of determining any financial ratio-based conditions, pricing or the availability of any basket under Article VI of this Agreement), and there shall be no pro forma or other reduction in Indebtedness (directly through repayment or indirectly through netting) with the proceeds of such Cure Action in connection with determining such calculation during the period in which such proceeds are included in EBITDA) at the request of the Lead Borrower as if such proceeds were contributed on the last day of the applicable fiscal quarter, and must be sufficient (but may not be in excess of the amount required) to cause the Loan Parties to be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 6.10(a). No more than two Cure Actions may be taken in any four (4) fiscal quarter period and no more than five (5) Cure Actions may be taken during the term of this Agreement. If, after giving effect to the Cure Action, the Borrowers shall be in compliance with the requirements of Section 6.10(a), the Borrowers shall be deemed to have satisfied the requirements of Section 6.10(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Event of Default with respect to Section 6.10(a) that had occurred shall be deemed cured for purposes of this Agreement. To the extent a fiscal quarter for which such Fixed Charge Coverage Ratio is initially recalculated as a result of such Cure Action is included in the calculation of the Fixed Charge Coverage Ratio in a subsequent fiscal period, the results of the Cure Action shall be included in the amount of EBITDA for such fiscal quarter in such subsequent fiscal period. After the occurrence of the breach, Default or Event of Default resulting from a failure to comply with Section 6.10(a), if the Lead Borrower has given the Administrative Agent notice that it intends to cure such breach, Default or Event of Default pursuant to a Cure Action, neither the Lenders nor the Administrative Agent shall exercise any rights or remedies under Article VII (or under any Loan Document) available during the continuance of any breach, Default or Event of Default on the basis of any actual or purported failure to comply with Section 6.10(a) (provided, that during such time no Lender shall be required to fund any Revolver Loans and the Issuing Bank shall not be required to issue any Letters of Credit) until such failure is not cured on or prior to the expiration of the ten (10) Business Day cure period referenced above.

SECTION 6.11. Fiscal Year. The Borrowers and the Subsidiary Loan Parties shall not, nor shall they permit any of their Restricted Subsidiaries to, change its fiscal year end to a date other than the Saturday nearest January 31 of each year.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Parent, any Borrower or any other Loan Party in any Loan Document, or in any certificate or other instrument required to be given by any Loan Party in writing furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made pursuant to the terms of the Loan Documents or so furnished by Parent, any Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by Parent, any Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in Sections 5.01 (as it relates to the Borrowers only), 5.05(a), 5.12(c) or in Article VI;

(e) default shall be made in the (i) failure to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 5.12(a) within five (5) Business Days after the date the Lead Borrower has received written notice from the Administrative Agent that such Borrowing Base Certificate is overdue or (ii ) due observance or performance by Parent, any Borrower or any of their Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and in the case of this subclause (ii) such default shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrowers;

(f) (i) any event or condition occurs that (A) results in any Indebtedness in excess of the Threshold Amount becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders any Indebtedness in excess of the Threshold Amount or any trustee or agent on its or their behalf to cause any such Indebtedness in excess of the Threshold Amount to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Parent, any Borrower, or any of the Restricted Subsidiaries shall fail to pay the principal of any Indebtedness in excess of the Threshold Amount at the stated final maturity thereof; provided that no such event or condition under the Term Facility (other than a payment default or any default relating to insolvency or any Insolvency Proceeding) shall constitute an Event of Default under this paragraph (f) until the earliest to occur of (x) the date that is thirty (30) days after such event or condition (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the Term Facility and (z) the exercise of any remedies by the Term Agent or collateral agent or any lenders under the Term Facility in respect of any Collateral; provided further that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided further that any such failure is unremedied and not waived by the holders of such Indebtedness prior to the acceleration of the Loans pursuant to this Section 7.01;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of Parent, any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary), under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary) or (iii) the winding-up or liquidation of Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary) (except, in the case of any such Restricted Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Parent, any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary), shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Parent, any Borrower or any Restricted Subsidiary to pay one (1) or more final judgments aggregating in excess of the Threshold Amount (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Parent, any Borrower or any Restricted Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s) or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason cease to be, or shall be asserted in writing by Parent, any Borrower or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Parent, a Borrower and the Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Parent, any Borrower or any other Loan Party not to be (other than in a notice to the Administrative Agent to take requisite actions to perfect such Lien), a valid and perfected security interest (perfected as and having the priority required by the Intercreditor Agreement and this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority, (iii) the Guarantees pursuant to the Security Documents by Parent, a Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Parent or a Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of a Borrower or the Guarantees pursuant to the Security Documents by Parent, a Borrower or the Subsidiary Loan Parties shall cease to constitute senior indebtedness under the subordination provisions of any indenture or other instruments, agreements and documents evidencing or governing any Permitted Debt Securities in excess of the Threshold Amount or such subordination provisions shall be invalidated or otherwise cease (in each case so long as such indenture, instrument, agreement or document is then in effect), or shall be asserted in writing by Parent, any Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, upon notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate, reduce or condition any Revolver Commitment, or make any adjustment to the Borrowing Base, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) require the Loan Parties to Cash Collateralize LC Obligations, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied); and in any event with respect to a Borrower described in paragraph (h) or (i)(i), (ii), (iii) or (iv) above, the Revolver Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Allocation. Notwithstanding anything herein to the contrary and subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to the Administrative Agent pursuant to the terms of the Loan Documents;

(b) second, to all amounts owing to any Swingline Lender on Swingline Loans;

(c) third, to all amounts owing to the Issuing Bank;

(d) fourth, to all Obligations constituting fees;

(e) fifth, to all Obligations constituting interest;

(f) sixth, to Cash Collateralization of LC Obligations;

(g) seventh, to all other Revolver Loans and solely to the extent included in the Bank Product Reserve, Noticed Hedges and other Secured Bank Product Obligations; and

(h) last, to all other Secured Obligations.

Amounts shall be applied to each category of Secured Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology last reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. The allocations set forth in this Section 7.02 are solely to determine the rights and priorities of the Administrative Agent and the Secured Parties as among themselves, and may, except as set forth in the next sentence, be changed by agreement among them without the consent of any Loan Party. It is understood and agreed that (i) no Secured Bank Product Obligations (other than Noticed Hedges) shall be paid pursuant to this Section ahead of any other Obligations, and (ii) no Cash Collateralization of LC Obligations shall be paid prior to any fees, interest, or amounts due in respect of Swingline Loans, or to the Issuing Bank or the Administrative Agent, in each case, unless consented to by the Lead Borrower. If any monies remain after distribution to all of the categories above, such monies shall be returned to the Borrowers.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment, Authority and Duties of the Administrative Agent.

(a) Appointment and Authority. Each Secured Party hereby irrevocably appoints and designates M&T as the Administrative Agent under all Loan Documents and M&T hereby accepts such appointments. The Administrative Agent may, and each Secured Party authorizes the Administrative Agent to, enter into all Loan Documents to which the Administrative Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as the Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. No Secured

Party shall have any right individually to take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship with any Secured Party, Participant or other person, by reason of any Loan Document or any transaction relating thereto. The Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory, whether to impose or release any Availability Reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Lender or other person for any error in judgment.

(b) Duties. The Administrative Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon the Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

(c) Agent Professionals. The Administrative Agent may perform its duties through agents and employees. The Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Administrative Agent Professional. The exculpatory provisions of this Article VIII shall apply to any such agents, employees and Agent Professionals, and shall apply to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities of the Administrative Agent.

(d) Instructions of Required Lenders. The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by the Administrative Agent in connection with any act. The Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific Lenders or Secured Parties shall be required to the extent provided in Section 9.08(b). In no event shall the Administrative Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

SECTION 8.02. Agreements Regarding Collateral and Field Examination Reports.

(a) Possession of Collateral. The Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.

(b) Reports. The Administrative Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for the Administrative Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (a) that neither M&T nor the Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Administrative Agent or any other person performing any audit or examination will inspect only specific information regarding the Collateral and will rely significantly upon the Borrowers’ books and records as well as upon representations of the Borrowers’ officers and employees; and (c) to keep all Reports confidential in accordance with Section 9.16 and not to distribute or use any Report in any manner other than administration of the Revolver Loans and other Obligations. Each Lender shall indemnify and hold harmless the Administrative Agent and any other person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of the Administrative Agent furnishing a Report to such Lender.

SECTION 8.03. Reliance By the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and upon the advice and statements of Agent Professionals. The Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any such delay in acting.

SECTION 8.04. Action Upon Default. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article IV, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except with the written consent of the Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral. Notwithstanding the foregoing, however, a Secured Party may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Secured Party, including the filing of proofs of claim in a case under the Bankruptcy Code.

SECTION 8.05. Payments Received by Defaulting Lender. If a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Administrative Agent for application under Section 2.21 and it shall provide a written statement to the Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of the Administrative Agent.

SECTION 8.06. Limitation on Responsibilities of the Agents. (a) The Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The Agents do not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Loan Documents. The Agents do not make any express or implied representation, warranty or guarantee to

Secured Parties with respect to any Secured Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Secured Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

(b) Any assignor of a Revolver Loan or Revolver Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. None of the Joint Lead Arrangers or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

SECTION 8.07. Successor Administrative Agent and Co-Agents.

(a) Resignation; Successor Administrative Agent. The Administrative Agent may (a) resign at any time and (b) if at any time the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, be removed by the Lead Borrower, in each case by giving at least 30 days written notice thereof to Lenders, the Issuing Banks, the Lead Borrower and the Administrative Agent, as applicable. Upon receipt of such notice or resignation, Required Lenders shall have the right, in consultation with and with the consent of the Lead Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $1,000,000,000 and (provided no Event of Default exists under Sections 7.01(b), 7.01(h) (with respect to the Borrowers only) and 7.01(i) (with respect to the Borrowers only) is subject to the approval of the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may appoint a successor agent from among the Lenders or, if no Lender accepts such role, the Administrative Agent may appoint the Required Lenders as successor Administrative Agent; provided that (x) in the case of a resignation, if such Administrative Agent shall notify the Borrowers and the Lenders that no qualifying person has accepted such appointment or (y) in the case of a removal, the Lead Borrower notifies the Required Lenders that no qualifying person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly (and each Lender and Issuing Bank will cooperate with the Lead Borrower to enable the Lead Borrower to take such actions), until such time as the Required Lenders or the Lead Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Article VIII. Upon acceptance by a successor Administrative Agent of an appointment to serve as the Administrative Agent hereunder, or upon appointment of Required Lenders as successor Administrative Agent, such successor Administrative

Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Section 8.15. The fees payable by the Lead Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. Notwithstanding any Administrative Agent’s resignation, the provisions of this Section 8.07 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Administrative Agent. Any successor to M&T by merger or acquisition of stock or this loan shall continue to be the Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

(b) Separate Collateral Administrative Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, the Administrative Agent may appoint, subject to the approval of the Lead Borrower (such approval not to be unreasonably withheld or delayed), an additional person who is not so limited, as a separate collateral agent or co-collateral agent. If the Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to the Administrative Agent under the Loan Documents shall also be vested in such separate agent. The parties acknowledge that the Term Agent may be acting as collateral agent for the Administrative Agent and the Lenders with respect to Real Estate, equipment and other Term Priority Collateral (as defined in the Intercreditor Agreement) and the Administrative Agent hereby appoints the Term Agent to act in such capacity. Secured Parties shall execute and deliver such documents as the Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until appointment of a new agent.

SECTION 8.08. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agents or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Revolver Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Loan Parties. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Secured Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Revolver Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly required to be furnished to or expressly requested by a Lender, the Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to the Administrative Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of the Agents and their respective Affiliates.

SECTION 8.09. Remittance of Payments and Collections.

(a) Remittances Generally. All payments by any Lender to the Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Administrative Agent and request for payment is made by the Administrative Agent by 11:00 a.m. (New York City time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (New York City time) on such day, and if request is made after 11:00 a.m. (New York City time), then payment shall be made by 11:00 a.m. (New York City time) on the next Business Day. Payment by the Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by the Administrative Agent. Any such payment shall be subject to the Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

(b) Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by the Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Secured Party to the Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Administrative Agent pursuant to Section 2.21.

(c) Recovery of Payments. If the Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Administrative Agent from a Loan Party and such related payment is not received, then the Administrative Agent may recover such amount from each Secured Party that received it. If the Administrative Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Administrative Agent to any Secured Obligations are later required to be returned by the Administrative Agent pursuant to Applicable Law, each Lender shall pay to the Administrative Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

SECTION 8.10. The Administrative Agent in its Individual Capacity. As a Lender, M&T shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include M&T in its capacity as a Lender. M&T and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if M&T were not the Administrative Agent hereunder, without any duty to account therefor to the Lenders. In their individual capacities, M&T and its Affiliates may receive information regarding Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that M&T and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

SECTION 8.11. Administrative Agent Titles. Each Lender, other than M&T, that is designated (on the cover page of this Agreement or otherwise) by M&T as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders in their capacity as such, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

SECTION 8.12. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to the Administrative Agent of a Bank Product, agrees to be bound by this Article VIII. Each Secured Bank Product Provider shall indemnify and hold harmless the Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

SECTION 8.13. Survival. This Article VIII shall survive Full Payment of the Obligations. Other than Sections 8.01, 8.04 and 8.07, this Article VIII does not confer any rights or benefits upon Borrowers or any other person. As between Borrowers and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 8.14. Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.18, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolver Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 8.14, the term “Lender” includes any Issuing Bank and any Swingline Lender.

SECTION 8.15. Indemnification. The Lenders agree to indemnify each Agent and each Joint Lead Arranger in its capacity as such (to the extent not reimbursed by Parent or the Borrowers and without limiting the obligation of Parent or the Borrowers to do so), each in an amount equal to its Pro Rata share thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Joint Lead Arranger in any way relating to or arising out of, the Revolver Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Joint Lead Arranger under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or Joint Lead Arranger’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.16. Intercreditor Agreement. The Administrative Agent is authorized to enter into the Intercreditor Agreement and any other intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such other intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that the Intercreditor Agreement and any Additional Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Collateral other than the Current Asset Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any Additional Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement or any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement or any Additional Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, (including “.pdf” or “.tif”) pursuant to the terms of this Agreement, as follows:

(i) if to any Loan Party, to Ollie’s Holdings, Inc., 6295 Allentown Blvd., Suite 1, attention John Swygert, Chief Financial Officer, Telecopier: (717) 525-6883, Electronic Address: jswygert@ollies.us, with a copy to Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201-6950, Attention Angela L. Fontana, Telecopier: (214) 746-7777, Electronic Address: angela.fontana@weil.com;

(ii) if to the Administrative Agent, to Manufacturers and Traders Trust Company, 25 South Charles Street, 18th Floor, Baltimore, MD 21201 attention Maryanne Gruys, Asset Based Finance, Telecopier: 410-244-4960, Electronic Address: mgruys@mtb.com;

(iii) if to an Issuing Bank, to it at the address, fax number or electronic address set forth separately in writing; or

(iv) if to a Lender, to it at the address, fax number or electronic address set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrowers

may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by fax or (to the extent permitted by paragraph (b) above) electronic means or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Survival of Agreement. All representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, and shall continue in full force and effect until the Revolver Termination Date. Without prejudice to the survival of any other agreements contained herein, obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit, and the termination of the Revolver Commitments or this Agreement, limited in the manner set forth herein.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Parent, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Parent, the Borrowers, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise permitted by Section 6.05, the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one (1) or more Eligible Assignees (other than to any Disqualified Institution, Parent, the Lead Borrower and its Subsidiaries, the Sponsor or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolver Commitments and the Revolver Loans at the time owing to it) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Revolver Commitment) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Lead Borrower, provided that no consent of the Lead Borrower shall be required (i) if an Event of Default under Section 7.01(b) or (c), or (with respect to any Borrower only) Section 7.01(h) or (i) has occurred and is continuing and (ii) if such assignment is to a Lender (for purposes of clarity, it is understood that no assignment may be made to a Disqualified Institution);

(B) the Administrative Agent; and

(C) the Issuing Banks and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolver Commitments or Revolver Loans, the amount of the Revolver Commitments or Revolver Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2.5 million, unless each of the Lead Borrower and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administration Agent); and

(C) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable tax form required under Section 2.17(e).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) below and subject to clause (f) below, from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 as well as any fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04. To the extent that an assignment of all or any portion of a Lender’s Revolver Commitments and related outstanding Obligations pursuant to Section 2.19 or this Section 9.04 would, at the time of such assignment, result in increased costs under Section 2.15, 2.17 or 2.20 from those being charged by the respective assigning Lender, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolver Commitments of, and principal amount (and stated interest thereon) of the Revolver Loans and the LC Obligations owing to, each Lender or Issuing Bank, as applicable, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee (subject to clause (f)), the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and any applicable tax form required under Section 2.17(e), and any written consent to such assignment required by clause (i) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c) (i) Any Lender may, without the consent of the Lead Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent, sell participations to one (1) or more banks or other entities (other than to any Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolver Commitments and the Revolver Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i) through (vi) of the first proviso to Section 9.08(b). Subject to paragraph (c)(ii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations with respect thereto) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolver Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolver Commitments, Revolver Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolver Commitment, Revolver Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent expressly acknowledging such Participant may receive a greater benefit. A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrowers, pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee (including any Eligible Assignee) for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) If any assignment or participation under this Section 9.04 is made (or attempted to be made) (i) to a Disqualified Institution without the Borrowers’ prior written consent or (ii) to the extent the Borrowers’ consent is required under the terms of this Section 9.04, to any other person without the Borrowers’ consent, then such assignment or participation shall be void ab initio, and the Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrowers at equity or law without posting a bond or presenting evidence of irreparable harm. Each Lender acknowledges and agrees that the Borrowers would suffer irreparable harm if such Lender breaches any of its obligations under Sections 9.04(a) or 9.04(d) insofar as such Sections relate to any assignment, participation or pledge to a Disqualified Institution or an Affiliate of a Disqualified Institution without the Borrowers’ prior written consent.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrowers agree to pay within thirty (30) days of demand thereof (together with backup documentation supporting such request) (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Agents and Joint Lead Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents and Joint Lead Arrangers in connection with the syndication of the Revolver Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Lead Borrower and the reasonable out-of-pocket fees, disbursements and charges for no more than one (1) outside counsel and, if necessary one (1) local counsel in each relevant jurisdiction where Collateral is located for such persons, taken as a whole) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable out-of-pocket expenses incurred by the Agents or Joint Lead Arrangers or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Revolver Loans made or the Letters of Credit issued hereunder (including the reasonable out-of-pocket fees, charges and disbursements of counsel for the Agents and the Joint Lead Arrangers, and, if necessary the reasonable out-of-pocket fees, charges and disbursements of one (1) local counsel per relevant jurisdiction).

(b) The Borrowers agree to indemnify, on a joint and several basis, the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective Affiliates, successors and assigns and the directors, trustees, officers, employees, advisors, controlling persons and agents of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket costs and related expenses (limited in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one (1) counsel to all Indemnitees, taken as a whole, and, if reasonably necessary, one (1) local counsel in each relevant material jurisdiction to the Agents or Joint Lead Arrangers, taken as a whole, and, in the case of an actual or potential conflict of interest, one (1) additional counsel to all affected Indemnitees, taken as a whole) incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions (including the payment of the Transaction Costs) and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding (x) relating to any of the foregoing, whether or not any Indemnitee is a party thereto or (y) arising under Environmental Law and relating to the Lead Borrower or any of its Subsidiaries or any of their actions, operations or property (owned or leased) or other assets, including the presence or Release of and Hazardous Materials at any time on or from such property or assets, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses (x) are determined by a judgment of a court of competent jurisdiction in a final and non-appealable judgment to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or material breach by, such Indemnitee, (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Sponsor, any Borrower or any of their Subsidiaries. The Borrowers shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without the Borrowers’ written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Borrowers shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if such proceeding was settled with the written consent of a Borrower or such settlement is entered into in connection with a final and non-appealable judgment by a court of competent jurisdiction, subject to, in each case, the Borrowers’ right in this Section 9.05 to claim an exemption from such indemnity obligations. A Borrower shall not, without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee could have sought indemnifications hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee (and its Related Parties) from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault or culpability on behalf of any Indemnitee (or its Related Parties). To the extent permitted by applicable law, each party hereto hereby waives for itself (and, in the case of a Borrower, for each other Loan Party) any claim against any Loan Party, any Lender, any Administrative Agent, any Lender Party, any Joint Lead Arrangers, and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto (and in the case of a Borrower on behalf of each other Loan Party) hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit such Borrower’s indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the termination of the Revolver Commitments, the expiration of any Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than Taxes arising from a non-Tax claim.

(d) Notwithstanding the foregoing paragraphs in this Section, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage, liability or cost or related expense of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Parties), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section that is attributable to expenses incurred in relation to the set or omission of such Indemnitee which is the subject of such finding.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent or the Required Lenders, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Parent, any Borrower or any Subsidiary Loan Party (and such Lender or Issuing Bank will provide prompt notice to such Loan Party) against any of and all the obligations of Parent or the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Parent, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Parent, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.22 with respect to any Revolver Commitment Increase, Section 2.23 with respect to any Extension and Section 9.08(d) with respect to any Replacement Revolver Facility, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity date of, or the due date of any payment of interest or fees, or decrease the rate of interest or the amount of fees owed on, any Revolver Loan or any LC Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender directly and adversely affected thereby; provided, that (x) consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (i), (y) any amendment to the Consolidated Fixed Charge Coverage Ratio or the component definitions thereof shall not constitute a reduction in the rate of interest for purposes of this clause (i) and (z) that waiver or reduction of a post-default increase in interest shall be effective with the consent of the Required Lenders (and shall not require the consent of each directly and adversely affected Lender),

(ii) increase the Revolver Commitment of any Lender (other than with respect to any Revolver Commitment Increase to which such Lender has agreed) without the prior written consent of such affected Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Revolver Commitments shall not constitute an increase of the Revolver Commitments of any Lender),

(iii) extend the Revolver Commitment of any Lender or decrease the Unused Line Fees or Issuing Bank Fees without the prior written consent of such Lender or Issuing Bank, as applicable (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Revolver Commitments shall not constitute an increase or extension of maturity); provided, that (x) consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (iii) and (y) any amendment to the Consolidated Fixed Charge Coverage Ratio or the component definitions thereof shall not constitute a reduction in the Unused Line Fees for purposes of this clause (iii),

(iv) except to the extent necessary to give effect to the express intentions of this Agreement (including Sections 2.22, 2.23, 9.04 and 9.08(d)), which, in respect of any amendment or modification to effect such express intentions, shall be effective with the consent of the Required Lenders, amend or modify the provisions of Section 2.18(b) or (c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender,

(v) amend or modify the provisions of Section 7.02, Sections 9.08(a), (b) or (c) or reduce the voting percentage set forth in the definition of “Required Lenders” or “Supermajority Lenders,” without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any Revolver Commitment Increase, Extended Revolver Commitments (and the related credit exposure), any Replacement Revolver Facility and additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolver Loans and Revolver Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral (it being understood that a transaction permitted under Section 6.05 shall not constitute a release of all or substantially all of the Collateral), or release all or substantially all of the value of the Guarantees (except as otherwise permitted herein (including in connection with a transaction permitted under Section 6.05) or in the other Loan Documents) under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(vii) without the prior written consent of the Supermajority Lenders, change the definition of the terms “Availability” or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Account,” “Eligible Inventory,” “Eligible Letter of Credit Inventory” and “Eligible In-Transit Inventory”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Administrative Agent to use its Credit Judgment to change, establish or eliminate any Availability Reserves or to add Accounts and Inventory acquired in a Permitted Business Acquisition to the Borrowing Base as provided herein, or

(viii) without the prior written consent of the Supermajority Lenders, increase the percentages set forth in the term “Borrowing Base” or add any new classes of eligible assets thereto,

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank acting as such at the effective date of such agreement or the Swingline Lender, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Revolver Commitments of such Lender may not be increased or extended without the consent of such Lender and (y) the principal and accrued and unpaid interest of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

(c) Without the consent of the Syndication Agents or any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Revolver Facility (as defined below) to permit the refinancing, replacement or modification of all of the Revolving Facility or Revolver Commitment Increase (such Loans, the “Replaced Revolver Facility”) with a replacement revolving facility hereunder (“Replacement Revolver Facility”); provided, that (i) the aggregate amount of such Replacement Revolver Facility shall not exceed the aggregate principal amount of such Replaced Revolver Facility (plus (x) the amount permitted under any basket hereunder and plus

(y) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (ii) the terms of any Replacement Revolver Facility are, as of the date of incurrence of such Replacement Revolver Facility, not (excluding pricing, fees, rate floors, premiums and optional prepayment or redemption terms), taken as a whole, materially more favorable to the lenders providing such Replacement Revolver Facility than those applicable to the Replaced Revolver Facility (other than any covenants or other provisions applicable only to periods after the Revolver Termination Date) and (iii) any Lender or, with the consent of the Borrowers and, to the extent such consent would be required under Section 9.04 with respect to an assignment of Revolver Loans or Revolver Commitment to such person, the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender (which consent shall not be unreasonably withheld), any additional bank, financial institution or other entity may provide such Replacement Revolver Facility.

(e) Notwithstanding anything to the contrary contained in this Section 9.08 or any Loan Document, (i) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Sections 2.22, 2.23, or 9.08(d), (ii) if the Administrative Agent and the Borrowers have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and (iii) guarantees, collateral security documents and related documents executed by Parent, the Borrowers or Subsidiary Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Revolver Loan or participation in any L/C Disbursement, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, and their respective successors and assigns permitted hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12. Severability. In the event any one (1) or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one (1) contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or other electronic transmission (including by “.pdf” or “.tif”) shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Parent, any Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

SECTION 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Parent, the Borrowers and the other Loan Parties furnished to it by or on behalf of Parent, the Borrowers or the other Loan Parties (other than information that has become generally available to the public other than as a result of a disclosure by any such party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Revolver Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section except to the extent such Affiliate shall sign a written confidentiality agreement in favor of the Borrowers), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, self-regulatory authorities (including the National Association of Insurance Commissioners) or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded (in which case such Lender, such Issuing Bank or such Agent will promptly notify the Borrowers, in advance, to the extent permitted by applicable law or the rules governing the process requiring such disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) and shall use its commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (B) to its parent companies, affiliates, auditors, assignees, transferees and participants (so long as each such person shall have been instructed to keep the same confidential in accordance with provisions not less restrictive than this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section; provided that no such disclosure shall be made by such Lender, such Issuing Bank or such Agent or any of their respective Affiliates to any such person that is a Disqualified Institution), (C) to the extent applicable and reasonably necessary or advisable in order to enforce its rights under any Loan Document in a legal proceeding (in which case it shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (D) to any pledgee under Section 9.04(d) or any other existing or prospective assignee of, or existing or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or other provisions at least as restrictive as this Section 9.16), in each case other than a Disqualified Institution, (E) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), and (F) with the consent of the Borrowers. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and any Swap Agreement to which a Lender Counterparty is a party.

SECTION 9.17. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any assets or all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in each case in a transaction not prohibited by Section 6.05 or in connection with an Unrestricted Subsidiary Designation or in connection with a pledge of the Equity Interests of joint ventures permitted by Section 6.02, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrowers and at the Borrowers’ expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 or in connection with an Unrestricted Subsidiary Designation and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Parent shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of. At the request of the Borrowers, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) (i) subordinate any Lien granted to the Administrative Agent (or any sub-agent or collateral agent) under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(a), (c), (i) or (j) and (ii) enter into intercreditor arrangements contemplated by Sections 6.01(g), (o), and (p), Sections 6.02(b), (c), (v), (z) and (aa) and the definition of “Permitted Refinancing Indebtedness.”

SECTION 9.18. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA PATRIOT Act.

SECTION 9.19. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 9.20. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolver Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.21. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.22. Acknowledgements. Each of Parent and each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lender Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Lender Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Lender Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other person, (g) none of the Lender Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Loan Parties and the Lender Parties.

SECTION 9.23. Lender Action. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the authority to enforce rights and remedies hereunder and under the other Security Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Lenders and the Issuing Bank, (ii) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (iii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

SECTION 9.24. Reversal of Payments. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

BARGAIN MERGER SUB, INC., as Lead Borrower

By:	/s/ Joseph Scharfenberger
	Name:	Joseph Scharfenberger
	Title:	Vice President

BARGAIN PARENT, INC., as Parent

By:	/s/ Joseph Scharfenberger
	Name:	Joseph Scharfenberger
	Title:	Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

OLLIE’S BARGAIN OUTLET, INC., as a Borrower

By:	/s/ John Swygert
	Name:	John Swygert
	Title:	Chief Financial Officer

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

MANUFACTURERS AND TRADERS TRUST COMPANY, as Lender and as Administrative Agent

By:	/s/ Maryanne Gruys
	Name:	Maryanne Gruys
	Title:	Administrative Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as a Lender and as Co-Syndication Agent

By:	/s/ Rufus S. Dowe III
	Name:	Rufus S. Dowe III
	Title:	Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

JEFFERIES FINANCE LLC, as a Lender and as Co-Syndication Agent

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

Schedule 1.01(a)

Bank Product Debt

NONE.

1

Schedule 2.01

Lender	Revolver Commitment
MANUFACTURERS AND TRADERS TRUST COMPANY	$32,500,000
KEYBANK NATIONAL ASSOCIATION	$32,500,000
JEFFERIES FINANCE LLC	$10,000,000

Total:	$75,000,000

Schedule 2.05(a)

Existing Letters of Credit

Ref No.	Expiry Date	Inst Amt (COI)
PO 124615, 124616, 124617	10/22/2012	106,200.00
PO 129075	8/31/2012	58,811.25
PO 133347,133345,133349,131847	8/31/2012	182,575.80
PO 135625, 133361	8/31/2012	209,728.70
MULTI PO	9/22/2012	303,759.00
PO 134572	10/16/2012	34,228.20
PO 134572	10/16/2012	11,661.30
PO 132883	9/5/2012	200,257.20
PO 132491,132492	8/31/2012	209,046.60
PO 136651, 136653	9/30/2012	35,760.67
MULTI PO	10/22/2012	170,436.00
PO 136034, 135760	8/31/2012	348,750.00
PO 137984,137983,137982,137981	10/15/2012	200,340.00
PO 137984,137983,137982,137981	10/29/2012	124,264.80
PO 133902,133888,134474	9/30/2012	220,850.40
PO 140757,138577	9/30/2012	116,188.20
PO 137007	9/30/2012	35,889.85
PO 140117	10/31/2012	11,088.00
PO 134431	8/31/2012	26,532.00
PO 140758	10/31/2012	62,773.20
PO 139984	10/22/2012	28,130.79
PO 140835	11/22/2012	22,618.00
PO 142010, 142011	11/22/2012	79,447.80
PO 133156	10/30/2012	116,244.00
PO 142022	10/22/2012	24,570.00
PO 137409,137407	11/11/2012	69,504.00
PO 142202	10/31/2012	69,444.00
PO 142497	10/31/2012	119,869.44
PO 142904	10/31/2012	31,055.59
PO 143836	10/31/2012	19,266.28
PO 142362, 142013	10/31/2012	168,375.79
142355	10/31/2012	42,768.00
PO 141632	10/31/2012	51,800.00
142514	11/15/2012	38,253.60
PO 145141	12/15/2012	48,600.00
PO 140577	10/21/2012	60,595.80
PO 145138	12/30/2012	35,688.75

3

Schedule 3.08(a)

Subsidiaries

Name	Jurisdiction	Percentage of each class of outstanding Equity Interests owned	Ownership
Ollie’s Holdings, Inc.	Delaware	100%	Bargain Parent, Inc.
Ollie’s Bargain Outlet, Inc.	Pennsylvania	100%	Ollie’s Holdings, Inc.

4

Schedule 3.17

Financing Statements and Other Filings

Name	Type of Filing	Office to File
Ollie’s Holdings, Inc.	UCC-1 Financing Statement	Delaware Secretary of State
Bargain Parent, Inc.	UCC-1 Financing Statement	Delaware Secretary of State
Ollie’s Bargain Outlet, Inc.	UCC-1 Financing Statement	Pennsylvania Department of State

5

Schedule 5.09

Mortgaged Properties

NONE.

6

Schedule 5.12

Deposit Accounts

Owner	Bank	Account Number	Type of Account	Whether Account Will be Subject to a Control Agreement
Ollie’s Bargain Outlet, Inc.	Manufacturers and Traders Trust Company	[intentionally omitted]	Deposit Account	Yes

7

Schedule 5.16

Post-Closing Items

NONE.

8

Schedule 6.01

Indebtedness

NONE.

9

Schedule 6.02(a)

Liens

NONE.

10

Schedule 6.04

Investments

NONE.

11

Schedule 6.07

Transactions with Affiliates

Leases

1.	Agreement of Lease dated as of August 7, 2003, by and between MBBF, L.P and Ollie’s Bargain Outlet, Inc.

2.	Agreement of Lease dated as of August 7, 2003, by and between Brooke Investments Co., LLC and Ollie’s Bargain Outlet, Inc.

3.	Agreement of Lease dated as of August 7, 2003, by and between BSA Enterprises and Ollie’s Bargain Outlet, Inc.

4.	Lease Agreement dated as of August 11, 2011 between Brooke Investments, LLC and Ollie’s Bargain Outlet, Inc.

5.	Agreement of Lease dated as of August 7, 2003, by and between MBBF, L.P and Ollie’s Bargain Outlet, Inc.

Other Affiliate Transactions

1.	Payment of fees and out-of-pocket expenses pursuant to the Letter Agreement dated as of August 7, 2003 between Saunders Karp & Megrue, LLC and Ollie’s Bargain Outlet, Inc.

2.	During the fiscal year ended December 31, 2011, the Company engaged in wholesale transactions with related party XS Cargo Limited Partnership that resulted in net sales revenue of $475,000.

3.	Services Agreement dated as of August 24, 2012 by and between XS Cargo Limited Partnership and Ollie’s Bargain Outlet, Inc.

12

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swingline Loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate of
[Identify Lender]]

3.	Lead Borrower:	OLLIE’S HOLDINGS, INC.

4.	Administrative Agent:	MANUFACTURERS AND TRADERS TRUST COMPANY, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of September 28, 2012, among the Lead Borrower, BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower, Ollie’s and any other Domestic Subsidiary of the Lead Borrower that becomes a borrower thereunder, collectively, the “Borrowers”), the LENDERS party thereto from time to time, the Administrative Agent and the other agents named therein.

6.	Assigned Interest:

Aggregate Amount of Revolver Commitments for all Lenders	Amount of Revolver Commitment Assigned	Percentage Assigned of Revolver Commitment[1]
$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[1]	Set forth, to at least 9 decimals, as a percentage of the Revolver Commitments of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][2] Accepted:

[MANUFACTURERS AND TRADERS TRUST COMPANY,
as Administrative Agent

By:
Name:
Title:]

[Consented to:][3]

[OLLIE’S HOLDINGS, INC.

By:
Name:
Title:]

[Consented to:][4]

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of the Lead Borrower is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of each Issuing Bank and/or Swingline Lender is required by the terms of the Credit Agreement.

[MANUFACTURERS AND TRADERS TRUST COMPANY,
as Issuing Bank and/or Swingline Lender

By:
Name:
Title:]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of any Loan Party or any of their Subsidiaries or Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Loan Parties or any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender or Issuing Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender or Issuing Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender or Issuing Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender or Issuing Bank, (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender or Issuing Bank.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1	From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT B

FORM OF ADMINISTRATIVE QUESTIONNAIRE

I. Name(s) of the Borrower(s):
II. Legal Name of Lender for Signature Page:
III. Name of Lender for any eventual tombstone:

IV. Legal Address:

V. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel
Name:
Title:
Address:

Telephone:
Facsimile:
Email: Address:

VI. Lender’s Wire Payment Instructions:

Pay to:
(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

VII. Organizational Structure:

Foreign Branch, organized under which laws
Lender’s Tax ID:

Tax withholding Form Attached (For Foreign Buyers)

[ ] Form W-9

[ ] Form W-8

[ ] Form 4224 effective:

[ ] Form 1001

[ ] W/Hold % Effective

[ ] Form 4224 on file with Administrative Agent from previous current year’s transaction

VIII. Payment Instructions:

Servicing Site:

Pay To:

IX. Name of Authorized Officer:
Name:
Signature:
Date:

X. Institutional Investor Sub-Allocations

Institution Legal
Fund Manager:
Sub-Allocations:

Exact Legal Name (for documentation purposes)	Sub-Allocation (Indicate US$)	Direct Signer to Credit Agreement (Yes / No)	Purchase by Assignment (Yes / No)	Date of Post Closing Assignment
1.

2.

3.

4.

5.

6.

7.

Total

Special Instructions

Please return this form, by fax, to the attention of [                    ], fax [                    ], no later than 5:00 p.m. New York City time, on [            ], 2012.

EXHIBIT C

FORM OF BORROWING REQUEST

Manufacturers and Traders Trust Company,

as Administrative Agent for the lenders referred to below,

25 South Charles Street, 18th Floor

Baltimore, MD 21201

Attention: [                    ]

[        ] [    ], [20    ]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Lead Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection with that request sets forth below the terms on which such Borrowing is requested to be made:

(A)	Borrower

(B)	Date of Borrowing (which is a Business Day)

(C)	Aggregate Amount of Borrowing[5]

(D)	Type of Borrowing[6]

(E)	Interest Period and the last day thereof[7]

(F)	Funds are requested to be disbursed to the applicable Borrower’s account with (Account No. ).

[Remainder of page intentionally left blank]

[5]	Not less than $100,000 for ABR Loans and $1,000,000 for Eurodollar Loans (and in either case, in an integral multiple of $100,000).
[6]	Specify Eurodollar Borrowing or ABR Borrowing.
[7]	To be an Interest Period contemplated by definition of “Interest Period” in the Credit Agreement (with respect to Eurodollar Borrowings only).

The Lead Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the requested Borrowing, the conditions to lending specified in Section[s] [4.01 and]8 [4.02]9 of the Credit Agreement have been satisfied.

OLLIE’S HOLDINGS, INC.[10], as Lead Borrower

By:

Name:
Title:

[8]	Insert for Borrowing on the Closing Date.
[9]	Insert for Borrowing on any date other than the Closing Date.
[10]	Any Borrowing Request may be signed by Merger Sub on the Closing Date.

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to Section 2.07 of the Credit Agreement, the Lead Borrower desires to convert or to continue the following Revolver Loans, each such conversion and/or continuation to be effective as of     /    /20    :

$ [ , , ]	Eurodollar Borrowing to be continued with Interest Period of month(s).

$ [ , , ]	ABR Borrowing to be converted to a Eurodollar Borrowing with Interest Period of month(s).

$ [ , , ]	Eurodollar Borrowing to be converted to ABR Borrowing.

The Lead Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.

Date: / /20	OLLIE’S HOLDINGS, INC., as Lead Borrower

By:

Name:
Title:

EXHIBIT E

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

made by

BARGAIN PARENT, INC.

OLLIE’S HOLDINGS, INC. (successor by merger to Bargain Merger Sub, Inc.)

and certain Subsidiaries of OLLIE’S HOLDINGS, INC.

in favor of

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent

Dated as of September 28, 2012

-i-

-ii-

SCHEDULE 3(a)	—	COMMERCIAL TORT CLAIMS
SCHEDULE 4.3	—	NAME; JURISDICTION OF ORGANIZATION, ETC
SCHEDULE 4.4	—	INVENTORY AND EQUIPMENT
SCHEDULE 4.6	—	INVESTMENT PROPERTY
SCHEDULE 4.8(a)	—	INTELLECTUAL PROPERTY
SCHEDULE 4.8(d)	—	INTELLECTUAL PROPERTY
SCHEDULE 4.9	—	LETTERS OF CREDIT RIGHTS
SCHEDULE 8.2	—	NOTICES

EXHIBIT A	—	ACKNOWLEDGEMENT AND CONSENT
EXHIBIT B-1	—	INTELLECTUAL PROPERTY SECURITY AGREEMENT
EXHIBIT B-2	—	AFTER-ACQUIRED INTELLECTUAL PROPERTY SECURITY AGREEMENT
EXHIBIT D	—	ASSUMPTION AGREEMENT

-iii-

GUARANTEE AND COLLATERAL AGREEMENT, dated as of September 28, 2012, made by the Borrowers (as defined below) and each of the signatories hereto (other than the Administrative Agent, but together with any other entity that may become a party hereto as provided herein, the “Guarantors”; and the Guarantors together with the Borrowers, the “Grantors”), in favor of Manufacturers and Traders Trust Company (“M&T”), as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of September 28, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bargain Parent, Inc., a Delaware corporation (“Parent”), Ollie’s Holdings, Inc., a Delaware corporation (successor by merger to Bargain Merger Sub, Inc.) (the “Lead Borrower”), Ollie’s Bargain Outlet, Inc., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the Lenders party thereto, Manufacturers and Traders Trust Company, KeyBank National Association (“KeyBank”) and Jefferies Finance LLC (“Jefferies Finance”), as joint bookrunners and joint lead arrangers (in each such capacity, the “Joint Lead Arrangers”), KeyBank and Jefferies Finance, as co-syndication agents (in such capacity, the “Co-Syndication Agents”) and (ii) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Credit Extensions to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Guarantor;

WHEREAS, the proceeds of the Credit Extensions under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Administrative Agent and the Term Agent have entered into an Intercreditor Agreement, acknowledged by the Borrowers and the other Loan Parties, dated as of the date hereof (as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);

WHEREAS, the Borrowers and the other Guarantors are engaged in related businesses, and each Borrower and each Guarantor will derive substantial direct and indirect benefit from the making of the Credit Extensions under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Credit Extensions to the Borrowers under the Credit Agreement that each Borrower and each Guarantor shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Joint Lead Arrangers, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Credit Extensions to the Borrowers thereunder, each Borrower and each Guarantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.	DEFINED TERMS

1.1. Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC, such terms shall have the meanings given in Article 9 thereof): Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Deposit Account, Electronic Chattel Paper, Equipment, Farm Products, Financial Asset, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter of Credit, Letter of Credit Rights, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“After-Acquired Intellectual Property” shall mean any Collateral (excluding Excluded Assets) consisting of any Intellectual Property acquired or obtained by a Grantor on or after the Closing Date and which is not now a part of the Owned Intellectual Property.

“Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Agreement Parties” shall mean the collective reference to the Borrowers and the Guarantors.

“Borrowers” shall have the meaning assigned to such term in the preamble.

“Collateral” shall have the meaning assigned to such term in Section 3.

“Collateral Account” shall mean any collateral account subject to a Deposit Account Control Agreement.

“Collateral Account Funds” shall mean, collectively, the following: all funds (including all trust monies) and investments (including all cash equivalents) credited to, or purchased with funds from, any Collateral Account or the Dominion Account, as the case may be, and all certificates and instruments from time to time representing or evidencing such investments; all Money, notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of any Grantor in substitution for, or in addition to, any or all of the Collateral; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Collateral.

“Contracts” shall mean all contracts and agreements between any Grantor and any other person (in each case, whether written or oral, or third party or intercompany) as the same may be amended, assigned, extended, restated, supplemented, replaced or otherwise modified from time to time including

(i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of any Grantor to damages arising thereunder and (iv) all rights of any Grantor to terminate and to perform and compel performance of, such Contracts and to exercise all remedies thereunder.

“Copyright Licenses” shall mean any written agreement naming any Grantor as licensor or licensee (including those listed on Schedule 4.8(a) (as such schedule may be amended or supplemented from time to time)), granting any right in, to or under any Copyright, including the grant of rights to manufacture, print, publish, copy, import, export, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, whether registered or unregistered and whether published or unpublished (including those listed on Schedule 4.8(a) (as such schedule may be amended or supplemented from time to time)), all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to, and to obtain, all extensions and renewals thereof.

“Co-Syndication Agent” shall have the meaning assigned to such term in the preamble.

“Credit Agreement” shall have the meaning assigned to such term in the preamble.

“Domain Names” shall mean all Internet domain names and associated uniform resource locator addresses.

“Excluded Assets” shall mean: (i) the Excluded Foreign and Other Subsidiary Equity Interests; (ii) any Equity Interests if, and to the extent that, and for so long as doing so would violate applicable law or, other than in the case of Wholly-Owned Subsidiaries, a contractual obligation binding on such Equity Interests; (iii) any property subject to a Lien permitted under Section 6.02(i) or 6.02(j) of the Credit Agreement to the extent and for so long as (I) the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) prohibits the creation of any other Lien on such assets and proceeds or (II) the grant of a security interest under the Loan Documents (x) would invalidate the underlying rights of such Grantor in such assets, (y) would give any other party to such contract or agreement the right to terminate its obligations thereunder or (z) is not permitted without consent of third party (other than a Grantor), (iv) all leasehold real property, (v) all fee owned real property that has an individual fair market value in an amount less than $2.5 million (as reasonably estimated by the Lead Borrower), (vi) Equity Interests of any partnerships, joint ventures and any non-Wholly Owned Subsidiary which cannot be pledged without the consent of one or more third parties (other than the Borrowers or any of their Restricted Subsidiaries), (vii) margin stock, (viii) any asset to the extent that the grant of a security interest therein would result in materially adverse tax consequences as reasonably determined by the Lead Borrower, (ix) any property and assets the pledge of which would require governmental consent, approval, license or authorization, (x) all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law, (xi) Trust Funds and (xii) other assets which the Administrative Agent, in consultation with the Lead Borrower, determines, in its reasonable discretion, should be excluded taking into account the practical operations of the Borrowers’ business. Notwithstanding anything to the contrary herein, (x) the Loan Parties shall not be required to grant a security interest in any Collateral or perfect a security interest in any Collateral to the extent (A) the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Lead Borrower and the Administrative Agent or (B) if the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or with respect to any assets to the extent such a pledge would violate the terms of any contract with respect to such assets (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) or would trigger termination pursuant to any “change of control” or similar provision in any contract and (y) no actions shall be required in order to create or perfect any security interest in any assets located outside of the United States, and no foreign law security or pledge agreement shall be required.

“Excluded Foreign and Other Subsidiary Equity Interests” shall mean the (A) Equity Interests in excess of 65% of the voting Equity Interests of (i) each “first tier” Foreign Subsidiary owned by any Grantor and (ii) each Disregarded Domestic Subsidiary; (B) any voting or non-voting Equity Interest of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary owned by any Grantor and (C) the Equity Interests of any Unrestricted Subsidiary, Immaterial Subsidiary, Captive Insurance Subsidiary, and not-for-profit Subsidiary.

“Grantors” shall have the meaning assigned to such term in the preamble.

“Guarantors” shall have the meaning assigned to such term in the preamble.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property arising under United States laws, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, Trade Secret Licenses and Domain Names.

“Intellectual Property Collateral” shall include all Owned Intellectual Property and After-Acquired Intellectual Property, as well as any other Intellectual Property or Software included within the Collateral pursuant to Section 3(a).

“Intercreditor Agreement” shall have the meaning assigned to such term in the recitals.

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any such investment property which is an Excluded Asset) including all Certificated Securities and Uncertificated Securities and all Security Entitlements, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not otherwise constituting “investment property,” all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuers” shall mean the collective reference to each issuer of Pledged Collateral that is a Subsidiary.

“Jefferies Finance” shall have the meaning assigned to such term in the preamble.

“Joint Lead Arrangers” shall have the meaning assigned to such term in the preamble.

“KeyBank” shall have the meaning assigned to such term in the preamble.

“Lenders” shall have the meaning assigned to such term in the preamble.

“Licensed Intellectual Property” shall have the meaning assigned to such term in Section 4.8(a).

“M&T” shall have the meaning assigned to such term in the preamble.

“Material Intellectual Property” shall have the meaning assigned to such term in Section 4.8(b).

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Owned Intellectual Property” shall have the meaning assigned to such term in Section 4.8(a).

“Parent” shall have the meaning assigned to such term in the preamble.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use, import, export, distribute or sell any invention covered in whole or in part by a Patent, including any of the foregoing listed on Schedule 4.8(a) (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean (i) all letters of patent of the United States, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing listed in Schedule 4.8(a) (as such schedule may be amended or supplemented from time to time), (ii) all applications for letters of patent of the United States and all divisions, continuations and continuations-in-part thereof, all improvements thereof, including any of the foregoing listed in Schedule 4.8(a) (as such schedule may be amended or supplemented from time to time), and (iii) all rights to, and to obtain, any reissues or extensions of the foregoing.

“Pledged Alternative Equity Interests” shall mean all interests (other than any such interests that are Excluded Assets) of any Grantor in participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests or Pledged Trust Interests.

“Pledged Collateral” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests.

“Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, (other than any such debt securities that are Excluded Assets), including the debt securities listed on Schedule 4.6(b), (as such schedule may be amended or supplemented from time to time), together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests.

“Pledged LLC Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any limited liability company (other than any such interests that are Excluded Assets), including all limited liability company interests listed on Schedule 4.6(a) hereto under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Notes” shall mean all promissory notes now owned or hereafter acquired by any Grantor (other than any such promissory notes that are Excluded Assets), including those listed on Schedule 4.6(b) (as such schedule may be amended or supplemented from time to time).

“Pledged Partnership Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership (other than any such interests that are Excluded Assets), including all partnership interests listed on Schedule 4.6(a) hereto under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Security Entitlements” shall mean all security entitlements with respect to the financial assets listed on Schedule 4.6(b) (as such schedule may be amended from time to time) and all other security entitlements of any Grantor.

“Pledged Stock” shall mean all shares of capital stock (other than any such shares that are Excluded Assets) now owned or hereafter acquired by any Grantor, including all shares of capital stock listed on Schedule 4.6(a) hereto under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.

“Pledged Trust Interests” shall mean all interests of any Grantor now owned or hereafter acquired in a Delaware business trust or other trust (other than any such interests that are Excluded Assets), including all trust interests listed on Schedule 4.6(a) hereto under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Secured Obligations” shall have the meaning assigned to such term in the Credit Agreement.

“Secured Parties” shall mean, collectively, the Joint Lead Arrangers, the Administrative Agent, the Lenders, the Issuing Banks and, Secured Bank Product Providers, to which Secured Obligations, as applicable, are owed.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean computer programs, object code, source code and supporting documentation, including “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Term Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trademark, including any of the foregoing referred to on Schedule 4.8(a) (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean all right, title and interest in and to (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, designs, logos, trade dress, slogans and other source or business identifiers or any other indicia of origin, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith (but excluding abandoned applications), in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof and all common-law rights related thereto, including any of the foregoing listed on Schedule 4.8(a) (as such schedule may be amended or supplemented from time to time), (ii) the right to, and to obtain, all renewals thereof, (iii) the goodwill of the business symbolized by the foregoing and (iv) other source or business identifiers, designs and general intangibles of a like nature.

“Trade Secret License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trade Secret.

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), pro-code and data collections (all of the foregoing being collectively called a “Trade Secret”), whether or not reduced to a writing or other tangible form, including all documents and things embodying, incorporating or describing such Trade Secret, the right to sue for past, present and future misappropriations of any Trade Secret and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit.

“Trust Funds” shall mean any cash or cash equivalents comprised of (i) funds specifically and exclusively used for payroll taxes, payroll and other employee benefit payments to or for the benefit of any Grantor’s or any of their subsidiaries’ employees, (ii) all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (iii) any other funds which such Grantor holds as an escrow or fiduciary for such person.

1.2. Other Definitional Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to the specific provisions of this Agreement unless otherwise specified.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to the property or assets such Grantor has granted as Collateral or the relevant part thereof.

(c) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Secured Obligations shall mean the Full Payment of all of the Secured Obligations, in each case, unless otherwise specified.

(d) The words “include,” “includes” and “including,” and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation.”

SECTION 2.	GUARANTEE

2.1. Guarantee. Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees and permitted transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

(a) If and to the extent required in order for the Secured Obligations of any Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under Section 2.2.

(b) Each Guarantor agrees that the Secured Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor hereunder without, to the extent permitted by applicable law, impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

(c) The guarantee contained in this Section 2 shall remain in full force and effect until the date when no Revolver Commitments are outstanding and Full Payment of all of the Secured Obligations has been made (the “Termination Date”), notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may not then owe any Secured Obligations.

(d) No payment made by any Borrower, any of the Guarantors, any other guarantor or any other person or received or collected by any Secured Party from any Borrower, any of the Guarantors, any other guarantor or any other person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor (including by means of setoff or appropriation) in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date.

2.2. Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Secured Obligations by any Agreement Party or is received or collected on account of the Secured Obligations from any Agreement Party or its property:

(a) If such payment is made by a Borrower or from its property, then, if and to the extent such payment is made on account of Secured Obligations arising from or relating to a Loan or other extension of credit made to such Borrower, such Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Agreement Party or (ii) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other person, including any other Agreement Party or its property.

(b) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon Full Payment of the Secured Obligations, (i) to demand and enforce reimbursement for the full amount of such payment from a Borrower and (ii) to demand and enforce contribution in respect of such payment from each other Guarantor that has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by a court of competent jurisdiction.

(c) Until the Termination Date, notwithstanding Sections 2.2(a) and 2.2(b), no Agreement Party shall be entitled to be subrogated (equally and ratably with all other Agreement Parties entitled to reimbursement or contribution from any other Agreement Party as set forth in this Section 2.2) to any security interest that may then be held by the Administrative Agent upon any Collateral granted to it in this Agreement, nor shall any Agreement Party seek or be entitled to seek any contribution or reimbursement from a Borrower or any other Agreement Party in respect of payments made by any Agreement Party hereunder. Such right of subrogation shall be enforceable solely against the Agreement Parties, and not against the Secured Parties, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Agreement Party, then (and only after the Termination Date) the Administrative Agent shall deliver to the Agreement Parties making such demand, or to a representative of such Agreement Parties or of the Agreement Parties generally, an instrument reasonably satisfactory to the Administrative Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.

(d) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Agreement Party as to any payment on account of the Secured Obligations made by it or received or collected from its property shall be fully subordinated in all respects prior to the Termination Date. Until the Termination Date, no Agreement Party shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Agreement Party in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Secured Obligations. If any such payment or distribution is received by any Agreement Party, it shall be held by such Agreement Party in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall promptly be transferred and delivered by such Agreement Party to the Administrative Agent, in the exact form received and, if necessary, duly endorsed, to be applied against any Secured Obligations then outstanding in accordance with Section 6.5.

(e) The obligations of the Agreement Parties under the Loan Documents, including their liability for the Secured Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2 and the provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(f) Each Agreement Party reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Agreement Party, but (i) the exercise and enforcement of such rights shall be subject to Section 2.2(d) and (ii) neither the Administrative Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right, except as provided in the last sentence of Section 2.2(c).

2.3. Amendments, etc. with Respect to the Secured Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) and the applicable Loan Parties may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.4. Guarantee Absolute and Unconditional. Each Guarantor waives, to the extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the Guarantors with respect to the Secured Obligations. Each Guarantor understands and agrees, to the extent permitted by applicable law, that, until the Termination Date, the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment, performance or release of guarantee hereunder) which may at any time be available to or be asserted by a Borrower or any other person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other person or to realize upon any such collateral security, guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor, except to the extent of any such release. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.5. Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.6. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the office of the Administrative Agent as specified in the Credit Agreement.

2.7. Subordination of Indebtedness Held by Guarantors. Until the Termination Date, any indebtedness of the Lead Borrower or any other Loan Party now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Lead Borrower or such other Loan Party to the Secured Parties; and such indebtedness of the Lead Borrower or such other Loan Party to any Guarantor, if the Administrative Agent or the Collateral Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Parties and be paid over to the Secured Parties on account of the indebtedness of the Lead Borrower or such other Loan Party to the Secured Parties, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Agreement. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the Lead Borrower or any other Loan Party to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

SECTION 3.	GRANT OF SECURITY INTEREST; CONTINUING LIABILITY UNDER COLLATERAL

(a) Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the personal property of such Grantor, including the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Collateral Accounts and all Collateral Account Funds;

(iv) all Commercial Tort Claims in excess of $1,000,000, in each case, from time to time specifically described on Schedule 3(a);

(v) all Contracts;

(vi) all Documents;

(vii) all Equipment;

(viii) all Fixtures

(ix) all General Intangibles;

(x) all Goods

(xi) all Instruments;

(xii) all Insurance;

(xiii) all Intellectual Property;

(xiv) all Inventory;

(xv) all Investment Property;

(xvi) all Letters of Credit and Letter of Credit Rights;

(xvii) all Money;

(xviii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, Software, computer printouts, tapes, disks and other electronic storage media and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xix) to the extent not otherwise included, all other personal property, whether tangible or intangible, of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any person with respect to any of the foregoing;

provided that, notwithstanding any other provision set forth in this Agreement, the term “Collateral” and the component definitions thereof shall not include, and this Agreement shall not, at any time, constitute a grant of a security interest in any property that is an Excluded Asset.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any other Secured Party, (ii) each Grantor shall remain liable under and each of the agreements included in the Collateral, including any Accounts, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Administrative Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Accounts, any Contracts or any agreements relating to Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, including any agreements relating to any Accounts, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

To induce the Joint Lead Arrangers, the Administrative Agent, the Co-Syndication Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Credit Extensions to the Borrowers thereunder, each Grantor hereby represents and warrants to the Secured Parties that each representation and warranty contained in Article III of the Credit Agreement is true and correct in all material respects (other than any representation or warranty that is qualified by materiality or makes reference to Material Adverse Effect, which such representations and warranty shall be true and correct in all respects) on and as of the Closing Date (except as limited by Section 4.01 of the Credit Agreement) and on and as of the date of each Credit Extension, except if such representation or warranty refers to a specific date or period, then as of such date or for such period, as if made by such Grantor herein and that:

4.1. Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens, including Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as grantor under a security agreement entered into by another person, except for Liens permitted by Section 6.02 of the Credit Agreement.

4.2. [Reserved]

4.3. Name; Jurisdiction of Organization, etc. On the date hereof, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.3. On the date hereof, except as otherwise described in the Collateral Questionnaire, each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. On the date hereof, except as otherwise described in the Collateral Questionnaire, no such Grantor has changed its name, jurisdiction of organization, chief executive office or sole place of business in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as a grantor under a security agreement (other than in respect of a Lien permitted by Section 6.02 of the Credit Agreement) entered into by another person, which has not heretofore been terminated.

4.4. Inventory and Equipment. As of the Closing Date, such Grantor does not maintain Equipment or Inventory (other than mobile goods or Inventory or Equipment in transit or, out for repair) with a value in excess of $250,000 at any location other than the locations set forth on Schedule 4.4.

4.5. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6. Investment Property.

(a) Schedule 4.6(a) hereto (as such schedule may be amended or supplemented from time to time by notice from one or more Grantors to the Administrative Agent) sets forth under the headings “Pledged Stock,” “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 4.6(b) (as such schedule may be amended or supplemented from time to time by notice from one or more Grantors to the Administrative Agent) sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor, and except as set forth on Schedule 4.6(b) (as such schedule may be amended or supplemented from time to time by notice from one or more Grantors to the Administrative Agent) all of the intercompany Pledged Debt Securities and intercompany Pledged Notes have been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and constitutes all of the issued and outstanding inter-company indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor.

(b) The Pledged Equity Interests issued by any Subsidiary have been duly and validly issued and, if applicable, are fully paid and nonassessable (except for shares of any unlimited liability company which are assessable in certain circumstances).

(c) None of the terms of any uncertificated Pledged LLC Interests and Pledged Partnership Interests expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the “issuer’s jurisdiction” of each Issuer thereof (as such term is defined in the Uniform Commercial Code in effect in such jurisdiction).

(d) All certificated Pledged LLC Interests and Pledged Partnership Interests, if any, do not expressly provide that they are “securities” for purposes of Section 8-103(c) of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(e) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other person, except the security interests created by this Agreement and Liens permitted by Section 6.02 of the Credit Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

(f) Each Issuer that is not a Grantor hereunder has executed and delivered to the Administrative Agent an Acknowledgment and Consent, in substantially the form of Exhibit A, to the pledge of the Pledged Collateral pursuant to this Agreement.

4.7. Accounts. No amount payable to such Grantor under or in connection with any Account that is included in the Collateral is evidenced by any Instrument or Tangible Chattel Paper with a value in excess of $1,000,000 which has not been delivered to the Administrative Agent to the extent required under Section 5.2.

4.8. Intellectual Property.

(a) As of the Closing Date, Schedule 4.8(a) lists all (i) Intellectual Property which is registered with a Governmental Authority or is the subject of an application for registration and all material unregistered Intellectual Property (other than unregistered Copyrights), in each case which is owned by such Grantor in its own name on the date hereof (collectively, the “Owned Intellectual Property”) and (ii) licenses of United States Intellectual Property applications or registrations in which such Grantor is an exclusive licensee. As of the Closing Date, except as set forth in Schedule 4.8(a) and except as would not reasonably be expected to have a Material Adverse Effect, each such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to all such Owned Intellectual Property and is otherwise entitled to use, and grant to others the right to use, all such Owned Intellectual Property subject only to the license terms of the licensing or franchise agreements referred to in paragraph (c) below. Such Grantor has the right to use all Intellectual Property material for use in the operation of the business, but that it does not own (collectively, the “Licensed Intellectual Property”).

(b) As of the Closing Date, all Owned Intellectual Property set forth in Schedule 4.8(a) and, to such Grantor’s knowledge, all Licensed Intellectual Property (collectively, the “Material Intellectual Property”), is valid, subsisting, unexpired and has not been abandoned, except as would not reasonably be expected to have a Material Adverse Effect or otherwise set forth on Schedule 4.8(a). Neither the operation of such Grantor’s business as currently conducted or as contemplated to be conducted nor the use of the Intellectual Property in connection therewith conflicts with, infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property rights of any other person, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) The rights of such Grantor in or to the Material Intellectual Property do not conflict with or infringe upon the rights of any third party, and no claim has been asserted in writing that the use of such Intellectual Property does or may infringe upon the rights of any third party, except in each case as would not reasonably be expected, individual or in the aggregate, to have a Material Adverse Effect.

(d) As of the Closing Date, no action or proceeding is pending or, to such Grantor’s knowledge, threatened (i) seeking to limit, cancel or question any Owned Intellectual Property or challenge either the validity or enforceability of such Owned Intellectual Property or any Grantor’s right, title, or interest in, or to, such Owned Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any Intellectual Property right of any other person or (iii) alleging that any Material Intellectual Property is being licensed, sublicensed or used in violation of any Intellectual Property or any other right of any other person, in each case, which would reasonably be expected to have a Material Adverse Effect on the value of the Collateral, taken as a whole. On the date hereof, to such Grantor’s knowledge, except as set forth on Schedule 4.8(d) no person is engaging in any activity that infringes upon, or is otherwise an unauthorized use of, any Material Intellectual Property or upon the rights of such Grantor therein. The consummation of the Transactions contemplated by this Agreement will not result in the termination or impairment of any of the Material Intellectual Property the loss of which would be reasonably likely to have a Material Adverse Effect.

(e) To such Grantor’s knowledge, with respect to each Copyright License, Trademark License, Trade Secret License and Patent License that relates to Material Intellectual Property or the loss of which could otherwise have a Material Adverse Effect, such license is (i) valid, enforceable, and in full force and effect; (ii) not subject to any notice of termination prior to scheduled expiration, nor, to the knowledge of the Grantors, subject to any such termination based on the occurrence of any events that have occurred; and (iii) not the subject of any license agreements other than those disclosed in Schedule 4.8(a).

(f) Except in each case as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Trade Secrets of such Grantor that are material to its business have been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other person; (ii) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (iii) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, such Grantor has taken all commercially reasonable steps to use consistent standards of quality in the manufacture, distribution and sale of all products sold and provision of all services provided under or in connection with any item of Intellectual Property and has taken all commercially reasonable steps to ensure that all licensed users of any kind of Intellectual Property use such consistent standards of quality.

(h) No Grantor is a party to any settlement or consents, judgment, injunction, order, decree, covenants not to sue, non-assertion assurances or releases that would impair the validity or enforceability of, or such Grantor’s rights in, any Material Intellectual Property.

4.9. Letters of Credit and Letter of Credit Rights. No Grantor is a beneficiary or assignee under any letter of credit with a face amount in excess of $1,000,000 (including any “Letter of Credit”) other than the letters of credit described on Schedule 4.9 (as such schedule may be amended or supplemented from time to time).

SECTION 5.	COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, until the Termination Date:

5.1. Delivery and Control of Certain Collateral.

(a) If any of the Collateral is or shall become evidenced or represented by any Certificated Security or Tangible Chattel Paper, such Certificated Security or Tangible Chattel Paper shall be delivered promptly to the Administrative Agent, duly endorsed, if applicable, in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement, and all of such property owned by any Grantor as of the Closing Date shall be delivered on the Closing Date. Any Pledged Collateral evidenced or represented by any Instrument or Negotiable Document shall be delivered promptly to the Administrative Agent, duly endorsed, if applicable, in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement, and all of such property owned by any Grantor as of the Closing Date shall be delivered on the Closing Date. Notwithstanding the foregoing, no Instrument, Tangible Chattel Paper, Pledged Debt Security constituting a Certificated Security or Negotiable Document shall be required to be delivered to the Administrative Agent pursuant to this clause (a) if the value thereof is less than $1,000,000 in the aggregate.

(b) If any of the Collateral is or shall constitute “Electronic Chattel Paper” (under Article 9 of the UCC) such Grantor shall ensure (to the Administrative Agent’s reasonable satisfaction) that (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Administrative Agent as the assignee and is communicated to and maintained by the Administrative Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Administrative Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision; provided that such actions shall not be required to be taken until the aggregate face amount of the Electronic Chattel Paper included in the Collateral exceeds $1,000,000.

(c) If any Collateral with a value in excess of $1,000,000 shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer thereof either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit C, or such other form as may be reasonably agreed to by the Administrative Agent, and such actions shall be taken on or prior to the Closing Date with respect to any Uncertificated Securities owned as of the Closing Date by any Grantor.

5.2. Maintenance of Perfected Security Interest; Further Documentation.

(a) Except as otherwise permitted by the Credit Agreement, such Grantor shall maintain each of the security interests created by this Agreement as a security interest having at least the perfection and priority described in Section 3.17 of the Credit Agreement and shall defend such security interest against the claims and demands of all persons whomsoever except as otherwise permitted by Section 6.02 of the Credit Agreement, subject to the provisions of Section 8.15.

(b) At any time and from time to time, upon the reasonable written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request in a manner consistent with the definition of Excluded Assets for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property subject to the requirements of Section 5.1 and any Deposit Accounts subject to the requirements of Section 5.12 of the Credit Agreement (including clause (j) of the definition of “Collateral and Guarantee Requirement”), taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto; provided that, notwithstanding any other obligation set forth herein or in the Credit Agreement, the following Collateral shall not be required to be perfected: (i) vehicles and any other assets subject to certificates of title; (ii) Commercial Tort Claims; and (iii) Letter of Credit Rights to the extent not perfected by the filing of a Form UCC-1 financing statement.

5.3. Changes in Locations, Name, Jurisdiction of Incorporation, etc.

(a) Such Grantor shall give 5 days’ prior written notice (or such other time as may be agreed to by the Administrative Agent in its sole discretion) to the Administrative Agent and delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested in writing by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein after any of the following:

(i) a change in its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.3; or

(ii) a change in its legal name, identity or structure that would render any financing statement filed by the Administrative Agent in connection with this Agreement “seriously misleading” (as such term is used in Section 9-507(b) of the New York UCC).

5.4. Investment Property.

(a) If such Grantor shall receive any Certificated Security (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), options or rights in respect of the Equity Interests in any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same promptly to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or similar instrument of transfer covering such Certificated Security duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.

(i) Without the prior written consent of the Administrative Agent, such Grantor shall not (i) vote to enable, or take any other action to permit, any issuer of Pledged Equity Interests to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of any such issuer (except, in each case, pursuant to a transaction expressly permitted by the Credit Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property constituting Collateral or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or any Lien permitted thereon pursuant to Section 6.02 of the Credit Agreement, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein or except as permitted by the Credit Agreement, or (v) cause or permit any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the New York UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the New York UCC; provided, however, notwithstanding the foregoing, if any Issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the provisions in this clause (v), such Grantor shall promptly notify the Administrative Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Administrative Agent’s “control” thereof.

(ii) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it shall be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and shall comply with such terms insofar as such terms are applicable to it, (ii) it shall notify the Administrative Agent concurrently with delivery of the financial statements required under Section 5.04(b) of the Credit Agreement in writing of the occurrence of any of the events described in Section 5.4(a) with respect to the Pledged Collateral issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Collateral issued by it. In addition, each Grantor which is either an Issuer or an owner of any Pledged Collateral hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent and to the transfer of any Pledged Collateral to the Administrative Agent or its nominee following an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Collateral.

5.5. Intellectual Property.

(a) Except as would not reasonably be expected to have a Material Adverse Effect or in connection with a transaction permitted by the Credit Agreement, each Grantor shall (i) to the extent commercially reasonable and consistent with past practice, continue to use each Trademark owned by such Grantor material to its business, (ii) maintain the quality of products and services offered under such Trademark at least at the level of quality of such products and services in the past, (iii) where commercially reasonable and feasible, use such Trademark with the appropriate notice of registration and all other notices and legends required by law, and (iv) not (and not permit any licensee or sublicensee of such Grantor to) knowingly do any act or knowingly omit to do any act whereby such Trademark is likely to become invalidated or materially impaired in any way, unless, in the case of each of the foregoing, such Grantor shall have determined, in its reasonable business judgment, that such Trademark is no longer necessary for, or desirable in the conduct of, such Grantor’s business.

(b) Except in connection with a transaction permitted by the Credit Agreement, no Grantor shall knowingly do any act or knowingly omit to do any act whereby any material portion of any material Copyright owned by such Grantor is likely to become invalidated or otherwise materially impaired, unless, in the case of each of the foregoing, such Grantor shall have determined, in its reasonable business judgment, that such Copyright is no longer necessary for, or desirable in, the conduct of, such Grantor’s business. Such Grantor shall not knowingly do any act whereby any material portion of such Copyright is likely to fall into the public domain, unless such Grantor shall have determined, in its reasonable business judgment, that such Copyright or portion thereof is no longer necessary for, or desirable in the conduct of, such Grantor’s business.

(c) Except as could not reasonably be expected to have a Material Adverse Effect or in connection with a transaction permitted by the Credit Agreement, no Grantor shall knowingly do any act that knowingly uses any Material Intellectual Property to infringe, misappropriate or violate the Intellectual Property rights of any other person in any material respect.

(d) Except in connection with a transaction permitted by the Credit Agreement, to the extent consistent with past practice, each Grantor shall use proper statutory notice in connection with the use of the Material Intellectual Property.

(e) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall acquire or become an exclusive licensee of any United States Intellectual Property application or registration or file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, which Intellectual Property is material to the operation of the business, such Grantor shall report such event to the Administrative Agent together with the delivery by the Lead Borrower of the financial statements pursuant to Section 5.04(b) of the Credit Agreement. Upon the reasonable written request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any of the foregoing items.

(f) Except in connection with a transaction permitted by the Credit Agreement, each Grantor shall take all reasonable and necessary steps, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office to maintain and pursue each application (for registration) and to maintain each registration of Intellectual Property material to its business, including the prompt filing of all affidavits and other required documents, and the prompt payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the payment of maintenance fees, and the participation in interference, opposition, cancellation, infringement and misappropriation proceedings, unless such Grantor shall have determined, in its reasonable business judgment, that any such application or registration of material Intellectual Property is no longer necessary for, or desirable in the conduct of, such Grantor’s business.

(g) Such Grantor agrees to execute an Intellectual Property Security Agreement with respect to its Intellectual Property in substantially the form of Exhibit B-1 in order to record the security interest granted in such Intellectual Property herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office and the United States Copyright Office.

(h) If any Grantor makes an application for registration of Intellectual Property before the United States Patent and Trademark Office, the United States Copyright Office, or an equivalent thereof in any state of the United States, within forty-five (45) days of the submission of such application

(or ten (10) days in the case of Copyrights), such Grantor shall deliver to the Administrative Agent a copy of such application. In connection with such notice, each Grantor agrees to execute an After-Acquired Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property in substantially the form of Exhibit B-2 in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

(i) Each Grantor agrees, promptly upon learning thereof, to notify the Administrative Agent in writing and to furnish such pertinent information that may be available with respect to, any party who such Grantor believes in its reasonable business judgment is, or may be, materially infringing, misappropriating, misusing, diluting or otherwise violating any material Intellectual Property of such Grantor, or with respect to any party claiming that such Grantor’s use of Intellectual Property in or for such Grantor’s business violates in any material respect any Intellectual Property right of such party. Each Grantor further agrees to prosecute diligently in accordance with its reasonable business practices and consistent with past practice any person infringing, misappropriating, misusing, diluting, or otherwise violating Intellectual Property that is material to such Grantor’s business.

(j) Except in connection with a transaction permitted by the Credit Agreement, each Grantor shall take all commercially reasonable steps necessary to protect the secrecy of all Trade Secrets material to its business.

5.6. Commercial Tort Claims. Such Grantor shall advise the Administrative Agent concurrently with delivery of the financial statements required under Section 5.04(b) of the Credit Agreement of any Commercial Tort Claim held by such Grantor in excess of $1,000,000 and shall promptly thereafter, upon written request by the Administrative Agent, execute a supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent to grant a security interest in such Commercial Tort Claim to the Administrative Agent for the benefit of the Secured Parties.

5.7. Deposit Accounts. The Grantors shall enter into Deposit Account Control Agreements with respect to each Deposit Account maintained by them (other than any Excluded Deposit Account) to the extent provided in Section 5.12 of the Credit Agreement and clause (j) of the definition of “Collateral and Guarantee Requirement” set forth therein.

5.8. Maintenance of Insurance. Each Grantor shall maintain insurance covering the Collateral in accordance with the provisions of Section 5.02 of the Credit Agreement.

SECTION 6.	REMEDIAL PROVISIONS

6.1. Certain Matters Relating to Accounts.

(a) At any time after the occurrence and during the continuation of an Event of Default after written notice is delivered to the Grantor, the Administrative Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall use commercially reasonable efforts to furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party; provided that the provisions of Section 9.16 of the Credit Agreement shall apply to such information.

(b) Subject to Section 5.12(d) of the Credit Agreement, the Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Accounts, and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Accounts and any Supporting Obligation and diligently exercise each material right it may have under any Account and any Supporting Obligation, in each case, at its own expense; provided, however, that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default or a Liquidity Period. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Administrative Agent’s reasonable written request after the occurrence and during the continuance of any Event of Default, each Grantor shall, at such Grantor’s expense, deliver to the Administrative Agent all (to the extent existing and available) original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.

6.2. Communications with Obligors; Grantors Remain Liable.

(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, communicate with obligors under the Accounts and parties to the Contracts to verify with them to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any Accounts or Contracts. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party; provided, that the provisions of Section 9.16 of the Credit Agreement shall apply to such information.

(b) Upon reasonable written request of the Administrative Agent, at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent may at any time notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Account or Contract of the security interest of the Administrative Agent therein. In addition, at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Accounts and/or Contracts directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating thereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3. Pledged Collateral.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Collateral.

(b) If an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its rights pursuant to this Section 6.3(b): (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights, (ii) the Administrative Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property to its name or the name of its nominee or agent and (iii) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in accordance with Section 6.5. In addition, the Administrative Agent shall have the right at any time after the occurrence and during the continuance of any Event of Default, without notice to the relevant Grantor, to exchange any certificates or instruments representing any Investment Property for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto after the occurrence and during the continuance of any Event of Default and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request in writing and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein.

(c) If an Event of Default shall have occurred and be continuing, each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) pay any dividends or other payments with respect to the Investment Property, including Pledged Collateral, directly to the Administrative Agent.

(d) If any Event of Default shall have occurred and be continuing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, in the case of any Intellectual Property Collateral, execute, deliver, and have recorded, any and all agreements, instruments, documents and papers as may be required by the United States Patent and Trademark Office, United States Copyright Office or similar registrar in order to effect an assignment of all right, title and interest in all registered Intellectual Property Collateral and each application for such registration, and record the same, as well as take any or all of the following actions: (1) declare the entire right, title and interest of such Grantor in and to the Intellectual Property Collateral, vested in the Administrative Agent for the benefit of the Lenders, in which event such right, title and interest shall immediately vest; (2) take and use or sell the Intellectual Property Collateral; (3) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks included within the Intellectual Property Collateral and the right to carry on the business and use the assets of such Grantor in connection with which Trademarks or Domain Names included within the Intellectual Property Collateral have been used; and (4) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property Collateral or Licensed Intellectual Property in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Administrative Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property Collateral and registrations and any pending applications in the United States Patent and Trademark Office, United States Copyright Office, equivalent office in a state of the United States or applicable Domain Name registrar to the Administrative Agent.

6.4. Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 and 5.12(d) of the Credit Agreement with respect to payments of Accounts and other Current Asset Collateral, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, cash equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon demand, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in the Dominion Account or in a Collateral Account. All Proceeds while held by the Administrative Agent in the Dominion Account or in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5. Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.6) constituting Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in the Dominion Account or in a Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Secured Obligations in the manner provided in Section 7.02 of the Credit Agreement.

6.6. Code and Other Remedies.

(a) If an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below, by the Credit Agreement, this Agreement or any other Loan Document) to or upon any Grantor or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall, to the extent permitted by law, constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Administrative Agent’s reasonable written request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere upon the occurrence and during the continuance of any Event of Default. The Administrative Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

(b) The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements to the extent required to be paid in accordance with the Credit Agreement, to the payment in whole or in part of the Secured Obligations in accordance with Section 6.5 and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(d) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or the Pledged Debt Securities pursuant to this Section 6.6 valid and binding and in compliance with any and all other applicable law.

6.7. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations.

SECTION 7.	THE ADMINISTRATIVE AGENT

7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable (until the Termination Date) power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed reasonably appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property Collateral, execute, deliver, and have recorded, any and all agreements, instruments, documents and papers that the Administrative Agent may reasonably request to effect the remedies set forth in Section 6.3(d);

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem reasonably appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its reasonable discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If an Event of Default has occurred and is continuing and if any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however if a Default has occurred and is continuing, and if any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance (except as otherwise provided herein) solely to cause the Collateral and Guarantee Requirement to be, or remain, satisfied.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Termination Date.

7.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except from their own gross negligence or willful misconduct or breach of a duty owed to such Grantor.

7.3. Execution of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the New York UCC and any other applicable law, each Grantor authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property,” whether now owned or hereafter existing or acquired or such other description as the Administrative Agent, in its sole judgment, reasonably determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. Appointment of Co-Collateral Agents. At any time or from time to time, in order to comply with any applicable requirement of law, the Administrative Agent may appoint another bank or trust company or one of more other persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be reasonably necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

SECTION 8.	MISCELLANEOUS

8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.08 of the Credit Agreement; provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Administrative Agent in a written instrument executed by the Administrative Agent.

8.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 8.2.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Enforcement Expenses; Indemnification.

(a) Each Agreement Party agrees to pay or reimburse each Secured Party for all its reasonable costs and expenses incurred in collecting against such Agreement Party under the guarantee contained in Section 2 or otherwise in enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Agreement Party is a party (but limited in the case of legal fees and expenses, to those fees and expenses reimbursable under Section 9.05(a) of the Credit Agreement).

(b) Each Agreement Party agrees to pay, and to hold the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Agreement Party agrees to pay, and to hold the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to Section 9.05 of the Credit Agreement.

(d) The agreements in this Section shall survive the Termination Date.

8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Agreement Party and shall inure to the benefit of the Secured Parties and their respective permitted successors and assigns; provided that, except as otherwise permitted by the Credit Agreement, no Agreement Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, and any attempted assignment without such consent shall be null and void.

8.6. Set-Off. Each Agreement Party hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Agreement Party or any other Agreement Party, any such notice being expressly waived by each Agreement Party to the extent permitted by applicable law, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Agreement Party, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Agreement Party to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Agreement Party, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Agreement Party promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have.

8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (including.pdf)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Agreement Parties, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8.12. Submission to Jurisdiction; Waivers. Each Agreement Party and the Administrative Agent hereby irrevocably and unconditionally:

(a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Parent, the Borrowers or any Loan Party or their properties in the courts of any jurisdiction;

(b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 of the Credit Agreement and agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

8.13. Acknowledgments. Each Agreement Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Agreement Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agreement Parties, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Agreement Parties and the Secured Parties.

8.14. Additional Grantors. Each Subsidiary of the Lead Borrower that is required to become a party to this Agreement pursuant to Section 5.09 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Exhibit D hereto.

8.15. Releases.

(a) On the Termination Date, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Agreement Party hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor on or following the Termination Date, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) The obligations of Guarantors that are Subsidiaries and the security interests created hereunder shall be subject to release in accordance with Section 9.17 of the Credit Agreement.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the New York UCC.

8.16. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Collateral granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any of the relative rights and remedies of the Administrative Agent hereunder shall be subject to, and governed by the terms and conditions of, the Intercreditor Agreement at any time the Intercreditor Agreement is in effect. In the event of any conflict or inconsistency between the terms and conditions hereof and the terms and conditions of the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall govern and control at any time the Intercreditor Agreement is in effect. Notwithstanding anything to the contrary contained in this Agreement or the Loan Documents, but subject to the Intercreditor Agreement in all respects, until the Discharge of Term Obligations (as defined in the Intercreditor Agreement): (i) any covenant hereunder or under the Credit Agreement requiring (or any representation or warranty hereunder or under the Credit Agreement to the extent it would have the effect of requiring) the delivery and/or arrangement for possession of Collateral that constitutes Term Priority Collateral or delivery and/or arrangement for control of any certificated securities that constitute Term Priority Collateral to or with the Administrative Agent shall be deemed satisfied or complied with (or in the case of any representation or warranty, shall be deemed to be true and correct) if such delivery and/or arrangement for possession of Collateral that constitutes Term Priority Collateral is made to, or such control of certificated securities is with the Term Agent pursuant to the Term Documents; (ii) any covenant hereunder or under the Credit Agreement requiring (or any representation or warranty hereunder or under the Credit Agreement to the extent it would have the effect of requiring) the payment or other transfer of Collateral that constitutes Term Priority Collateral to the Administrative Agent shall be deemed to have been satisfied (or, in the case of any representation or warranty, shall be deemed to be true and correct) if such payment or transfer shall have been made to the Term Agent; (iii) any covenant hereunder or under the Credit Agreement requiring (or any representation or warranty hereunder or under the Credit Agreement to the extent it would have the effect of requiring) the endorsement of any Collateral that constitutes Term Priority Collateral or related document to the Administrative Agent shall be deemed to have been satisfied (or, in the case of any representation or warranty, shall be deemed to be true and correct) if such endorsement shall have been made to the Term Agent; and (iv) any covenant requiring that a Grantor receive and/or hold any Collateral that constitutes Term Priority Collateral in trust for the benefit of the Administrative Agent shall be deemed to have been satisfied to the extent that such Grantor receives or holds (as applicable) such Collateral in trust for the benefit of the Term Agent and the Administrative Agent.

8.17. WAIVER OF JURY TRIAL. EACH AGREEMENT PARTY AND THE ADMINISTRATIVE AGENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

BARGAIN PARENT, INC.

By:
Name:
Title:

BARGAIN MERGER SUB, INC.

By:
Name:
Title:

OLLIE’S BARGAIN OUTLET, INC.

By:
Name:
Title:

[Signature Page to the ABL Collateral Agreement]

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent

By:
Name:
Title:

[Signature Page to the ABL Collateral Agreement]

Schedule 3(a)

Commercial Tort Claims

[    ]

1

Schedule 4.3

Name; Jurisdiction of Organization, etc.

Name	Jurisdiction of Organization	Organizational ID Number	Chief Executive Office

2

Schedule 4.4

Inventory and Equipment

Location Number	Location Name	Address	City	State	Zip Code

3

Schedule 4.6(a)

Investment Property

PLEDGED STOCK

OWNER	ISSUER	STOCK CERTIFICATE NO.	TOTAL SHARES OWNED

PLEDGED LLC INTERESTS

[    ]

PLEDGED PARTNERSHIP INTERESTS

[    ]

PLEDGED TRUST INTERESTS

[    ]

4

Schedule 4.6(b)

Investment Property

PLEDGED DEBT SECURITIES

[    ]

PLEDGED NOTES

NONE.

5

Schedule 4.8(a)

Intellectual Property

US TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Application Serial No.	Registration No.	Registration Date

REGISTERED STATE TRADEMARKS

Mark	State	Registration Date

U.S. PATENTS

[    ]

U.S. COPYRIGHTS

[    ]

REGISTERED TRADE NAMES

Name	State	Date

6

REGISTERED DOMAIN NAMES

Domain	Owner

EXCLUSIVE IN-BOUND IP LICENSES

[    ]

7

Schedule 4.8(d)

Intellectual Property

[    ]

8

Schedule 4.9

Letters of Credit Rights

[    ]

9

Schedule 8.2

Notices

[    ]

10

Exhibit A

to Guarantee and Collateral Agreement

FORM OF ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement, dated as of [                    ], 2012 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Collateral Agreement”), made by the Grantors and Guarantors parties thereto for the benefit of Manufacturers and Traders Trust Company, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”); capitalized terms used but not defined herein have the meanings given such terms therein. The undersigned agrees for the benefit of the Administrative Agent and the other Secured Parties as follows:

1. The undersigned will be bound by the terms of the Collateral Agreement applicable to Issuers of Pledged Collateral and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned confirms the statements made in the Collateral Agreement with respect to the undersigned including, without limitation, in Section 4.6 and Schedules 4.8(a) and 4.8(d) of the Collateral Agreement.

3. The terms of Sections 6.3(c) and 6.7 of the Collateral Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Collateral Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Exhibit A-1

Exhibit B-1

to Guarantee and Collateral Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of [    ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Intellectual Property Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of Manufacturers and Traders Trust Company, as administrative agent (in such capacity and together with its successors and assigns, the “Administrative Agent”), for the Secured Parties (as defined in the Collateral Agreement referred to below).

WHEREAS, OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), has entered into a Credit Agreement dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, BARGAIN PARENT, INC., a Delaware corporation (“Parent”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower, collectively, the “Borrowers”), the LENDERS party thereto from time to time, the Administrative Agent, the other agents named therein and MANUFACTURERS AND TRADERS TRUST COMPANY, KEYBANK NATIONAL ASSOCIATION AND JEFFERIES FINANCE LLC, as joint lead arrangers and as joint bookrunners;

WHEREAS, it is a condition precedent to the obligations of the Lenders and to make their respective extensions of credit to the Borrowers, and the Issuing Banks to issue their respective Letters of Credit under the Credit Agreement that the Grantors shall have executed and delivered that certain Guarantee and Collateral Agreement, dated as of [            ], 2012, to the Administrative Agent (as amended, supplemented, restated or otherwise modified from time to time, the “Collateral Agreement”) for the benefit of the Secured Parties (capitalized terms used and not defined herein have the meanings given such terms in the Collateral Agreement);

WHEREAS, under the terms of the Collateral Agreement, the Grantors have granted a security interest in certain property, including, without limitation, certain Intellectual Property of the Grantors to the Administrative Agent for the benefit of the Secured Parties, and have agreed as a condition thereof to execute this Intellectual Property Security Agreement for recording with the United States Patent and Trademark Office and the United States Copyright Office;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors agree as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in and to all of such Grantor’s right, title and interest in and to the following (the “Intellectual Property Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Trademarks (other than any Excluded Assets), including, without limitation, each registration and application identified in Schedule 1 attached hereto;

Exhibit B-1-1

(b) all Patents (other than any Excluded Assets), including, without limitation, each issued Patent and Patent application identified in Schedule 1 attached hereto;

(c) all Copyrights (other than any Excluded Assets), including, without limitation, each Copyright registration and application identified in Schedule 1 attached hereto;

(d) all Trade Secrets (other than any Excluded Assets) and any of (a), (b) or (c) to which any Grantor is an exclusive licensee of any United States Trademark, Patent or Copyright, as identified in Schedule 1 attached;

(e) any and all proceeds of the foregoing.

SECTION 2. Recordation. Each Grantor authorizes and requests that the Register of Copyrights and the Commissioner of Patents and Trademarks record this Intellectual Property Security Agreement.

SECTION 3. Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission, including “.pdf” or “.tif”), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4. Governing Law. This Intellectual Property Security Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of laws principles thereof that would require application of laws of another state.

SECTION 5. Conflict Provision. This Intellectual Property Security Agreement has been entered into in conjunction with the provisions of the Collateral Agreement and the Credit Agreement. In the event that any provisions of this Intellectual Property Security Agreement are in conflict with the Collateral Agreement or the Credit Agreement, the provisions of the Collateral Agreement or the Credit Agreement shall govern.

[Remainder of page intentionally left blank]

Exhibit B-1-2

IN WITNESS WHEREOF, each of undersigned has caused this Intellectual Property Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit B-1-3

Schedule 1

COPYRIGHTS

PATENTS

TRADEMARKS

EXCLUSIVE LICENSES OF U.S. COPYRIGHTS, PATENTS OR TRADEMARKS

Exhibit B-1-Schedule 1

Exhibit B-2 to

Guarantee and Collateral Agreement

FORM OF AFTER-ACQUIRED INTELLECTUAL PROPERTY SECURITY AGREEMENT

(FIRST SUPPLEMENTAL FILING)

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (FIRST SUPPLEMENTAL FILING), dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “First Supplemental Intellectual Property Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of Manufacturers and Traders Trust Company, as administrative agent (in such capacity and together with its successors and assigns, the “Administrative Agent”), for the Secured Parties (as defined in the Collateral Agreement referred to below).

WHEREAS, OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), has entered into a Credit Agreement dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, BARGAIN PARENT, INC., a Delaware corporation (“Parent”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower, collectively, the “Borrowers”), the LENDERS party thereto from time to time, the Administrative Agent, the other agents named therein and MANUFACTURERS AND TRADERS TRUST COMPANY, KEYBANK NATIONAL ASSOCIATION AND JEFFERIES FINANCE LLC, as joint lead arrangers and as joint bookrunners;

WHEREAS, it is a condition precedent to the obligations of the Lenders and to make their respective extensions of credit to the Borrowers, and the Issuing Banks to issue their respective Letters of Credit under the Credit Agreement that the Grantors shall have executed and delivered that certain Guarantee and Collateral Agreement, dated as of [            ], 2012, to the Administrative Agent (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Collateral Agreement”) for the benefit of the Secured Parties (capitalized terms used and not defined herein have the meanings given such terms in the Collateral Agreement);

WHEREAS, under the terms of the Collateral Agreement, the Grantors have granted a security interest in certain property, including, without limitation, certain Intellectual Property, including but not limited to After-Acquired Intellectual Property of the Grantors to the Administrative Agent for the benefit of the Secured Parties, and have agreed as a condition thereof to execute this First Supplemental Intellectual Property Security Agreement for recording with the United States Patent and Trademark Office and the United States Copyright Office;

WHEREAS, the Intellectual Property Security Agreement was recorded against certain United States Intellectual Property at [INSERT REEL/FRAME NUMBER] [IF SECOND OR LATER SUPPLEMENTAL, ADD PRIOR REEL/FRAME NUMBERS];

B-2-1

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors agree as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in and to all of such Grantor’s right, title and interest in and to the following (the “Intellectual Property Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Trademarks (other than any Excluded Asset), including, without limitation, each registration and application identified in Schedule 1 attached hereto;

(b) all Patents (other than any Excluded Asset), including, without limitation, each registration and application identified in Schedule 1 attached hereto;

(c) all Copyrights (other than any Excluded Asset), including, without limitation, each registration and application identified in Schedule 1 attached hereto;

(d) all Trade Secrets and any of (a), (b) or (c) to which any Grantor is an exclusive licensee of any United States Trademark, Patent or Copyright, as identified in Schedule 1 attached;

(e) any and all proceeds of the foregoing.

SECTION 2. Recordation. Each Grantor authorizes and requests that the Register of Copyrights and the Commissioner of Patents and Trademarks record this First Supplemental Intellectual Property Security Agreement.

SECTION 3. Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy or other electronic transmission, including “.pdf” or “.tif”), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4. Governing Law. This First Supplemental Intellectual Property Security Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of laws principles thereof that would require application of laws of another state.

SECTION 5. Conflict Provision. This First Supplemental Intellectual Property Security Agreement has been entered into in conjunction with the provisions of the Collateral Agreement and the Credit Agreement. In the event that any provisions of this Intellectual Property Security Agreement are in conflict with the Collateral Agreement or the Credit Agreement, the provisions of the Collateral Agreement or the Credit Agreement shall govern.

[Remainder of page intentionally left blank]

Exhibit B-2-2

IN WITNESS WHEREOF, each of undersigned has caused this Intellectual Property Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit B-2-3

Schedule 1

COPYRIGHTS

PATENTS

TRADEMARKS

EXCLUSIVE LICENSES OF U.S. COPYRIGHTS, PATENTS OR TRADEMARKS

Exhibit D to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [            ], 2012 made by                     , a                      (the “Additional Grantor”), in favor of Manufacturers and Traders Trust Company, as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”) for (i) the Lenders and Issuing Banks parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), has entered into a Credit Agreement dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Lead Borrower, BARGAIN PARENT, INC., a Delaware corporation (“Parent”), the Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and together with the Lead Borrower, collectively, the “Borrowers”), the LENDERS party thereto from time to time, the Administrative Agent, the other agents named therein and MANUFACTURERS AND TRADERS TRUST COMPANY, KEYBANK NATIONAL ASSOCIATION AND JEFFERIES FINANCE LLC, as joint lead arrangers and as joint bookrunners;

WHEREAS, in connection with the Credit Agreement, the Borrowers, Parent and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Collateral Agreement as a Grantor and a Guarantor thereunder; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement as a Grantor and a Guarantor thereunder;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor and a Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly (a) assumes all obligations and liabilities of a Grantor and a Guarantor thereunder; (b) guarantees the Secured Obligations pursuant

Exhibit D-1

to Section 2 of the Collateral Agreement; and (c) assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all such Additional Grantor’s right, title and interest in and to the Collateral, wherever located and whether now owned or at any time hereafter acquired by the Additional Grantor or in which the Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Additional Grantor’s Obligations. The information set forth in [Annex 1-A] hereto is hereby added to the information set forth in Schedules              1 to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE APPLICATION OF LAWS OF ANOTHER STATE.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

[1]	Refer to each Schedule which needs to be supplemented.

Exhibit D-2

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

September [    ], 2012

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF OLLIE’S HOLDINGS, INC., IN MY CAPACITY AS AN OFFICER AND NOT INDIVIDUALLY, AS FOLLOWS AS OF THE DATE HEREOF:

1. I am the chief financial officer of OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”).

2. Reference is made to the Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), the Lead Borrower, OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

3. I am generally familiar with the businesses and assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Lead Borrower pursuant to the Credit Agreement.

4. As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Lead Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Lead Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

The foregoing certifications are made and delivered as of the date first written above.

By:
Name:
Title:

EXHIBIT G

RESERVED.

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

            ,     , 20

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF OLLIE’S HOLDINGS, INC., IN MY CAPACITY AS AN OFFICER AND NOT INDIVIDUALLY, AS FOLLOWS AS OF THE DATE HEREOF:

1. I am a Financial Officer of OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”).

2. I have reviewed the terms of that Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), the Lead Borrower, OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Parent, the Lead Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which has been taken, is being taken, or proposes to be taken with respect to each such condition or event.

4. [Set forth on Annex A hereto are reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for the accounting period covered by the attached financial statements.]11

5. [Set forth on Annex A hereto are the (x) pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the attached financial statements, (y) a list of each Immaterial Subsidiary as of the date of this Certificate and (z) a list of each Unrestricted Subsidiary as of the date of delivery of this Certificate.]12

[11]	Include only if Section 6.10 is then in effect
[12]	Include, in each case, only if applicable

6. [Set forth on Annex A hereto is a management’s discussion and analysis with respect to the attached financial statements.]13

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

[13]	If the Lead Borrower files a Form 10-K or Form 10-Q with the SEC that includes an MD&A, this paragraph 6 can be deleted.

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date first written above pursuant to Section 5.04(c) of the Credit Agreement.

OLLIE’S HOLDINGS, INC.,
as Lead Borrower

By:
Name:
Title:

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [             ,     ] 20

[IF APPLICABLE, INCLUDE MATTERS SPECIFIED IN ITEMS 4 THROUGH 6]

EXHIBIT L-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Lead Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT L-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT L-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Lead Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT M

FORM OF NOTE

Date: [—]

FOR VALUE RECEIVED, the undersigned, hereby jointly and severally promise to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolver Loan (as defined in the Credit Agreement) from time to time made by the Lender to the Borrowers (as defined below) under that certain Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein.

The Borrowers jointly and severally promise to pay interest on the aggregate unpaid principal amount of each Revolver Loan made by the Lender to the Borrowers under the Credit Agreement from the date of such Revolver Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

This Note (this “Note”) is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and of the other Loan Documents and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, as applicable, immediately due and payable all as provided in the Credit Agreement. Revolver Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.

Each Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

OLLIE’S HOLDINGS, INC.,
as Lead Borrower

By:
Name:
Title:

OLLIE’S BARGAIN OUTLET, INC., as a Borrower

By:
Name:
Title:

[NAME OF OTHER BORROWERS, IF ANY]

EXHIBIT N

FORM OF INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of September 28, 2012, and entered into by and between Manufacturers and Traders Trust Company, in its capacity as agent under the Revolving Loan Documents (as defined below), including its successors and permitted assigns in such capacity from time to time (including, without limitation, in connection with any Refinancing of any Revolving Credit Agreement) (“Revolving Agent”), and Jefferies Finance LLC, in its capacity as agent under the Term Loan Documents (as defined below), including its successors and permitted assigns in such capacity from time to time (including, without limitation, in connection with any Refinancing of any Term Loan Agreement) (“Term Loan Agent”).

RECITALS

Bargain Parent, Inc., a Delaware corporation (“Parent”), Ollie’s Holdings, Inc., a Delaware corporation (the “Lead Borrower”), Ollie’s Bargain Outlet, Inc., a Pennsylvania corporation (“Ollie’s”, and together with the Lead Borrower and each other Borrower (as defined in the Revolving Credit Agreement), the “Revolving Borrowers”), the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, and Revolving Agent have entered into that certain Credit Agreement dated as of the date hereof (as may be amended, restated, amended and restated, supplemented or otherwise modified or Refinanced from time to time, the “Revolving Credit Agreement”; with “Revolving Credit Agreement” at any time to include, collectively, any and all Revolving Credit Agreements then in effect at such time);

Parent, as a guarantor, and the Lead Borrower and Ollie’s, as borrowers, the banks, financial institutions and other institutional lenders and investors from time to time parties thereto, and Term Loan Agent, have entered into that certain Credit Agreement dated as of the date hereof (as may be amended, restated, amended and restated, supplemented or otherwise modified or Refinanced from time to time, the “Term Loan Agreement”; with “Term Loan Agreement” at any time to include, collectively, any and all Term Loan Agreements then in effect at such time);

Pursuant to that certain Guarantee and Collateral Agreement dated as of the date hereof (as may be amended, restated, amended and restated, supplemented or otherwise modified or Refinanced from time to time, the “Revolving Guarantee and Collateral Agreement”), (i) Parent, the Revolving Borrowers and certain Subsidiaries of the Lead Borrower (other than any Revolving Borrower) (together with Parent, collectively, the “Revolving Guarantors”) have guaranteed the Revolving Obligations and (ii) Parent, the Revolving Borrowers and the other Revolving Guarantors (collectively, the “Revolving Grantors”) have granted certain liens in the Collateral (as defined therein) to Revolving Agent to secure the Revolving Obligations;

Pursuant to that certain Guarantee and Collateral Agreement dated as of the date hereof (as may be amended, restated, amended and restated, supplemented or otherwise modified or Refinanced from time to time, the “Term Loan Guarantee and Collateral Agreement”), (i) Parent, the Lead Borrower, Ollie’s and certain Subsidiaries of the Lead Borrower (together with Parent, collectively, the “Term Loan Guarantors”) have guaranteed the Term Loan Obligations and (ii) Parent, the Lead Borrower, Ollie’s and the other Term Loan Guarantors (collectively, the “Term Loan Grantors”) have granted certain liens in the Collateral (as defined therein) to Term Loan Agent to secure the Term Loan Obligations;

The Revolving Obligations are to be secured (i) on a first priority basis by Liens on the Revolving Priority Collateral and (ii) on a second priority basis by Liens on the Term Priority Collateral;

The Term Loan Obligations are to be secured (i) on a first priority basis by Liens on the Term Priority Collateral and (ii) on a second priority basis by Liens on the Revolving Priority Collateral;

The Revolving Loan Documents and the Term Loan Documents provide, among other things, that the parties hereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral and certain other matters; and

Revolving Agent and Term Loan Agent have agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.	Definitions.

1.1 UCC Terms. The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instruments”, “Inventory”, “Letter-Of-Credit Right”, “Money”, “Proceeds”, “Record”, “Securities Account”, “Security” and “Supporting Obligation”.

1.2 Defined Terms. Except as set forth below, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Revolving Loan Documents and Term Loan Documents, as applicable. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, when used with respect to a specified Person, another Person directly, or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Term Loan Agent, Revolving Agent and, if the context requires, any Other Lien Obligations Agent.

“Agreement” means this Intercreditor Agreement.

“Bank Product” means any of the following products, services or facilities extended to any Grantor: (a) Cash Management Services; (b) products under Swap Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Grantor, other than loans or letters of credit.

“Bank Product Debt” means Indebtedness and other obligations (including Cash Management Obligations) of a Grantor relating to Bank Products.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors.

“Cash Collateral” has the meaning set forth in Section 6.2(a).

“Cash Management Obligations” means obligations owed by any Grantor in respect of any overdraft and related liabilities arising from treasury and treasury management services, Cash Management Services, credit cards or any automated clearing house transfer of funds.

“Cash Management Services” means any services provided from time to time to any Grantor in connection with operating, collections, payroll, trust, or other depository or disbursement accounts or similar cash management arrangements, including automated clearinghouse, e-Payables, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Claimholders” means, with respect to the Revolving Obligations, all Revolving Claimholders and with respect to the Term Loan Obligations, all Term Loan Claimholders.

“Closing Date” means September 28, 2012.

“Collateral” means the Revolving Collateral or the Term Loan Collateral, as applicable.

“Default Disposition” means any private or public Disposition of (i) all or any material portion of the Revolving Priority Collateral by one or more Grantors with the consent of Revolving Agent after the occurrence and during the continuance of a Revolving Default (and prior to the Discharge of Revolving Obligations) or (ii) all or any material portion of the Term Priority Collateral by one or more Grantors with the consent of Term Loan Agent after the occurrence and during the continuance of a Term Loan Default (and prior to the Discharge of Term Loan Obligations), which Disposition is conducted by such Grantors with the consent of Revolving Agent in the case of the former, or Term Loan Agent in the case of the latter, in connection with good faith efforts by Revolving Agent or Term Loan Agent, as the case may be, to collect the Revolving Obligations through the Disposition of Revolving Priority Collateral or the Term Loan Obligations through the Disposition of Term Priority Collateral.

“Discharge of Revolving Obligations” means, except to the extent otherwise expressly provided in Section 5.5(a): (a) all Revolving Obligations that are due and payable or otherwise accrued and owing (other than (i) contingent indemnification obligations for which no underlying claim or demand for payment has been asserted and (ii) to the extent constituting Revolving Obligations, Secured Bank Product Obligations owed to Revolving Agent, any Revolving Arranger or any of their respective Affiliates or a person that is a Revolving Lender (or an Affiliate of a Revolving Lender) on the Closing Date or on the date such agreement governing such Secured Bank Product Obligations is entered into that are cash collateralized (or otherwise satisfied in a manner satisfactory to the counterparties party thereto)) have been paid, performed or otherwise discharged in full (with all such Revolving Obligations consisting of monetary or payment obligations having been paid in full in cash (or otherwise satisfied in a manner satisfactory to Revolving Claimholders)), (b) all commitments to provide extensions of credit under the documents relating to such Revolving Obligations have been terminated, cancelled or otherwise have expired, and (c) any and all letters of credit, bankers’ acceptances or similar instruments issued under the documents relating to such Revolving Obligations have been cancelled and returned (or backed by letters of credit or cash collateralized) in accordance with the terms of such documents.

“Discharge of Term Loan Obligations” means, except to the extent otherwise expressly provided in Section 5.5(b): (a) all Term Loan Obligations that are due and payable or otherwise accrued and owing (other than (i) contingent indemnification obligations for which no underlying claim or demand for payment has been asserted and (ii) to the extent constituting Term Loan Obligations, obligations in respect of Cash Management Obligations and Swap Agreements owed to Term Loan Agent, any Term Arranger or any of their respective Affiliates or a person that is a Term Lender (or an Affiliate of a Term Lender) on the Closing Date or on the date such Cash Management Obligations or Swap Agreement is entered into that are cash collateralized (or otherwise satisfied in a manner satisfactory to the counterparties party thereto)) have been paid, performed or otherwise discharged in full (with all such Term Loan Obligations consisting of monetary or payment obligations having been paid in full in cash (or otherwise satisfied in a manner satisfactory to Term Loan Claimholders)), (b) all commitments to provide extensions of credit under the documents relating to such Term Loan Obligations have been terminated, cancelled or otherwise have expired, and (c) any and all letters of credit, bankers’ acceptances or similar instruments issued under the documents relating to such Term Loan Obligations to have been cancelled and returned (or backed by letters of credit or cash collateralized) in accordance with the terms of such documents.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property or assets by any Person.

“Enforcement Notice” means a written notice delivered by either Revolving Agent or Term Loan Agent to the other stating that a Revolving Default or Term Loan Default, as applicable, has occurred and is continuing, and that an Enforcement Period has commenced with respect to the Revolving Priority Collateral or Term Priority Collateral, as applicable, specifying the relevant event of default, describing in reasonable detail the then outstanding Revolving Obligations or the Term Loan Obligations, as applicable, and requesting a description in reasonable detail the then outstanding Revolving Obligations or Term Loan Obligations, as applicable, owing to the noticed party.

“Enforcement Period” means the period of time following the receipt by either Revolving Agent or Term Loan Agent of an Enforcement Notice from the other and continuing until the earliest of (a) in case of an Enforcement Period commenced by Term Loan Agent, the Discharge of Term Loan Obligations, (b) in the case of an Enforcement Period commenced by Revolving Agent, the Discharge of Revolving Obligations, or (c) Revolving Agent or Term Loan Agent (as applicable) terminate, or agree in writing to terminate, the Enforcement Period (including in connection with a waiver or cure of the event of default that gave rise to such Enforcement Notice).

“Equity Interests” of any person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing.

“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce any Lien in respect of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the Collateral, including the institution of any judicial or nonjudicial foreclosure proceedings or having or seeking to have a trustee, receiver, liquidator or similar official appointed for or over the Collateral or taking any action to take possession of the Collateral, the noticing of any public or private sale or Disposition pursuant to Article 9 of the UCC or any attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor under the Revolving Loan Documents or the Term Loan Documents (including, in either case, any delivery of any notice to otherwise seek to obtain payment directly from any account debtor of any Grantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against the Collateral or proceeds of Collateral), under applicable law, at equity, in an Insolvency Proceeding or otherwise, including credit bidding or otherwise the acceptance of Collateral in full or partial satisfaction of a Lien, (c) the Disposition of all or any portion of the Collateral, by private or public sale or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral to the extent undertaken to consummate the Disposition of such Collateral within a commercially reasonable time, (e) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third parties for the purposes of valuing, marketing, or Disposing of, all or a material portion of the Collateral to the extent undertaken to consummate the Disposition of such Collateral within a commercially reasonable time, (f) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral or seeking relief from the automatic stay) whether under the Revolving Loan Documents, the Term Loan Documents, under applicable law of any jurisdiction, in equity, in an Insolvency Proceeding, or otherwise, or (g) the pursuit of Default Dispositions relative to all or a material portion of the Collateral to the extent undertaken to consummate the Disposition of such Collateral within a commercially reasonable time, but in all cases excluding (i) (x) the establishment of borrowing base reserves, collateral ineligibles, or other conditions for advances and (y) the request for additional field exams, appraisals and inspections, (ii) the changing of advance rates or advance sublimits, (iii) the imposition of a default rate or late fee, (iv) the collection and application of accounts or other monies deposited from time to time in deposit accounts or securities accounts, in each case, to the extent constituting Revolving Priority Collateral, against the Revolving Obligations pursuant to the provisions of the Revolving Loan Documents (including, without limitation, the notification of account debtors, depositary institutions or any other Person to deliver proceeds of Collateral to Revolving Agent), (v) the cessation of lending pursuant to the provisions of the Revolving Loan Documents, including upon the occurrence of a default on the existence of an overadvance, (vi) the filing of a proof of claim in any Insolvency Proceeding, (vii) the consent by Revolving Agent to Disposition by any Grantor of any of the Revolving Priority Collateral (other than in connection with liquidation of the Revolving Priority Collateral at the request of Revolving Agent), (viii) the consent by Term Loan Agent to Disposition by any Grantor of any of the Term Priority Collateral (other than in connection with liquidation of the Term Priority Collateral at the request of Term Loan Agent) and (ix) the acceleration of the Term Loan Obligations or the Revolving Obligations.

“Grantors” means the Revolving Grantors, the Term Loan Grantors, and each other Person that may from time to time execute and deliver a Revolving Collateral Document or a Term Loan Collateral Document as a “debtor,” “grantor,” or “pledgor” (or the equivalent thereof).

“Insolvency Proceeding” means any case or proceeding commenced by or against any Grantor under any state, federal, provincial, territorial or foreign law for, or any agreement of such Grantor to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator, custodian or other similar person for such person or any part of its property; or (c) an assignment for the benefit of creditors.

“Intellectual Property” means the “Intellectual Property” as that term is defined in the Term Loan Guarantee and Collateral Agreement as in effect on the date hereof.

“Joinder Agreement” means an agreement substantially in the form of Exhibit A, or in a form otherwise reasonably acceptable to each Agent, after giving effect to Section 9.15.

“Lead Borrower” has the meaning set forth in the recitals to this Agreement.

“Letters of Credit” means the “Letters of Credit,” as that term is defined in the Revolving Credit Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in order on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (including any financing leases having substantially the same economic effect as any of the foregoing, but excluding any operating lease), relating to such asset.

“Mortgage” means each mortgage, deed of trust or deed to secure debt pursuant to which a Grantor grants to the (a) Revolving Agent, for the benefit of the Revolving Claimholders, Liens upon the fee-owned real estate Collateral owned by such Grantor, as security for the Revolving Obligations or (b) Term Loan Agent, for the benefit of the Term Loan Claimholders, Liens upon the fee-owned real estate Collateral owned by such Grantor, as security for the Term Loan Obligations, in each case, pursuant to the terms and conditions of the Revolving Loan Documents and Term Loan Documents, as applicable.

“Obligations” means, as applicable, (a) all Revolving Obligations and (b) all Term Loan Obligations.

“Officers’ Certificate” means a certificate signed by any of the following officers or other representatives of the Lead Borrower: the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Lead Borrower.

“Ollie’s” has the meaning set forth in the recitals to this Agreement.

“Other Lien Obligations” means indebtedness of the Lead Borrower, Ollie’s or any other applicable Grantor issued following the date of this Agreement to the extent (a) such indebtedness is not prohibited by the terms of the Revolving Credit Agreement, the Term Loan Agreement and each then extant Other Lien Obligations Agreement from being secured by Liens on the Term Loan Collateral ranking pari passu with or junior to the Liens securing the Term Loan Obligations, (b) the Term Loan Grantors have granted Liens, consistent with clause (a), on the Collateral to secure the obligations in respect of such indebtedness, (c) the Other Lien Obligations Agent, for the holders of such indebtedness has entered into a Joinder Agreement on behalf of the holders of such indebtedness acknowledging that such holders shall be bound by the terms hereof applicable to Term Loan Claimholders and (d) an amendment to this Agreement shall be been entered into pursuant to Section 9.3(ii).

“Other Lien Obligations Agent” means the Person appointed to act as trustee, agent or representative for the holders of Other Lien Obligations pursuant to any Other Lien Obligations Agreement.

“Other Lien Obligations Agreement” means the indenture, credit agreement or other agreement under which any Other Lien Obligations are incurred and that is designated as an Other Lien Obligations Agreement pursuant to Section 9.15.

“Other Lien Obligations Claimholders” means, at any relevant time, the lenders, creditors and secured parties under any Other Lien Obligations Agreements, any Other Lien Obligations Agent and the other agents under such Other Lien Obligations Agreements, in each case, in their capacities as such.

“Parent” has the meaning set forth in the recitals to this Agreement.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or agency or political subdivision thereof.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Pledged Debt” means all Indebtedness owed to any Term Loan Grantor other than any such Indebtedness evidencing any Revolving Priority Collateral.

“Priority Collateral” mean with respect to the Revolving Claimholders, all Revolving Priority Collateral, and with respect to the Term Loan Claimholders, all Term Priority Collateral.

“Purchase Date” has the meaning set forth in Section 3.7(a).

“Purchase Notice” has the meaning set forth in Section 3.7(a).

“Purchase Option Event” has the meaning set forth in Section 3.7(a).

“Purchasing Creditors” has the meaning set forth in Section 3.7(a).

“Real Estate Asset” means any fee-owned real properties of a Grantor subject to a Mortgage.

“Recovery” has the meaning set forth in Section 6.7.

“Refinance” means, in respect of any indebtedness, to refinance, modify, extend, amend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness, or enter into alternative financing arrangements, in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, arrangers and/or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Replacement Agent” has the meaning set forth in Section 3.7(a).

“Revolving Agent” has the meaning set forth in the preamble to this Agreement.

“Revolving Arranger” means the arranger or bookrunner under the Revolving Credit Agreement.

“Revolving Borrower” and “Revolving Borrowers” have the meanings set forth in the recitals to this Agreement.

“Revolving Claimholders” means, at any relevant time, the holders of Revolving Obligations at that time, including Revolving Agent, Revolving Lenders, each Issuing Bank (as defined in the Revolving Credit Agreement), Secured Bank Product Provider (as defined in the Revolving Credit Agreement), the Administrative Agent (as defined in the Revolving Credit Agreement) and any lender, or duly appointed trustee or collateral agent or other duly appointed agent with respect to, or holder of, any other Revolving Obligations.

“Revolving Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Revolving Obligations (but excluding, for purposes hereof, all Excluded Assets (as defined in the Revolving Guarantee and Collateral Agreement) that do not constitute Term Loan Collateral).

“Revolving Collateral Documents” means the Revolving Guarantee and Collateral Agreement, each Mortgage described in clause (a) of such definition and any other agreement, document, or instrument pursuant to which a Lien is granted securing any Revolving Obligation or under which rights or remedies with respect to such Liens are governed.

“Revolving Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Revolving Default” means any “Event of Default”, as such term is defined in the Revolving Credit Agreement.

“Revolving DIP Financing” has the meaning set forth in Section 6.2(a).

“Revolving Grantors” has the meaning set forth in the recitals to this Agreement.

“Revolving Guarantee and Collateral Agreement” has the meaning set forth in the recitals to this Agreement.

“Revolving Guarantors” has the meaning set forth in the recitals to this Agreement.

“Revolving Lender Adequate Protection Lien” has the meaning set forth in Section 6.2(a).

“Revolving Lenders” means the “Lenders” as defined in the Revolving Credit Agreement.

“Revolving Loan Documents” means the Revolving Credit Agreement, the Revolving Collateral Documents and each of the other Loan Documents (as defined in the Revolving Credit Agreement) and any agreements under which any Revolving Obligations are incurred.

“Revolving Obligations” means the “Secured Obligations” as that term is defined in the Revolving Credit Agreement (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor and all amounts that would have accrued or become due under the terms of the Revolving Loan Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Revolving Priority Collateral” means all now owned or hereafter acquired Revolving Collateral that constitutes:

(i) all Accounts (including credit card receivables) (except to the extent such Accounts (including credit card receivables) arise under contracts for sale of any Term Priority Collateral);

(ii) all Inventory;

(iii) all General Intangibles (other than Intellectual Property and Term Loan Pledged Shares), Instruments, Chattel Paper, Documents, other contracts and Supporting Obligations, in each case, evidencing or substituted for any other Revolving Priority Collateral; provided that to the extent any of the foregoing items in this clause (iii) also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) and (ii) and the succeeding clauses (iv), (v), (vi), (vii) and (viii) shall be included in the Revolving Priority Collateral;

(iv) all cash, Money and cash equivalents, other than identifiable proceeds of Term Priority Collateral, and all Deposit Accounts and Securities Accounts (including all cash and other funds or other property held in or on deposit therein, except to the extent established solely to hold identifiable proceeds of the Term Priority Collateral or constituting Net Proceeds Deposit Accounts (as defined in the Revolving Credit Agreement));

(v) all documents of title for any Inventory;

(vi) all tax refunds;

(vii) all guarantees, letters of credit, Letter-of-Credit Rights, security and other credit enhancement, in each case, in support of the other Revolving Priority Collateral; provided that to the extent any of the foregoing items in this clause (vii) also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vi) and (viii) shall be included in the Revolving Priority Collateral;

(viii) all contractual claims and causes of action to the extent relating to any Revolving Priority Collateral; provided that to the extent any of the foregoing items in this clause (viii) also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vii) shall be included in the Revolving Priority Collateral;

(ix) all books and Records pertaining to the foregoing; and

(x) all substitutions, replacements, accessions, products or Proceeds (including, without limitation, insurance proceeds) of any of the forgoing,

in each case other than any Excluded Assets (as defined in the Revolving Guarantee and Collateral Agreement) that do not constitute Term Loan Collateral.

“Secured Bank Product Obligations” means obligations in respect of Bank Product Debt.

“Subsidiary” means, with respect to any Person (herein referred to as “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one (1) or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants shall be a Swap Agreement.

“Term Arranger” means the arranger or bookrunner under the Term Loan Agreement.

“Term DIP Financing” has the meaning set forth in Section 6.2(b).

“Term Loan Adequate Protection Lien” has the meaning set forth in Section 6.2(b).

“Term Loan Agent” has the meaning set forth in the preamble to this Agreement.

“Term Loan Agreement” has the meaning set forth in the recitals to this Agreement.

“Term Loan Claimholders” means, at any relevant time, the holders of Term Loan Obligations at that time, including Term Loan Agent, Term Loan Lenders, the Administrative Agent (as defined in the Term Loan Agreement), any Other Lien Obligations Claimholders and any lender, or duly appointed trustee or collateral agent or other duly appointed agent with respect to, or holder of, any other Term Loan Obligations.

“Term Loan Collateral” means any and all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Term Loan Obligations (but excluding, for purposes hereof, all Excluded Assets (as defined in the Term Loan Guarantee and Collateral Agreement) that do not constitute Revolving Collateral).

“Term Loan Collateral Documents” means the Term Loan Guarantee and Collateral Agreement, each Mortgage described in clause (b) of such definition and any other agreement, document or instrument pursuant to which a Lien is granted in favor of Term Loan Agent securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed.

“Term Loan Default” means any “Event of Default,” as such term is defined in the Term Loan Agreement, or any event of default under any Other Lien Obligations Agreement.

“Term Loan Documents” means the Term Loan Agreement, any Other Lien Obligations Agreement and the Term Loan Collateral Documents and each of the other Loan Documents as such term is defined in the Term Loan Agreement and “loan documents” (or similar term) as such term is defined in the Other Lien Obligations Agreement.

“Term Loan Grantors” has the meaning set forth in the recitals to this Agreement.

“Term Loan Guarantee and Collateral Agreement” has the meaning set forth in the recitals to this Agreement.

“Term Loan Guarantors” has the meaning set forth in the recitals to this Agreement.

“Term Loan Lenders” means the “Lenders” as defined in the Term Loan Agreement.

“Term Loan Obligations” means all obligations and all amounts owing, due, or secured under the Term Loan Documents, and all Other Lien Obligations, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Term Loan Document or Other Lien Obligations Agreement (including, in each case, all interest, fees and amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor and all interest, fees and other amounts that would have accrued or become due under the terms of the Term Loan Documents or Other Lien Obligations Agreement but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such interest, fees or other amounts is allowable or allowed in such Insolvency Proceeding).

“Term Loan Pledged Shares” means the “Pledged Equity Interests” as defined in the Term Loan Guarantee and Collateral Agreement as in effect on the Closing Date.

“Term Priority Collateral” means all now owned or hereafter acquired Term Loan Collateral that constitutes:

(i) all Term Loan Pledged Shares;

(ii) all equipment;

(iii) all Intellectual Property (provided that Revolving Agent shall have a royalty free license on the Intellectual Property as provided in Section 3.11);

(iv) all Pledged Debt;

(v) all Real Estate Assets;

(vi) all General Intangibles, instruments, books and Records and Supporting Obligations related to the foregoing and Proceeds of the foregoing (except to the extent any of the foregoing described in this clause (vi) constitute Revolving Priority Collateral); and

(vii) all other Goods (including but not limited to Fixtures) and assets of each Term Loan Grantor not constituting Revolving Priority Collateral, whether tangible or intangible and wherever located.

Notwithstanding the foregoing, the Term Priority Collateral shall not include any Excluded Assets (as defined in the Term Loan Guarantee and Collateral Agreement) unless constituting Revolving Collateral.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Use Period” means the period commencing on the date that Revolving Agent (or any Revolving Claimholder acting with the consent of Revolving Agent) obtains the ability to commence the Exercise of Secured Creditor Remedies in connection with any Revolving Priority Collateral in a manner as provided in Section 3.8 (having theretofore furnished Term Loan Agent with an Enforcement Notice) and ending on the earlier to occur of (i) 180 days thereafter and (ii) the Discharge of Revolving Obligations. If any stay or other order that prohibits any of Revolving Agent or the other Revolving Claimholders from commencing and continuing to Exercise any Secured Creditor Remedies or to liquidate and sell the Revolving Priority Collateral has occurred by operation of law or has been entered by a court of competent jurisdiction, such 180 day period shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended and upon lifting of the automatic stay, if there are fewer than 90 days remaining in such 180 day period, then such 180 day period shall be extended so that Revolving Agent and the Revolving Claimholders have 90 days upon lifting of the automatic stay. It is understood and agreed that “Use Period” access rights may apply to differing Real Estate Assets at differing times, in which case, a differing Use Period will apply to each such property.

1.3 Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” shall be construed to have, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise:

(a) except as otherwise provided herein, any definition of or reference to any agreement, instrument, or other document herein (including any Revolving Loan Document or any Term Loan Document) shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, amended and restated, supplemented, modified, renewed, extended, Refinanced, refunded or replaced;

(b) any reference to any agreement, instrument, or other document herein “as in effect on the date hereof” shall be construed as referring to such agreement, instrument, or other document without giving effect to any amendment, restatement, amendment and restatement, supplement, modification, renewal, extension, refunding, replacement or Refinancing after the date hereof;

(c) any definition of or reference to Revolving Obligations or Term Loan Obligations herein shall be construed as referring to the Revolving Obligations or Term Loan Obligations (as applicable) as from time to time amended, restated, amended and restated, supplemented, modified, renewed, extended, Refinanced, refunded or replaced;

(d) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(e) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(f) all references herein to Sections shall be construed to refer to Sections of this Agreement;

(g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights; and

(h) to the extent applicable and not inconsistent with this Section 1.3, the rules of construction, in Sections 1.02, 1.05 and 1.07 of the Revolving Credit Agreement and in Sections 1.02, 1.05 and 1.07 of the Term Loan Agreement, are incorporated herein, mutatis mutandis.

SECTION 2.	Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner, or order of grant, attachment, or perfection of any Liens securing (or purportedly securing) the Revolving Obligations with respect to the Collateral or of any Liens securing (or purportedly securing) the Term Loan Obligations with respect to the Collateral (including, in each case, irrespective of whether any such Lien is granted (or secures Obligations relating to the period) before or after the commencement of any Insolvency Proceeding) and notwithstanding any contrary provision of the UCC or any other applicable law or the Revolving Loan Documents or the Term Loan Documents, as applicable, or any defect or deficiencies in, or failure to attach or perfect, the Liens securing (or purportedly securing) any of the Obligations, or any other circumstance whatsoever, Term Loan Agent, on behalf of itself and the Term Loan Claimholders, and Revolving Agent , on behalf of itself and the Revolving Claimholders, hereby agree that:

(a) any Lien with respect to the Revolving Priority Collateral securing any Revolving Obligations now or hereafter held by or on behalf of, or created for the benefit of, Revolving Agent or any Revolving Claimholders or any agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien with respect to the Revolving Priority Collateral securing any Term Loan Obligations;

(b) any Lien with respect to the Term Priority Collateral securing any Term Loan Obligations now or hereafter held by or on behalf of, or created for the benefit of, Term Loan Agent or any Term Loan Claimholders or any agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien with respect to the Term Priority Collateral securing any Revolving Obligations;

(c) any Lien with respect to the Revolving Priority Collateral securing any Term Loan Obligations now or hereafter held by or on behalf of, or created for the benefit of, Term Loan Agent, any Term Loan Claimholders or any agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens with respect to the Revolving Priority Collateral securing any Revolving Obligations; and

(d) any Lien with respect to the Term Priority Collateral securing any Revolving Obligations now or hereafter held by or on behalf of, or created for the benefit of, Revolving Agent, any Revolving Claimholders or any agent or trustee therefor, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens with respect to the Term Priority Collateral securing any Term Loan Obligations.

The subordination of Liens provided for in this Agreement shall continue to be effective with respect to any part of the Collateral from and after the date hereof whether such Liens are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction, as a result of any action taken by Term Loan Agent or Revolving Agent or any other Claimholder, as applicable, or any failure by such Person to take any action, with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document.

2.2 Prohibition on Contesting Liens. Each of Term Loan Agent, for itself and on behalf of each Term Loan Claimholder, and Revolving Agent, for itself and on behalf of each Revolving Claimholder, agrees that it will not (and hereby waives any right to), directly or indirectly, contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding): (a) the priority, validity, attachment, perfection or enforceability of a Lien in the Collateral, held by or on behalf of Revolving Agent or any other Revolving Claimholders or by or on behalf of Term Loan Agent or any other Term Loan Claimholders, (b) the priority, validity, perfection, or enforceability of any Obligations, including the allowability or priority of any Obligations in any Insolvency Proceeding, or (c) the priorities, rights or duties established by, or other provisions of this Agreement; provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of Revolving Agent, any Revolving Claimholder, Term Loan Agent or any Term Loan Claimholder to enforce the terms of this Agreement, including the provisions of this Agreement relating to the priority of the Liens upon the Collateral securing the Revolving Obligations and the Term Loan Obligations, as applicable, as provided in Section 3.

2.3 New Liens. During the term of this Agreement, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the parties hereto agree, subject to Section 6, that no Grantor shall:

(a) grant or suffer to exist any Liens on any asset to secure any Term Loan Obligation unless such Grantor also offers to grant and, at the option of Revolving Agent, grants a Lien on such asset to secure the Revolving Obligations concurrently with the grant of a Lien thereon in favor of Term Loan Agent in accordance with the priorities set forth in this Agreement and the Revolving Collateral Documents and the Term Loan Collateral Documents; or

(b) grant or suffer to exist any Liens on any asset to secure any Revolving Obligations unless such Grantor also offers to grant and, at the option of Term Loan Agent, grants a Lien on such asset to secure the Term Loan Obligations concurrently with the grant of a Lien thereon in favor of Revolving Agent in accordance with the priorities set forth in this Agreement and the Revolving Collateral Documents and the Term Loan Collateral Documents.

To the extent that the foregoing provisions are not complied with for any reason, (A) without limiting any other rights and remedies available to Revolving Agent or Revolving Claimholders, Term Loan Agent, on behalf of the Term Loan Claimholders, agrees that (i) any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2, and (ii) without the need for any further consent of any other Term Loan Agent or Term Loan Claimholder or any Grantor and notwithstanding anything to the contrary in any Term Loan Document, Term Loan Agent shall be deemed to also hold and have held such Lien as agent or bailee for the benefit of Revolving Agent as security for the Revolving Obligations (subject to the Lien priorities and other terms hereof) and shall promptly notify Revolving Agent in writing of the existence of such Lien upon becoming aware thereof and (B) without limiting any other rights and remedies available to Term Loan Agent or Term Loan Claimholders, Revolving Agent, on behalf of the Revolving Claimholders, agrees that (i) any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2 and (ii) without the need for any further consent of any other Revolving Agent or Revolving Claimholder or any Grantor and notwithstanding anything to the contrary in any Revolving Document, Revolving Agent shall be deemed to also hold and have held such Lien as agent or bailee for the benefit of Term Loan Agent as security for the Term Loan Obligations (subject to the Lien priorities and other terms hereof) and shall promptly notify Term Loan Agent in writing of the existence of such Lien upon becoming aware thereof.

2.4 Cooperation in Designating Collateral. In furtherance of Section 9.8, the parties hereto agree to cooperate in good faith (and direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Revolving Priority Collateral and the Term Priority Collateral and the steps taken or to be taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Revolving Loan Documents and the Term Loan Documents.

SECTION 3.	Exercise of Remedies.

3.1 Exercise of Remedies by Term Loan Agent. Until the Discharge of Revolving Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Term Loan Agent and Term Loan Claimholders:

(a) will not exercise or seek to exercise any rights or remedies with respect to any Revolving Priority Collateral (including any Exercise of Secured Creditor Remedies with respect to any Revolving Priority Collateral);

(b) subject to Section 3.4, will not directly or indirectly contest, protest, or object to or hinder any Exercise of Secured Creditor Remedies by Revolving Agent or any Revolving Claimholder with respect to any Revolving Priority Collateral and have no right to direct Revolving Agent to Exercise any Secured Creditor Remedies with respect to any Revolving Priority Collateral or take any other action under the Revolving Loan Documents with respect to any Revolving Priority Collateral;

(c) will not object to (and waives any and all claims with respect to) the forbearance by Revolving Agent or Revolving Claimholders from Exercising any Secured Creditor Remedies with respect to any Revolving Priority Collateral;

(d) will not knowingly take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Term Loan Claimholders have on Revolving Priority Collateral equal with, or to give the Term Loan Claimholders any preference or priority relative to, any Lien that the Revolving Claimholders have with respect to such Revolving Priority Collateral;

(e) will have no right to (i) direct Revolving Agent or any Revolving Claimholder to exercise any right, remedy or power with respect to such Revolving Priority Collateral or (ii) consent to the exercise by Revolving Agent or any Revolving Claimholder of any right, remedy or power with respect to such Revolving Priority Collateral; and

(f) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement.

3.2 Exercise of Remedies by Revolving Agent. Until the Discharge of Term Loan Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Revolving Agent and Revolving Claimholders:

(a) will not exercise or seek to exercise any rights or remedies with respect to any Term Priority Collateral (including any Exercise of Secured Creditor Remedies with respect to any Term Priority Collateral);

(b) subject to Section 3.4, will not directly or indirectly contest, protest, or object to or hinder any Exercise of Secured Creditor Remedies by Term Loan Agent or any Term Loan Claimholder with respect to any Term Priority Collateral and have no right to direct Term Loan Agent to Exercise any Secured Creditor Remedies with respect to any Term Priority Collateral or take any other action under the Term Loan Documents with respect to any Term Priority Collateral;

(c) will not object to (and waives any and all claims with respect to) the forbearance by Term Loan Agent or any Term Loan Claimholder from Exercising any Secured Creditor Remedies with respect to any Term Priority Collateral;

(d) will not knowingly take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Revolving Claimholders have on Term Priority Collateral equal with, or to give the Revolving Claimholders any preference or priority relative to, any Lien that the Term Loan Claimholders have with respect to such Term Priority Collateral;

(e) will have no right to (i) direct Term Loan Agent or any Term Loan Claimholder to exercise any right, remedy or power with respect to such Term Priority Collateral or (ii) consent to the exercise by Term Loan Agent or any Term Loan Claimholder of any right, remedy or power with respect to such Term Priority Collateral; and

(f) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement.

3.3 Exclusive Enforcement Rights. (a) Until the Discharge of Revolving Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Revolving Agent shall have the exclusive right to Exercise any Secured Creditor Remedies with respect to the Revolving Priority Collateral without any consultation with or the consent of Term Loan Agent or any Term Loan Claimholder and (b) until the Discharge of Term Loan Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Term Loan Agent shall have the exclusive right to Exercise any Secured Creditor Remedies with respect to the Term Priority Collateral without any consultation with or the consent of Revolving Agent or any Revolving Claimholder. In connection with any Exercise of Secured Creditor Remedies, each of Term Loan Agent, the Term Loan Claimholders, Revolving Agent and the Revolving Claimholders may enforce the provisions of the Term Loan Collateral Documents or Revolving Collateral Documents, as applicable, and exercise rights, powers and remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of its Collateral, to incur expenses in connection with such Disposition, and to exercise all the rights and remedies of a secured creditor under applicable law.

3.4 Claimholders Permitted Actions. Anything to the contrary in Sections 3.1 and 3.2 notwithstanding, each of Term Loan Agent and Revolving Agent and any Claimholder may:

(a) if an Insolvency Proceeding has been commenced by or against any Grantor, file a proof of claim or statement of interest with respect to its Collateral or otherwise with respect to the Term Loan Obligations or the Revolving Obligations, as the case may be, or otherwise file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of such Grantor arising under any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Code or other comparable laws of any applicable jurisdiction);

(b) take any action (not adverse to the priority status of the Liens on the Collateral of the other, or the rights of the other or any Claimholders to Exercise any Secured Creditor Remedies) in order to create, perfect, preserve or protect (but not enforce) its Lien in and to its Collateral;

(c) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance or subordination of its claims or its Claimholders or the avoidance of its Liens;

(d) make any arguments and motions that are, in each case, in accordance with, the terms of this Agreement;

(e) join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Priority Collateral of the other party initiated by such other party to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay or otherwise interfere with the Exercise of Secured Creditor Remedies by such other party (it being understood that, (a) with respect to Revolving Priority Collateral, neither Term Loan Agent nor any Term Loan Claimholder shall be entitled to receive any proceeds thereof unless otherwise expressly permitted herein and (b) with respect to Term Priority Collateral, neither Revolving Agent nor any Revolving Claimholder shall be entitled to receive any proceeds thereof unless otherwise expressly permitted herein); and

(f) take any action described in clauses (i) through (ix) of the definition of Exercise of Secured Creditor Remedies.

Anything to the contrary in Sections 3.1 and 3.2 notwithstanding, each Term Loan Claimholder and each Revolving Claimholder may vote on any plan of reorganization that is not inconsistent with the terms of this Agreement.

Except as expressly set forth in this Agreement, each Term Loan Claimholder and each Revolving Claimholder shall have any and all rights and remedies it may have as a secured creditor under any applicable law, including the right to the Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral (and any judgment Lien obtained in connection therewith) shall be subject to the Lien priorities set forth herein and to the provisions of this Agreement. Revolving Agent may enforce the provisions of the Revolving Loan Documents, Term Loan Agent may enforce the provisions of the Term Loan Documents and each may Exercise any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law; provided, however, that each of Revolving Agent and Term Loan Agent agrees to provide to the other (x) an Enforcement Notice prior to its Exercise of Secured Creditor Remedies and (y) copies of any notices that it is required under applicable law to deliver to any Grantor; provided further, however, that Revolving Agent’s failure to provide copies of any such notices to Term Loan Agent shall not impair any of Revolving Agent’s rights hereunder or under any of the Revolving Loan Documents and Term Loan Agent’s failure to provide copies of any such notices to Revolving Agent shall not impair any of Term Loan Agent’s rights hereunder or under any of the Term Loan Documents. Each of Term Loan Agent, each Term Loan Claimholder, Revolving Agent and each Revolving Claimholder agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, in the case of Term Loan Agent and each Term Loan Claimholder, against either Revolving Agent or any other Revolving Claimholder, and in the case of Revolving Agent and each other Revolving Claimholder, against either Term Loan Agent or any other Term Loan Claimholder, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such parties shall be liable for any such action taken or omitted to be taken.

3.5 Retention of Proceeds.

(a) Term Loan Agent agrees that prior to the Discharge of Revolving Obligations, Term Loan Claimholders will only be entitled to retain proceeds of Term Priority Collateral in connection with an Exercise of Secured Creditor Remedies that are not prohibited under Section 3.1. Term Loan Claimholders shall not be permitted to retain any proceeds of Revolving Priority Collateral in connection with any Exercise of Secured Creditor Remedies in any circumstance unless and until the Discharge of Revolving Obligations has occurred, and any such proceeds received or retained in any other circumstance will be subject to Section 4.2.

(b) Revolving Agent agrees that prior to the Discharge of Term Loan Obligations, Revolving Claimholders will only be entitled to retain proceeds of Revolving Priority Collateral in connection with an Exercise of Secured Creditor Remedies that are not prohibited under Section 3.2. Revolving Claimholders shall not be permitted to retain any proceeds of Term Priority Collateral in connection with any Exercise of Secured Creditor Remedies in any circumstance unless and until the Discharge of the Term Loan Obligations has occurred, and any such proceeds received or retained in any other circumstance will be subject to Section 4.2.

(c) Notwithstanding anything contained in this Agreement to the contrary, in the event of any Disposition or series of related Dispositions that includes Revolving Priority Collateral and Term Priority Collateral where the aggregate sales price is not allocated between the Revolving Priority Collateral and Term Priority Collateral being sold (including in connection with or as a result of the sale of the Equity Interests of a Grantor), then solely for purposes of this Agreement, the allocation of proceeds of such Disposition to the Revolving Priority Collateral shall be based upon, in the case of (i) any Revolving Priority Collateral consisting of inventory, at book value as assessed on the date of such Disposition, (ii) any Revolving Priority Collateral consisting of accounts receivable, at book value as assessed on the date of such Disposition and (iii) all other Revolving Priority Collateral and Term Priority Collateral, at fair market value of such Revolving Priority Collateral and Term Priority Collateral sold, as determined by the Lead Borrower in good faith in its reasonable judgment or, if the aggregate amount of such other Revolving Priority Collateral and Term Priority Collateral sold is greater than $10,000,000, an independent appraiser.

3.6 Non-Interference. Subject to Sections 3.1, 3.2, 3.3, 3.4 and 6.5(b), each of Term Loan Agent, for itself and on behalf of the Term Loan Claimholders, and Revolving Agent, for itself and on behalf of the Revolving Claimholders, hereby:

(a) agrees that it will not, directly or indirectly, take any action that would restrain, hinder, limit, delay, or otherwise interfere with any Exercise of Secured Creditor Remedies by the other with respect to such other party’s Priority Collateral, or that is otherwise prohibited hereunder, including any Disposition of such other Person’s Priority Collateral, whether by foreclosure or otherwise; and

(b) waives any and all rights it or its Claimholders may have as a junior lien creditor or otherwise to object to the manner in which such other party seeks to enforce or collect such other party’s respective Obligations or the Liens securing such Obligations granted in any of such other party’s Priority Collateral, regardless of whether any action or failure to act by or on behalf of such other Person is adverse to the interest of it or its Claimholder.

3.7 Purchase Right.

(a) If (i) an Insolvency Proceeding with respect to any Grantor shall have occurred or shall have been commenced or (ii) the Revolving Obligations under the Revolving Credit Agreement shall have been accelerated (including as a result of any automatic acceleration) or shall remain unpaid following the latest stated maturity date therefor (as determined by reference to the Revolving Credit Agreement) (each such event described in clauses (i) and (ii) herein above, a “Purchase Option Event”), the Term Loan Lenders or any of them, as applicable, shall have the opportunity to purchase (at par and without premium) all (but not less than all) of the Revolving Obligations pursuant to this Section 3.7; provided that such option shall expire if Term Loan Agent fails to deliver a written notice (a “Purchase Notice”) to Revolving Agent (with a copy to the Lead Borrower) within ten (10) business days following the date Term Loan Agent receives written notice from Revolving Agent of such Purchase Option Event (and describing in reasonable detail the then outstanding Revolving Obligations and then existing Revolving Loan Documents), which Purchase Notice shall (A) be executed and delivered by Term Loan Agent (whether or not Term Loan Agent will be a Purchasing Creditor) and the applicable Term Loan Lenders committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the Revolving Obligations to be purchased by each Purchasing Creditor (which aggregate commitments must equal 100% of the Revolving Obligations) and (B) (1) state that it is a Purchase Notice delivered pursuant to Section 3.7 of this Agreement, (2) identify the Person who shall be appointed by the Purchasing Creditors to act as the “agent” or “administrative agent” (or analogous capacity) under the Revolving Loan Documents upon completion of such purchase (the “Replacement Agent”) and contain an irrevocable, affirmative statement by such Person to the effect that it agrees that it will act in such capacity upon completion of such purchase, and (3) state that the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by Revolving Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is ten (10) business days after the Purchase Notice was received by Revolving Agent to purchase all (but not less than all) of the Revolving Obligations pursuant to this Section 3.7 (the date of such purchase, the “Purchase Date”). Term Loan Agent and each Term Loan Lender hereby acknowledges and agrees that any Purchase Notice (or any notice purporting or intended to be a Purchase Notice) which does not satisfy in all respects the conditions and terms set forth in this Section 3.7(a) shall be ineffective for all purposes under this Agreement as if the same had not been delivered to Revolving Agent. Each Grantor consents to such sale.

(b) The Term Loan Lenders agree, solely as among themselves, that upon the occurrence of any Purchase Option Event, upon Term Loan Agent’s receipt of written notice of such Purchase Option Event from Revolving Agent, Term Loan Agent shall send a notice to each Term Loan Lender giving each Term Loan Lender the option to purchase at least its pro rata share (based upon the then outstanding principal amount of loans pursuant to the Term Loan Agreement then in effect) of the Revolving Obligations. No Term Loan Claimholder shall be required to participate in any purchase offer hereunder, and each Term Loan Claimholder acknowledges and agrees that a purchase offer may be made by any or all of the Term Loan Lenders, subject to the requirements of the preceding sentence. The provisions of this clause (b) are intended solely for the benefit of the Term Loan Lenders and may be modified, amended or waived by them without the approval of any Grantor, Revolving Agent, any Revolving Claimholder, or otherwise. This Section 3.7(b) shall not be deemed to impose any duty or obligation whatsoever on Revolving Agent or any other Revolving Claimholder including any obligation to confirm that Term Loan Agent has taken any action required under this Section 3.7(b).

(c) On the Purchase Date, Revolving Agent and the other Revolving Claimholders shall, subject to any required approval of any Governmental Authority, applicable law, and any limitation in the Revolving Credit Agreement, in each case then in effect, if any, sell to the Purchasing Creditors all (but not less than all) of the Revolving Obligations. On such Purchase Date, the Purchasing Creditors shall (i) pay to Revolving Agent, for the benefit of the Revolving Claimholders, as directed by Revolving Agent, in immediately available funds the full amount (at par and without premium) of all Revolving Obligations then outstanding together with all accrued and unpaid interest and fees thereon, all in the amounts specified by Revolving Agent and determined in accordance with the applicable Revolving Loan Documents, (ii) furnish such amount of cash collateral in immediately available funds as Revolving Agent determines is reasonably necessary to secure Revolving Claimholders in connection with any (x) contingent Revolving Obligations described in clause (ii) of the definition of Discharge of Revolving Obligations or (y) issued and outstanding letters of credit issued under the Revolving Credit Agreement but not in any event in an amount greater than 105% of the aggregate undrawn amount of all such outstanding letters of credit (and in the case of clauses (x) and (y) herein above, any excess of such cash collateral for such Revolving Obligations described in clause (ii) of the definition of Discharge of Revolving Obligations or letters of credit remaining at such time when there are no longer any such Revolving Obligations described in clause (ii) of the definition of Discharge of Revolving Obligations or letters of credit outstanding and there are no unreimbursed amounts then owing in respect of such Revolving Obligations described in clause (ii) of the definition of Discharge of Revolving Obligations or drawings under such letters of credit shall be promptly paid over to the Replacement Agent) and (iii) agree to reimburse the Revolving Claimholders for any loss, cost, damage or expense resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the Revolving Obligations under the Revolving Credit Agreement and as to which Revolving Agent and Revolving Claimholders have not yet received final payment as of the Purchase Date and that have been disclosed to the Purchasing Creditors in writing prior to the Purchase Date. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of Revolving Agent (for the benefit of the Revolving Claimholders) as Revolving Agent shall have specified in writing to the Purchasing Creditors. Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the Purchasing Creditors to the bank account designated by Revolving Agent are received in such bank account prior to 1:00 p.m., New York time, and interest shall be calculated to and including such Purchase Date if the amounts so paid by the Purchasing Creditors to the bank account designated by Revolving Agent are received in such bank account after 1:00 p.m., New York time.

(d) Any purchase pursuant to the purchase option set forth in this Section 3.7 shall, except as provided below, be expressly made without representation or warranty of any kind by Revolving Agent or the other Revolving Claimholders as to the Revolving Obligations, the collateral or otherwise, and without recourse to Revolving Agent and the other Revolving Claimholders as to the Revolving Obligations, the collateral or otherwise, except that Revolving Agent and each of the Revolving Claimholders, as to itself only, shall represent and warrant only as to the matters set forth in the assignment agreement to be entered into as provided herein in connection with such purchase, which shall include (i) the identification of the primary documents evidencing, together with a description in reasonable detail of the amounts that comprise, the Revolving Obligations being sold by it, (ii) that such Person has not created any Lien on any Revolving Obligations being sold by it, and (iii) that such Person has the right to assign the Revolving Obligations being assigned by it and its assignment agreement has been duly authorized and delivered.

(e) Upon notice to the Grantors by the Replacement Agent that the purchase of Revolving Obligations pursuant to this Section 3.7 has been consummated by delivery of the purchase price to Revolving Agent, the Grantors shall treat the Purchasing Creditors as holders of the Revolving Obligations and the Replacement Agent shall be deemed appointed to act in such capacity as Revolving Agent under the Revolving Documents, for all purposes hereunder and under each Revolving Loan Document (it being agreed that Revolving Agent replaced by the Replacement Agent shall have no obligation to continue to act as Revolving Agent as to the Purchasing Creditors or the Revolving Credit Agreement). In connection with any purchase of Revolving Obligations pursuant to this Section 3.7, each Revolving Claimholder and Revolving Agent agrees to enter into and deliver to the Purchasing Creditors on the Purchase Date, as a condition to closing, an assignment agreement customarily used by Revolving Agent in connection with the Revolving Credit Agreement and Revolving Agent and each other Revolving Claimholder shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, deposit accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to the Replacement Agent, and deliver the loan register and participant register, if applicable and all other records pertaining to the Revolving Obligations to the Replacement Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the Replacement Agent. Upon the consummation of the purchase of the Revolving Obligations pursuant to this Section 3.7, Revolving Agent (and all other agents under the Revolving Credit Agreement) shall be deemed to have resigned as an “agent” or “administrative agent” for the Revolving Claimholders under the Revolving Loan Documents; provided that Revolving Agent (and all other agents under the Revolving Credit Agreement) shall be entitled to all of the rights and benefits of a former agent, administrative agent, collateral agent, or any similar term or designation under the Revolving Credit Agreement.

(f) Notwithstanding the foregoing purchase of the Revolving Obligations by the Purchasing Creditors, the Revolving Claimholders shall retain those contingent indemnification obligations and other obligations under the Revolving Loan Documents which by their express terms would survive any repayment of the Revolving Obligations or termination of the Revolving Credit Agreement or any other Revolving Loan Document, as applicable.

3.8 Inspection and Access Rights.

(a) If Term Loan Agent, or any agent or representative of Term Loan Agent, or any receiver, shall, after any Term Loan Default, obtain possession or physical control of any Real Estate Assets, Term Loan Agent shall promptly notify Revolving Agent in writing of that fact, and Revolving Agent shall, within fifteen (15)

Business Days thereafter, notify Term Loan Agent in writing as to whether Revolving Agent desires to exercise access rights under this Section 3.8. In addition, if Revolving Agent, or any agent or representative of Revolving Agent, or any receiver, shall obtain possession or physical control of any Real Estate Assets or any of the tangible Term Priority Collateral located on any premises other than Real Estate Assets or control over any intangible Term Priority Collateral, following the delivery to Term Loan Agent of an Enforcement Notice, then Revolving Agent shall promptly notify Term Loan Agent in writing that Revolving Agent is exercising its access rights under this Agreement and its rights under Section 3.9 under either circumstance. Upon delivery of such notice by Revolving Agent to Term Loan Agent, the parties shall confer in good faith to coordinate with respect to Revolving Agent’s exercise of such access rights. Consistent with the definition of “Use Period,” access rights may apply to differing Real Estate Assets at differing times, in which case, a differing Use Period will apply to each such property.

(b) Without limiting any rights Revolving Agent or any other Revolving Claimholder may otherwise have under applicable law or by agreement and whether or not Term Loan Agent or any other Term Loan Claimholder has commenced and is continuing to Exercise any Secured Creditor Remedies of Term Loan Agent, Revolving Agent or any other Person (including any Revolving Claimholder) acting with the consent, or on behalf, of Revolving Agent, shall have the right during the Use Period, (a) during normal business hours on any Business Day, to access Revolving Priority Collateral that (i) is stored or located in or on, (ii) has become an accession with respect to (within the meaning of Section 9-335 of the UCC), or (iii) has been commingled with (within the meaning of Section 9-336 of the UCC), Term Priority Collateral, and (b) to access the Term Priority Collateral (including, without limitation, equipment, fixtures, Intellectual Property, general intangibles and real property and equipment, processors, computers and other machinery related to the storage or processing of records, documents or files), in each case of the foregoing, in order to assemble, inspect, copy or download information stored on, take actions to perfect its Lien on, complete a production run of Inventory involving, take possession of, move, prepare and advertise for sale, sell (by public auction, private sale or a “store closing,” “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in the business of the Lead Borrower and its Subsidiaries), store, take reasonable actions to protect, secure and otherwise enforce the rights of Revolving Agent in and to the Revolving Priority Collateral, or otherwise deal with the Revolving Priority Collateral, in each case without the involvement of or interference by any Term Loan Claimholder or liability to any Term Loan Claimholder. In the event that any Revolving Claimholder has commenced and is continuing the Exercise of any Secured Creditor Remedies with respect to any Revolving Priority Collateral, this Agreement will not restrict the rights of Term Loan Agent to sell, assign or otherwise transfer the related Term Priority Collateral prior to the expiration of the Use Period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.8.

(c) During the period of actual occupation, use and/or control by the Revolving Claimholders and/or Revolving Agent (or their respective employees, agents, advisers and representatives) of any Term Priority Collateral or other assets or property, the Revolving Claimholders and Revolving Agent shall be obligated to repair at their expense any physical damage to such Term Priority Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Term Priority Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear and casualty and condemnation excepted. Notwithstanding the foregoing, in no event shall the Revolving Claimholders or Revolving Agent have any liability to the Term Loan Claimholders and/or to Term Loan Agent pursuant to this Section 3.8 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the Revolving Claimholders (or Revolving Agent, as the case may be) of their rights under this Section 3.8 and the Revolving Claimholders shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolving Claimholders, or for any diminution in the value of the Term Priority Collateral that results solely from ordinary wear and tear resulting from the use of the Term Priority Collateral by the Revolving Claimholders in the manner and for the time periods specified under this Section 3.8. Without limiting the rights granted in this Section 3.8, the Revolving Claimholders and Revolving Agent shall cooperate with the Term Loan Claimholders and/or Term Loan Agent in connection with any efforts made by the Term Loan Claimholders and/or Term Loan Agent to sell the Term Priority Collateral.

(d) Revolving Agent and the Revolving Claimholders shall not be obligated to pay any amounts to Term Loan Agent or the Term Loan Claimholders (or any Person claiming by, through or under the Term Loan Claimholders, including any purchaser of the Term Priority Collateral) or to any Grantor, for or in respect of the use by Revolving Agent and the Revolving Claimholders of the Term Priority Collateral; provided that Revolving Agent and the other Revolving Claimholders shall be obligated to pay any third-party expenses related thereto, including costs with respect to heat, light, electricity and water with respect to that portion of any premises so used or occupied, or that arise as a result of such use. In the event, and only in the event, that in connection with its use of some or all of the premises constituting Term Priority Collateral, Revolving Agent requires the services of any employees of the Lead Borrower or any of its Subsidiaries, Revolving Agent shall pay directly to any such employees the appropriate, allocated wages (including benefits) of such employees, if any, during the time periods that Revolving Agent requires their services.

(e) The Revolving Claimholders shall use the Term Priority Collateral in accordance with applicable law.

(f) Term Loan Agent and the other Term Loan Claimholders (i) will cooperate with Revolving Agent in its efforts pursuant to Section 3.8(b) to enforce its security interest in the Revolving Priority Collateral and to finish any work-in-process and assemble the Revolving Priority Collateral, (ii) will not hinder or restrict in any respect Revolving Agent from enforcing its security interest in the Revolving Priority Collateral or from finishing any work-in-process or assembling the Revolving Priority Collateral pursuant to Section 3.8(b), and (iii) will, subject to the rights of any landlords under real estate leases, permit Revolving Agent, its employees, agents, advisers and representatives to exercise the rights described in Section 3.8(b).

(g) Subject to the terms hereof, Term Loan Agent may advertise and conduct public auctions or private sales of the Term Priority Collateral, without the involvement of or interference by any Revolving Claimholder or liability to any Revolving Claimholder as long as, in the case of an actual sale, the respective purchaser assumes and agrees in advance in writing to the obligations of Term Loan Agent and the Term Loan Claimholders under this Section 3.8. If Revolving Agent conducts a public auction or private sale of the Revolving Priority Collateral at any of the real property included within the Term Loan Collateral, Revolving Agent shall provide Term Loan Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt Term Loan Agent’s use of such real property.

3.9 Sharing of Information and Access. In the event that Revolving Agent shall, in the exercise of its rights under the Revolving Collateral Documents or otherwise, receive possession or control of any books and records of any Grantor which contain information identifying or pertaining to the Term Priority Collateral, Revolving Agent shall, upon request from Term Loan Agent and as promptly as practicable thereafter, either make available to Term Loan Agent such books and records for inspection and duplication or provide to Term Loan Agent copies thereof. In the event that Term Loan Agent shall, in the exercise of its rights under the Term Loan Collateral Documents or otherwise, receive possession or control of any books and records of any Grantor which contain information identifying or pertaining to any of the Revolving Priority Collateral, Term Loan Agent shall, upon request from Revolving Agent and as promptly as practicable thereafter, either make available to Revolving Agent such books and records for inspection and duplication or provide Revolving Agent copies thereof.

3.10 Tracing of and Priorities in Proceeds. Revolving Agent, for itself and on behalf of the Revolving Claimholders, and Term Loan Agent, for itself and on behalf of the Term Loan Claimholders, further agree that prior to an issuance of any Enforcement Notice by such Claimholder (unless a bankruptcy or insolvency Revolving Default or Term Loan Default then exists), any proceeds of Collateral obtained in accordance with the terms of the Revolving Loan Documents and the Term Loan Documents, whether or not deposited under control agreements, which are used by any Grantor to acquire other property which is Collateral shall not (solely as between the Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired.

3.11 Intellectual Property /Access to Information. Term Loan Agent hereby grants (to the full extent of its respective rights and interests) Revolving Agent and its agents, representatives and designees (a) an irrevocable royalty-free, rent-free license and lease (which will be binding on any successor or permitted assignee of any Term Priority Collateral) to use, all of the Term Priority Collateral, including any computer or other data processing Equipment and Intellectual Property, to collect all Accounts included in Revolving Priority Collateral, to copy, use, or preserve any and all information relating to any of the Revolving Priority Collateral, and to complete the manufacture, packaging and sale of (x) work-in-process, (y) raw materials and (z) complete inventory and (b) an irrevocable royalty-free license (which will be binding on any successor or permitted assignee of the Intellectual Property) to use any and all Intellectual Property at any time in connection with the Exercise any Secured Creditor Remedies; provided that (i) any such license shall apply only during the Exercise of Secured Creditor Remedies, (ii) any such license shall terminate upon the sale of the applicable Revolving Priority Collateral and shall not extend or transfer to the purchaser of such Revolving Priority Collateral, (iii) Revolving Agent’s use of such Intellectual Property shall be reasonable and lawful, and (iv) any such license is granted on an “AS IS” basis, without any representation or warranty whatsoever. Term Loan Agent (i) consents to any grant of a license to Revolving Agent or any Revolving Claimholder by and Grantor made in any Revolving Loan Document substantially for the purposes described in this Section 3.11 and (ii) agrees that its Liens in any Term Priority Collateral shall be subject in all respects to any such license. Furthermore, Term Loan Agent agrees that, in connection with any Exercise of Secured Creditor Remedies conducted by Term Loan Agent in respect of any Term Priority Collateral, (x) any notice required to be given by Term Loan Agent in connection with such Exercise of Secured Creditor Remedies shall contain an acknowledgement of the existence of such license and (y)Term Loan Agent shall provide written notice to any purchaser, assignee or transferee pursuant to an Exercise of Secured Creditor Remedies that the applicable assets are subject to such license.

SECTION 4.	Proceeds.

4.1 Application of Proceeds.

(a) Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, except as otherwise provided in Section 3.5, any Revolving Priority Collateral or proceeds thereof received in connection with any Exercise of Secured Creditor Remedies shall (at such time as such Collateral or proceeds has been monetized) be applied: (i) first, to the payment in full in cash or cash collateralization of the Revolving Obligations in accordance with the Revolving Loan Documents until the Discharge of Revolving Obligations shall have occurred, (ii) second, to the payment in full in cash or cash collateralization of the Term Loan Obligations in accordance with the Term Loan Documents until the Discharge of Term Loan Obligations shall have occurred and (iii) third, the balance, if any, to the Grantors or as a court of competent jurisdiction may direct.

(b) Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, except as otherwise provided in Section 3.5, any Term Priority Collateral or proceeds thereof received in connection with any Exercise of Secured Creditor Remedies shall (at such time as such Collateral or proceeds has been monetized) be applied: (i) first, to the payment in full in cash or cash collateralization of the Term Loan Obligations in accordance with the Term Loan Documents until the Discharge of Term Loan Obligations shall have occurred, (ii) second, to the payment in full in cash or cash collateralization of the Revolving Obligations in accordance with the Revolving Loan Documents until the Discharge of Revolving Obligations shall have occurred and (iii) third, the balance, if any, to the Grantors or as a court of competent jurisdiction may direct.

(c) If any Exercise of Secured Creditor Remedies with respect to the Collateral produces non-cash proceeds, then such non-cash proceeds shall be held by the agent that conducted the Exercise of Secured Creditor Remedies as additional Collateral and, at such time as such non-cash proceeds are monetized, shall be applied as set forth above.

4.2 Turnover. Unless and until the earlier of the Discharge of Revolving Obligations or the Discharge of Term Loan Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, except as otherwise provided in Section 3.5, (a) any Revolving Priority Collateral, proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) or any insurance proceeds described in Section 5.2(a) received by Term Loan Agent or any Term Loan Claimholder, pursuant to any Term Loan Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency Proceeding or through any other exercise of remedies, after Term Loan Agent or such Term Loan Claimholder obtains actual knowledge or notice from Revolving Agent that it has possession of such Revolving Priority Collateral and/or such proceeds, shall be segregated and held in trust and shall reasonably promptly be paid over to Revolving Agent for the benefit of the Revolving Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct and (b) any Term Priority Collateral, proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) or any insurance proceeds described in Section 5.2(b) received by Revolving Agent or any Revolving Claimholder or through the application of cash or proceeds of Collateral deposited into any account under a deposit account control agreement, pursuant to any Revolving Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency Proceeding or through any other exercise of remedies, after Revolving Agent or such Revolving Claimholder obtains actual knowledge or notice from Term Loan Agent that it has possession of such Term Priority Collateral and/or such proceeds, shall be segregated and held in trust and shall reasonably promptly be paid over to Term Loan Agent for the benefit of the Term Loan Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct; provided, however, in the case of any proceeds of Term Priority Collateral received by Revolving Agent or any Revolving Claimholder in connection with a Disposition of Term Priority Collateral by any Grantor prior to a Term Loan Default, if a Grantor does not provide prior written notice of such Disposition to Revolving Agent specifying the amount and source of such proceeds, neither Revolving Agent nor any Revolving Claimholder shall have any obligation to pay over any proceeds of such Disposition to Term Loan Agent. Each of Term Loan Agent and Revolving Agent is hereby authorized to make any such endorsements as agent for the other or any Claimholders. This authorization is coupled with an interest and is irrevocable until the earlier of the Discharge of Revolving Obligations or the Discharge of Term Loan Obligations.

Term Loan Agent for itself and each Term Loan Claimholder agrees that if, at any time, all or part of any payment with respect to any Revolving Obligations secured by any Revolving Priority Collateral previously made shall be rescinded for any reason whatsoever, it will upon request promptly pay over to Revolving Agent any payment received by it in respect of any such Revolving Priority Collateral and shall promptly turn any such Revolving Priority Collateral then held by it over to Revolving Agent, and the provisions set forth in this Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such Revolving Obligations.

Revolving Agent for itself and each Revolving Claimholder agrees that if, at any time, all or part of any payment with respect to any Term Loan Obligations secured by any Term Priority Collateral previously made shall be rescinded for any reason whatsoever, it will upon request promptly pay over to Term Loan Agent any payment received by it in respect of any such Term Priority Collateral and shall promptly turn any such Term Priority Collateral then held by it over to Term Loan Agent, and the provisions set forth in this Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such Term Loan Obligations.

4.3 No Subordination of the Relative Priority of Claims. Anything to the contrary contained herein notwithstanding, the subordination of the Liens of Term Loan Claimholders to the Liens of Revolving Claimholders and of the Liens of Revolving Claimholders to the Liens of Term Loan Claimholders as set forth herein is with respect to the priority of the respective Liens held by or on behalf of them only and shall not constitute a subordination of the Term Loan Obligations to the Revolving Obligations or the Revolving Obligations to the Term Loan Obligations.

4.4 Application of Payments. Subject to the other terms of this Agreement, all payments received (not in violation of this Agreement) by (a) Revolving Agent or the Revolving Claimholders may be applied, reversed and reapplied, in whole or in part, to the Revolving Obligations to the extent provided for in the Revolving Loan Documents and (b) Term Loan Agent or the Term Loan Claimholders may be applied, reversed and reapplied, in whole or in part, to the Term Loan Obligations to the extent provided for in the Term Loan Documents.

4.5 Revolving Nature of Revolving Obligations. Term Loan Agent, on behalf of the Term Loan Claimholders, acknowledges and agrees that the Revolving Credit Agreement includes a revolving commitment and that the amount of the Revolving Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed.

4.6 Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, Revolving Agent shall have no obligation or liability to Term Loan Agent or to any Term Loan Claimholder, and Term Loan Agent shall have no obligation or liability to Revolving Agent or any Revolving Claimholder, regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by such party under the terms of this Agreement.

SECTION 5.	Releases; Dispositions; Other Agreements.

5.1 Releases.

(a) The Lien on the Revolving Priority Collateral securing any Term Loan Obligations shall terminate and be released automatically to the extent the Liens on the Revolving Priority Collateral are released by Revolving Agent, for itself or on behalf of any Revolving Claimholders, in connection with a Disposition of Revolving Priority Collateral that is either (x) not prohibited under the Term Loan Documents or (y) occurs in connection with the Exercise of Secured Creditor Remedies with respect to Revolving Priority Collateral by Revolving Agent or any other Revolving Claimholder (except that the Lien on the Revolving Priority Collateral securing the Term Loan Obligations shall not be released with respect to any proceeds of such Disposition that remain after satisfaction in full of the Revolving Obligations). Term Loan Agent, for itself or on behalf of any such Term Loan Claimholders, shall promptly execute and deliver to Revolving Agent such termination or amendment statements, releases, and other documents as Revolving Agent may request to effectively confirm such release, at the cost and expense of the Grantors and without the consent or direction of any other Term Loan Claimholders.

(b) The Lien on the Term Priority Collateral securing any Revolving Obligations shall terminate and be released automatically to the extent the Liens on the Term Priority Collateral are released by Term Loan Agent, for itself or on behalf of any Term Loan Claimholders, in connection with a Disposition of Term Priority Collateral that is either (x) not prohibited under the Revolving Loan Documents or (y) occurs in connection with the Exercise of Secured Creditor Remedies with respect to Term Priority Collateral by Term Loan Agent (except that the Lien on the Term Priority Collateral securing the Revolving Obligations shall not be released with respect to any proceeds of such Disposition that remain after satisfaction in full of the Term Loan Obligations). Revolving Agent, for itself or on behalf of any such Revolving Claimholders, shall promptly execute and deliver to Term Loan Agent such termination or amendment statements, releases, and other documents as Term Loan Agent may request to effectively confirm such release, at the cost and expense of the Grantors and without the consent or direction of any other Revolving Claimholders.

5.2 Insurance.

(a) Unless and until written notice by Revolving Agent to Term Loan Agent that the Discharge of Revolving Obligations has occurred: (i) Revolving Agent and the Revolving Claimholders shall have the sole and exclusive right, subject to the rights of Grantors under the Revolving Loan Documents, to adjust and settle any claim under any insurance policy covering the Revolving Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Revolving Priority Collateral; and (ii) all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of Revolving Priority Collateral, shall be paid, subject to the rights of Grantors under the Revolving Loan Documents, first, to the Revolving Claimholders, until the Discharge of Revolving Obligations, second, to the Term Loan Claimholders, until the Discharge of Term Loan Obligations, and third, to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct. If Term Loan Agent receives any proceeds of any insurance policy in contravention of this Agreement, it shall hold such proceeds in trust and upon request pay over such proceeds to Revolving Agent.

(b) Unless and until written notice by Term Loan Agent to Revolving Agent that the Discharge of Term Loan Obligations has occurred: (i) Term Loan Agent and the Term Loan Claimholders shall have the sole and exclusive right, subject to the rights of Grantors under the Term Loan Documents, to adjust and settle any claim under any insurance policy covering the Term Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Term Priority Collateral; and (ii) all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of Term Priority Collateral, shall be paid, subject to the rights of Grantors under the Term Loan Documents, first, to Term Loan Claimholders, until the Discharge of Term Loan Obligations, second, to the Revolving Claimholders, until the Discharge of Revolving Obligations, and third, to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct. If Revolving Agent receives any proceeds of any insurance policy in contravention of this Agreement, it shall hold such proceeds in trust and pay over such proceeds to Term Loan Agent.

In the event that any proceeds are derived from any insurance policy that covers Revolving Priority Collateral and Term Priority Collateral, Revolving Agent and Term Loan Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the Revolving Loan Documents and the Term Loan Documents) any claim under the relevant insurance policy.

Notwithstanding anything contained in this Agreement to the contrary, in the event that any proceeds are derived from any insurance policy that covers Revolving Priority Collateral and Term Priority Collateral where the allocation of proceeds is not stipulated between Revolving Priority Collateral and Term Priority Collateral, then the allocation of proceeds of such insurance policy to the Revolving Priority Collateral shall be based upon, in the case of (A) any Revolving Priority Collateral consisting of inventory, at book value as assessed on the date of such loss, (B) any Revolving Priority Collateral consisting of accounts receivable, at book value as assessed on the date of such loss and (C) all other Revolving Priority Collateral and Term Priority Collateral, at fair market value of such Revolving Priority Collateral and Term Priority Collateral lost, as determined by the Lead Borrower in good faith in its reasonable judgment or, if the aggregate amount of such proceeds received is greater than $10,000,000, an independent appraiser.

(c) To effectuate the foregoing, Revolving Agent and Term Loan Agent will be named in separate lender’s loss payable endorsements as loss payee and additional insured, as their interests may appear, with respect to policies which insure Collateral hereunder.

5.3 Amendments; Refinancings.

(a) The Revolving Loan Documents may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with their terms and the Revolving Obligations may be Refinanced in accordance with the terms of the Revolving Loan Documents, in each case without notice to, or the consent of, Term Loan Agent or the Term Loan Claimholders, all without affecting the Lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing secured by the Collateral, the holders of such Refinancing debt (or an authorized representative on their behalf) bind themselves (in a writing addressed to Term Loan Agent for the benefit of itself and the Term Loan Claimholders in a form reasonably acceptable to Term Loan Agent) to the terms of this Agreement (it being understood that no writing shall be required for any amendment, modification or extension to or of the Revolving Credit Agreement (including any incurrence of indebtedness thereunder) if the holders of Indebtedness thereunder (or an authorized representative on their behalf) are parties to this Agreement at the time of such amendment, modification or extension, as applicable); provided further, however, that, if such Refinancing debt is secured by a Lien on any Collateral the holders of such Refinancing debt shall be deemed bound by the terms hereof regardless of whether or not such writing is provided. For the avoidance of doubt, the sale or other transfer of indebtedness is not restricted by this Agreement but the provisions of this Agreement shall be binding on all holders of Revolving Obligations and Term Loan Obligations.

(b) The Term Loan Documents may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with their terms and the Term Loan Obligations may be Refinanced in accordance with the terms of the Term Loan Documents, in each case without notice to, or the consent of, Revolving Agent or the Revolving Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing secured by the Collateral, the holders of such Refinancing debt (or an authorized representative on their behalf) bind themselves (in a writing addressed to Revolving Agent for the benefit of itself and the Revolving Claimholders in a form reasonably acceptable to Revolving Agent) to the terms of this Agreement (it being understood that no writing shall be required for any amendment, modification or extension to or of the Term Loan Agreement (including any incurrence of indebtedness thereunder) if the holders of Indebtedness thereunder (or an authorized representative on their behalf) are parties to this Agreement at the time of such amendment, modification or extension, as applicable); provided further, however, that, if such Refinancing debt is secured by a Lien on any Collateral the holders of such Refinancing debt shall be deemed bound by the terms hereof regardless of whether or not such writing is provided. For the avoidance of doubt, the sale or other transfer of indebtedness is not restricted by this Agreement but the provisions of this Agreement shall be binding on all holders of Revolving Obligations and Term Loan Obligations.

(c) So long as the Discharge of Revolving Obligations has not occurred, Term Loan Agent agrees that each Term Loan Collateral Document shall include the following language (or similar language acceptable to Revolving Agent): “Notwithstanding anything herein to the contrary, the liens and security interests granted to Jefferies Finance LLC, as Term Loan Agent, pursuant to this Agreement and the exercise of any right or remedy by Jefferies Finance LLC, as Term Loan Agent hereunder, are subject to the provisions of the Intercreditor Agreement, dated as of September 28, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between Manufacturers and Traders Trust company, as Revolving Agent and Jefferies Finance LLC, as Term Loan Agent. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

(d) So long as the Discharge of Term Loan Obligations has not occurred, Revolving Agent agrees that each Revolving Collateral Document shall include the following language (or similar language acceptable to Term Loan Agent): “Notwithstanding anything herein to the contrary, the liens and security interests granted to Manufacturers and Traders Trust Company, as Revolving Agent, pursuant to this Agreement and the exercise of any right or remedy by Manufacturers and Traders Trust Company, as Revolving Agent, hereunder, are subject to the provisions of the Intercreditor Agreement, dated as of September 28, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between Manufacturers and Traders Trust Company, as Revolving Agent and Jefferies Finance LLC, as Term Loan Agent. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

(e) The parties hereto hereby acknowledge that Section 8.16 of the Term Loan Guarantee and Collateral Agreement, and Section 8.16 of the Revolving Guarantee and Collateral Agreement, each as in effect as of the date hereof, comply with the requirements of Sections 5.3(c) and (d).

5.4 Bailee for Perfection.

(a) Revolving Agent and Term Loan Agent each agree to hold or control that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Collateral, the “Pledged Collateral”), as gratuitous bailee and as a non-fiduciary agent for the benefit of and on behalf of Term Loan Agent or Revolving Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), solely for the purpose of perfecting the security interest granted under the Term Loan Documents or the Revolving Loan Documents, as applicable, subject to the terms and conditions of this Section 5.4. Term Loan Agent and the Term Loan Claimholders hereby appoint Revolving Agent as their gratuitous bailee for the purposes of perfecting their security interest in all Pledged Collateral in which Revolving Agent has a perfected security interest under the UCC. Revolving Agent and the Revolving Claimholders hereby appoint Term Loan Agent as their gratuitous bailee for the purposes of perfecting their security interest in all Pledged Collateral in which Term Loan Agent has a perfected security interest under the UCC. Each of Revolving Agent and Term Loan Agent hereby accept such appointments pursuant to this Section 5.4(a) and acknowledge and agree that it shall act for the benefit of and on behalf of the other Claimholders with respect to any Pledged Collateral and that any Proceeds received by Revolving Agent or Term Loan Agent, as the case may be, under any Pledged Collateral shall be applied in accordance with Section 4. Unless and until the Discharge of Revolving Obligations, Term Loan Agent agrees to promptly notify Revolving Agent of any Pledged Collateral constituting Revolving Priority Collateral held by it or known by it to be held by any other Term Loan Claimholders, and, immediately upon the request of Revolving Agent at any time prior to the Discharge of Revolving Obligations, Term Loan Agent agrees to deliver to Revolving Agent any such Pledged Collateral held by it or by any Term Loan Claimholders, together with any necessary endorsements (or otherwise allow Revolving Agent to obtain control of such Pledged Collateral). Unless and until the Discharge of Term Loan Obligations, Revolving Agent agrees to promptly notify Term Loan Agent of any Pledged Collateral constituting Term Priority Collateral held by it or known by it to be held by any other Revolving Claimholders, and, immediately upon the request of Term Loan Agent at any time prior to the Discharge of the Term Loan Obligations, Revolving Agent agrees to deliver to Term Loan Agent any such Pledged Collateral held by it or by any Revolving Claimholders, together with any necessary endorsements (or otherwise allow Term Loan Agent to obtain control of such Pledged Collateral). Until the Discharge of Revolving Obligations, Revolving Agent will Control (as defined in Sections 8-106, 9-104 and 9-106 of the UCC, as applicable) any Deposit Accounts, securities accounts or commodity accounts constituting Collateral and controlled by Revolving Agent as gratuitous bailee and as a non-fiduciary agent for the benefit of and on behalf of Term Loan Agent as secured party and Term Loan Claimholders solely for the purpose of perfecting the security interest granted under the Term Loan Documents and subject to the terms and conditions of this Section 5.4. In furtherance of the foregoing each Grantor hereby acknowledges that it has granted to Revolving Agent for the benefit of the Term Loan Claimholders a security interest in all rights of such Grantors under the Deposit Accounts and Revolving Agent hereby agrees to act as a non-fiduciary agent for the benefit of Term Loan Agent and the Term Loan Claimholders under each control agreement entered into by it with respect to any Deposit Account.

(b) Revolving Agent and the Revolving Claimholders shall have no obligation whatsoever to Term Loan Agent or any Term Loan Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. Term Loan Agent and the Term Loan Claimholders shall have no obligation whatsoever to Revolving Agent or any Revolving Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of Revolving Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Revolving Obligations pursuant to Section 5.4(d). The duties or responsibilities of Term Loan Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 5.4 and delivering the Pledged Collateral upon Discharge of Term Loan Obligations pursuant to Section 5.4(e).

(c) Revolving Agent acting pursuant to this Section 5.4 shall not have by reason of the Revolving Collateral Documents, the Term Loan Collateral Documents, or this Agreement a fiduciary relationship in respect of Term Loan Agent or any Term Loan Claimholder. Term Loan Agent acting pursuant to this Section 5.4 shall not have by reason of the Revolving Collateral Documents, the Term Loan Collateral Documents, or this Agreement a fiduciary relationship in respect of Revolving Agent or any Revolving Claimholder.

(d) Revolving Agent shall transfer to Term Loan Agent (i) any proceeds of any Revolving Priority Collateral in which Term Loan Agent continues to hold a security interest remaining following any Disposition of such Revolving Priority Collateral (in each case, unless Term Loan Agent’s Lien on all such Revolving Priority Collateral is terminated and released prior to or concurrently with such Disposition, payment or satisfaction), following the Discharge of Revolving Obligations, or (ii) if Revolving Agent is in possession of all or any part of such Revolving Priority Collateral after the Discharge of Revolving Obligations, such Revolving Priority Collateral or any part thereof remaining, in each case without representation or warranty on the part of Revolving

Agent or any Revolving Claimholder. At such time, Revolving Agent further agrees to take all other action reasonably requested by Term Loan Agent at the expense of the Grantors to enable Term Loan Agent to obtain a first priority security interest in the Collateral. To the extent no Term Loan Obligations that are secured by such Pledged Collateral remain outstanding as confirmed in writing by Term Loan Agent (so as to allow such Person to obtain possession or control of such Pledged Collateral), Revolving Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements to the Grantors. Without limiting the foregoing, Term Loan Agent agrees for itself and each Term Loan Claimholder that neither Revolving Agent nor any Revolving Claimholder will have any duty or obligation first to marshal or realize upon the Revolving Priority Collateral, or to Dispose of or otherwise liquidate all or any portion of the Revolving Priority Collateral, in any manner that would maximize the return to the Term Loan Claimholders, notwithstanding that the order and timing of any such realization, Disposition or liquidation may affect the amount of proceeds actually received by the Term Loan Claimholders from such realization, Disposition or liquidation.

(e) Term Loan Agent shall transfer to Revolving Agent (i) any proceeds of any Term Priority Collateral in which Revolving Agent continues to hold a security interest remaining following any Disposition of such Term Priority Collateral (in each case, unless Revolving Agent’s Lien on all such Term Priority Collateral is terminated and released prior to or concurrently with such Disposition, payment or satisfaction), following the Discharge of Term Loan Obligations, or (ii) if Term Loan Agent is in possession of all or any part of such Term Priority Collateral after the Discharge of Term Loan Obligations, such Term Priority Collateral or any part thereof remaining, in each case without representation or warranty on the part of Term Loan Agent or any Term Loan Claimholder. At such time, Term Loan Agent further agrees to take all other action reasonably requested by Revolving Agent at the expense of the Grantors to enable Revolving Agent to obtain a first priority security interest in the Collateral. To the extent no Revolving Obligations that are secured by such Pledged Collateral remain outstanding as confirmed in writing by Revolving Agent (so as to allow such Person to obtain possession or control of such Pledged Collateral), Term Loan Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements to the Grantors. Without limiting the foregoing, Revolving Agent agrees for itself and each Revolving Claimholder that neither Term Loan Agent nor any Term Loan Claimholder will have any duty or obligation first to marshal or realize upon the Term Priority Collateral, or to Dispose of or otherwise liquidate all or any portion of the Term Priority Collateral, in any manner that would maximize the return to the Revolving Claimholders, notwithstanding that the order and timing of any such realization, Disposition or liquidation may affect the amount of proceeds actually received by the Revolving Claimholders from such realization, Disposition or liquidation.

5.5 When Discharge of Obligations Deemed to Not Have Occurred.

(a) If Revolving Borrowers enter into any Refinancing of the Revolving Obligations that is intended to be secured by the Revolving Priority Collateral on a first-priority basis, then a Discharge of Revolving Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing of such Revolving Obligations shall be treated as Revolving Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and Revolving Agent under the Revolving Loan Documents effecting such Refinancing shall be Revolving Agent for all purposes of this Agreement. Revolving Agent under such Revolving Loan Documents shall agree (in a writing addressed to Term Loan Agent) to be bound by the terms of this Agreement.

(b) If the Lead Borrower and/or Ollie’s enter into any Refinancing of the Term Loan Obligations that is intended to be secured by the Term Priority Collateral on a first-priority basis, then a Discharge of Term Loan Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing of such Term Loan Obligations shall be treated as Term Loan Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the lender or group of lenders or any of their designees under the Term Loan Documents effecting such Refinancing shall be Term Loan Agent for all purposes of this Agreement. The lender or group of lenders or any of their designees under such Term Loan Documents shall agree (in a writing addressed to Revolving Agent) to be bound by the terms of this Agreement.

5.6 Injunctive Relief. Should any Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, Term Loan Agent, Revolving Agent or any other Claimholder, as the case may be, may obtain relief against such Claimholder by injunction, specific performance, or other appropriate equitable relief, it being understood and agreed by each of Term Loan Agent, Revolving Agent and each Claimholder that (a) non-breaching Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (b) each Claimholder waives any defense that such Claimholder can demonstrate damages and/or be made whole by the awarding of damages. Revolving Agent, Term Loan Agent and each Claimholder hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by Revolving Agent or Revolving Claimholders or Term Loan Agent or Term Loan Claimholders, as the case may be.

SECTION 6.	Insolvency Proceedings.

6.1 Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of Claimholders in or to any distributions from or in respect of any Collateral or Proceeds of Collateral shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement (including, without limitation, Section 2.1 hereof) are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.

6.2 Financing.

(a) Until the Discharge of Revolving Obligations, if any Grantor shall be subject to any Insolvency Proceeding and Revolving Agent consents to the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code; herein, “Cash Collateral”) constituting Revolving Priority Collateral, or to permit any Grantor to obtain financing under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law secured by a Lien on such Revolving Priority Collateral that is (i) senior or pari passu with the Liens on the Revolving Priority Collateral securing the Revolving Obligations and (ii) junior to the Liens on the Term Priority Collateral securing the Term Loan Obligations (such financing, a “Revolving DIP Financing”), and if the Grantors desire to obtain authorization from the Bankruptcy Court to use such Cash Collateral or to obtain such Revolving DIP Financing, then Term Loan Agent agrees that it will be deemed to have consented, will raise no objection to, nor support any other Person objecting to, the use of such Cash Collateral or to such Revolving DIP Financing (including, except as set forth in clause (c) below and Section 6.5, any objection based on an assertion that the Term Loan Claimholders are entitled to adequate protection of their interest in the Collateral as a condition thereto), and Term Loan Agent will subordinate its Liens upon the Revolving Priority Collateral to the Liens securing such Revolving DIP Financing (and all obligations relating thereto, including any “carve-out” in favor of fees and expenses of professionals retained by any debtor or creditors’ committee as agreed to by Revolving Agent and the holders of the Revolving Obligations with respect to Revolving Priority Collateral), to the extent any Liens securing the Revolving Obligations are discharged, subordinated to, or made pari passu with any new Liens securing such Revolving DIP Financing and to any replacement or additional Liens granted as adequate protection of the interests of the Revolving Claimholders in the Collateral (“Revolving Lender Adequate Protection Lien”), in each case to the extent consistent with the other provisions of this Agreement; provided that (a) Term Loan Agent retains its Lien on the Collateral to secure the Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the Insolvency Proceeding) and, as to the Term Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien on the Term Priority Collateral securing such Revolving DIP Financing and any Revolving Lender Adequate Protection Lien on the Term Priority Collateral (and all obligations relating thereto, including any “carve-out” in favor of fees and expenses of professionals retained by any debtor or creditors’ committee as agreed to by Revolving Agent and the Revolving Lenders with respect to Revolving Priority Collateral) is junior and subordinate to the Lien of Term Loan Agent on the Term Priority Collateral, (b) all Liens on Revolving Priority Collateral securing any such Revolving DIP Financing shall be senior to or on a parity with the Liens of Revolving Agent and the Revolving Claimholders securing the Revolving Obligations on Revolving Priority Collateral and (c) to the extent that Revolving Agent is granted a Revolving Lender Adequate Protection Lien on Collateral arising after the commencement of the

Insolvency Proceeding or additional payments or claims, the Term Loan Claimholders are granted a Lien on such additional or replacement Collateral with the relative priority set forth in Section 2.1 (and no Revolving Agent or Revolving Claimholder shall oppose any motion by any Term Loan Claimholder with respect to the granting of such a Lien). Revolving Agent, on behalf of itself and the Revolving Claimholders, agrees that no such Person shall provide to such Grantor any financing under Section 364 of the Bankruptcy Code to the extent that Revolving Agent or any Revolving Claimholder would, in connection with such financing, be granted a Lien on the Term Priority Collateral senior to or pari passu with any Liens of Term Loan Agent.

(b) Until the Discharge of Term Loan Obligations, if any Grantor shall be subject to any Insolvency Proceeding and Term Loan Agent consents to the use of Cash Collateral constituting Term Priority Collateral or to permit any Grantor to obtain financing under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law secured by a Lien on Term Priority Collateral that is (i) senior or pari passu with the Liens on the Term Priority Collateral securing the Term Loan Obligations and (ii) junior to the Liens on the Revolving Priority Collateral securing the Revolving Obligations (such financing, a “Term DIP Financing”), and if the Grantors desire to obtain authorization from the Bankruptcy Court to use such Cash Collateral or to obtain such Term DIP Financing, then Revolving Agent agrees that it will be deemed to have consented, will raise no objection to, nor support any other Person objecting to, the use of such Cash Collateral or to such Term DIP Financing (including, except as set forth in clause (c) below and Section 6.5, any objection based on an assertion that the Revolving Claimholders are entitled to adequate protection of their interest in the Collateral as a condition thereto) and, Revolving Agent will subordinate its Liens upon the Term Priority Collateral to the Liens securing such Term DIP Financing (and all obligations relating thereto, including any “carve-out” in favor of fees and expenses of professionals retained by any debtor or creditors’ committee as agreed to by Term Loan Agent and the Term Loan Lenders with respect to Term Priority Collateral), to the extent any Liens securing the Term Loan Obligations are discharged, subordinated to, or made pari passu with any new Liens securing such Term DIP Financing, to any replacement or additional Liens granted as adequate protection of the interests of the Term Loan Claimholders in the Collateral (“Term Loan Adequate Protection Lien”), and to any in each case to the extent consistent with the other provisions of this Agreement; provided that (a) Revolving Agent retains its Lien on the Collateral to secure the Revolving Obligations (in each case, including Proceeds thereof arising after the commencement of the Insolvency Proceeding) and, as to the Revolving Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien on the Revolving Priority Collateral securing such Term DIP Financing and any Term Loan Adequate Protection Lien on the Revolving Priority Collateral (and all obligations relating thereto, including any “carve-out” in favor of fees and expenses of professionals retained by any debtor or creditors’ committee as agreed to by Term Loan Agent and the Term Loan Lenders with respect to Term Priority Collateral) is junior and subordinate to the Lien of Revolving Agent on the Revolving Priority Collateral, (b) all Liens on Term Priority Collateral securing any such Term DIP Financing shall be senior to or on a parity with the Liens of Term Loan Agent and the Term Loan Claimholders securing the Term Loan Obligations on Term Priority Collateral and (c) to the extent that Term Loan Agent is granted a Term Loan Adequate Protection Lien on Collateral arising after the commencement of the Insolvency Proceeding or additional payments or claims, the Revolving Claimholders are granted a Lien on such additional or replacement Collateral with the relative priority set forth in Section 2.1 (and no Term Loan Agent or Term Loan Claimholder shall oppose any motion by any Revolving Claimholder with respect to the granting of such a Lien). Term Loan Agent, on behalf of itself and the Term Loan Claimholders, agrees that no such Person shall provide to such Grantor any financing under Section 364 of the Bankruptcy Code to the extent that Term Loan Agent or any Term Loan Claimholder would, in connection with such financing, be granted a Lien on the Revolving Priority Collateral senior to or pari passu with any Liens of Revolving Agent.

(c) All Liens granted to Revolving Agent or Term Loan Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the parties to be and shall be deemed to be subject to the Lien priorities in Section 2.1 and the other terms and conditions of this Agreement.

(d) For clarity, Term Loan Agent and the Term Loan Claimholders shall not seek to “prime” the Lien of Revolving Agent and the Revolving Claimholders on the Revolving Priority Collateral or request, seek or receive a Lien on the Revolving Priority Collateral pursuant to Section 364(d) or 363(c)(4) of the Bankruptcy Code on the Revolving Priority Collateral. For clarity, Revolving Agent and the Revolving Claimholders shall not seek to “prime” the Lien of Term Loan Agent and the Term Loan Claimholders on the Term Priority Collateral or request, seek or receive a Lien on the Term Priority Collateral pursuant to Section 364(d) or 363(c)(4) of the Bankruptcy Code on the Term Priority Collateral.

6.3 Sales. Subject to Sections 3.4(a) and 3.8, each of Term Loan Agent and Revolving Agent agrees that it will consent, and will not object or oppose, or support any party in opposing, a motion to Dispose of any Priority Collateral of the other party free and clear of any Liens or other claims under Section 363 or any other provision of the Bankruptcy Code if the requisite Revolving Claimholders under the Revolving Credit Agreement and Revolving Agent, or Term Loan Claimholders under the Term Loan Agreement (and, if applicable, Other Lien Obligations Agreement) and Term Loan Agent, as the case may be, have consented to such Disposition of their respective Priority Collateral, and the terms of any proposed order approving such transaction provide for the respective Liens to attach to the proceeds of the Priority Collateral that is the subject of such Disposition, subject to the Lien priorities in Section 2.1 and the other terms and conditions of this Agreement.

6.4 Relief from the Automatic Stay.

(a) Until the Discharge of Revolving Obligations has occurred, Term Loan Agent agrees not (a) to seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Revolving Priority Collateral, without the prior written consent of Revolving Agent or (b) object (or support any other Person objecting) to any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Revolving Priority Collateral made by Revolving Agent or any holder of the Revolving Obligations.

(b) Until the Discharge of the Term Loan Obligations has occurred, Revolving Agent agrees not (a) to seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Term Priority Collateral, without the prior written consent of Term Loan Agent or (b) object (or support any other Person objecting) to any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Term Priority Collateral made by Term Loan Agent or any holder of the Term Loan Obligations.

6.5 Adequate Protection.

(a) In any Insolvency Proceeding involving a Grantor, each of Revolving Agent, Revolving Claimholders, Term Loan Agent and Term Loan Claimholders agrees that it will not oppose (or support any other Person opposing) (i) any request by Term Loan Agent or any Term Loan Claimholder, with respect to the Term Priority Collateral prior to the Discharge of Term Loan Obligations, or Revolving Agent or any Revolving Claimholder, with respect to the Revolving Priority Collateral prior to the Discharge of Revolving Obligations, in each case, for adequate protection for the application of proceeds of Revolving Priority Collateral to the Revolving Obligations, or the proceeds of Term Priority Collateral to the Term Loan Obligations, as applicable, and, with respect to Liens on the Revolving Priority Collateral or the Term Priority Collateral, as applicable, for replacement or additional Liens on post-petition assets of the same type as the Revolving Priority Collateral or the Term Priority Collateral, as applicable, or (ii) as applicable, (A) any objection by Revolving Agent or the Revolving Claimholders to any motion, relief, action or proceeding based on Revolving Agent or the Revolving Claimholders claiming a lack of adequate protection with respect to their Liens upon the Revolving Priority Collateral, or (B) any objection by Term Loan Agent or the Term Loan Claimholders to any motion, relief, action or proceeding based on Term Loan Agent or the Term Loan Claimholders claiming a lack of adequate protection with respect to their Liens upon the Term Priority Collateral; provided, however, that (i) Revolving Agent and Revolving Claimholders may object to any request for adequate protection that would result in any adequate protection payments to Term Loan Agent or Term Loan Claimholders being made with any Revolving Priority Collateral, or with any advances made pursuant to any Revolving DIP Financing prior to the Discharge of the Revolving Obligations and (ii) Term Loan Agent and Term Loan Claimholders may object to any request for adequate protection that would result in any adequate protection payments to Revolving Agent or Revolving Claimholders being made with any Term Priority Collateral, or with any advances made pursuant to any Term DIP Financing prior to the Discharge of the Term Loan Obligations. If Revolving Agent, for itself and on behalf of the Revolving Claimholders, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the Term Priority Collateral in the form of a replacement or additional Lien on the post-petition assets of the same type as the Term Priority Collateral, a superpriority claim, or as may otherwise be consented to by Term Loan Agent, then Revolving Agent, for itself and the Revolving Claimholders, agrees that Term Loan Agent shall also be granted adequate protection in the same form as Revolving Agent may receive (including in the form of an additional or replacement Lien on post-petition assets of the same type as the Term Priority Collateral or superpriority claim) as adequate protection of its senior interest in the Term Priority Collateral and that Revolving Agent’s replacement or additional Lien or superpriority claim (as applicable) shall be subordinated to the replacement or additional Lien or superpriority claim of Term Loan Agent on the same basis as the Liens and claims of Revolving Agent on the Term Priority Collateral are subordinated to the Liens and claims of Term Loan Agent with respect to the Term Loan Collateral under this Agreement; in that regard, Revolving Agent, for itself and the Revolving Claimholders, further agrees that it will not accept any such replacement or additional Liens on such post-petition assets of the same type as the Term Priority Collateral or superpriority claim unless Term Loan Agent shall also have received a replacement or additional Lien thereon or superpriority claim as adequate protection of its senior interest in the Term Priority Collateral that is superior to the additional or replacement Liens or superpriority claim so granted to Revolving Agent. If Term Loan Agent, for itself and on behalf of the Term Loan Claimholders, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the Revolving Priority Collateral in the form of a replacement or additional Lien on the post-petition assets of the same type as the Revolving Priority Collateral, a superpriority claim, or as may otherwise be consented to by Revolving Agent, then Term Loan Agent, for itself and the Term Loan Claimholders, agrees that Revolving Agent shall also be granted adequate protection in the same form as Term Loan Agent may receive (including in the form of an additional or replacement Lien on post-petition assets of the same type as the Revolving Priority Collateral or superpriority claim) as adequate protection of its senior interest in the Revolving Priority Collateral and that Term Loan Agent’s replacement or additional Lien or superpriority claim (as applicable) shall be subordinated to the replacement or additional Lien or superpriority claim of Revolving Agent on the same basis as the Liens and claims of Term Loan Agent on the Revolving Priority Collateral are subordinated to the Liens and claims of Revolving Agent with respect to the Revolving Priority Collateral under this Agreement; in that regard, Term Loan Agent, for itself and the Term Loan Claimholders, further agrees that it will not accept any such replacement or additional Liens on such post-petition assets of the same type as the Revolving Priority Collateral or superpriority claim unless Revolving Agent shall also have received a replacement or additional Lien thereon or superpriority claim as adequate protection of its senior interest in the Revolving Priority Collateral that is superior to the additional or replacement Liens or superpriority claims so granted to Term Loan Agent.

(b) Subject to Sections 6.2 and 6.5(a) and other provisions hereof, in any Insolvency Proceeding involving a Grantor, (i) Term Loan Agent and the Term Loan Claimholders may seek, without objection from Revolving Claimholders, adequate protection with respect to their rights in the Term Priority Collateral, and (ii) Revolving Agent and the Revolving Claimholders may seek, without objection from Term Loan Claimholders, adequate protection with respect to their rights in the Revolving Priority Collateral; provided that if any of Term Loan Agent, the Term Loan Claimholders, Revolving Agent or the Revolving Claimholders are granted adequate protection in the form of a replacement or additional Lien (on existing or future assets of Grantors), claim, payment or otherwise, such replacement or additional Lien or other adequate protection shall be subject to the terms of this Agreement.

(c) Neither Term Loan Agent nor any other Term Loan Claimholder shall object to, oppose, or challenge any claim or order by Revolving Agent or any Revolving Claimholder for allowance or payment, including, without limitation, current payment, in any Insolvency Proceeding of Revolving Obligations consisting of post-petition interest, fees, or expenses with the Revolving Priority Collateral (so long as any post-petition interest paid as a result thereof is not paid from the proceeds of Term Priority Collateral or with any advances made pursuant to any Term DIP Financing) or for relief through the automatic stay with respect to the Revolving Priority Collateral.

(d) Neither Revolving Agent nor any other Revolving Claimholder shall object to, oppose, or challenge any claim or order by Term Loan Agent or any Term Loan Claimholder for allowance or payment, including, without limitation, current payment, in any Insolvency Proceeding of Term Loan Obligations consisting of post-petition interest, fees, or expenses with the Term Priority Collateral (so long as any post-petition interest, fees or expenses paid as a result thereof is not paid from the proceeds of Revolving Priority Collateral or with any advances made pursuant to any Revolving DIP Financing) or for relief through the automatic stay with respect to the Term Priority Collateral.

(e) Term Loan Agent, for itself and on behalf of the Term Loan Claimholders, may seek adequate protection of its junior interest in the Revolving Priority Collateral, subject to the provisions of this Agreement; provided that (x) Revolving Agent is also granted, as applicable, adequate protection in the form of a replacement or additional Lien on post-petition assets of the same type as the Revolving Priority Collateral, or a superpriority claim and (y) such adequate protection sought by Term Loan Agent is in the form of a replacement or additional Lien on post-petition assets of the same type as the Revolving Priority Collateral, or a superpriority claim that is subordinate to the superpriority claim granted to Revolving Agent with respect to the Revolving Priority Collateral.

(f) Revolving Agent, for itself and on behalf of Revolving Claimholders, may seek adequate protection of its junior interest in the Term Priority Collateral, subject to the provisions of this Agreement; provided that (x) Term Loan Agent is also granted, as applicable, adequate protection in the form of a replacement or additional Lien on post-petition assets of the same type as the Term Priority Collateral, or a superpriority claim and (y) such adequate protection sought by Revolving Agent is in the form of a replacement or additional Lien on post-petition assets of the same type as the Term Priority Collateral, or a superpriority claim that is subordinate to the superpriority claim granted to Term Loan Agent with respect to the Term Priority Collateral.

6.6 Certain Waivers as to Sections 506(c) and 1111(b)(2) of Bankruptcy Code.

(a) Term Loan Agent and any Term Loan Claimholder will not object to, or oppose the right of, the holders of Revolving Obligations to make an election under Section 1111(b)(2) of the Bankruptcy Code with respect to the Revolving Priority Collateral. Revolving Agent and any Revolving Claimholder will not object to, or oppose the right of, the holders of Term Loan Obligations to make an election under Section 1111(b)(2) of the Bankruptcy Code with respect to the Term Priority Collateral.

(b) Until the Discharge of Revolving Obligations has occurred, Term Loan Agent, on behalf of itself and the other Term Loan Claimholders, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens on Revolving Priority Collateral securing the Revolving Obligations for costs or expenses of preserving or disposing of any Collateral. Until the Discharge of Term Loan Obligations has occurred, Revolving Agent, on behalf of itself and the other Revolving Claimholders, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens on Term Priority Collateral securing the Term Loan Obligations for costs or expenses of preserving or disposing of any Collateral.

6.7 Avoidance Issues. If any Claimholder is required in any Insolvency Proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Grantor any amount paid in respect of Revolving Obligations or Term Loan Obligations, as the case may be (a “Recovery”), then such Claimholders shall be entitled to a reinstatement of the Revolving Obligations or the Term Loan Obligations, as applicable, with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such Recovery. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.8 Plan of Reorganization. If, in any Insolvency Proceeding involving a Grantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed or reinstated (in whole or in part) pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of Revolving Obligations and on account of Term Loan Obligations, then, to the extent the debt obligations distributed on account of the Revolving Obligations and on account of the Term Loan Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.9 Separate Grants of Security and Separate Classification. Revolving Agent, on behalf of the Revolving Claimholders, and Term Loan Agent, on behalf of the Term Loan Claimholders, acknowledge and intend that: the respective grants of Liens pursuant to the Revolving Collateral Documents and the Term Loan Collateral Documents constitute two separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral (i) the Term Loan Obligations are fundamentally different from the Revolving Obligations and, (ii) the Revolving Obligations are fundamentally different from the Term Loan Obligations and, in each case, must be separately classified in any plan of reorganization proposed or confirmed (or approved) in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolving Claimholders and the Term Loan Claimholders in respect of the Collateral constitute claims in the same class (rather than at least two separate classes of secured claims with the priorities described in Section 2.1), then the Revolving Claimholders and the Term Loan Claimholders hereby acknowledge and agree that all distributions from the Collateral shall be made as if there were two separate classes of Revolving Obligations and Term Loan Obligations (with the effect being that, to the extent that (x) the aggregate value of the Revolving Claimholders’ Revolving Priority Collateral is sufficient (for this purpose ignoring all claims held by the Term Loan Claimholders thereon), the Revolving Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees or expenses that is available from their Revolving Priority Collateral (regardless of whether any such claims may or may not be allowed or allowable in whole or in part as against the Grantor in the respective Insolvency Proceeding pursuant to Section 506(b) of the Bankruptcy Code or otherwise), before any distribution is made from the Revolving Priority Collateral in respect of the Term Loan Obligations with respect to such Collateral, with each Term Loan Claimholder acknowledging and agreeing to turn over to Revolving Agent with respect to such Collateral amounts otherwise received or receivable by them from the Revolving Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries of the Term Loan Obligations and (y) the aggregate value of the Term Loan Claimholders’ Term Priority Collateral is sufficient (for this purpose ignoring all claims held by the Revolving Claimholders thereon), the Term Loan Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees or expenses that is available from their Term Priority Collateral (regardless of whether any such claims may or may not be allowed or allowable in whole or in part as against the Grantor in the respective Insolvency Proceeding pursuant to Section 506(b) of the Bankruptcy Code or otherwise), before any distribution is made from the Term Priority Collateral in respect of the Revolving Obligations with respect to such Collateral, with each Revolving Claimholder acknowledging and agreeing to turn over to Term Loan Agent with respect to such Collateral amounts otherwise received or receivable by them from the Term Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries of the Revolving Obligations).

6.10 Certain Actions.

(a) To the extent that Revolving Agent with respect to the Revolving Priority Collateral acts in accordance with the terms of the Revolving Documents and applicable law, Term Loan Agent, on behalf of each Term Loan Claimholder it represents, hereby (i) waives any and all rights it may have as a junior lien creditor or otherwise to object to the manner in which Revolving Agent seeks to enforce or collect its Revolving Obligations or the Liens with respect to the Revolving Priority Collateral securing its Revolving Obligations granted in any of the Revolving Loan Documents and (ii) consents to all such actions, including, without limitation, the exclusive right of such Revolving Claimholders to credit bid with respect to any disposition of its the Revolving Priority Collateral.

(b) To the extent that Term Loan Agent with respect to the Term Priority Collateral acts in accordance with the terms of the Term Documents and applicable law, Revolving Agent, on behalf of each Revolving Claimholder it represents, hereby (i) waives any and all rights it may have as a junior lien creditor or otherwise to object to the manner in which Term Loan Agent seeks to enforce or collect its Term Loan Obligations or the Liens with respect to the Term Priority Collateral securing its Term Loan Obligations granted in any of the Term Loan Documents and (ii) consents to all such actions, including, without limitation, the exclusive right of such Term Loan Claimholders to credit bid with respect to any disposition of its the Term Priority Collateral.

(c) In the case of any disposition described in clause (a)(ii) or (b)(ii) above, if such disposition involves a combination of the Revolving Priority Collateral and Term Priority Collateral, then both the Revolving Claimholders (and Revolving Agent) and the Term Loan Claimholders (and Term Loan Agent) shall be entitled to credit bid with respect thereto but only to the extent that as a component of such credit bid the applicable bidders shall include a cash bid to be applied directly to repay (x) the Term Loan Obligations if the bidder is one or more Revolving Claimholders (or Revolving Agent and (y) the Revolving Obligations if the bidder is one or more Term Loan Claimholders or Term Loan Agent, in each case in a cash amount not less than the applicable allocable amount that would have arisen with respect to such a disposition of such Collateral if the allocation rules in Section 4.1 had applied to such disposition).

SECTION 7.	Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, Revolving Agent, on behalf of the Revolving Claimholders, acknowledges that it and such Revolving Claimholders have, independently and without reliance on Term Loan Agent or any Term Loan Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Revolving Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Revolving Loan Documents or this Agreement. Other than any reliance on the terms of this Agreement, Term Loan Agent, on behalf of the Term Loan Claimholders, acknowledges that it and such Term Loan Claimholders have, independently and without reliance on Revolving Agent or any Revolving Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Term Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Term Loan Documents or this Agreement.

7.2 No Warranties or Liability. Revolving Agent, on behalf of the Revolving Claimholders, acknowledges and agrees that Term Loan Agent and the Term Loan Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility, or enforceability of any of the Term Loan Documents, the ownership by any Grantor of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, Term Loan Agent and the Term Loan Claimholders will be entitled to manage and supervise the Term Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Term Loan Agent, on behalf of the Term Loan Claimholders, acknowledges and agrees that Revolving Agent and Revolving Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility, or enforceability of any of the Revolving Loan Documents, the ownership by any Grantor of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, Revolving Agent and Revolving Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Revolving Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Except as expressly provided herein, Term Loan Agent and Term Loan Claimholders shall have no duty to Revolving Agent or any Revolving Claimholders, and Revolving Agent and Revolving Claimholders shall have no duty to Term Loan Agent or any Term Loan Claimholders, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Revolving Loan Documents and the Term Loan Documents), regardless of any knowledge thereof which they may have or be charged with. Term Loan Agent hereby waives to the fullest extent permitted by law any claim that may be had against Revolving Agent or any Revolving Claimholder arising out of any actions which Revolving Agent or such Revolving Claimholder take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Revolving Obligations from any account debtor, guarantor or any other party), or the valuation, use, protection or release of any security for such Revolving Obligations. Revolving Agent hereby waives to the fullest extent permitted by law any claim that may be had against Term Loan Agent or any Term Loan Claimholder arising out of any actions which Term Loan Agent or such Term Loan Claimholder take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Term Loan Obligations from any account debtor, guarantor or any other party), or the valuation, use, protection or release of any security for such Term Loan Obligations.

7.3 No Waiver of Lien Priorities.

(a) No right of Revolving Claimholders, Revolving Agent or any of them to enforce any provision of this Agreement or any Revolving Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any Revolving Claimholder or Revolving Agent, or by any noncompliance by any Person with the terms, provisions, and covenants of this Agreement, any of the Revolving Loan Documents or any of the Term Loan Documents, regardless of any knowledge thereof which Revolving Agent or Revolving Claimholders, or any of them, may have or be otherwise charged with. No right of Term Loan Claimholders, Term Loan Agent or any of them to enforce any provision of this Agreement or any Term Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any Term Loan Claimholder or Term Loan Agent, or by any noncompliance by any Person with the terms, provisions, and covenants of this Agreement, any of the Term Loan Documents or any of the Revolving Loan Documents, regardless of any knowledge thereof which Term Loan Agent or Term Loan Claimholders, or any of them, may have or be otherwise charged with.

(b) Subject to any rights of Grantors under the Revolving Loan Documents and the Term Loan Documents and subject to the provisions of Section 5.3(a), Revolving Agent and Revolving Claimholders may, at any time and from time to time in accordance with the Revolving Loan Documents and/or applicable law, without the consent of, or notice to, Term Loan Agent or any Term Loan Claimholders, without incurring any liabilities to Term Loan Agent or any Term Loan Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of Term Loan Agent or Term Loan Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following without the prior written consent of Term Loan Agent or any Term Loan Claimholders:

(i) change the manner, place, or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase, or alter the terms of any of the Revolving Obligations or any Lien on any Collateral or guarantee thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Revolving Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Liens held by Revolving Agent or any Revolving Claimholders, the Revolving Obligations, or any of the Revolving Loan Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Revolving Priority Collateral or any liability of any Grantor to Revolving Claimholders or Revolving Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Revolving Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Revolving Obligations) in any manner or order that is not inconsistent with the terms of this Agreement; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Revolving Priority Collateral and any security and any guarantor or any liability of any Grantor to Revolving Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise provided herein, Term Loan Agent and Term Loan Claimholders also agree that Revolving Claimholders and Revolving Agent shall have no liability to Term Loan Agent and Term Loan Claimholders, and Term Loan Agent and Term Loan Claimholders hereby waive any claim against any Revolving Claimholder or Revolving Agent, arising out of any and all actions which Revolving Claimholders or Revolving Agent may, pursuant to the terms hereof, take, permit or omit to take with respect to:

(i) the Revolving Loan Documents;

(ii) the collection of the Revolving Obligations; or

(iii) the foreclosure upon, or sale, liquidation, or other Disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise dispose of, any Revolving Priority Collateral. Term Loan Agent and Term Loan Claimholders agree that Revolving Claimholders and Revolving Agent have no duty to them in respect of the maintenance or preservation of the Revolving Priority Collateral, the Revolving Obligations, or otherwise.

(d) Subject to any rights of Grantors under the Term Loan Documents and subject to the provisions of Section 5.3(b), Term Loan Agent and the Term Loan Claimholders may, at any time and from time to time in accordance with the Term Loan Documents and/or applicable law, without the consent of, or notice to, Revolving Agent or the Revolving Claimholders, without incurring any liabilities to Revolving Agent or any Revolving Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of Revolving Agent or the Revolving Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following without the prior written consent of Revolving Agent and Revolving Claimholders:

(i) change the manner, place, or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase, or alter, the terms of any of the Term Loan Obligations or any Lien on any Collateral or guarantee thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Term Loan Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Liens held by Term Loan Agent or any Term Loan Claimholders, the Term Loan Obligations, or any of the Term Loan Documents;

(ii) subject to Section 3.8, sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Term Priority Collateral or any liability of any Grantor to Term Loan Claimholders or Term Loan Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Term Loan Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Term Loan Obligations) in any manner or order that is not inconsistent with this Agreement; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Term Priority Collateral and any security and any guarantor or any liability of any Grantor to Term Loan Agent or Term Loan Claimholders or any liability incurred directly or indirectly in respect thereof.

(e) Except as otherwise provided herein, Revolving Claimholders and Revolving Agent also agree that Term Loan Agent and Term Loan Claimholders shall have no liability to Revolving Claimholders and Revolving Agent, and Revolving Claimholders and Revolving Agent hereby waive any claim against Term Loan

Agent and Term Loan Claimholders, arising out of any and all actions which Term Loan Agent and Term Loan Claimholders may, pursuant to the terms hereof, take, permit or omit to take with respect to:

(i) the Term Loan Documents;

(ii) the collection of the Term Loan Obligations; or

(iii) the foreclosure upon, or sale, liquidation, or other Disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise dispose of, any Term Priority Collateral. Revolving Claimholders and Revolving Agent agree that Term Loan Agent and Term Loan Claimholders has no duty to them in respect of the maintenance or preservation of the Term Priority Collateral, the Term Loan Obligations, or otherwise.

(f) Until the Discharge of Revolving Obligations and the Discharge of Term Loan Obligations, each of Revolving Agent and Term Loan Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead, or otherwise assert, or otherwise claim the benefit of, any marshaling, appraisal, valuation, or other similar right that may otherwise be available under applicable law with respect to the other party’s Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. For so long as this Agreement is in full force and effect, all rights, interests, agreements and obligations of Revolving Agent and Revolving Claimholders and Term Loan Agent and Term Loan Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Revolving Loan Documents or any Term Loan Documents;

(b) except as otherwise expressly restricted in this Agreement, any change in the time, manner, or place of payment of, or in any other terms of, all or any of the Revolving Obligations or Term Loan Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Revolving Loan Document or any Term Loan Document;

(c) except as otherwise expressly restricted in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Obligations or Term Loan Obligations or any guarantee thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of Revolving Agent, any Revolving Claimholder, the Revolving Obligations, Term Loan Agent, any Term Loan Claimholder, or the Term Loan Obligations in respect of this Agreement.

SECTION 8.	Representations and Warranties.

8.1 Each Party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party.

SECTION 9.	Miscellaneous.

9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any of the Revolving Loan Documents or any of the Term Loan Documents, the provisions of this Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination (as opposed to debt or claim subordination) and Revolving Claimholders may continue, at any time and without notice to Term Loan Agent or Term Loan Claimholders, to extend credit and other financial accommodations to or for the benefit of any Grantor constituting Revolving Obligations in reliance hereon. Each of Revolving Agent and Term Loan Agent hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Consistent with, but not in limitation of, the preceding sentence, Revolving Agent and Term Loan Agent, on behalf of the applicable Claimholders, irrevocably acknowledges that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor in possession and any receiver or trustee for such Grantor in any Insolvency Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to Revolving Agent, Revolving Claimholders, and the Revolving Obligations, on the date that the Discharge of Revolving Obligations has occurred; and

(b) with respect to Term Loan Agent, Term Loan Claimholders and the Term Loan Obligations on the date that the Discharge of Term Loan Obligations has occurred.

9.3 Amendments; Waivers. Except as provided in the last two sentences of this Section, no amendment, modification, or waiver of any of the provisions of this Agreement shall be effective unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Any amendments, modifications or waivers can be effected by Revolving Agent, at the direction of the requisite Revolving Claimholders under the Revolving Credit Agreement, and by Term Loan Agent, at the direction of the requisite Term Loan Claimholders under the Term Loan Agreement (and, if applicable, Other Lien Obligation Agreement); provided that the Grantors shall be given notice of any amendment, restatement, amendment and restatement, supplement or other modification of this Agreement promptly upon its execution thereof; provided further, however, that the failure to provide such notices to the Grantors shall not impair any such amendment, restatement, amendment and restatement, supplement or other modification of this Agreement. Notwithstanding the foregoing, (i) no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights, interests, liabilities or privileges are directly affected or any additional duties or obligations are imposed on it, (ii) this Agreement may be amended at the request and sole expense of the Grantors, and without the consent of any Term Loan Claimholder (other than Term Loan Agent) or Revolving Claimholder (other than Revolving Agent) to give effect to Section 9.15, (a) to add parties (or any authorized agent or trustee therefor) providing any such additionally incurred Other Lien Obligations in compliance with the Term Loan Documents, the Revolving Loan Documents and this Agreement and (b) to establish that Liens on any Collateral securing such Other Lien Obligations which shall have the same priority (or junior priority) as the Liens on any Collateral securing the Term Loan Obligations, existing immediately prior to such incurrence of Other Lien Obligations and (iii) technical modifications may be made to this Agreement to facilitate the inclusion of Other Lien Obligations without any further action by any other party hereto to the extent such Other Lien Obligations are permitted to be incurred under the Revolving Loan Documents and the Term Loan Documents. In connection with any Refinancing of the Term Loan Obligations or Revolving Obligations pursuant to Section 5.3(a) or 5.3(b), as applicable, this Agreement may be amended at the request and sole expense of the Grantors, and without the consent of either Revolving Agent or Term Loan Agent, (i) to add parties (or any authorized agent or trustee therefor) providing any such Refinancing, (ii) to establish that Liens on any Term Priority Collateral securing such Refinanced debt shall have the same priority as the Liens on any Term Priority Collateral securing the debt being Refinanced and (iii) to establish that the Liens on any Revolving Priority Collateral securing such Refinanced debt shall have the same priority as the Liens on any Revolving Priority Collateral securing the debt being Refinanced.

9.4 Information Concerning Financial Condition of Parent and its Subsidiaries. Revolving Agent and Revolving Claimholders, on the one hand, and Term Loan Agent and Term Loan Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of Parent and its Subsidiaries and all endorsers and/or guarantors of the Revolving Obligations or the Term Loan Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Revolving Obligations or the Term Loan Obligations. Revolving Agent and Revolving Claimholders shall have no duty to advise Term Loan Agent and Term Loan Claimholders of information known to it or them regarding such condition or any such circumstances or otherwise. Term Loan Agent and Term Loan Claimholders shall have no duty to advise Revolving Agent or any Revolving Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event Revolving Agent or any Revolving Claimholders, or Term Loan Agent or any Term Loan Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party to this Agreement, it or they shall be under no obligation:

(a) to make, and Revolving Agent and Revolving Claimholders, or Term Loan Agent and Term Loan Claimholders, as the case may be, shall not be required to make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness, or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.5 Subrogation. (a) With respect to any payments or distributions in cash, property, or other assets that any Term Loan Claimholders or Term Loan Agent pay over to Revolving Agent or Revolving Claimholders under the terms of this Agreement, Term Loan Claimholders and Term Loan Agent shall be subrogated to the rights of Revolving Agent and Revolving Claimholders and (b) with respect to any payments or distributions in cash, property, or other assets that any Revolving Claimholders or Revolving Agent pay over to Term Loan Agent or Term Loan Claimholders under the terms of this Agreement, Revolving Claimholders and Revolving Agent shall be subrogated to the rights of Term Loan Agent and Term Loan Claimholders; provided, however, that, Revolving Agent and Term Loan Agent each hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of all Revolving Obligations or Discharge of Term Loan Obligations, as applicable, has occurred. Any payments or distributions in cash, property or other assets received by Revolving Agent or Revolving Claimholders that are paid over to Term Loan Agent or Term Loan Claimholders pursuant to this Agreement shall not reduce any of the Revolving Obligations. Any payments or distributions in cash, property or other assets received by Term Loan Agent or Term Loan Claimholders that are paid over to Revolving Agent or Revolving Claimholders pursuant to this Agreement shall not reduce any of the Term Loan Obligations. Notwithstanding the foregoing provisions of this Section 9.5, none of the Revolving Claimholders shall have any claim against any of the Term Loan Claimholders for any impairment of any subrogation rights herein granted to the Term Loan Claimholders and none of the Term Loan Claimholders shall have any claim against any of the Revolving Claimholders for any impairment of any subrogation rights herein granted to the Revolving Claimholders.

9.6 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND

CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

9.7 Notices. All notices to Revolving Claimholders permitted or required under this Agreement shall also be sent to Revolving Agent. All notices to Term Loan Claimholders permitted or required under this Agreement shall also be sent to Term Loan Agent. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or electronic mail, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as is designated by such party on the signature pages hereto.

9.8 Further Assurances. Revolving Agent and Term Loan Agent each agrees to take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as Revolving Agent or Term Loan Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement, all at the expense of Grantors.

9.9 Binding on Successors and Assigns. This Agreement shall be binding upon Revolving Agent, Revolving Claimholders, Term Loan Agent, Term Loan Claimholders, and their respective successors and permitted assigns.

9.10 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.11 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic transmission (including “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

9.12 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and permitted assigns and shall inure to the benefit of and bind each of Revolving Claimholders and Term Loan Claimholders. Other than for purposes of Sections 2.1, 2.3, 4.5, 5.1, 5.2, 5.3, 5.4, 5.5, 6.2, 7.3(b), 7.3(d), 9.3 and 9.15, in no event shall any Grantor be a third party beneficiary of this Agreement.

9.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of Revolving Agent and Revolving Claimholders on the one hand and Term Loan Agent and Term Loan Claimholders on the other hand. Other than pursuant to Sections 2.1, 2.3, 4.5, 5.1, 5.2, 5.3, 5.4, 5.5, 6.2, 7.3(b), 7.3(d), 9.3 and 9.15, no Grantor or any other creditor thereof shall have any rights hereunder and no Grantor may rely on the terms hereof. Nothing in this Agreement shall impair, as between Grantors and Revolving Agent and Revolving Claimholders, or as between Grantors and Term

Loan Agent and Term Loan Claimholders, the obligations of Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Loan Documents and the Term Loan Documents, respectively.

9.14 Specific Performance. Each of Revolving Agent and Term Loan Agent may demand specific performance of this Agreement. Revolving Agent, on behalf of itself and the Revolving Claimholders, and Term Loan Agent, on behalf of itself and the Term Loan Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by Revolving Agent or the other Revolving Claimholders or Term Loan Agent or the other Term Loan Claimholders, as applicable. Without limiting the generality of the foregoing or of the other provisions of this Agreement, in seeking specific performance in any Insolvency Proceeding, Revolving Agent or Term Loan Agent may seek such or any other relief as if it were the “holder” of the claims of the other agent’s Claimholders under Section 1126(a) of the Bankruptcy Code or otherwise had been granted an irrevocable power of attorney by the other agent’s Claimholders.

9.15 Other Lien Obligations. The Grantors will be permitted from time to time to designate as an additional holder of Term Loan Obligations hereunder each Person who is, or who becomes or who is to become, the holder of any Other Lien Obligations incurred by the Lead Borrower, Ollie’s or such Grantor after the date of this Agreement in accordance with the terms of all applicable Revolving Loan Documents and Term Loan Documents. Upon the issuance or incurrence of any such Other Lien Obligations:

(a) the Lead Borrower shall deliver to Term Loan Agent and Revolving Agent an Officer’s Certificate stating that the applicable Grantors intend to enter or have entered into an Other Lien Obligation Agreement and certifying that the issuance or incurrence of Other Lien Obligations and Liens under such Other Lien Obligation Agreement is permitted by each applicable Revolving Loan Document and Term Loan Document. Any Other Lien Obligations Agent, Term Loan Agent and Revolving Agent shall be entitled to rely conclusively on the determination of the Lead Borrower that such modifications do not violate the provisions of the Term Loan Documents or the Revolving Loan Documents if such determination is set forth in such Officers’ Certificate delivered to Revolving Agent and Term Loan Agent; provided, however, that such determination will not affect whether or not the Grantors have complied with its undertakings in the Term Loan Documents or the Revolving Loan Documents;

(b) the administrative agent or trustee and/or collateral agent for such Other Lien Obligations shall execute and deliver to the Agents a Joinder Agreement;

(c) the Term Loan Documents in respect of such Other Lien Obligations shall be subject to, and shall comply with, this Agreement; and

(d) each existing Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Lead Borrower, any exiting Agent (but no other Claimholder) or the administrative agent or trustee and/or collateral agent for such Other Lien Obligations may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each consistent in all respects with the terms of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any other Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Revolving Loan Document and Term Loan Document.

9.16 Intercreditor Agreements. Each party hereto agrees that the Term Loan Claimholders and the Other Lien Obligations Claimholders may enter into intercreditor agreements (or similar arrangements) governing the rights, benefits and privileges as among the such Claimholders, in respect of the Collateral, this Agreement and the other Term Loan Documents or Other Lien Obligations Documents, including as to application of proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other Term Loan Document or Revolving Loan Document, and the provisions of this Agreement and the other Term Loan Documents and Revolving Loan Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Manufacturers and Traders Trust Company,
as Revolving Agent

By:
Name:
Title:

Jefferies Finance LLC, as Term Loan Agent

By:
Name:
Title:

SIGNATURE PAGE TO INTERCREDITOR AGREEMENT

ACKNOWLEDGMENT

Each of the undersigned hereby acknowledges that it has received a copy of the foregoing Intercreditor Agreement and consents thereto, agrees to recognize all rights granted thereby to Revolving Agent, Revolving Claimholders, Term Loan Agent and Term Loan Claimholders, and will not do any act or perform any obligation which is not in accordance with the agreements set forth herein. Each of the undersigned further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under the foregoing Intercreditor Agreement (in each case, other than with respect to Sections 2.1, 4.5, 5.1, 5.2, 5.3, 5.4, 5.5, 6.2, 7.3(b), 7.3(d), 9.3 and 9.15). Furthermore, for the avoidance of doubt, each of the undersigned hereby acknowledges that it is not a “party” to this Agreement.

[signature pages follow]

[ACKNOWLEDGMENT PAGE TO INTERCREDITOR AGREEMENT]

Exhibit A

[FORM OF] JOINDER AGREEMENT NO. [    ] dated as of [            ], 20[    ] to the INTERCREDITOR AGREEMENT, dated as of September 28, 2012 (the “Intercreditor Agreement”), among Manufacturers and Traders Trust Company, as Revolving Agent under the Revolving Credit Agreement, and Jefferies Finance LLC, as Term Loan Agent under the Term Loan Agreement, and the Other Lien Obligations Agents from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. As a condition to the ability of any applicable Grantor to incur Other Lien Obligations after the date of the Intercreditor Agreement and to secure such Other Lien Obligations with the Collateral and to have such Other Lien Obligations guaranteed by the Grantors on a senior basis[, in each case under and pursuant to Term Loan Collateral Documents,]1 the [administrative agent] in respect of such Other Lien Obligations is required to become an Other Lien Obligations Agent under, and such Other Lien Obligations and the Other Lien Obligations Claimholders in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 9.15(b) of the Intercreditor Agreement provides that such [administrative agent] may become a Agent under, and such Other Lien Obligations and such Other Lien Obligations Claimholders may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the New Other Lien Obligations Agent (as defined below) of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 9.15 of the Intercreditor Agreement. The undersigned administrative agent (the “New Other Lien Obligations Agent”) is executing this Joinder Agreement in accordance with the requirements of the applicable Revolving Loan Documents and Term Loan Documents.

Accordingly, Revolving Agent, Term Loan Agent and the Other Lien Obligations Agent agree as follows:

SECTION 1. In accordance with Section 9.15(b) of the Intercreditor Agreement and the definition of Other Lien Obligations set forth in the Intercreditor Agreement, the Other Lien Obligations Agent by its signature below becomes an Agent under, and the related Other Lien Obligations and Other Lien Obligations Claimholders become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the Other Lien Obligations Agent had originally been named therein as an Agent, and the Other Lien Obligations Agent, on behalf of itself and such Other Lien Obligations Claimholders, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as an Agent and to the Other Lien Obligations Claimholders that it represents as Term Loan Claimholders. Each reference to an “Agent” or “Other Lien Obligations Agent” in the Intercreditor Agreement shall be deemed to include the Other Lien Obligations Agent and “Term Loan Claimholders” or “Other Lien Obligations Claimholders” shall be deemed to include such Other Lien Obligations Claimholders. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The Other Lien Obligations Agent represents and warrants to Revolving Agent, Term Loan Agent and the other Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (iii) the Other Lien Obligations Agreements relating to such Other Lien Obligations provide that, upon the Other Lien Obligations Agent’s entry into this Joinder Agreement, the Other Lien Obligations Claimholders in respect of such Other Lien Obligations will be subject to and bound by the provisions of the Intercreditor Agreement as Term Loan Obligations Claimholders, (iv) the Other Lien Obligations shall be secured by Liens on the Collateral ranking [pari passu

[1]	To include if applicable.

with]/[junior to] the Liens securing the Term Loan Obligations and (v) the applicable Other Lien Obligations Claimholders and the Collateral with respect to such Other Lien Obligations have agreed to be bound by the terms and conditions of the Intercreditor Agreement.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when Revolving Agent and Term Loan Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the Other Lien Obligations Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 9.7 of the Intercreditor Agreement. All communications and notices hereunder to the Other Lien Obligations Agent shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Grantors agree to reimburse Revolving Agent and Term Loan Agent for their respective reasonable out-of-pocket expenses in connection with this Joinder Agreement as set forth in the Revolving Loan Documents or Term Loan Documents, as applicable.

IN WITNESS WHEREOF, the Other Lien Obligations Agent, Revolving Agent and Term Loan Agent have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF Other Lien Obligations Agent
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

MANUFACTURERS AND TRADERS TRUST COMPANY, as Revolving Agent

By:
Name:
Title:

JEFFERIES FINANCE LLC, as Term Loan Agent

By:
Name:
Title:

Acknowledged by:

BARGAIN MERGER SUB, INC.

By:
Name:
Title:

BARGAIN PARENT, INC.

By:
Name:
Title:

OLLIE’S BARGAIN OUTLET, INC.

By:
Name:
Title:

[OTHER BORROWERS, IF ANY]

[Signature Page to Intercreditor Agreement]

Schedule I to the

Joinder Agreement to the

Intercreditor Agreement

Grantors

[                    ]

EXHIBIT O

FORM OF BORROWING BASE CERTIFICATE

Date: [                    ]

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC. (successor by merger to BARGAIN MERGER SUB, INC.), a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“ Ollie’s “), the other Domestic Subsidiaries of the Lead Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the other agents named therein. Terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement

Pursuant to Section 5.12 of the Credit Agreement, the undersigned Financial Officer of the Lead Borrower hereby certifies that as of the close of business on the date set forth above, the Borrowing Base of the Borrowers is computed as set forth on Exhibit A attached here-to.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

OLLIE’S HOLDINGS, INC.,
as Lead Borrower

By:
Name:
Title:

Exhibit A

EXHIBIT P

FORM OF APPLICABLE MARGIN CERTIFICATE

For the fiscal quarter ended             , 20[    ]

Applicable Margin*

Average Availability for such quarter	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans

*	based on pricing grid set forth in the definition of “Applicable Margin”

Unused Line Fee Rate*

Average Availability for such quarter	Unused Line Fee Rate

*	based on pricing grid set forth in the definition of “Unused Line Fee Rate”

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of

                    .

OLLIE’S HOLDINGS, INC.

By:
Name:
Title:

Schedule 1.01(a)

Bank Product Debt

NONE.

1

Schedule 2.01

Revolver Commitments

Lender	Revolver Commitment
MANUFACTURERS AND TRADERS TRUST COMPANY	$32,497,500
KEYBANK NATIONAL ASSOCIATION	$32,497,500
JEFFERIES FINANCE LLC	$10,005,000
Total:	$75,000,000

2

Schedule 2.05(a)

Existing Letters of Credit

Ref No.	Expiry Date	Inst Amt (COI)
PO 124615, 124616, 124617	10/22/2012	106,200.00
PO 129075	8/31/2012	58,811.25
PO 133347, 133345, 133349, 131847	8/31/2012	182,575.80
PO 135625, 133361	8/31/2012	209,728.70
MULTI PO	9/22/2012	303,759.00
PO 134572	10/16/2012	34,228.20
PO 134572	10/16/2012	11,661.30
PO 132883	9/5/2012	200,257.20
PO 132491, 132492	8/31/2012	209,046.60
PO 136651, 136653	9/30/2012	35,760.67
MULTI PO	10/22/2012	170,436.00
PO 136034, 135760	8/31/2012	348,750.00
PO 137984, 137983, 137982, 137981	10/15/2012	200,340.00
PO 137984, 137983, 137982, 137981	10/29/2012	124,264.80
PO 133902, 133888, 134474	9/30/2012	220,850.40
PO 140757, 138577	9/30/2012	116,188.20
PO 137007	9/30/2012	35,889.85
PO 140117	10/31/2012	11,088.00
PO 134431	8/31/2012	26,532.00
PO 140758	10/31/2012	62,773.20
PO 139984	10/22/2012	28,130.79
PO 140835	11/22/2012	22,618.00
PO 142010, 142011	11/22/2012	79,447.80
PO 133156	10/30/2012	116,244.00
PO 142022	10/22/2012	24,570.00
PO 137409, 137407	11/11/2012	69,504.00
PO 142202	10/31/2012	69,444.00
PO 142497	10/31/2012	119,869.44
PO 142904	10/31/2012	31,055.59
PO 143836	10/31/2012	19,266.28
PO 142362, 142013	10/31/2012	168,375.79
142355	10/31/2012	42,768.00
PO 141632	10/31/2012	51,800.00
142514	11/15/2012	38,253.60
PO 145141	12/15/2012	48,600.00
PO 140577	10/21/2012	60,595.80
PO 145138	12/30/2012	35,688.75

3

Schedule 3.08(a)

Subsidiaries

Name	Jurisdiction	Percentage of each class of outstanding Equity Interests owned	Ownership
Ollie’s Holdings, Inc.	Delaware	100%	Bargain Parent, Inc.
Ollie’s Bargain Outlet, Inc.	Pennsylvania	100%	Ollie’s Holdings, Inc.

4

Schedule 3.17

Financing Statements and Other Filings

Name	Type of Filing	Office to File
Ollie’s Holdings, Inc.	UCC-1 Financing Statement	Delaware Secretary of State
Bargain Parent, Inc.	UCC-1 Financing Statement	Delaware Secretary of State
Ollie’s Bargain Outlet, Inc.	UCC-1 Financing Statement	Pennsylvania Department of State

5

Schedule 5.09

Mortgaged Properties

NONE.

6

Schedule 5.12

Deposit Accounts

Owner	Bank	Account Number	Type of Account	Whether Account Will be Subject to a Control Agreement
Ollie’s Bargain Outlet, Inc.	Manufacturers and Traders Trust Company	[Intentionally Omitted]	Deposit Account	Yes

7

Schedule 5.16

Post-Closing Items

NONE.

8

Schedule 6.01

Indebtedness

NONE.

9

Schedule 6.02(a)

Liens

NONE.

10

Schedule 6.04

Investments

NONE.

11

Schedule 6.07

Transactions with Affiliates

Leases

1.	Agreement of Lease dated as of August 7, 2003, by and between MBBF, L.P and Ollie’s Bargain Outlet, Inc.

2.	Agreement of Lease dated as of August 7, 2003, by and between Brooke Investments Co., LLC and Ollie’s Bargain Outlet, Inc.

3.	Agreement of Lease dated as of August 7, 2003, by and between BSA Enterprises and Ollie’s Bargain Outlet, Inc.

4.	Lease Agreement dated as of August 11, 2011 between Brooke Investments, LLC and Ollie’s Bargain Outlet, Inc.

5.	Agreement of Lease dated as of August 7, 2003, by and between MBBF, L.P and Ollie’s Bargain Outlet, Inc.

Other Affiliate Transactions

1.	Payment of fees and out-of-pocket expenses pursuant to the Letter Agreement dated as of August 7, 2003 between Saunders Karp & Megrue, LLC and Ollie’s Bargain Outlet, Inc.

2.	During the fiscal year ended December 31, 2011, the Company engaged in wholesale transactions with related party XS Cargo Limited Partnership that resulted in net sales revenue of $475,000.

3.	Services Agreement dated as of August 24, 2012 by and between XS Cargo Limited Partnership and Ollie’s Bargain Outlet, Inc.

12